As filed with the Securities and Exchange Commission on  March 19, 2025.

 Registration No. 333-276319

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lafayette Energy Corp
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	88-1178200
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2511 Redwood Road, Suite 16,

Woods Cross, Utah 84087

(720) 575-9481

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Michael L. Peterson, Chief Executive Officer

2511 Redwood Road, Suite 16,

Woods Cross, Utah 84087

(720) 575-9481

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

David M. Loev, Esq.	Ross D. Carmel, Esq.
John S. Gillies, Esq.	Barry P. Biggar, Esq.
The Loev Law Firm, PC	Sichenzia Ross Ference Carmel LLP
6300 West Loop South	1185 Avenue of the Americas, 31st floor
Suite 280	New York, New York 10036
Bellaire, Texas 77401	Telephone: (212) 930-9700
Telephone: (713) 524-4110	rcarmel@srfc.law
dloev@loevlaw.com

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 19, 2025

2,500,000 Shares

Common Stock

Lafayette Energy Corp

This is a firm commitment initial public offering of 2,500,000 shares of common stock of Lafayette Energy Corp. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price of our shares will be between $4.00 and $5.00.

We have applied to have our common stock listed on the NYSE American under the symbol “LEC.” If our common stock is not approved for listing on the NYSE American, we will not consummate this offering.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our common stock is involves a high degree of risk. See “Risk Factors” beginning on page 29. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 0.5% of the initial public offering price payable to the underwriters, and certain accountable expenses. We refer you to “Underwriting” beginning on page 160 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to                additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                , 2025.

ThinkEquity

The date of this prospectus is             , 2025

Through and including ___________, 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

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GLOSSARY OF OIL AND GAS INDUSTRY TERMS

The following are abbreviations, acronyms and definitions of certain terms used in this document, which are commonly used in our industry:

2-D seismic. The method by which a cross-section of the earth’s subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

3-D seismic. The method by which a three-dimensional image of the earth’s subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do 2-D seismic surveys and contribute significantly to field appraisal, exploitation, and production.

AFE or Authorization for Expenditures. A document that lays out proposed expenses for a particular project and authorizes an individual or group to spend a certain amount of money for that project.

ARO. Asset retirement obligation, which is a legal obligation associated with the retirement of an oil or gas well, where the owner is responsible for removing equipment, plugging the well and/or cleaning up hazardous materials at some future date.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in this Annual Report in reference to crude oil or other liquid hydrocarbons.

Bcf. An abbreviation for billion cubic feet. Unit used to measure large quantities of gas, approximately equal to 1 trillion Btu.

Bitumen. Is an immensely viscous constituent of petroleum. Depending on its exact composition it can be a sticky, black liquid or an apparently solid mass that behaves as a liquid over very large time scales. Bitumen is defined by the U.S. Geological Survey as an extra-heavy oil with an API gravity less than 10° and a viscosity greater than 10,000 centipoise. At the temperatures normally encountered in natural deposits, bitumen will not flow; in order to be moved through a pipe, it must be heated and, in some cases, diluted with a lighter oil.

Boe. Barrels of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids, to six Mcf of natural gas.

Boepd. Barrels of oil equivalent per day.

Bopd. Barrels of oil per day.

Btu or British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

Bunker Fuel . A general term for fuel used in ships and aircraft, and is made up of a variety of fuel oils and kerosene.

Completion. The operations required to establish production of oil or natural gas from a wellbore, usually involving perforations, stimulation and/or installation of permanent equipment in the well or, in the case of a dry hole, the reporting of abandonment to the appropriate agency.

Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

Conventional resources. Natural gas or oil that is produced by a well drilled into a geologic formation in which the reservoir and fluid characteristics permit the natural gas or oil to readily flow to the wellbore.

Cracking . The process of breaking down large hydrocarbon molecules into smaller, lighter molecules.

Cushing/WTI. Means the price of West Texas Intermediate oil at the hub located in Cushing, Oklahoma.

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Developed acreage. The number of acres that are allocated or assignable to productive wells.

Developed bitumen, oil and natural gas reserves. Reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Development well. A well drilled into a proved oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Distillation. A chemical process that separates crude oil into fractions based on boiling point.

Electric submersible pump or ESP. Is an artificial-lift method for lifting moderate to high volumes of fluids from wellbores.

Estimated ultimate recovery or EUR. Estimated ultimate recovery is the sum of reserves remaining as of a given date and cumulative production as of that date.

Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

Frac or fracking. A short name for hydraulic fracturing, a method for extracting bitumen, oil and natural gas.

Farmin, farm-in or farmout. An agreement under which the owner of a working interest in an oil or natural gas lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a “farmin” while the interest transferred by the assignor is a “farmout.”

FERC. Federal Energy Regulatory Commission.

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

GHG. Greenhouse gases, which are gases that absorb and emit radiant energy within the thermal infrared range, causing the greenhouse effect.

Gross acres or gross wells. The total acres or wells in which a working interest is owned.

Henry Hub. A natural gas pipeline located in Erath, Louisiana that serves as the official delivery location for futures contracts on the NYMEX. The settlement prices at the Henry Hub are used as benchmarks for the entire North American natural gas market.

Held by production. A bitumen, oil and natural gas property under lease in which the lease continues to be in force after the primary term of the lease in accordance with its terms as a result of production from the property.

Horizontal drilling or well. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation typically yields a horizontal well that has the ability to produce higher volumes than a vertical well drilled in the same formation. A horizontal well is designed to replace multiple vertical wells, resulting in lower capital expenditures for draining like acreage and limiting surface disruption.

Hydraulic Fracturing. Means the forcing open of fissures in subterranean rocks by introducing liquid at high pressure, especially to extract oil or gas.

Hydrotreating . Hydrotreating means the process of reacting oil fractions with hydrogen in the presence of a catalyst to produce high-value clean products.

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Initial Development Opportunities. Means undertaking initial drilling activities on the Asphalt Ridge Acreage after the first three wells have been drilled and completed(defined below in the “Overview” section of the Prospectus Summary).

IP30. Means the production of a well for the first full calendar month of production.

Isomerization. a refining process where straight-chain hydrocarbon molecules are rearranged to form branched-chain molecules (isomers), significantly increasing the octane rating of gasoline by converting low-octane normal paraffins into higher-octane isoparaffins, typically using a catalyst under high pressure and temperature conditions; essentially, it alters the arrangement of atoms within a molecule without adding or removing any atoms, improving the fuel's performance in engines.

Liquids. Liquids, or natural gas liquids, are marketable liquid products including ethane, propane, butane, and pentane resulting from the further processing of liquefiable hydrocarbons separated from raw natural gas by a natural gas processing facility.

LOE or Lease operating expenses. The costs of maintaining and operating property and equipment on a producing oil and gas lease.

MBbl or MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

MBbl/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

MBoe. Thousand barrels of oil equivalent.

MBoe/d. Thousand barrels of oil equivalent per day.

Mcf. One thousand cubic feet of natural gas.

MMSCF . Million cubic feet of natural gas.

Mcfgpd. Thousands of cubic feet of natural gas per day.

MMcf. One million cubic feet of natural gas.

MMBtu. One million British thermal units.

MMBoe. Million barrels of oil equivalent.

MSTB . Thousand stock tank barrels, a unit of measurement used to quantify the volume of oil in thousand barrel increments.

Naph tha. A generic term applied to a refined or partially refined petroleum fraction with an approximate boiling range between 122 degrees and 400 degrees Fahrenheit.

Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells.

Net revenue interest. The interest that defines the percentage of revenue that an owner of a well receives from the sale of oil, natural gas and/or natural gas liquids that are produced from the well.

NGL. Natural gas liquids.

NYMEX. New York Mercantile Exchange.

Oil in place. The amount of crude oil which is estimated to be in a reservoir.

Permeability. A reference to the ability of oil and/or natural gas to flow through a reservoir.

Petrol . Also known as gasoline, is a flammable liquid derived from petroleum that is used as a fuel.

Petrophysical analysis. The interpretation of well log measurements, obtained from a string of electronic tools inserted into the borehole, and from core measurements, in which rock samples are retrieved from the subsurface, then combining these measurements with other relevant geological and geophysical information to describe the reservoir rock properties.

Play. A set of known or postulated oil and/or natural gas accumulations sharing similar geologic, geographic, and temporal properties, such as source rock, migration pathways, timing, trapping mechanism and hydrocarbon type.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. State regulations require generally plugging of abandoned wells.

Possible reserves. Additional reserves that are less certain to be recognized than probable reserves.

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Present value of future net revenues (“PV-10”). The present value of estimated future revenues to be generated from the production of proved reserves, before income taxes, calculated in accordance with SEC guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation and without giving effect to hedging activities, non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization. PV-10 is calculated using an annual discount rate of 10%.

Probable reserves. Additional reserves that are less certain to be recognized than proved reserves but which, in sum with proved reserves, are as likely as not to be recovered.

Producing well, production well or productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the well’s production exceed production-related expenses and taxes.

Production costs. Costs incurred to operate and maintain wells and related equipment and facilities, including depreciation and applicable operating costs of support equipment and facilities and other costs of operating and maintaining those wells and related equipment and facilities that become part of the cost of bitumen, oil, natural gas and NGL produced.

Properties. Natural gas and oil wells, production and related equipment and facilities and natural gas, oil or other mineral fee, leasehold, and related interests.

Prospect. A specific geographic area which, based on supporting geological, geophysical, or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is considered to have potential for the discovery of commercial hydrocarbons.

Proved developed reserves. Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

Proved reserves. Reserves of bitumen, oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

Proved undeveloped reserves or PUDs. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

Reforming. A process that alters the molecular structure of hydrocarbons to improve their properties.

Repeatability. The potential ability to drill multiple wells within a prospect or trend.

Reserves. Estimated remaining quantities of bitumen, oil, natural gas and NGL and related substances anticipated to be economically producible by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering bitumen, oil, natural gas and NGL or related substances to market, and all permits and financing required to implement the project. Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

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Royalty interest. An interest in a bitumen, oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

Salt Water Disposal Well or SWD. A salt water disposal (SWD) well is a disposal site for water produced as a result of the oil and gas extraction process.

Short Metric Ton . A US customary unit of measurement that is equal to 2,000 pounds (907.185 kilograms).

Spud. Spudding is the process of beginning to drill a well in the oil and gas industry.

Standardized measure or standardized measure of discounted future net cash flows. The present value of estimated future cash inflows from proved bitumen, oil, natural gas and NGL reserves, less future development and production costs and future income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized Measure differs from PV-10 because standardized measure includes the effect of future income taxes on future net revenues.

Step-out well. A well drilled near a proven well, but located in an unproven area, that determines the boundaries of the producing formation.

Transition Zone. The Transition Zone usually produces both oil and water at different ratios depending on the height above the Free Water Level (“FWL”). In normal conditions wells that are drilled in the Transition Zone will produce at some water cut.

Trend. A region of oil and/or natural gas production, the geographic limits of which have not been fully defined, having geological characteristics that have been ascertained through supporting geological, geophysical, or other data to contain the potential for oil and/or natural gas reserves in a particular formation or series of formations.

Unconventional resource play. A set of known or postulated oil and or natural gas resources or reserves warranting further exploration which are extracted from (a) low-permeability sandstone and shale formations and (b) coalbed methane. These plays require the application of advanced technology to extract the bitumen, oil and natural gas resources.

Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of bitumen, oil and natural gas, regardless of whether such acreage contains proved reserves. Undeveloped acreage is usually considered to be all acreage that is not allocated or assignable to productive wells.

Unproved and unevaluated properties. Refers to properties where no drilling or other actions have been undertaken that permit such property to be classified as proved.

Updip well. A well located higher in the structure.

USACE. United States Army Corps of Engineers.

Vertical well. A hole drilled vertically into the earth from which oil, natural gas or water flows is pumped.

Volumetric reserve analysis. A technique used to estimate the amount of recoverable bitumen, oil and natural gas. It involves calculating the volume of reservoir rock and adjusting that volume for the rock porosity, hydrocarbon saturation, formation volume factor and recovery factor.

Wellbore. The hole made by a well.

WTI or West Texas Intermediate. A grade of crude oil used as a benchmark in oil pricing. This grade is described as light because of its relatively low density, and sweet because of its low sulfur content.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

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ABOUT THIS PROSPECTUS

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

For investors outside the United States: We and the underwriter have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside the United States.

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of others. Solely for convenience, trademarks, tradenames, and service marks referred to in this prospectus may appear without the ®, ™ and SM symbols. References to our trademarks, tradenames and service marks are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensors if any, nor that respective owners to other intellectual property rights will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, reports by market research firms or other independent sources that we believe to be reliable sources; however, we have not commissioned any of the market or survey data that is presented in this prospectus. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosures contained in this prospectus, and we believe these industry publications and third-party research, surveys and studies are reliable. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 23 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates. Some market and other data included herein, as well as the data of competitors as they relate to Lafayette Energy Corp, is also based on our good faith estimates.

Unless the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Registrant”, the “Company,” “Lafayette” and “Lafayette Energy Corp” refer to Lafayette Energy Corp.

In addition:

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;
●	“NYSE” means the NYSE American;
●	“SEC” or the “Commission” refers to the United States Securities and Exchange Commission; and
●	“Securities Act” refers to the Securities Act of 1933, as amended.

Effective on January 24, 2023, our Board of Directors, and on January 26, 2023, stockholders holding a majority of our outstanding voting shares, approved resolutions approving and authorizing the filing of a Second Amended and Restated Certificate of Incorporation of the Company, which affected a two-for-three reverse stock split of the outstanding shares of our common stock (the “Reverse Stock Split”), without any corresponding change in the number of authorized shares of common stock of the Company. On January 31, 2023, the Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of Delaware, and at the same time, the Reverse Stock Split became effective. Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information retroactively depict and reflect the Reverse Stock Split. The Reverse Stock Split combined each three shares of our outstanding common stock into two shares of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the number of shares of common stock available for awards under our equity compensation plans. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share on a per stockholder basis.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the “Risk Factors” section, our historical financial statements, and the notes thereto, each included elsewhere in this prospectus.

Overview

We are an oil and gas exploration and production company headquartered in Woods Cross, Utah. The Company was incorporated on February 7, 2022 under the laws of Delaware, with the goal of acquiring, funding and developing, primarily crude oil exploration and development. The Company plans to initially focus its attention on certain oil and gas assets located in the Uinta Basin in Eastern Utah, and use anticipated cash flow from those operations to fund development of the Imperial Parish Fields (defined and discussed below). As of the date of this prospectus, we hold approximately 2,880 gross /2,688 net acres in the Uinta Basin, Utah and hold options to purchase leases covering approximately 1,487 gross mineral acres in Imperial Parish, Louisiana. We have no revenue-generating operations as of the date of this prospectus, but we do have the cash resources on hand, and anticipate additional capital which we expect to be raised through, the expected funding of the second $2.5 million tranche of our Series A Convertible Preferred offering (which as discussed in greater detail below, is required to be funded after we produce at least 100 barrels of oil in full production, meaning that we are selling such oil commercially), to drill and complete our first two wells which if successful are expected to allow us to begin to generate revenues. As of the date of this prospectus, we have produced a total of approximately 140 barrels of bitumen, which we have not sold commercially, and as such, full production has not yet been met. We expect full production (and the sale commercially of oil) to begin in April 2025.

The first well, HSO 8-4 (API 4304757202), located in the Uinta Basin, Utah, was spudded on May 10, 2024, and drilled to a total depth of 1,020 feet. The Rimrock tar-sand pay zone was identified as being 100 feet thick, exhibiting good saturation and porosity. A 30-foot core sample was collected, and a small portion of the core was tested by heating it in water on a stove. Within minutes of boiling, the sand separated, and liquid bitumen floated to the surface. This demonstrated that the bitumen transitions to a liquid state at relatively low temperatures.

A second well, HSO 2-4 (API 430475201), located approximately 400 yards from the HS0 8-4 well, was spudded on May 19, 2024, and drilled to a total depth of 1,390 feet. This well intersected both the Rimrock tar-sand zone (135 feet thick) and the Asphalt Ridge tar-sand zone (59 feet thick). A down-hole heater was installed, and heating of the Rimrock tar-sand zone began in mid-August 2024. Approximately 80 barrels of bitumen were successfully produced before the heater failed.

Following repairs, the heater manufacturer advised injecting approximately 1,800 barrels of water into the well to assist during the warm-up phase. Despite this, the heater failed again. The heater was pulled out of the well and sent to the manufacturer for repair and after its repair was subsequently installed in the HSO 8-4 well and failed again (see below). A new heater from a different manufacturer (the “Second Manufacturer”) was subsequently installed in the HSO 2-4 well in September 2024 and has been functioning effectively since. Since September 2024, the Company has been extracting water mixed with bitumen and diesel oil. The water must first be pumped from the well as it absorbs the heat and does not allow the bitumen to rise to a temperature to flow freely. Some bitumen has been extracted with the water and the bitumen to water ratio has been increasing. To date, approximately 140 barrels of bitumen have been produced from the HSO 2-4 well.

Given the production of the HSO 2-4 well and the amount of time the well has been heated, we believe that it has shown us that down-hole heat will produce bitumen in commercial quantities, and we plan to eventually transition all wells, after initial production using down-hole heaters, to long-term production through cyclic steam stimulation and production methods. In connection therewith, we have negotiated with a third-party to install and begin cyclic steam stimulation and production techniques on the HSO 2-4 well. We do not currently have any agreements in place with this third-party, but depending on the outcome of the initial limited trial, we may negotiate an agreement with the third-party in the future. This third-party has installed their cyclic steam stimulation and production equipment in other heavy oil fields in the United States and abroad with success, and the third party has offered to provide their equipment on the HSO 2-4 well at minimal cost to us. We believe that having the opportunity at minimal equipment cost, to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, at this early stage, will provide data that we believe will be very valuable to us in devising our long-term development plan for the project. In preparation, the heater was pulled from the HSO 2-4 well and installed into the HSO 8-4 well on January 25, 2025. Down-hole steam permits are being prepared and, when filed with Utah state regulators, it is expected that in approximately six weeks approval will be received and we can begin using cyclic steam stimulation and production techniques in the HSO 2-4 well.

In October 2024, the Company installed a repaired down-hole heater in the HSO 8-4 well that had previously been used in the HSO 2-4 well before failing and being repaired by the manufacturer. However, shortly after production began, the heater failed again. A replacement heater from the Second Manufacturer has been ordered and arrived at our site in early March 2025. Due to our plan to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, on January 25, 2025, the heater from the HSO 2-4 well was pulled and installed in the HSO 8-4 well. The well began at a temperature of 57 degrees Fahrenheit (F)and is heating up to heat curve targets calculated by the Company. Once the temperature has reached approximately 250 F degrees, the Company expects to begin production. As a result, we currently expect to resume production from the HSO 8-4 well by the end of March 2025.  We expect that the replacement heater will be available for use in subsequent planned wells.

Additional funding, including proceeds from this offering if successful, are expected to provide growth capital to support further operations and expansion.

Asphalt Ridge Option and Farm-In Agreement (Utah)

On November 13, 2023, the Company entered into a Leasehold Acquisition and Development Option Agreement (the “Asphalt Ridge Option Agreement”) with Heavy Sweet Oil, LLC (“Heavy Sweet”). Pursuant to the Asphalt Ridge Option Agreement, we purchased an option to acquire up to a 30% working interest in certain leases in the Uinta Basin, a long-developed oil and gas area of eastern Utah, southwest of Vernal, Utah, totaling 960 acres. Heavy Sweet holds the right to such leases below 500 ft depth from surface (the “Asphalt Ridge Option Leases”) and the option to participate in Heavy Sweet’s initial 960 acre drilling and production program on such Asphalt Ridge Option Leases (the “Asphalt Ridge Option”).

The Asphalt Ridge Option had a term of nine months, through August 13, 2024. The Asphalt Ridge Option Agreement provided that additional development capital was expected to be secured by Heavy Sweet, and made available for the Company’s participation, by way of a reserve base lending facility (RBL), provided that if such RBL could not be obtained or did not cover all subsequent capital costs, Heavy Sweet agreed to fund a maximum of $5,000,000 of the first funding required for the development program, with the parties splitting any costs thereafter according to their ownership interests. The initial target was three wells, with an estimated cost of $5,000,000 for roads, pads, drilling, and above ground steam and storage facilities, and thereafter the parties anticipated working together to fund further well development based on their proportionate ownership thereof.

As consideration for agreeing to the Asphalt Ridge Option, we issued Heavy Sweet 2,688,000 shares of the Company’s restricted common stock, equal to approximately 19.9% of the Company’s then-issued and outstanding shares of common stock (the “Option Shares”). The Option Shares were subject to vesting upon certain terms set forth in a Restricted Stock Agreement, and have fully-vested to date as a result of our entry into the Farm-In Agreement with Heavy Sweet as discussed below.

On November 10, 2023, as amended December 28, 2023, Heavy Sweet entered into a Leasehold Acquisition and Development Option Agreement with Trio Petroleum Corp. (“Trio”), of which Michael Peterson, the Chief Executive Officer and director of the Company, was then the Chief Executive Officer and director, and Frank C. Ingriselli, our Chairman, who was then the Vice Chairman and director (the “Trio Option”). The Trio Option has similar terms as the Asphalt Ridge Option Agreement, except that it allows Trio to obtain a 20% interest in the Asphalt Ridge Option Leases, and did not require Trio to pay any equity compensation, and has been extended several times, currently having an expiration date of April 10, 2025, according to Trio’s public filings.

We and Heavy Sweet agreed that, to the extent Trio did not fully exercise the Trio Option, the Company had the right to acquire up to all 20% of the right set forth in the Trio Option from Heavy Sweet for $2,000,000 cash (or such other amount at the rate of $100,000 for each 1% which Trio had not exercised). To date, Trio has paid $225,000 to Heavy Sweet for a 2.25% working interest in 960 acres of the Asphalt Ridge Option Leases.

The exercise of the Trio Option held by Trio is contingent upon certain requirements and deliverables. Should Trio elect to exercise the Trio Option, then the Company and Heavy Sweet are expected to work together to satisfy Heavy Sweet’s obligations with respect to the same.

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On March 7, 2024 the Company entered into a Farm-In Agreement (the “Farm-In Agreement”) with Heavy Sweet which superseded and terminated in full the Asphalt Ridge Option. According to the Farm-In Agreement, upon certain terms and conditions set forth therein, (i) the Company agreed to farm-into and purchase from Heavy Sweet, and Heavy Sweet agreed to allow the Company to farm-in and sell to the Company, (x) an undivided Nine-Seven and Three Quarters Percent (97.75% of 8/8ths) interest (100% of 8/8ths reduced by the Indago ORRI described below) in and to approximately 960 gross and net acres under the Asphalt Ridge Leases (the “Asphalt Ridge Leases”), and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, in the adjoining acreage located in the western half of Section 23 and Sections 22, all in township range and section map T4S, R20, 6th PM, Uintah County, Utah (the “Asphalt Ridge Acreage” or the “Asphalt Ridge Asset”); and (ii) subject to the Trio Option, we may explore and develop the Subject Acreage and the Asphalt Ridge Leases.

The Asphalt Ridge Leases are also subject to an overriding royalty held by Indago Oil and Gas, Inc. equal to two percent (2%) of net revenue after all attributable expenses, actually received from all oil and gas produced and removed by means of any well drilled on the leased lands during the term of the original lease agreement, expiring on June 1, 2028 (the “Indago ORRI”).

The farm-in price payable pursuant to the terms of the Farm-In Agreement is up to 3,400,000 shares of restricted common stock of the Company, with such number of shares due at closing equal to (x) 3,400,000 shares, multiplied by (y) the total number of acres conveyed at closing, divided by (z) 2,880 (the “Farm-In Shares”).

The closing of the transactions contemplated by the Farm-In Agreement were to occur upon completion of the Company’s due diligence on such Asphalt Ridge Leases and Asphalt Ridge Acreage, but no later than August 4, 2024, which date was extended by the parties on August 3, 2024 to no later than November 2, 2024, and subsequently, as discussed below, to November 15, 2024.

The Farm-In Agreement includes customary indemnification obligations, confidentiality obligations, representations and warranties and was subject to customary conditions to closing, including satisfactory due diligence by the Company, confirmation by the Company of title information relating to the Asphalt Ridge Leases and Asphalt Ridge Acreage, and determination of the number of net leasehold acres to be acquired.

The Farm-In Agreement also allows us to change our name to Heavy Sweet Oil Corp., or a similar name in our discretion, which name change Heavy Sweet is required to consent to. We have the right to either become the operator or to choose the contract operator for the development of the Asphalt Ridge Leases and Asphalt Ridge Acreage.

The Farm-In Agreement clarifies that the Asphalt Ridge Leases and Asphalt Ridge Acreage are subject to that certain Leasehold Acquisition and Development Agreement, dated November 10, 2023, as amended December 28, 2023, by and between Heavy Sweet and Trio, and as a condition to closing, Heavy Sweet was required to obtain Trio’s agreement to assign the Trio Option to the Company at closing, with the Company assuming operatorship with respect to the Asphalt Ridge Leases and Asphalt Ridge Acreage, and with the Company assuming all rights, duties and responsibilities of Heavy Sweet under the Trio Option, and with the Asphalt Ridge Leases and Asphalt Ridge Acreage remaining subject to the Trio Option in accordance with its terms, which requirements other than the assignment of the Trio Option (as discussed below) were met.  Notwithstanding the foregoing, Trio’s agreement to assign the Trio Option to the Company was not obtained on or prior to closing and the Company, in its sole discretion, waived that condition and closed without receiving the assignment of the Trio Option . Heavy Sweet retained the 17.75% working interest that is subject to the Trio Option and the Farm-In Shares will be proportionately reduced (by up to 202,687 shares), if and when, Trio exercises the option. In the event the Trio Option expires without Trio exercising its full option to acquire all Asphalt Ridge Leases and Asphalt Ridge Acreage as contemplated under the Trio Option, the Company will have the sole and exclusive right to farm-in and will acquire such Asphalt Ridge Leases and Asphalt Ridge Acreage that is not acquired by Trio on the same terms and conditions, and at the same proportionate farm-in price, as set forth under the Farm-In Agreement and the Farm-In Shares shall be proportionately reduced accordingly as required.

As consideration for entering the Farm-In Agreement, the Company agreed to vest in full the previously issued but unvested 2,688,000 shares of restricted common stock that were to vest pursuant to the Asphalt Ridge Option Agreement, and the parties agreed that the Asphalt Ridge Option Agreement was terminated and superseded by the Farm-In Agreement.

Prior to closing, the Company exercised its right to begin development operations on the Asphalt Ridge Acreage, including, but not limited to, building roads, laying pipelines, building drilling pads, drilling wells, and otherwise improving the Asphalt Ridge Acreage at its sole cost and expense in building out the drilling pads and drilling the HSO 8-4 and HSO 8-2 wells, and is expected to be reimbursed a portion of those expenses by any future working interest owner who come into the wells, including HSO or Trio, according to their working interest held. Any hydrocarbon resources produced from those wells are owned by the Company.

On November 15, 2024, the Company and Heavy Sweet amended the Farm-In Agreement to provide that the closing would occur on November 15, 2024, which closing occurred on the same date, and on November 22, 2024 Heavy Sweet delivered all required assignments assigning an undivided Eighty Percent (80.00% of 8/8ths) interest in the Asphalt Ridge Leases (100% of 8/8ths reduced by the Trio Option exercised amount discussed above and the Indago ORRI described below, provided that in the event the Trio Option is not further exercised, the Company has the right to acquire up to an additional 17.5% interest in the Asphalt Ridge Leases) and Asphalt Ridge Acreage to the Company, and the Company issued to Heavy Sweet the full 3,400,000 shares of restricted common stock of the Company as the “Farm-In Shares” required to be issued to Heavy Sweet as full consideration for the assignment of the same to the Company, provided, however, the Farm-In Shares are subject to adjustment if the Trio Option is exercised (up to 202,687 of the shares are subject to forfeiture if the Trio Option is exercised), and all of such shares are subject to forfeiture pending Heavy Sweet’s signature and return of an operating agreement in a form satisfactory to the Company, and in the event such operating agreement was not entered into within 90 days of November 15, 2024, such shares were to be automatically cancelled; however, such operating agreement was entered into timely and such shares are no longer subject to forfeiture.

Asphalt Ridge Asset

The initial development of the Asphalt Ridge Asset is a 280 acre section in Section 23 of township range and section map T4S R20E (the “Initial Development Acreage”) within the Asphalt Ridge Leases that were identified by Heavy Sweet.

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Description of Properties

The location of the Initial Development Acreage is shown in the graphics below:

The graphic below shows proposed drilling locations in the Initial Development Acreage in the Asphalt Ridge Asset:

The Company, in consultation with Heavy Sweet, has identified a minimum 16 standard 40-acre spaced wells and 112 to 119 wells on 2.5-acre wells under a unitization agreement. Phase 1 is planned to consist of developing Section 22 and the western half of Section 23 of township range and section map T4S R20E, with development drilling, down hole heaters and/or advanced cyclic steam production techniques planned to exploit the heavy oil resources thought to reside in the Rimrock and Asphalt Ridge sandstone reservoirs.

As of the date of this prospectus, our Asphalt Ridge Asset consists of approximately 2,880 gross / 2,688 net acres in the Uinta Basin in Utah. The table below summarizes the gross and net developed and undeveloped acreage with respect to the Asphalt Ridge Asset separated by expected development phases. Our plan is to develop our acreage in twelve approximate 240 to 280 acre phases. Phase 1 covers 280 acres and has a plan for 112 gross wells with each subsequent 240 acre phase expected to have approximately 119 gross wells. All of our 2,880 acres leased in our Asphalt Ridge Asset are held by our drilling activity. We have developed 35 gross (28 net acres) through the drilling of our two initial wells, each the center well of a seven-well pad.

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	As of December 31, 2024
	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Phase 1	—	—	240	192	240	192
Phases 2-4	—	—	720	576	720	576
Phases 5-12	---	---	1,920	1,920	1,920	1,920
Total	---	---	2,880	2,688	2,880	2,688

	As of December 31, 2024
	Total Acres		Acres Expiring
	Gross	Net
Phase 1	240	192	n/a - Held by drilling
Phases 2-4	720	576	n/a - Held by drilling
Phases 5-12	1,920	1,920	n/a - Held by drilling
Total	2,880	2,688	n/a - Held by drilling

Drilling Activities & Production

We drilled two wells during the last fiscal year, HSO 8-4 and HSO 2-4. As of December 31, 2024 we had two gross wells(.6 net wells). Approximately 140 barrels of bitumen have been produced from our first two wells as we are in the current testing period. Neither well has been put into full production. Our gross developed acreage in the Asphalt Ridge Acreage equaled 35 gross (28 net acres) representing two drilling pads each comprising 17.5 acres and seven wells to be drilled on 2.5 acre spacing with the following property breakdown:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Asphalt Ridge Acreage	35.0	28.0	2.0	1.6

We have 2,845 gross undeveloped acres and 2,276 net undeveloped acres in the Asphalt Ridge Acreage.

The Operator successfully drilled the first two wells on the Company’s the Uinta Basin asset in Utah, in May 2024 and installed a down-hole heater and began production of the HSO 2-4 well in August 2024. This heater subsequently failed and after repair , the manufacturer directed the Company to inject over 1,800 barrels of water to assist the heater in its warming up stage. The heater, once again failed, and was then pulled and replaced with a heater from the Second Manufacturer which has functioned successfully. The repaired first heater was repaired again by the manufacturer and the Company installed the repaired down-hole heater and began production of the HSO 8-4 well during the month of October 2024. The heater, once again, failed. The Company ordered a new heater from the Second Manufacturer which arrived on site early March.

Given the production of the HSO 2-4 well and the amount of time the well has been heated, we believe that it has shown us that down-hole heat will produce bitumen in commercial quantities, and we plan to eventually transition all wells, after initial production using down-hole heaters, to long-term production through cyclic steam stimulation and production methods. In connection therewith, we have negotiated with a third-party to install and begin cyclic steam stimulation and production techniques on the HSO 2-4 well. This third-party has installed their cyclic steam stimulation and production equipment in other heavy oil fields in the United States and abroad with success. The third party has offered to provide their equipment on the HSO 2-4 well at minimal cost to us. We do not currently have any agreements in place with this third-party, but depending on the outcome of the initial limited trial, we may negotiate an agreement with the third-party in the future. We believe that having the opportunity, at minimal equipment cost, to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, at this early stage, will provide data that we believe will be very valuable to us in devising our long-term development plan for the project. In preparation, the heater was pulled from the HSO 2-4 well and installed into the HSO 8-4 well on January 25, 2025. Down-hole steam stimulation and production permits are being prepared and, when filed with the Utah state regulators, it is expected that in approximately six weeks approval will be received and we can begin using cyclic steam stimulation and production techniques in the HSO 2-4 well.

In October 2024, the Company installed a repaired down-hole heater in the HSO 8-4 well that had previously been used in the HSO 2-4 well before failing and being repaired by the manufacturer. However, shortly after production began, the heater failed again. A replacement heater from the Second Manufacturer was ordered and arrived at our site in early March 2025. Due to our plan to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, on January 25, 2025, the heater from HSO 2-4 was pulled and installed in HSO 8-4. The well began at a temperature of 57 F degrees and is heating up to target heat curve as calculated by the Company. Once the temperature has reached approximately 250 F degrees, the Company expects to begin production. As a result, we currently expect to resume production from the HSO 8-4 well by the end of March 2025. The Company expects that the replacement heater will be available for use in subsequent planned wells.

During the past few months of production and testing of down-hole heaters, the Company has performed multiple tests of the core rock removed as well as the oil extracted in order to confirm its completion and production strategies and test new procedures with the goal to understand and implement a production program to extract the maximum amount of oil possible from the well, in a cost-effective manner. The Company believes it has designed an appropriate production plan and the Company now plans to construct a central processing facility that will serve as a preparatory processing and truck loading facility and begin to complete the additional approximately 110 planned wells in the Initial Development Acreage. The capital costs for the development plan are expected to be funded first by cash currently held by the Company, the expected $2.5 million second tranche of the Series A Preferred offering (which as discussed in greater detail below, is required to be funded after we are in full production and produce at least 100 barrels of oil (meaning that we are selling such oil commercially), and the proceeds of this Offering. The Company believes that full development could be funded by the cash flow from the project; however, once development is proceeding, the Company may increase the speed of development by seeking to secure a reserve base lending facility (RBL), though the securing of this RBL is not guaranteed.

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Resource Estimate

According to the website of the American Geological Society, the largest tar sand deposits in the world are found in Alberta (Canada) and Venezuela. However, according to Utah Geological Society (“UGS”), Utah’s measured tar sand resource is the largest in the United States (Energy News: Taking Another Look at Utah’s Tar Sand Resources, J. Wallace Gwynn (2007) Survey Notes, v. 39 no. 1, January 2007). The UGS estimates that Utah’s tar sand deposits contain between 14 to 15 billion barrels of oil in place; however, these are just estimates and what volumes, if any, that may be economically/commercially recoverable cannot be established. Analysis of bitumen extracted from samples show that bitumen is low-sulfur and high-gravity.

While these reports and analysis are just projections, we believe they do indicate that there is a high probability of a significant addressable resource tar-sand/oil targeted structure in this area.

The following supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of bitumen that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The reserve estimates set forth below were prepared by Chapman Hydrogen and Petroleum Engineers Ltd. (“Chapman”), an independent professional engineering firm, in a reserve report prepared as of December 31, 2024 (the “Chapman Reserve Report”). The Chapman Reserve Report was prepared by Charles W. Chapman, President of Chapman, and a registered Professional Engineer in the Province of Alberta and member of the Society of Petroleum Evaluation Engineers (“ SPEE ”). He has over 40 years of experience in evaluation and engineering studies relating to tar-sands and oil and gas fields in Canada and around the world. Chapmen is independent with respect to the Company.

The Chapman Reserve Report estimate of Gross Total Proved Reserves of 718 thousand stock tank barrels (“MSTB”) has been estimated for the early development of the first 280 acres of our total 2,880 contiguous acres. The proven designation was given to the initial two, seven well pads, that have one existing drilled and completed well each. Reserves have been based on volumetric reservoir parameters averaged from previous comprehensive mapping, log and core studies and a 5% recovery factor. The Chapman Reserve Report assigned a reserve designation of either probable or possible to the estimated future production of the remaining planned wells within the 280 acres. Only proven reserves are shown below in our summary table. Even though the Company’s remaining acreage is contiguous to, and contain both the Rim Rock and Asphalt Ridge Sandstone zones contained in the 280 acres covered by the Chapman Reserve Report, no other acreage was included in the Chapman Reserve Report.

This evaluation utilized an effective date of December 31, 2024, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The base SEC oil price calculated for December 31, 2024 was $75.59 per barrel. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

Full development of Phase 1 is estimated to comprise an approximate 718.0 MSTB Proven Undeveloped Reserves and 16,502 MSTB combined Probable Undeveloped and Possible Undeveloped reserves. The entire Phase 1 estimated net cash flow to the Company, discounted at 10%, is $23.88 million for the Proven Undeveloped reserves and $199.05 million for the combined Probable and Possible Undeveloped reserves, as shown in the table below. Phase 1 consists of approximately 280 acres. The additional 2,600 gross leasehold acres held in the Asphalt Ridge Asset, though primarily adjacent and containing the same Rimrock tar-sand and the Asphalt Ridge tar-sand zones, as the Phase 1 acreage, has not been assigned any reserves in the Chapman Reserve Report.

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Estimated Quantities of Proved Oil and Gas Reserves of Phase 1

(M$ means thousands)				Oil (Bitumen)		Conventional Natural Gas	Cumulative Cash Flow
Reserve Category	Well Count	Gross Oil MSTB	Net Oil MTSB	Gross Gas MMscf	Net Gas MMscf	Undiscount ed (M$)	PV-10(1) (M$)
Proved Undeveloped (PUD) (2)	14	718	660	—	—	$34,976	$23,887
Probable & Possible Undeveloped (3)	98	16,502	15,182	—	—	$521,915	$199,048

(1)

PV-10 is a non-Generally Accepted Accounting Principles (GAAP) financial measure for which the most directly comparable GAAP financial measure is the Standardized Measure. See the section below entitled “Business—Properties—Non-GAAP Financial Measures”.

(2)	Consists of two seven-well drilling pads. Each pad consisting of 17.5 acres with each well at 2.5 acre spacing. The HSO 8-4 and HSO 2-4 wells are the center wells of each of the two pads.

(3)

Consists of the 98 additional wells identified in the Chapman Reserve Report as Probable and Possible Undeveloped in Phase 1 that are not including in the first two seven-well pads. The reserves are based on the Chapman Reserve Report. Estimates of probable and possible reserves, and the future cash flows related to such estimates, are inherently imprecise and are more uncertain than estimates of proved reserves, and the respective future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of possible reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved and probable reserves, respectively, and the respective future cash flows related to such estimates, and should not be summed arithmetically with estimates of either proved or probable reserves, respectively, and the respective future cash flows related to such estimates. See the section entitled “Risk Factors”—“Our estimated bitumen, oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves .”

See also “NOTE 13 – Supplemental Oil and Gas Reserve Information (Unaudited)” to the audited financial statements included herein under “Index of Financial Statements”, below, for more information on the Company’s oil and gas properties.

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Drilling Plan (Utah)

The drilling program is planned to be completed using conventional drilling techniques and followed up with down hole heaters and/or conventional cyclic steam stimulation and production techniques (“Huff and Puff”)(discussed below). These are proven methods used in Utah and worldwide.

Step 1 – Huff and Puff Well Simulation

• Original production (“O”) is multiplied by heating with steam with hot CO2 for 30 days and then soaking over approximately 2-3 weeks.

• Warm oil with gas pressure multiplies production.

• Peak production (“P”) can be 10 times the Original (“O”) declining over 6 months.

• Providing an Average production (“A”) of about three times the Original (“O”).

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Step 2 – Long Term Steam & CO2 Flood

• Production from conventional Huff and Puff typically yields approximately 15% of oil in place.(a)

• The goal of injecting steam with CO2 is to increase total production by as much as 60% while decreasing the decline between cycles.(b)(d)

• Plan would be to convert to injection in only center well after 6 cycles or down-hole heater and with occasional steam to hold produced oil at temperature and continual production with goal to increase total production above 75%.(c)

Sources:

a)	“A Review of Steam Soak Operations in California”, Babson and Burns, January 1969.
b)	“Extraction of petroleum”, Wikimedia Foundation, last modified November 4, 2023, 15:05, https://en.wikipedia.org/wiki/Extraction_of_petroleum.
c)	“Huff-n-puff gas injection or gas flooding in tight oil reservoirs”, Journal of Petroleum Science and Engineering, Tang & Sheng, January 2022.
d)

“Quantitative study of C02 huff-n-puff enhanced oil recovery in tight formations using online NMR technology” Science Direct, Liu, Li, Tan, Liu, Zhao, and Wang, Journal of Petroleum Science and Engineering (July 2022).

Field Geology Description

According to the Tar-Sand Resources of the Uinta Basin, Utah, complied by Robert E. Blackett, May 1996, the Asphalt Ridge is situated along the northeast edge of the Uinta Basin physiographic subprovince, with the Marginal Benches/Uinta Mountains subprovince of the Middle Rocky Mountains lying less than 10 miles to the north. The Asphalt Ridge forms the southwest limit to the low-lying farm lands of Ashley Valley. The Green River, which flows southwestward through the Uinta Basin, flows through the southeast extension of Asphalt Ridge. The Asphalt Ridge is a northwest-southeast trending cuesta, where Cretaceous and Tertiary formations dip to the southwest. Bitumen-saturated outcrops extend for approximately 12 miles northwest-southeast along the strike of the outcrops.

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The town of Vernal, Utah is approximately 4 miles to the northeast in the Ashley Valley, where elevations range between 5,200 and 5,500 feet, the Asphalt Ridge rises from 500 to 1,000 feet above Ashley Valley. The highest point on the Asphalt Ridge, located near the northwest end, is approximately 6,400 feet in elevation.

Market Opportunity

The Company believes that the Utah Asphalt Ridge opportunity provides a very attractive option to participate in a project that, if successful, should provide an attractive cash flow to the Company, beginning six months after successful completion of the first two wells. The project has begun the development phase with the successful drilling of the first two wells in May 2024. The Company also believes that Utah is a good location for this type of development for many reasons, including existing paths to multiple markets, and attractive Utah State costs and development attributes, especially as compared to other national resource plays. These advantages include low state royalties, low transportation costs, access to rail, low cost of approximately $800,000 to drill and complete wells in a development program due to shallow drill depths of approximately 1,200-2,500 feet, and favorable state regulations.

We believe that the Asphalt Ridge Asset offers attractive deployment attributes:

•	Low state royalty rate;
•	Low transportation costs;
•	Shallow wells, which result in less costly drilling expenses; and
•	Attractive stimulation costs using steam vs. fracturing processes.

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Set forth below is information regarding the average well cost, well depth, state royalty rate, transportation cost and simulation cost for wells drilled in Utah’s Rimrock sandstone, North Dakota’s Bakken Formation and Texas’ Permian Basin:

State	Play	Well Cost	Average Well Depth	State Royalty Rate	Trucking/Rail Cost
Utah	Rimrock	$0.8 million	0.6-1.2k ft	8%	~$4 / bbl
North Dakota	Bakken	$5.9 million	10k-19k ft	16.7%-18.8%	~$10 / bbl
Texas	Permian	$2.6 million	9.5k ft	20%-25%	~$8 / bbl

Sources:
a)	https://www.pheasantenergy.com/the-numbers-the-permian-excels/ pg. 1
b)	“Midland County, TX Oil & Gas Activity - MineralAnswers.com pg 2” for Permian avg. well depth
c)	“Drillnomics Analysis of the Bakken Shale– Mountrail County, ND” (https://www.drillnomics.com/drillnomics-analysis-of-the-bakken-shale-mountrail-county-nd/), pg. 1
d)	REPORT ON THE FEDERAL OIL AND GAS LEASING PROGRAM U.S. Department of the Interior November 2021, pg. 8
e)	Crude oil pipeline constraints: A tale of two shales - ScienceDirect, January 2023, pg. 2
f)	Who Wins as Oil Price Differentials Widen in the Permian Basin_- TX transportation costs pg 1. https://finance.yahoo.com/news/wins-oil-price-differentials-widen-204854624.html

Our Asphalt Ridge wells are expected to be drilled and completed by Valkor Oil & Gas LLC (the “Operator”) a related party to Heavy Sweet, whose principals have extensive experience in oil and gas. The Operator successfully drilled the first two wells in May 2024 and installed a down-hole heater and began heating the Rimrock tar-sand zone during the second week of August 2024 . On January 25, 2025, the Company pulled the heater in anticipation of applying cyclic steam recovery processes on the well and installed the heater in the HSO 8-4 well. The Company is preparing applications for steam permits to be submitted to applicable Utah state regulators, and expects to receive those permits in or around late April 2025. The HSO 8-4 well is heating up and is expected to resume production in the HSO 8-4 well by the end of March 2025.

Planned Development Activities

We currently anticipate the following three stages of development with Stage 1 using anticipated proceeds of this offering, and Stages 2 and 3 using anticipated cash flow from our Stage 1 investment.

Stage	Description	Estimated Timing	Estimated Cost*
1	Begin development activities of at least six new wells in the Asphalt Ridge Acreage (the “Initial Development Opportunities”) that are planned to be drilled within one quarter following the closing of this offering	April 2025 to May 2025	$4,800,000
2	Acquire an additional 27,800 of optioned acreage in the Imperial Parish Fields (discussed below)	June 2025 to July 2025	$860,000
3	Conduct 3-D seismic / pre-development activities on our Imperial Parish Fields optioned properties	August 2025 to December 2025	$1,500,000
			$7,160,000

*We anticipate funding the first stage through cash raised in this offering (See “Use of Proceeds”) and future stages from projected cash flow from operations.

As described above and discussed below, subsequent to investing in the Initial Development Opportunities, we plan to use anticipated cash flow to develop the Imperial Parish Fields asset (discussed below) by first securing rights to perform 3-D seismic imaging and develop up to approximately 30,000 acres in the Imperial Parish Fields, second to perform 3-D seismic imaging on the acreage we successfully option, and then to drill and complete wells in the most prospective areas we have optioned. Through our agreement with Saur Minerals (discussed below), we plan to acquire acreage within the Imperial Parish Fields through options that include (1) the right to perform a 3-D seismic shoot on the property; and (2) an option to purchase a mineral lease with rights to drill oil and gas wells on the property.  For most options the Company has paid $12.50 to $25.00 per acre for the seismic right and has entered into an option to pay $75.00 per acre for the mineral and drilling rights for those acres the Company chooses to develop.

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We believe there are three primary market channels into which we can sell our hydrocarbon products produced from the Asphalt Ridge Asset, namely 1) as heavy oil to refineries; 2) as bitumen for use in infrastructure; and 3) as bunker fuel into the marine shipping industry. Each opportunity is described below:

1. Heavy Oil to Refineries

Our primary product will be bitumen, which can be sold as heavy oil directly to oil refineries and refined by them into oil products. The purchase price for heavy oil is standard throughout the industry and is historically based on West Texas Intermediate (WTI) crude prices in the region, less transportation costs. Typical Crude Oil Refining includes several steps, namely 1) the Preparation & Separation stage (where oil and gas are separated by physical means into components); 2) the Conversion stage (which involves the enhancement of the value of these components through the production of better products); and 3) the Treatment and Blending stage (where purification and quality improvement of the final products are completed to meet environmental and market standards). In the Preparation & Separation stage the crude oil is heated to break it down into its components and then put in a distillation column and separated into components based on their boiling points. The next stage, the Conversion Stage, includes cracking, reforming and isomerization. In this stage the larger hydrocarbons are broken down into smaller, more valuable ones, then heated and pressurized and catalysts are used to upgrade the napthas into higher octane Petrol and then converted from straight-chained hydrocarbon molecules to branch-chained molecules. The typical last stage is treatment and blending. In this stage the hydrotreating process produces high quality base oils and small amounts of waste hydrocarbons. Then the different streams are blended into finished petroleum products. See the diagram below:

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Our internal testing has shown that our production is expected to consist of approximately 90% bitumen and 10% organic range diesel. Assuming that breakdown, our refining process is expected to be simple and will only consist of the typical first stage of the crude oil refining process, Preparation & Separation, to prepare the output for sale to the market. We will need to simply heat our oil to 475 F which will separate the diesel from the bitumen, which oil will be stored in separate tanks in preparation to be loaded into tanker trucks.

Typical Crude Refining Process:

Our Expected Refining Process:

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2. Bitumen Used in Infrastructure

Though selling our expected production to refineries is an option we may consider, our business plan is to first seek to sell our product to buyers of asphalt. Bitumen is an asphalt binder and used for the construction of roads, bridges and other infrastructure projects that use asphalt. We have taken the bitumen produced in our two wells and sent it to local asphalt companies who have tested it and have indicated a preliminary desire to purchase our bitumen, once in production. In the event they buy our bitumen, we believe the only refining that we would need to do to make the bitumen acceptable to them is to heat it to 475 F in our tanks before shipping it to them. One of the asphalt companies that have tested our product is Hot Oil Transport, LLC, located in Tooele, Utah (“HOT”), which is located just over a 3 hour drive from our project. Given the closeness of their facility, we expect to be able to load the hot bitumen into non-heated tankers and deliver it to them by road. HOT currently has a demand for approximately 50,000 barrels (bbl) of bitumen per year and has entered into an initial off-take agreement with our operator, Valkor Oil & Gas LLC (“Valkor”), to purchase up to 1,000 tons of asphalt per week, subject to certain adjustments and conditions, which we expect will come from our future production. We anticipate that amount should be sufficient to allow us to deliver all of our expected production from our planned 112 wells in Phase 1.

Bitumen is used for asphalt in infrastructure projects and is not only tied to the global price of oil but also to the supply and demand for asphalt. Historically, bitumen trades at a premium to the price of WTI. Over the past four years the average price of bitumen has been at a 38% premium or 1.38 times the price of WTI (see the graph below). It is based off of WTI pricing but does not follow it in lock-step but is based on the demand required. For example, in April 2022, the WTI price fell to $16.55 per barrel while bitumen was selling at $76.31 per barrel.

Source: Colorado Asphalt Pavement Association (Bitumen) and U.S. Energy Information Administration (WTI).

The current U.S. administration under President Donald Trump has stated that they desire to increase the production of oil in the United States saying “Drill baby Drill”, to become oil independent but also to lower oil prices in order to reduce inflation and lower prices generally.  The focus of the government on increasing production is positive for the industry but the desire to lower prices also creates uncertainty for oil producers. In the event prices are lowered, we will be subject to those lower oil prices, but our focus will be on infrastructure not oil price swings. We believe that government policy shifts toward infrastructure would strengthen the demand for what we plan to supply, as it would be expected to have a direct effect on the market demand and price of bitumen. Also, any tariffs on Canadian products (as of the date of this prospectus there is a 10% tariff on Canadian energy exports to the United States), if they occur and while in place, could be a benefit to us as much of the bitumen used in our region traditionally comes from Canada, and could be subject to the tariffs.

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3 . Bunker Fuel Used in Marine Shipping Industry

The oil in the Asphalt Ridge tar-sands has a negligible amount of sulfur (less than 0.1% sulfur). This makes it a very good candidate for use as Bunker Fuel for marine shipping which has very strict environmental standard in regards to sulfur content requirements. We believe there is a very attractive opportunity to use our bitumen and mix it with glycerin and water through a third-party mixing process to create a Bunker Fuel for the marine shipping market. If we are successful in this process, which cannot be assured, we believe it will provide a very attractive off-take opportunity as there is great demand for non-sulfur shipping fuel, which fuel historically trades at a premium to WTI. Over the past three years, the average premium price of Bunker Fuel to WTI has averaged approximately a 67% premium or 1.67 times the price of WTI. See the graph below. Bunker fuel is quoted in Short Metric Tons which converts to barrels at a ratio of 7.3 barrels of oil per Short Metric Ton.

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The Imperial Parish Fields Asset

On March 8, 2022, the Company entered into a letter agreement (the “Letter Agreement”) with Saur Minerals LLC (“Saur Minerals”) which is based in Lafayette, Louisiana. Saur Minerals is owned and controlled by Louis E. Bernard, Jr. and Michael L. Schilling, Jr., beneficial owners of an aggregate of less than 1% and 5.9% of the Company’s outstanding common stock as of the date of this prospectus, respectively. Pursuant to the Letter Agreement, Saur Minerals caused its affiliated entity, Two Pearl Energy LLC (“Two Pearl”), to assign approximately 1,487 net acres of oil and gas leasehold interests (the “St. Landry Leases”) and related assets located within St. Landry Parish, Louisiana to the Company in exchange for (a) $300,000 of cash consideration paid by the Company to Saur Minerals on March 8, 2022, (b) $100,000 cash consideration payable by the Company to Saur Minerals within five days after the closing of the acquisition, which amount has been paid in full, and (c) $200,000 of cash consideration payable by the Company to Saur Minerals within thirty days after the closing of the acquisition, which amount has been paid in full. In addition, the parties agreed that Two Pearl would reserve and retain an overriding royalty interest (“ORRI”) with respect to each Subject Lease in a percentage equal to the positive difference between the royalty interest of the lessor under each Subject Lease and 25%, if the lessor reserves a royalty less than 25%, and 2% if the lessor reserves a royalty interest equal to or greater than 25%.

As part of our diligence into the Imperial Parish Fields, the Company evaluated potential target zones and offset well results, and identified potential well locations and produced an estimate (the “Resource Estimate”) of the resource opportunity of the Imperial Parish Fields, noting that “resource” estimates are not consistent with “proved reserves” as defined by the SEC, and that we do not currently have, and may not have in the future, either proved reserves or production of oil or natural gas in commercial quantities or at all, in connection with our Louisiana assets.  Based on our Resource Estimate, we believe single well economics in the area on which we hold our options would be robust in today’s commodity price environment.

In connection with the closing of the transactions contemplated by the Letter Agreement, the Company and Saur Minerals entered into an Acquisition and Development Agreement, dated March 8, 2022, as amended June 16, 2022 (the “Development Agreement”), pursuant to which Saur Minerals agreed to seek and pursue opportunities to acquire certain interests for the benefit of the Company and subsequently reconveyed to the Company, or directly acquire on behalf of the Company such interests, within St. Landry Parish, Louisiana (the “Development Area”), on an exclusive basis for a term of five years expiring March 8, 2027, subject to extension by the Company for three additional periods of one year each, and subject to satisfaction of certain pre-authorized economic terms, prices and conditions as set forth therein, the acquisition of which interests are to be reimbursed to Saur Minerals, or paid directly, by the Company.

In addition, in connection with the closing of the transactions contemplated by the Letter Agreement, on March 8, 2022, the Company and Saur Minerals entered into a Seismic License Agreement, pursuant to which, Saur Minerals, as licensor of certain seismic data covering the St. Landry Leases and other mineral interests or leasehold interests within the Development Area, agreed to license such seismic data, on a perpetual, irrevocable, non-exclusive, transferable, sublicensable, royalty-free and fully-paid up basis. The seismic license was granted in connection was the closing of the transactions contemplated under the Letter Agreement, Development Agreement and related transactions, with no additional consideration, royalty or license fee due or owing by the Company to Saur Minerals.

We project that seismic and lease options on an additional 27,800 targeted acres in Phase 1 (the “Targeted Acres”) will cost approximately $860,000, which is anticipated to be funded with anticipated cash flow from the development of our Asphalt Ridge Acreage   (see “Use of Proceeds”). Additionally, we plan to use anticipated future cash flow of $1.5 million, when available, to prepare a 3-D seismic survey on the optioned acreage in Phase 1 to analyze three targeted zones – the Frio, Cockfield and Sparta zones. These zones have been proven in offset acreage not held by the Company by companies such as Exxon Mobil, Texaco (Chevron USA Inc.), Halbouty Reserve and Hunt Oil Company, and several smaller independents such as Lynal, Inc., Lyons Petroleum, Inc., and others. All national US Army Corp of Engineer permits are in place to shoot 3-D seismic data for our optioned property. The timeline for shooting and analyzing the 3-D data is anticipated to be six months (the “3-D Seismic Phase”), which we anticipate beginning immediately after acquiring the Phase 1 acreage. In tandem during the 3-D Seismic Phase, we plan to put out a request for proposal (a “RFP”) for drilling contracts with locally identified drilling contractors.

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The anticipated development plan for the Imperial Parish Fields Asset to the extent deployed, is to first acquire options on the Targeted Acres, then shoot 3-D seismic, and following the interpretation of the 3-D seismic data, and assuming that such 3-D seismic data provides us with reasonable validation of the prospectivity of the acreage, we plan to exercise options we hold to acquire leaseholds we deem most prospective, sign a drilling contract, and then diligently work with our contracted drilling contractor to identify optimal locations for four initial wells (the “Drilling Evaluation Process”). We anticipate each well will require approximately 500 acres to form a drilling unit.

Our current options include an option that allows us to lease the acreage for $75 per acre. For acreage not under option, we anticipate a total cost of $115 per acre to source and lease. Therefore, each well would incur acreage leasing costs estimated at between $37,500 to $57,500, with the total estimated acreage leasing cost for the first four wells being between $150,000 and $230,000, which funds for such drilling we anticipate raising through a reserve based lending facility subsequent to this offering, which may not be available on favorable terms, if at all. We will also need to evaluate and source offtake contracts through the Drilling Evaluation Process. We expect the drilling evaluation process to take up to an additional two months following the 3-D Seismic Phase. The goal of these wells will be to prove up all three zones (Frio, Cockfield, and Sparta). Subject to changes in the discretion of management during the Drilling Evaluation Process, we intend to drill our first four wells in the Imperial Parish Fields in the Sparta zone with each well testing the Cockfield and Frio zones. We anticipate that the drilling and completion of the first two wells will take approximately two months to complete with hydrocarbons expected to begin flowing from the initial wells after 10 weeks. The second set of wells is anticipated to take a similar time frame. We intend to use the cash flow generated from the Asphalt Ridge Acreage, if any, and a reserve based lending facility (an “RBL”) which we plan to seek to put into place following this offering, to drill the four wells and subsequent wells in our three year drilling plan in our Louisiana assets, noting that we do not currently have, and may not have in the future, either proved reserves or production of oil or natural gas in commercial quantities or at all, in connection with our Louisiana assets. Thus, we expect to have sufficient liquidity to drill further wells out of cash flow and future borrowings. Based on the well results of the first four wells, we plan to drill, subject to available financing, two additional wells each quarter with the next six wells being called the 2nd Drilling Phase (the “2nd Drilling Phase”). We expect these wells in the 2nd Drilling Phase to be able to be completed with more efficiency and the intention of establishing a type curve that can be replicated throughout the acreage position. We anticipate funds for our 2nd Drilling Phase to be raised through a reserve-based lending facility subsequent to this offering, which may not be available on favorable terms, if at all. Additionally, with the cash flow generated and anticipated borrowing capacity from the first and 2nd Drilling Phase, we may look at further exploration options on our acreage, including the deep and highly prospective Cretaceous formation which has been proved to produce commercial quantities of oil and gas by Freeport-McMoran Oil and Gas LLC, BP plc, and Pennington Oil Co.

Business Strategies

Our primary objective is to bring the first two wells on the Asphalt Ridge Acreage into full production and then continue developing the Asphalt Ridge Asset with the proceeds of this offering. We then plan to use anticipated cash flow, if any, from that Asphalt Ridge operation, to acquire the Targeted Acres and develop our optioned acreage in the Imperial Parish Fields and potentially to acquire and develop other opportunities for oil and gas production in south central Louisiana. Our primary focus is first in Utah, and then in Louisiana, but we may also consider appropriately priced out-of-state oil and gas opportunities in the future.

The primary goal of our collective efforts is to grow the Company into a highly profitable, independent oil and gas company.

Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Our ability to acquire properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in eventually bidding or consummating transactions.

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There is also competition between natural gas producers and other related and unrelated industries. Furthermore, competitive conditions may be substantially affected by energy legislation or regulation enacted by governments of the United States and other jurisdictions. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon our future operations. Such laws and regulations may substantially increase the costs of capitalizing on oil and gas opportunities. Our larger competitors may be able to absorb the burden of existing, and any changes to governmental regulations more easily than we can, which would adversely affect our competitive position.

In the Imperial Parish Fields themselves, which currently is our secondary focus, we anticipate intense competition from other operators, especially if our 3-D seismic project identifies highly-prospective resources and we obtain and publicly disclose (as is our intention) an independent petroleum engineer reserves report detailing reserves in the area. Obtaining mineral leases in order to control development is an integral part of our strategy.

Our larger competitors may be able to absorb the existing and evolved laws and regulations more easily than we can, which would adversely affect our competitiveness. Our ability to acquire properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in eventually bidding or consummating transactions.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to bitumen, oil and natural gas operations. The laws and regulations that affect the bitumen, oil and natural gas industries are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the bitumen, oil and natural gas industries increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our revenues and future ability to become profitable.

Pre-IPO Private Placement Financing

From March to May 2022, we sold an aggregate of 9,562,660 shares of restricted common stock in private transactions to 11 accredited investors, including to Frank C. Ingriselli (880,000 shares, of which 280,000 shares were subsequently gifted to a charitable organization)(our Chairman); Graham Patterson (our then Chief Financial Officer)(500,000 shares, of which 100,000 shares were subsequently transferred to Gregory L. Overholtzer, our current Chief Financial Officer and Secretary for no consideration); Louis E. Bernard, Jr. (the Managing Member of Project Operations of Saur Minerals) (1,360,000 shares, of which 680,000 were subsequently transferred to Saur Minerals, LLC, and 633,333 shares were subsequently sold to four other unaffiliated investors); Michael L. Peterson (1,000,000 shares)(our Chief Executive Officer); Michael Schilling (1,360,000 shares, of which 265,000 shares were subsequently sold to five family members of Mr. Peterson (who are not included in Mr. Peterson’s beneficial ownership as they are all adults who live in different households) in private transactions)(the President of Land/Legal of Saur Minerals); Adrian Beeston (1,483,334 shares, of which 133,334 shares were subsequently sold to Michael L. Peterson, our Chief Executive Officer and President, 66,667 shares were subsequently sold to an entity minority owned by Mr. Beeston, and 100,000 shares were subsequently sold to an unaffiliated investor ); and Naia Ventures, LLC (1,200,000 shares, of which 100,000 shares were subsequently sold to a third party around the time of the third party’s subscription for shares of the Company), for $0.00015 per share or $1,439 in aggregate.

From May to September 2022, we sold an aggregate of 789,386 shares of restricted common stock to 44 accredited investors for $1.50 per share, or $1,184,079 in aggregate. All but eight of those investors (36 in total), were also offered the right, at the same time, to subscribe for additional shares of common stock at $0.00015 per share, and an additional 12 investors were also offered the right to subscribe for shares of common stock at $0.0015 per share, and in total we sold 337,990 shares of restricted common stock to 51 accredited investors for an aggregate of $50.70.

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In January 2023, we sold an aggregate of 32,001 shares of restricted common stock to four accredited investors for $3.75 per share, or $120,000 in aggregate. At or around the same time as the sales were completed, one of our founders and one of our affiliates, Louis E. Bernard, Jr. and Saur Minerals, LLC, respectively, sold the purchasers and three other accredited investors, in a separate private transaction, an aggregate of 683,336 shares of our restricted common stock (Louis E. Bernard, Jr. (133,334 shares) and Saur Minerals, LLC (550,002 shares)), for $0.30 per share.

On February 13, 2023, our then Chief Financial Officer, Graham Patterson gifted 100,000 shares of common stock to our current Chief Financial Officer, Gregory L. Overholtzer, for no consideration.

In August 2023, we sold an aggregate of 4,000 shares of restricted common stock to an accredited investor, Adrian Beeston, for $5.00 per share or $20,000 in aggregate.

In November 2023, we sold 16,667 shares of restricted common stock to an accredited investor, for $3.00 per share, or $50,000 in aggregate. At or around the same time as the sale was completed, one of greater than 5% stockholders, Naia Ventures LLC, sold the purchaser (the Sandhya Ajjarapu revocable Trust dtd 2007), in a separate private transaction, an aggregate of 100,000 shares of our restricted common stock, for $10.00.

In August 2024, we sold an aggregate of 1,090,910 shares of restricted common stock to two accredited investors (545,445 each) for $2.75 per share or $3,000,000 in aggregate (the “August 2024 Private Offering”).

In August 2024, we issued an aggregate of 300,000 shares of restricted common stock to four consultants and advisors in exchange for services provided and to be provided in the future, which shares are subject to time-based vesting.

In February 2025, we sold an aggregate of 33,334 shares of restricted common stock to one accredited investor for $3.00 per share or $100,000 in aggregate (the “February 2025 Private Offering”).

In total, from all of the private offerings of common stock described above, we raised an aggregate of approximately $4,475,570.

On February 29, 2024, the Company entered into a Subscription Agreement (the “Subscription”) with Trxade, Inc. (“Trxade”), which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS)(“TRxADE HEALTH”), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024 (“Tranche 1”), and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well, is in full production and has produced at least 100 barrels of oil in full production (“Tranche 2”) (meaning that we are selling such oil commercially), which has not occurred to date, and which is expected to occur in April 2025. The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at the time of the Subscription, served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH. Mr. Peterson resigned as a director of TRXADE HEALTH on May 30, 2024. Mr. Suren Ajjarapu, the Chairman and CEO of TRxADE HEALTH, purchased 16,667 shares of the Company’s common shares from the Company at $3.00 per share in December 2023. Both Mr. Peterson and Mr. Ajjarapu recused themselves on the TRxADE HEALTH board vote of investing in the Series A Preferred.

Trxade paid the $2,500,000 due pursuant to Tranche 1 on March 5, 2024, and was issued the 1,000,000 shares of Series A Preferred on March 21, 2024.

The Series A Preferred is convertible into common stock, initially on a one-for-one basis, and subject to certain anti-dilution rights which increase the number of shares of common stock issuable upon conversion thereof, either at the option of the holder thereof, or automatically upon the receipt by the holder of $2.50 per share in dividend payments. We also agreed to pay the holders of the Series A Preferred stock a quarterly dividend equal to their pro rata portion of 30% of our quarterly earnings before taxes as determined in accordance with U.S. generally accepted accounting principles. The Series A Preferred also carry a $2.50 per share liquidation preference, provided that such Series A Preferred also have the right to participate with the common stock in liquidating distributions, on an as-converted basis, after the payment of such $2.50 liquidation preference.

The Series A Preferred is described in greater detail under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”.

Selected Risks Associated with Our Company

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

Risks Related to our Operating History and Need for Funding

•

The fact that we have a limited operating history and have not generated any operating revenues to date and our ability to generate revenues and/or achieve profitability, our need for additional funding and the availability and terms of such funding;

•	Our ability to execute our growth strategy and scale our operations and risks associated with such growth;

•	Our need to raise additional funding to complete planned drilling and the terms of such funding, if any;

Risks Related to The U.S. and Global Economy

•	Current and future declines in economic activity and recessions, and their effect on the Company, its property, prospects and the supply and demand, and ultimate price of bitumen, oil and natural gas;

•	Risks associated with inflation, recessions, and increases in interest rates;

Risks Related to the Bitumen, Oil, NGL and Natural Gas Industries and Our Business

•	The future price of bitumen, oil, natural gas and NGL;

•	The status and availability of bitumen, oil and natural gas gathering, transportation, and storage facilities owned and operated by third parties;

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•

An increase in the differential between the NYMEX or other benchmark prices of bitumen, oil and natural gas and the wellhead price we receive for our production may adversely affect our business, financial condition, and results of operations;

•	The impact of a decline in global bitumen, oil and natural gas prices for an extended period of time;

•	Our ability to generate sufficient cash flow to meet any future debt service and other obligations due to events beyond our control;

•

The fact that all our assets and operations are located in, and planned to be located in, Utah and the Saint Landry Parish located in south central Louisiana, making us vulnerable to risks associated with operating in only two geographic areas;

•

The speculative nature of our oil and gas operations, and general risks associated with the exploration for, and production of oil and gas; including accidents, equipment failures or mechanical problems which may occur while drilling or completing wells or in production activities; operational hazards and unforeseen interruptions for which we may not be adequately insured; the threat and impact of terrorist attacks, cyber-attacks or similar hostilities; declining reserves and production; and losses or costs we may incur as a result of title deficiencies or environmental issues in the properties in which we invest, any one of which may adversely impact our operations;

•	Intense competition in the bitumen, oil and natural gas industries;

•	Our competitors use of superior technology and data resources that we may be unable to afford or obtain the use of;

•	Uncertainties associated with enhanced recovery methods which may result in us not realizing an acceptable return on our investments in such projects or suffering losses;

•	Requirements that we must drill on certain of acreage in order to hold such acreage by production;

•	Improvements in or new discoveries of alternative energy technologies that could have a material adverse effect on our financial condition and results of operations;

•	Future litigation or governmental proceedings which could result in material adverse consequences, including judgments or settlements;

•	Future material impairments of our oil and gas assets;

Risks Related to Management, Employees and Directors

•	Our dependence on the continued involvement of our present management;

•	Potential conflicts of interest that could arise for certain members of our management team and board of directors;

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Risks Relating to Government Regulations

•

Our ability to comply with government regulations, changing regulations and laws, penalties associated with any non-compliance (inadvertent or otherwise), the effect of new laws or regulations, and our ability to comply with such new laws or regulations;

Risks Associated with Our Governing Documents and Delaware Law

•

Certain terms and provisions of our governing documents which may prevent a change of control, and which provide for indemnification of officers and directors, limit the liability of officers or directors, and provide for the board of director’s ability to issue blank check preferred stock;

Risks Related to Our Securities and this Offering

•

The fact that certain recent initial public offerings of companies with public floats comparable to the anticipated public float of the Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company; and the fact that we may experience similar volatility, which may make it difficult for prospective investors to assess the value of our common stock;

•

The anticipated volatile nature of the trading prices of our common stock following this offering; dilution experienced by investors in the offering; and dilution which may be caused by future sales of securities;

•	Rights and privileges associated with our Series A Preferred Stock and dilution caused by the conversion thereof; and

•	The fact that Heavy Sweet owns a significant portion of our outstanding common stock.

Company Information and Formation

Our principal executive offices are located at 2511 Redwood Road, Suite 16, Woods Cross, Utah 84087. Our principal website address is www.LafayetteEnergyCorp.com. The information on or accessible through our website is not part of this prospectus.

NYSE American Market Listing

We have applied to list our common stock on the NYSE American under the symbol “LEC”. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the NYSE American, we will not complete the offering.

Reverse Stock Split

Effective on January 24, 2023, our Board of Directors, and on January 26, 2023, stockholders holding a majority of our outstanding voting shares, approved resolutions approving and authorizing the filing of a Second Amended and Restated Certificate of Incorporation of the Company, which affected a two-for-three reverse stock split of the outstanding shares of our common stock, without any corresponding change in the number of authorized shares of common stock of the Company. On January 31, 2023, the Second Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of Delaware, and at the same time, the Reverse Stock Split became effective. Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information retroactively depict and reflect the Reverse Stock Split. The reverse Stock Split combined each three shares of our outstanding common stock into two shares of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the number of shares of common stock available for awards under our equity compensation plans. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share on a per stockholder basis.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

We may take advantage of these provisions until December 31, 2030 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

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THE OFFERING

I ssuer	Lafayette Energy Corp

Common stock we are offering	2,500,000 shares (or 2,875,000 shares if the underwriter exercises its over-allotment option in full).

Over-allotment option

We have granted to underwriter an option to purchase up to an additional 375,000 shares of common stock (equal to 15% of the number of shares of common stock sold in the offering) from us, solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriter may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common stock outstanding immediately before this offering	18,636,623 shares.

Common stock outstanding immediately after this offering*	21,869,957 shares, or 22,244,957 shares if the over-allotment option is exercised in full.

Assumed offering price	$4.50 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $10.1 million (or approximately $11.6 million if the underwriter exercises in full its option to purchase 375,000 additional shares of our common stock), assuming an initial public offering price of $4.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses. We currently intend to use the net proceeds we receive from this offering to invest in the Initial Development Opportunities ($4,800,000), and for general corporate purposes, including working capital and operating expenses. In addition, we may use a portion of the net proceeds of this offering to finance future acquisitions. However, we do not have any agreements or commitments with respect to any such acquisitions or investments at this time.

Risk Factors

The purchase of our common stock involves a high degree of risk. The common stock offered in this prospectus is for investment purposes only and currently no market exists for our common stock. Please refer to the section entitled “Risk Factors” before making an investment in our common stock.

Lock-up

We, our directors, executive officers, employees and certain stockholders have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of 180 days following the closing of the offering of the shares. See “Underwriting” for more information.

Proposed trading symbol

We have applied to list our common stock on the NYSE American under the symbol “LEC”. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the NYSE American, we will not complete the offering.

* Includes 733,334 shares of restricted common stock that we plan to issue to our Chief Executive Officer (433,334 shares) and three of its non-employee directors (100,000 shares each) promptly following the closing.

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Unless we indicate otherwise, all information in this prospectus:

•	is based on 18,636,623 shares of common stock issued and outstanding as of March 19, 2025;

•	assumes no exercise by the underwriter of its option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, if any;

•

assumes no exercise by the underwriter of warrants to purchase up to 143,750 shares of common stock with an exercise price of $5.625 per share which the underwriter will be granted as partial consideration in connection with this offering;

•

Assumes no awards under the Company’s 2022 Equity Incentive Plan, of which 3,089,803 shares currently remain available for future awards under such plan, except in connection with the number of shares outstanding after this offering, which includes a total of 733,334 shares of restricted common stock that are expected to be issued after the date of this prospectus to our Chief Executive Officer (433,334 shares) and three of our non-employee directors (100,000 shares each); and

•	excludes 1,000,000 shares of common stock issuable upon the conversion of 1,000,000 outstanding shares of Series A Preferred Stock.

SUMMARY FINANCIAL DATA

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2024 and 2023, and the balance sheet data as of December 31, 2024 and 2023, are derived from the audited financial statements included herein. The Company’s fiscal year end is December 31.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

Statements of Operations Data	Year Ended December 31, 2024	Year Ended December 31, 2023
Consulting fees	$750,602	$888,143
Consulting fees – Related Party	243,000	46,000
Asset impairment	—	739,458
Professional fees	347,701	241,142
General and administrative expenses – other	62,652	33,783
Net loss	(1,403,955)	(1,948,526)

Balance Sheet Data	December 31, 2024	December 31, 2023

Cash and cash equivalents	$277,715	$20,172
Prepaid expenses	325,509	—
Oil and gas properties, net – unproved	20,502,900	—

Total assets	21,106,124	20,172
Debt(1)	—	42,845
Working capital (deficit)	509,088	(104,057)
Accumulated deficit	(3,783,583)	(2,379,628)
Total stockholders’ equity (deficit)	$21,011,988	$(104,057)

(1)	Represents amounts due to related party.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this prospectus, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Operating History and Need for Funding

The Company was recently formed and has no operating history and no operating revenues and there is no assurance that the Company can generate revenues in the future.

We had an accumulated deficit of $3,783,583, and $2,379,628, as of December 31, 2024 and December 31, 2023, respectively, and a net loss of $1,403,955 and $1,948,526, for the year ended December 31, 2024 and the year ended December 31, 2023, respectively. We believe that the funds raised through the Tranche 1 sale of Series A Preferred Stock in March 2024; the expected Tranche 2 closing of the sale of an additional $2.5 million Series A Preferred Stock, at such time as we have produced at least 100 barrels of oil in full production (meaning that we are selling such oil commercially), which transaction we expect to occur in April 2025; $1,090,910 raised through the August 2024 Private Offering; $100,000 raised through the February 2025 Private Offering; and the funds expected to be raised in this offering, will be sufficient to fund our operations for the next 12 months. We may need to raise additional funding to drill additional wells if our Initial Development Opportunities do not perform as expected and/or if we are unable to obtain the anticipated RBL loan based on the performance of those first wells. We may be required to raise additional funds through public or private debt or equity financing or other various means to fund our operations and complete exploration and drilling operations and acquire assets. In such a case, adequate funds may not be available when needed or may not be available on favorable terms. If we need to raise additional funds in the future by issuing equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences, and privileges senior to those of our common stock. If funding is insufficient at any time in the future and we are unable to generate sufficient revenue from new business arrangements, to complete planned acquisitions or operations, our results of operations and the value of our securities could be adversely affected.

Additionally, due to the nature of oil and gas interests, i.e., that rates of production generally decline over time as oil and gas reserves are depleted, if we are unable to drill wells and develop reserves, either because we are unable to raise sufficient funding for such development activities, or otherwise, over time, we believe that our future revenues will decline over time. If this were to happen, we may be forced to scale back our business plan, sell or liquidate assets to satisfy outstanding debts, all of which could result in the value of our outstanding securities declining in value.

These conditions increase the risks associated with our business plan. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

We may need additional capital which may not be available on commercially acceptable terms, if at all.

We may need additional capital to support our operations and to undertake our business plan, including the planned drilling of oil and gas wells. We may also require additional funding in the future to support our operations or complete acquisitions. The most likely source of future funds presently available to us will be through the sale of equity capital or debt. Any sale of share capital will result in dilution to existing stockholders. Furthermore, we may incur debt in the future, and may not have sufficient funds to repay our future indebtedness or may default on our future debts, jeopardizing our business viability.

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We may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to expand our operations and business, which might result in the value of our securities decreasing in value or becoming worthless. Additional financing may not be available to us on terms that are acceptable. Consequently, we may not be able to proceed with our intended business plans. Obtaining additional financing contains risks, including:

•	additional equity financing may not be available to us on satisfactory terms and any equity we are able to issue could lead to dilution for current stockholders;

•

loans or other debt instruments may have terms and/or conditions, such as interest rate, restrictive covenants and control or revocation provisions, which are not acceptable to management or our directors;

•	the current environment in capital markets combined with our capital constraints may prevent us from being able to obtain adequate debt financing; and

•

if we fail to obtain required additional financing to commercialize our planned products and grow our business, we would need to delay or scale back our business plan, reduce our operating costs, or delay product launches, each of which would have a material adverse effect on our business, future prospects, and financial condition.

Additionally, we may have difficulty obtaining additional funding, and we may have to accept terms that would adversely affect our stockholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends (provided that none are currently planned) or on the manner in which we conduct our business. Additionally, lending institutions or private investors may impose restrictions on a future decision by us to make capital expenditures, acquisitions, or significant asset sales. If we are unable to raise additional funds, we may be forced to curtail or even abandon our business plan.

We have a limited operating history and expect to continue to incur losses for an indeterminable period of time.

We have a limited operating history and are engaged in the initial stages of exploration, development and exploitation of our leasehold acreage and will continue to be so until commencement of substantial production from our bitumen, oil and natural gas properties, which will depend upon successful drilling results, additional and timely capital funding, and access to suitable infrastructure. Companies in their initial stages of development face substantial business risks and may suffer significant losses. We have generated substantial net losses in the past and may continue to incur net losses as we continue our drilling program. In considering an investment in our shares, you should consider that there is only limited historical and financial operating information available upon which to base your evaluation of our performance. We have incurred net losses of  $3,783,583 for the period from February 7, 2022 (Inception) through December 31, 2024. Additionally, we are dependent on obtaining additional debt and/or equity financing to roll-out and scale our planned principal business operations. Management’s plans in regard to these matters consist principally of seeking equity funding from this offering and future additional debt and/or equity financing combined with expected cash flows from our oil and gas assets held and additional oil and gas assets that we may acquire. Our efforts may not be successful, and funds may not be available on favorable terms, if at all.

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We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. New companies must develop successful business relationships, establish operating procedures, hire staff, install management information and other systems, establish facilities, and obtain licenses, as well as take other measures necessary to conduct their intended business activities. We may not be successful in implementing our business strategies or in completing the development of the infrastructure necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed or is delayed or terminated, our operating results will be adversely affected, and our operations will differ materially from the activities described in this prospectus and our subsequent periodic reports. As a result of industry factors or factors relating specifically to us, we may have to change our methods of conducting business, which may cause a material adverse effect on our results of operations and financial condition. The uncertainty and risks described in this prospectus may impede our ability to economically find, develop, exploit, and acquire bitumen, oil and natural gas reserves. As a result, we may not be able to achieve or sustain profitability or positive cash flows provided by our operating activities in the future.

We may not be able to generate sufficient cash flow to meet our current and any future debt service and other obligations due to events beyond our control.

Our ability to generate cash flows from operations, to make payments on or refinance our current debt or any potential future indebtedness and to fund working capital needs and planned capital expenditures will depend on our future financial performance and our ability to generate cash in the future. Our future financial performance will be affected by a range of economic, financial, competitive, business, and other factors that we cannot control, such as general economic, legislative, regulatory and financial conditions in our industry, the economy generally, interest rates, inflation, the price of oil and other risks described below. A significant reduction in operating cash flows resulting from changes in economic, legislative or regulatory conditions, increased competition or other events beyond our control could increase the need for additional or alternative sources of liquidity and could have a material adverse effect on our business, financial condition, results of operations, prospects and our ability to service our current and future potential debt and other obligations. If we are unable to service our current and any future potential indebtedness or to fund our other liquidity needs, we may be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring, or refinancing such indebtedness, seeking additional capital, or any combination of the foregoing. If we raise debt, it would increase our interest expense, leverage and our operating and financial costs. We cannot assure you that any of these alternative strategies could be affected on satisfactory terms, if at all, or that they would yield sufficient funds to make required payments on future potential indebtedness or to fund our other liquidity needs. Reducing or delaying capital expenditures or selling assets could delay future cash flows. In addition, the terms of future debt agreements may restrict us from adopting any of these alternatives. We cannot assure you that our business will generate sufficient cash flows from operations or that future borrowings will be available in an amount sufficient to enable us to pay such future potential indebtedness or to fund our other liquidity needs.

If for any reason we are unable to meet our current or future potential debt service and repayment obligations, we may be in default under the terms of the agreements governing such indebtedness, which could allow our creditors at that time to declare such outstanding indebtedness to be due and payable. Under these circumstances, our lenders could compel us to apply all of our available cash to repay our borrowings. In addition, the lenders under our credit facilities or other secured indebtedness could seek to foreclose on any of our assets that are their collateral. If the amounts outstanding under such indebtedness were to be accelerated, or were the subject of foreclosure actions, our assets may not be sufficient to repay in full the money owed to the lenders or to our other debt holders.

Risks Related to The U.S. and Global Economy

Downturns and volatility in global economies and commodity and credit markets may materially adversely affect our business, results of operations and financial condition.

Our results of operations may be, materially adversely affected by the conditions of the global economies and the credit, commodities, and stock markets. Additionally, a decline in consumer confidence or changing patterns in the availability and use of disposable income by consumers can negatively affect the demand for oil and gas and as a result our results of operations.

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Economic uncertainty may affect our access to capital and/or increase the costs of such capital.

Global economic conditions continue to be volatile and uncertain due to, among other things, consumer confidence in future economic conditions, fears of recession and trade wars, the price of energy, fluctuating interest rates, the availability and cost of consumer credit, the availability and timing of government stimulus programs, levels of unemployment, increased inflation, and tax rates. These conditions remain unpredictable and create uncertainties about our ability to raise capital in the future. In the event required capital becomes unavailable in the future, or more costly, it could have a material adverse effect on our business, results of operations, and financial condition.

Declining general economic, business or industry conditions will have a material adverse effect on our results of operations, liquidity, and financial condition for the foreseeable future.

Concerns over global economic conditions, energy costs, geopolitical issues (including, but not limited to the current Ukraine/Russia conflict and conflict in Israel), changes in inflation and interest rates, and the availability and cost of credit are expected to contribute to increased economic uncertainty and diminished expectations for the global economy. These factors, combined with volatile prices of bitumen, oil and natural gas, and declining business and consumer confidence, have precipitated an economic slowdown, which could expand to a recession or global depression. If the economic climate in the United States or abroad continues to deteriorate, demand for petroleum products could diminish, which could impact the price at which we can sell our future bitumen, oil, natural gas and natural gas liquids, affect the ability of our vendors, suppliers and customers to continue operations, and ultimately adversely impact our future results of operations, liquidity and financial condition.

Our industry and the broader U.S. economy experienced higher than expected inflationary pressures in 2022, related to continued supply chain disruptions, labor shortages and geopolitical instability. Should these conditions reoccur our business, results of operations and cash flows could be materially and adversely affected.

2022 saw significant increases in the costs of certain materials, including steel, sand, and fuel, as a result of availability constraints, supply chain disruption, increased demand, labor shortages associated with a fully employed U.S. labor force, high inflation and other factors. Supply and demand fundamentals during 2022 were further aggravated by disruptions in global energy supply caused by multiple geopolitical events, including the ongoing conflict between Russia and Ukraine and the conflict in Israel. Service and materials costs have also increased accordingly with general supply chain and inflation issues seen throughout the industry leading to increased operating costs. While for the most part such inflationary pressures and supply chain constraints have leveled off and are no longer having as significant effect on pricing and availability as they did in 2022, in the future supply chain constraints and inflationary pressures may adversely impact our operating costs and may negatively impact our ability to procure materials and equipment in a timely and cost-effective manner, if at all, which could result in reduced margins and exploration, completion and production delays and, as a result, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

The conflict in Ukraine and related price volatility and geopolitical instability could negatively impact our business.

In late February 2022, Russia launched significant military action against Ukraine. The conflict has caused, and could intensify, volatility in natural gas, bitumen, oil and NGL prices, and the extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have a substantial negative impact on the global economy and/or our business for an unknown period of time. We believe that the increase in crude oil prices which began in 2022 has partially been due to the impact of the conflict between Russia and Ukraine on the global commodity and financial markets, and in response to economic and trade sanctions that certain countries have imposed on Russia. Any such continued volatility and disruptions may also magnify the impact of other risks described herein.

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Risks Related to the Bitumen, Oil, NGL and Natural Gas Industry and Our Business

Prices of bitumen, oil, NGL and natural gas prices, have in the past, and will continue in the future, to be volatile and such volatility may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations or targets and financial commitments.

The price we will receive for our bitumen and oil and, to a lesser extent, natural gas and NGLs, will heavily influence our revenue, profitability, cash flows, liquidity, access to capital, present value and quality of our reserves, the nature and scale of our operations and future rate of growth. Bitumen, Oil, NGL and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. In recent years, the markets for bitumen, oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. Further, oil prices and natural gas prices do not necessarily fluctuate in direct relation to each other. We believe our financial results will be sensitive to movements in bitumen and oil prices. The price of crude oil has experienced significant volatility over the last five years, with the price per barrel of West Texas Intermediate (“WTI”) crude, dropping below $20 per barrel in 2020 due in part to reduced global demand stemming from the global COVID-19 outbreak, and surging to over $120 a barrel in early March 2022, following Russia’s invasion of the Ukraine, and between $66 and $78 in recent months. A prolonged period of low market prices for bitumen, oil and natural gas, or further declines in the market prices for bitumen, oil and natural gas, will likely result in capital expenditures being further curtailed and will adversely affect our business, financial condition and liquidity and our ability to meet obligations, targets or financial commitments and could ultimately lead to restructuring or filing for bankruptcy, which would have a material adverse effect on our stock price and indebtedness. Additionally, lower bitumen, oil and natural gas prices have, and may in the future, cause, a decline in our stock price. The below table highlights the recent volatility in oil and gas prices by summarizing the high and low daily NYMEX WTI oil spot price and daily NYMEX natural gas Henry Hub spot price for the periods presented:

	Daily NYMEX WTI oil spot price (per Bbl)		Daily NYMEX natural gas Henry Hub spot price (per MMBtu)
	High	Low	High	Low
Year ended December 31, 2019	$66.24	$46.31	$4.25	$1.75
Year ended December 31, 2020	$63.27	$(36.98)	$3.14	$1.33
Year ended December 31, 2021	$85.64	$47.47	$23.86	$2.43
Year ended December 31, 2022	$123.64	$71.05	$9.85	$3.46
Year ended December 31, 2023	$93.67	$66.61	$3.78	$1.74
Year ended December 31, 2024	$87.69	$66.73	$13.20	$1.21
Quarter ended March 31, 2025 (through March 3, 2025)	$80.73	$70.72	$9.86	$2.93

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The bitumen reserves estimated pursuant to our resource and reserve report, and any future bitumen, oil and natural gas reserves estimated pursuant to any resource and reserve reports we may rely upon in the future, may not reflect the actual volumes of bitumen, oil and natural gas present or commercially recoverable, and significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our future production.

The process of estimating accumulations of bitumen, oil and natural gas is complex and is not exact, due to numerous inherent uncertainties. The process relies on interpretations of available geological, geophysical, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions related to, among other things, bitumen, oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserves estimate is a function of:

•	the quality and quantity of available data;

•	the interpretation of that data;

•	the judgment of the persons preparing the estimate; and

•	the accuracy of the assumptions.

The reserve report produced for us by Chapman on our Asphalt Ridge Acreage as of December 31, 2024, was only prepared for the early development of the first 280 acres of our total 2,880 contiguous acres, and may not represent an accurate estimate of the other acres in our ownership block.

The accuracy of any estimates of proved reserves generally increases with the length of the production history. Due to the limited production history of our optioned property, the estimates of future production associated with these properties may be subject to greater variance to actual production than would be the case with properties having a longer production history. As wells produce over time and more data is available, the estimated proved reserves will be re-determined on at least an annual basis and may be adjusted to reflect new information based upon actual production history, results of exploration and development, prevailing bitumen, oil and natural gas prices and other factors.

Actual future production, bitumen, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable bitumen, oil and natural gas most likely will vary from our estimates. It is possible that future production declines in our wells may be greater than we have estimated. Any significant variance to our estimates could materially affect the quantities and present value of our reserves.

We have not obtained a reserve report or oil and gas property audit, prepared in accordance with SEC requirements and guidance for our Imperial Parish Fields optioned oil and gas properties.

As part of our diligence into the Imperial Parish Fields, the Company evaluated potential target zones and any available offset well results, and identified potential well locations and produced an estimate of the resource opportunity of the Imperial Parish Fields, noting that “resource” estimates are not consistent with “proved reserves” as defined by the SEC. Based on our Resource Estimate, we believe single well economics in the Imperial Parish Fields area on which we hold our options would be robust in today’s commodity price environment. Future SEC compliance reserve reports and audits may result in estimates of oil and gas properties significantly less than our current Resource Estimates, which was not prepared in accordance with SEC requirements and guidance, which may have a material adverse effect on our estimated quantities of oil and gas, our projected future revenues and expenses, and management’s plans for future exploration and production activities, as well as the timeline and funding associated therewith. Any of the above may have a material adverse effect on our results of operation and cash flows.

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We may need to raise additional funding to complete our planned drilling activities.

As described under “Use of Proceeds”, we plan to use the funds from this offering to develop the Asphalt Ridge Asset and also plan to use expected cash flow from those operations to purchase lease options on an additional 27,800 targeted acres and to prepare a 3-D seismic survey on the optioned acreage. There is no guarantee that the Asphalt Ridge Asset will be able to obtain a reserve base loan facility, to the extent we need such a facility, and/or generate funds needed to further develop additional wells. We will need the Asphalt Ridge Asset operation to be successful in producing sufficient cash flow or to raise additional funds to drill wells on our optioned acreage however, and while we expect such funds being provided by a reserve based lending facility, as discussed in the risk factor below, such funding may not be available on favorable terms if at all. If we are unable to raise funding to complete our planned drilling operations, or otherwise acquire producing properties, we will not be able to generate any revenues, may need to curtail or cease our business operations, and any investment in the Company could decrease in value or become worthless.

Our development plan contemplates our potential entry into future reserve-based lending facilities, which may not be available on favorable terms, if at all. To the extent we borrow funds under a future reserve-based lending facility we may not be able to generate sufficient cash to service all our indebtedness and may be forced to take other actions to satisfy our debt obligations that may not be successful.

Part of our development plan contemplates our entering into a reserve-based lending facility following this offering to raise funding for the drilling of subsequent wells on the Asphalt Ridge Asset after the initial two wells are drilled, completed and have demonstrated expected production. Though we have had discussions with a lender, there is no assurance that a lending facility will be available on favorable terms, if at all, and to date we have not entered into any definitive agreements regarding such a lending facility. Due to recent increases in interest rates, inflation and economic uncertainty, such planned reserve-based lending facility may not ultimately be available or may be available on unfavorable terms. The unavailability of, or unfavorable terms associated with, a future reserve-based lending facility may have a material adverse effect on our planned future operations, business plan and ability to drill future wells and generate revenues, any of which may have a material adverse effect on the value of our securities.

In the event we are not able to enter into a reserve-based lending facility in the future and if cash flow and capital resources are insufficient to fund such debt service obligations, we may be forced to reduce or delay our planned drilling activities, investments and capital expenditures, sell assets, seek additional capital or restructure or refinance existing indebtedness. In addition, any failure to make payments of interest and principal on outstanding indebtedness on a timely basis may result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet debt service and other obligations, any of which may have a material adverse effect on the value of our securities.

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All of our bitumen, crude oil, natural gas and NGLs production is anticipated to be located in Utah and the Saint Landry Parish located in south central Louisiana, making us vulnerable to risks associated with operating in only two geographic areas.

Our future operations are planned to be focused first in Utah, and then in Louisiana, solely in the Saint Landry Parish located in south central Louisiana, which means our future properties and drilling opportunities will be geographically concentrated in those two areas. Because our operations will not be as diversified geographically as many of our competitors, the success of our operations and our profitability may be disproportionately exposed to the effect of any regional events, including:

•	fluctuations in prices of bitumen, crude oil, natural gas and NGLs produced from the wells in these areas;

•	natural disasters;

•	the effects of local quarantines;

•	restrictive governmental regulations; and

•

curtailment of production or interruption in the availability of gathering, processing or transportation infrastructure and services, and any resulting delays or interruptions of production from existing or planned new wells.

For example, the demand for our oil from refiners in Utah or the bottlenecks in processing and transportation that have occurred in some recent periods in the Saint Landry Parish located in south central Louisiana may negatively affect our future results of operations, and these adverse effects may be disproportionately severe to us compared to our more geographically diverse competitors. Similarly, the concentration of our future assets within a small number of producing formations exposes us to risks, such as changes in field-wide rules that could adversely affect development activities or production relating to those formations. Such an event could have a material adverse effect on our future results of operations and financial condition. The development of the Asphalt Ridge Asset will require access to natural gas and carbon dioxide (CO2) to perform steam injection which, while currently available, could undergo a supply constraint which, if it were to occur, would make development prohibitive. In addition, in areas where exploration and production activities are increasing, as has been the case in recent years in the Saint Landry Parish located in south central Louisiana, the demand for, and cost of, drilling rigs, equipment, supplies, personnel and oilfield services increase. Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect our future development and exploration future operations or cause us to incur significant expenditures that are not provided for in our capital forecast, which could have a material adverse effect on our business, financial condition or results of operations.

Drilling for and producing bitumen, oil and natural gas are highly speculative and involve a high degree of risk, with many uncertainties that could adversely affect our business. We have not recorded proved reserves, and areas that we decide to drill may not yield oil or natural gas in commercial quantities or at all.

Exploring for and developing hydrocarbon reserves involves a high degree of operational and financial risk, which precludes us from definitively predicting the costs involved and time required to reach certain objectives. Our drilling locations are in various stages of evaluation, ranging from locations which have been drilled, to locations that we believe could be ready to drill, to the majority of locations in the Imperial Parish Fields, where we plan on performing 3-D seismic imaging that will require substantial additional interpretation before they can be drilled. The budgeted costs of planning, drilling, completing, and operating wells are often exceeded, and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spudded, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons or is drilled at all. Exploration wells bear a much greater risk of loss than development wells. The analogies we draw from available data from other wells, more fully explored locations or producing fields may not be applicable to our drilling locations. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly.

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If we decide to drill a certain location, there is a risk that no commercially productive oil or natural gas reservoirs will be found or produced. We may drill or participate in new wells that are not productive. We may drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well. Whether a well is ultimately productive and profitable depends on a number of additional factors, including the following:

•	general economic and industry conditions, including the prices received for bitumen, oil and natural gas;

•	shortages of, or delays in, obtaining equipment, including cyclic steam stimulation and/or hydraulic fracturing equipment, and qualified personnel;

•	potential significant water production which could make a producing well uneconomic;

•	potential drainage by operators on adjacent properties;

•	loss of, or damage to, oilfield development and service tools;

•	problems with title to the underlying properties;

•	increases in severance taxes;

•	adverse weather conditions that delay drilling activities or cause producing wells to be shut down;

•	domestic and foreign governmental regulations; and

•	proximity to and capacity of transportation facilities.

If we do not drill productive and profitable wells in the future, our business, financial condition, and results of operations could be materially and adversely affected.

Our success is dependent on the prices of bitumen, oil, NGLs and natural gas. Low oil or natural gas prices and the substantial volatility in these prices are expected to adversely affect, our business, financial condition and results of operations and our ability to meet our capital expenditure requirements and financial obligations.

The prices we receive for our future bitumen, oil, NGLs and natural gas will heavily influence our revenue, profitability, cash flow available for capital expenditures, access to capital and future rate of growth. Bitumen, oil, NGLs and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the commodities market has been volatile. For example, the price of crude oil has experienced significant volatility over the last six years, with the price per barrel of WTI crude rising from a low of $27 in February 2016 to a high of $76 in October 2018, then dropping below $20 per barrel in April 2020, due in part to reduced global demand stemming from the recent global COVID-19 outbreak, before surging to over $125 a barrel in early March 2022, following Russia’s invasion of the Ukraine, and more recently trading between approximately $66 and $78 per barrel. Prices for natural gas and NGLs experienced declines of similar magnitude. An extended period of continued lower oil prices, or additional price declines, will have further adverse effects on us. The prices we receive for our future production, and the levels of our future production, will depend on numerous factors, including the following:

•	the domestic and foreign supply of bitumen, oil, NGLs and natural gas;

•	the domestic and foreign demand for bitumen, oil, NGLs and natural gas;

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•	the prices and availability of competitors’ supplies of bitumen, oil, NGLs and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;

•	the price and quantity of foreign imports of bitumen, oil, NGLs and natural gas;

•	the impact of U.S. dollar exchange rates on bitumen, oil, NGLs and natural gas prices;

•	domestic and foreign governmental regulations and taxes;

•	speculative trading of bitumen, oil, NGLs and natural gas futures contracts;

•	localized supply and demand fundamentals, including the availability, proximity, and capacity of gathering and transportation systems for bitumen, oil and natural gas;

•	the availability of refining capacity;

•	the prices and availability of alternative fuel sources;

•	the threat, or perceived threat, or results, of viral pandemics, for example, as experienced with the COVID-19 pandemic in 2020 and 2021;

•	weather conditions and natural disasters;

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political conditions in or affecting bitumen, oil, NGLs and natural gas producing regions and/or pipelines, including in Eastern Europe, the Middle East, and South America, for example, as experienced with the Russian invasion of the Ukraine in February 2022 and the war in Israel, each of which are still ongoing;

•	the continued threat of terrorism and the impact of military action and civil unrest;

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public pressure on, and legislative and regulatory interest within, federal, state, and local governments to stop, significantly limit or regulate cyclic steam stimulation and production and/or hydraulic fracturing activities;

•	the level of global bitumen, oil, NGL and natural gas inventories and exploration and production activity;

•	authorization of exports from the Unites States of liquefied natural gas;

•	the impact of energy conservation efforts;

•	technological advances affecting energy consumption; and

•	overall worldwide economic conditions.

Declines in bitumen, oil, NGL or natural gas prices will not only reduce our future revenue, but will reduce the amount of bitumen, oil, NGL and natural gas that we can produce economically. Should natural gas, NGL or oil prices decline from current levels and remain there for an extended period of time, we may choose to shut-in our future operated wells, delay some or all of our future exploration and development plans for our prospects, or to cease future exploration or development activities on certain prospects due to the anticipated unfavorable economics from such activities, and, as a result, we may have to make substantial downward adjustments to any future estimated proved reserves, each of which would have a material adverse effect on our business, financial condition and results of operations.

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We have in the past, and may in the future, be forced to write-down material portions of our assets due to low oil prices.

The successful efforts method of accounting is used for oil and gas exploration and production activities. Under this method, all costs for development wells, support equipment and facilities, and proved mineral interests in oil and gas properties are capitalized. We plan to review the carrying value of our long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. We plan to assess the recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. This impairment does not impact cash flows from operating activities but does reduce earnings and our stockholders’ equity.

During the year ended December 31, 2023, the Company reviewed its lease options for the likelihood of them being extended and as a result recorded an impairment in the amount of $739,458.

The Company performs at least an annual “ceiling test” calculation to test its oil and gas properties for possible impairment. The primary components impacting this calculation are commodity prices, reserve quantities added and produced, overall exploration and development costs, depletion expense, and tax effects. If the net capitalized cost of the Company’s oil and gas properties subject to amortization (the carrying value) exceeds the ceiling limitation, the excess would be charged to expense. The ceiling limitation is equal to the sum of the present value discounted at 10% of estimated future net cash flows from proved reserves, the cost of properties not being amortized, the lower of cost or estimated fair value of unproved properties included in the costs being amortized, and all related tax effects.

A continued period of low prices may force us to incur additional material write-downs of our bitumen, oil and natural gas properties, which could have a material effect on the value of our properties and cause the value of our securities to decline in value. Additionally, impairments would occur if we were to experience sufficient downward adjustments to our anticipated estimated proved reserves or the present value of anticipated estimated future net revenues. An impairment recognized in one period may not be reversed in a subsequent period even if higher oil and gas prices increase the cost center ceiling applicable to the subsequent period. We have in the past incurred, and may in the future incur, additional impairments of oil and gas properties which may be material.

The nature of oil sands exploration and development involves many risks.

Oil sands exploration and development are very competitive and involve many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any exploration property, there can be no assurance that commercial deposits of bitumen will be produced from our properties in Utah.

The technology planned to be used to extract bitumen has never been implemented on a large commercial basis before and our assumptions and expectations may not be accurate causing actual results to be significantly different from our current expectations. As a result, our operations may not generate any significant revenues from the development of our bitumen resources.

Furthermore, the marketability of any resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment and labor availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas, land use and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.

Supply risk is a function of the unavailability of oil sands ores containing heavy oil and bitumen, from our mineral leases; poor ore grade quality or density, and solvents and condensates that we acquire from third parties. Unplanned well equipment and extraction plant maintenance, storage costs and less than anticipated reservoir and equipment performance could also impact our results for operations. Our oil extraction activities will be dependent upon having an available supply of mined oil sands ores and sandstones containing heavy oil and bitumen.

Our exploration, development and exploitation projects require substantial capital expenditures that may exceed cash on hand, cash flows from operations and potential borrowings, and we may be unable to obtain needed capital on satisfactory terms, which could adversely affect our future growth.

Our exploration and development activities are expected to be capital intensive. We make and expect to continue to make substantial capital expenditures in our business for the development, exploitation, production and acquisition of bitumen, oil and natural gas reserves. Our cash on hand, our future operating cash flows and future potential borrowings may not be adequate to fund our future acquisitions or future capital expenditure requirements. The rate of our future growth may be dependent, at least in part, on our ability to access capital at rates and on terms we determine to be acceptable.

Our future cash flows from operations and access to capital are expected to be subject to a number of variables, including:

•	our future estimated proved bitumen, oil and natural gas reserves;

•	the amount of bitumen, oil and natural gas we produce from wells;

•	the prices at which we sell our future production;

•	the costs of developing and producing our bitumen, oil and natural gas reserves;

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•	our ability to acquire, locate and produce new reserves;

•	the general state of the economy;

•	the ability and willingness of banks to lend to us; and

•	our ability to access the equity and debt capital markets.

In addition, future events, such as terrorist attacks, wars, threat of wars, or combat peace-keeping missions, financial market disruptions, increases in interest rates and inflation, general economic recessions, bitumen, oil and natural gas industries recessions, large company bankruptcies, accounting scandals, pandemic diseases, overstated reserves estimates by major public oil companies and disruptions in the financial and capital markets have caused financial institutions, credit rating agencies and the public to more closely review the financial statements, capital structures and earnings of public companies, including energy companies. Such events have constrained the capital available to the energy industry in the past, and such events or similar events could adversely affect our access to funding for our operations in the future.

If our future revenues decrease as a result of lower bitumen, oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels, further develop and exploit our current properties or invest in additional exploration opportunities. Alternatively, a significant improvement in bitumen, oil and natural gas prices or other factors could result in an increase in our capital expenditures and we may be required to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments, the sale or farm out of interests in our assets, the borrowing of funds or otherwise to meet any increase in capital needs. If we are unable to raise additional capital from available sources at acceptable terms, our business, financial condition, and results of operations could be adversely affected. Further, future debt financings may require that a portion of our cash flows provided by operating activities be used for the payment of principal and interest on our debt, thereby reducing our ability to use cash flows to fund working capital, capital expenditures and acquisitions. Debt financing may involve covenants that restrict our business activities. If we succeed in selling additional equity securities to raise funds, at such time the ownership percentage of our existing stockholders would be diluted, and new investors may demand rights, preferences, or privileges senior to those of existing stockholders. If we choose to farm-out interests in our prospects, we may lose operating control over such prospects.

We may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect our business.

While we are drilling and completing wells or involved in production activities, we may have accidents or experience equipment failures or mechanical problems in a well that cause us to be unable to drill and complete the well or to continue to produce the well according to our plans. We may also damage a potential geologic formation that has oil and gas reserves during drilling and completion operations. Such incidents may result in a reduction of our production and reserves from the well or in abandonment of the well.

Our operations will be subject to operational hazards and unforeseen interruptions for which we may not be adequately insured.

There are numerous operational hazards inherent in bitumen, oil and natural gas exploration, development, production and gathering, including:

•	unusual or unexpected geologic formations;

•	natural disasters;

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•	adverse weather conditions;

•	unanticipated pressures;

•	loss of drilling fluid circulation;

•	blowouts where oil or natural gas flows uncontrolled at a wellhead;

•	cratering or collapse of the formation;

•	pipe or cement leaks, failures, or casing collapses;

•	fires or explosions;

•	releases of hazardous substances or other waste materials that cause environmental damage;

•	pressures or irregularities in formations; and

•	equipment failures or accidents.

In addition, there is an inherent risk of incurring significant environmental costs and liabilities in the performance of our operations, some of which may be material, due to our handling of petroleum hydrocarbons and wastes, our emissions to air and water, the underground injection or other disposal of our wastes, the use of cyclic steam stimulation and production and/or hydraulic fracturing equipment and processes, and historical industry operations and waste disposal practices.

Any of these or other similar occurrences could result in the disruption or impairment of our operations, substantial repair costs, personal injury or loss of human life, significant damage to property, environmental pollution and substantial revenue losses. The location of our wells, gathering systems, pipelines, and other facilities near populated areas, including residential areas, commercial business centers and industrial sites, could significantly increase the level of damages resulting from these risks. Insurance against all operational risks is not available to us. We are not fully insured against all risks, including development and completion risks that are generally not recoverable from third parties or insurance. In addition, pollution and environmental risks generally are not fully insurable. We anticipate that we will obtain and maintain at least $5 million in general liability coverage and at least $5 million umbrella coverage that covers our and our subsidiaries’ business and operations once operations begin following this offering. With respect to our other non-operated assets, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could, therefore, occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. Moreover, insurance may not be available in the future at commercially reasonable prices or on commercially reasonable terms. Changes in the insurance markets due to various factors may make it more difficult for us to obtain certain types of coverage in the future. As a result, we may not be able to obtain the levels or types of insurance we would otherwise have obtained prior to these market changes, and the insurance coverage we do obtain may not cover certain hazards or all potential losses that are currently covered and may be subject to large deductibles. Losses and liabilities from uninsured and underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition, and results of operations.

Our strategy as an onshore resource player may result in operations concentrated in certain geographic areas and may increase our exposure to many of the risks described in this prospectus.

Our current operations are in Utah, and we expect to expand into Louisiana in the future, funding permitting. This concentration may increase the potential impact of many of the risks described in this prospectus. For example, we may have greater exposure to regulatory actions impacting these two states, adverse weather and natural disasters in Utah and Louisiana, competition for equipment, services, and materials available in, and access to infrastructure and markets in, these states.

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Unless we replace our future bitumen, oil and natural gas reserves, our reserves and production will decline, which will adversely affect our business, financial condition, and results of operations.

The rate of production from our bitumen, oil and natural gas properties will decline as our reserves are depleted. Our future bitumen, oil and natural gas reserves and production and, therefore, our future income and cash flow, will be highly dependent on our success in (a) efficiently developing and exploiting our future reserves on properties owned by us or by other persons or entities; and (b) economically finding or acquiring additional bitumen, oil and natural gas producing properties. In the future, we may have difficulty acquiring new properties. During periods of low oil and/or natural gas prices, it will become more difficult to raise the capital necessary to finance expansion activities. If we are unable to replace our future production, our future reserves will decrease, and our business, financial condition and results of operations would be adversely affected.

Our strategy includes acquisitions of bitumen, oil and natural gas properties, and our failure to identify or complete future acquisitions successfully, or not produce projected revenues associated with the future acquisitions could reduce our earnings and hamper our growth.

We may be unable to identify properties for acquisition or to make acquisitions on terms that we consider economically acceptable. There is intense competition for acquisition opportunities in our industry. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. The completion and pursuit of acquisitions may be dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to grow through acquisitions will require us to continue to invest in operations, financial and management information systems and to attract, retain, motivate, and effectively manage our employees. The inability to manage the integration of acquisitions effectively could reduce our focus on subsequent acquisitions and current operations and could negatively impact our results of operations and growth potential. Our financial position and results of operations may fluctuate significantly from period to period as a result of the completion of significant acquisitions during particular periods. If we are not successful in identifying or acquiring any material property interests, our earnings could be reduced and our growth could be restricted.

We may engage in bidding and negotiating to complete successful acquisitions. We may be required to alter or increase substantially our capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of non-strategic assets, the borrowing of funds or otherwise. If we were to proceed with one or more acquisitions involving the issuance of our common stock or preferred stock, our stockholders would suffer dilution of their interests. Furthermore, our decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which our staff is familiar may impact our productivity in such areas.

We may not be able to produce the projected revenues related to future acquisitions. There are many assumptions related to the projection of the revenues of future acquisitions including, but not limited to, drilling success, bitumen, oil and natural gas prices, production decline curves and other data. If revenues from future acquisitions do not meet projections, this could adversely affect our business and financial condition.

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If we complete acquisitions or enter into business combinations in the future, they may disrupt or have a negative impact on our business.

If we complete acquisitions or enter into business combinations in the future, funding permitting, we could have difficulty integrating the acquired companies’ assets, personnel and operations with our own. Additionally, acquisitions, mergers, or business combinations we may enter into in the future could result in a change of control of the Company, and a change in the board of directors or officers of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition or completing a business combination, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions and business combinations are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired companies, concepts, and operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	change in our business focus and/or management;

•	difficulties in maintaining uniform standards, controls, procedures, and policies;

•	the potential impairment of relationships with employees and partners as a result of any integration of new management personnel;

•	the potential inability to manage an increased number of locations and employees;

•	our ability to successfully manage the companies and/or concepts acquired;

•	the failure to realize efficiencies, synergies, and cost savings; or

•	the effect of any government regulations which relate to the business acquired.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition or business combination, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses, and adversely affect our results of operations.

Any acquisition or business combination transaction we enter into in the future could cause substantial dilution to existing stockholders, result in one party having majority or significant control over the Company or result in a change in business focus of the Company.

In the future we may incur increased indebtedness which could reduce our financial flexibility, increase interest expense, and adversely impact our operations and our unit costs.

We currently have limited indebtedness, but we may incur significant amounts of indebtedness in the future in order to make acquisitions or to develop our properties. Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows could be used to service our indebtedness;

•	a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

•	any covenants contained in the agreements governing our outstanding indebtedness could limit our ability to borrow additional funds, dispose of assets, pay dividends, and make certain investments;

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a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

•	debt covenants to which we may agree may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

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A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition, and results of operations.

We may purchase bitumen, oil and natural gas properties with liabilities or risks that we did not know about or that we did not assess correctly, and, as a result, we could be subject to liabilities that could adversely affect our results of operations.

Before acquiring bitumen, oil and natural gas properties, we plan to estimate the reserves, future bitumen, oil and natural gas prices, operating costs, potential environmental liabilities, and other factors relating to the properties. However, our review will involve many assumptions and estimates, and their accuracy is inherently uncertain. As a result, we may not discover all existing or potential problems associated with the properties we buy. We may not become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not generally anticipate performing inspections on every well or property, and we may not be able to observe mechanical and environmental problems even when we conduct an inspection. The seller may not be willing or financially able to give us contractual protection against any identified problems, and we may decide to assume environmental and other liabilities in connection with properties we acquire. If we acquire properties with risks or liabilities we did not know about or that we did not assess correctly, our business, financial condition and results of operations could be adversely affected as we settle claims and incur cleanup costs related to these liabilities.

We may incur losses or costs as a result of title deficiencies in the properties in which we invest.

If an examination of the title history of a property that we purchase reveals an bitumen, oil and natural gas lease has been purchased in error from a person who is not the owner of the property, our interest would be worthless. In such an instance, the amount paid for such bitumen, oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an bitumen, oil and natural gas well, it is the normal practice in the bitumen, oil and natural gas industries for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed bitumen, oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. Our failure to cure any title defects may adversely impact our ability in the future to increase production and reserves. In the future, we may suffer a monetary loss from title defects or title failure. Additionally, unproved, and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss which could adversely affect our business, financial condition and results of operations.

Our future drilling locations will be identified and development thereof scheduled over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling.

Our management team will seek to identify highly prospective drilling locations in our operating areas that we will seek to develop over a multi-year period. Our ability to drill and develop these locations depends on a number of factors, including the availability of equipment and capital, approval by regulators, seasonal conditions, bitumen, oil and natural gas prices, assessment of risks, costs, and drilling results. The final determination on whether to drill any of these locations will be dependent upon numerous factors, as well as, to some degree, the results of our drilling activities with respect to our established drilling locations. Because of these uncertainties, we do not know if the drilling locations we have identified will be drilled within our expected timeframe or at all or if we will be able to economically produce hydrocarbons from these or any other potential drilling locations. Our actual drilling activities may be materially different from our current expectations, which could adversely affect our business, financial condition, and results of operations.

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We currently license only a limited amount of seismic and other geological data and may have difficulty obtaining additional data at a reasonable cost, which could adversely affect our future results of operations.

We currently license only a limited amount of seismic and other geological data to assist us in exploration and development activities. We may obtain access to additional data in our areas of interest through licensing arrangements with companies that own or have access to that data or by paying to obtain that data directly. Seismic and geological data can be expensive to license or obtain. We may not be able to license or obtain such data at an acceptable cost. In addition, even when properly interpreted, seismic data and visualization techniques are not conclusive in determining if hydrocarbons are present in economically producible amounts and seismic indications of hydrocarbon saturation are generally not reliable indicators of productive reservoir rock.

The unavailability or high cost of drilling rigs, completion equipment and services, supplies and personnel, including cyclic steam stimulation and production and/or hydraulic fracturing equipment and personnel, could adversely affect our ability to establish and execute exploration and development plans within budget and on a timely basis, which could have a material adverse effect on our business, financial condition and results of operations.

Shortages or the high cost of drilling rigs, completion equipment and services, supplies or personnel could delay or adversely affect our operations. When drilling activity in the United States increases, associated costs typically also increase, including those costs related to drilling rigs, equipment, supplies and personnel and the services and products of other vendors to the industry. These costs may increase, and necessary equipment and services may become unavailable to us at economical prices. Should this increase in costs occur, we may delay drilling activities, which may limit our ability to establish and replace reserves, or we may incur these higher costs, which may negatively affect our business, financial condition, and results of operations.

In addition, in the past, the demand for cyclic steam stimulation and production and/or hydraulic fracturing equipment and services has exceeded the availability of fracturing equipment and crews across the industry and in our operating areas in particular. The accelerated wear and tear of cyclic steam stimulation and production and/or hydraulic fracturing equipment due to its deployment in unconventional bitumen, oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages may further amplify this equipment and crew shortage. Although we believe there is currently sufficient supply of cyclic steam stimulation and/or hydraulic fracturing equipment and services, if demand for cyclic steam stimulation and production and/or hydraulic fracturing equipment and services increases or the supply of cyclic steam stimulation and production and/or hydraulic fracturing  equipment and crews decreases, then higher costs could result and could adversely affect our business, financial condition, and results of operations.

We face risks associated with equipment malfunctions.

To date, our limited oil and gas operations have been subject to delays due to heater malfunctions, which have required heaters to be repaired and/or new heaters to be ordered at significant cost and lead time. Equipment malfunctions have in the past, and may in the future, delay our ability to drill wells, produce hydrocarbons, extract or transport hydrocarbons, which could have a material adverse effect on our operating results, cash flow and expenses.

The marketability of our future production will be dependent upon bitumen, oil and natural gas gathering and transportation and storage facilities owned and operated by third parties, and the unavailability of satisfactory bitumen, oil and natural gas transportation arrangements will have a material adverse effect on our revenue.

The availability of a ready market for our planned future bitumen, oil and natural gas production depends on a number of factors, including the demand for, and supply of, bitumen, oil and natural gas and the proximity of reserves to pipelines, terminal facilities, and storage facilities. Our ability to market our future planned production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain these services on acceptable terms could materially harm our business. We do not expect to purchase firm transportation capacity on third-party facilities. Therefore, we expect the transportation of our production to be generally interruptible in nature and lower in priority to those having firm transportation arrangements.

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The disruption of third-party facilities due to maintenance and/or weather could negatively impact our ability to market and deliver our future products. The third parties’ control when or if such facilities are restored after disruption, and what prices will be charged for products. Federal and state regulation of bitumen, oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect our ability to produce, gather and transport bitumen, oil and natural gas.

An increase in differential between the NYMEX or other benchmark prices of bitumen, oil and natural gas and the wellhead price we receive for our future production will adversely affect our business, financial condition, and results of operations.

The prices that we will receive for our bitumen, oil and natural gas production sometimes may reflect a discount to the relevant benchmark prices, such as the New York Mercantile Exchange (NYMEX), that are used for calculating hedge positions. The difference between the benchmark price and the prices we receive is called a differential. Increases in the differential between the benchmark prices for bitumen, oil and natural gas and the wellhead price we receive will adversely affect our business, financial condition and results of operations. We do not have, and may not have in the future, any derivative contracts or hedging covering the amount of the basis differentials we experience in respect of our production. As such, we will be exposed to any increase in such differentials.

Financial difficulties encountered by our bitumen, oil and natural gas purchasers, third-party operators or other third parties could decrease our cash flow from operations and adversely affect the exploration and development of our prospects and assets.

We plan to derive substantially all of our revenues from the sale of our bitumen, oil and natural gas to unaffiliated third-party purchasers, independent marketing companies and mid-stream companies. Any delays in payments from our purchasers caused by financial problems encountered by them will have an immediate negative effect on our results of operations.

Liquidity and cash flow problems encountered by our working interest co-owners or the third-party operators of our non-operated properties may prevent or delay the drilling of a well or the development of a project. Our working interest co-owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farmout party, we would have to find a new farmout party or obtain alternative funding in order to complete the exploration and development of the prospects subject to a farmout agreement. In the case of a working interest owner, we could be required to pay the working interest owner’s share of the project costs. We cannot assure you that we would be able to obtain the capital necessary to fund either of these contingencies or that we would be able to find a new farmout party.

Our industry requires us to navigate many uncertainties that could adversely affect our financial condition and results of operations.

Our financial condition and results of operations depend on the success of our development and acquisition activities, which are subject to numerous risks beyond our control, including the risk that development will not result in commercially viable production or uneconomic results or that various characteristics of the drilling process or the well will cause us to abandon the well prior to fully producing commercially viable quantities.

Our decisions to purchase, explore or develop properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. In addition, our actual development cost for a well could significantly exceed planned levels.

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Further, many factors may curtail, disrupt, delay, or cancel our future scheduled drilling projects and operations, including the following:

•	reductions or sustained declines in natural gas prices;

•	regulatory compliance, including limitations on wastewater disposal, discharge of greenhouse gases and cyclic steam stimulation and production and/or hydraulic fracturing;

•	geological formation irregularities and pressures;

•	shortages of or delays in obtaining equipment, supplies and qualified personnel;

•	equipment failures, accidents or other unexpected operational events;

•	gathering facilities’ capacity or delays in construction of new gathering facilities;

•	capacity on transmission pipelines or our inability to make our gas meet quality specifications for such pipeline;

•	environmental hazards, such as natural gas leaks, pipeline and tank ruptures and unauthorized discharges of brine and other fluids, toxic gases or other pollutants;

•	stockholder activism or activities by others to restrict exploration, development and production of bitumen, oil and natural gas;

•	natural disasters including regional flooding and hurricanes;

•	adverse weather conditions;

•	compliance with environmental and other governmental or contractual requirements;

•	availability of financing at acceptable terms; and

•	title issues.

Any of these risks can cause substantial losses, including personal injury or loss of life, damage to property, reserves and equipment, pollution, environmental contamination, and regulatory penalties.

Competition in the bitumen, oil and natural gas industries is intense, making it difficult for us to acquire properties, market bitumen, oil and natural gas and secure trained personnel.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing bitumen, oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the bitumen, oil and natural gas industries. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, and many of our competitors have more established presences in the United States than we have. Those companies may be able to pay more for productive bitumen, oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than we are able to offer. The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on our business, financial condition, and results of operations.

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Our competitors may use superior technology and data resources that we may be unable to afford or that would require a costly investment by us in order to compete with them more effectively.

Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies and databases. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, many of our competitors will have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we will use or that we may implement in the future may become obsolete, and we may be adversely affected.

If we do not hedge our exposure to reductions in bitumen, oil and natural gas prices, we may be subject to significant reductions in prices. Alternatively, we may use bitumen, oil and natural gas price hedging contracts, which involve credit risk and may limit future revenues from price increases and result in significant fluctuations in our profitability.

In the event that we choose not to hedge our exposure to reductions in future bitumen, oil and natural gas prices by purchasing futures and/or by using other hedging strategies, we may be subject to a significant reduction in prices which could have a material negative impact on our profitability. Alternatively, we may elect to use hedging transactions with respect to a portion of our future bitumen, oil and natural gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

Uncertainties associated with enhanced recovery methods may result in us not realizing an acceptable return on our investments in such projects.

Production and reserves, if any, attributable to the use of enhanced recovery methods are inherently difficult to predict. If our enhanced recovery methods do not allow for the extraction of crude oil, natural gas, and associated liquids in a manner or to the extent that we anticipate, we may not realize an acceptable return on our investments in such projects. In addition, as proposed legislation and regulatory initiatives relating to cyclic steam stimulation and production and/or hydraulic fracturing become law, the cost of some of these enhanced recovery methods could increase substantially.

Competition for cyclic steam stimulation and production and/or hydraulic fracturing equipment and services and water disposal could impede our ability to develop our oil and gas plays.

The unavailability or high cost of cyclic steam stimulation and production and/or hydraulic fracturing and related services, chemicals, proppant, water and water disposal and related services and equipment could limit our ability to execute our exploration and development plans on a timely basis and within our budget. The U.S. oil and natural gas industry is experiencing a growing emphasis on the exploitation and development of shale natural gas and shale oil resource plays, which are dependent on hydraulic fracturing , and heavy oil and bitumen resources plays, which are dependent on cyclic steam stimulation and production for economically successful development. Cyclic steam stimulation and production and/or hydraulic fracturing in oil and gas plays requires specialized equipment and personnel . A shortage of cyclic steam stimulation and production and/or hydraulic fracturing equipment and service crews or proppant, chemical, water, or water disposal options, especially if this shortage occurred in Utah or Louisiana, could materially and adversely affect our operations and the timeliness of executing our development plans within our budget.

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Our operations will be substantially dependent on the availability of water. Restrictions on our ability to obtain water may have an adverse effect on our financial condition, results of operations and cash flows.

Water is an essential component of bitumen, oil and natural gas production during both the drilling and cyclic steam stimulation and production and/or hydraulic fracturing processes. When drought conditions occur, governmental authorities may restrict the use of water subject to their jurisdiction for cyclic steam stimulation and production and/or hydraulic fracturing to protect local water supplies. If we are unable to obtain water to use in our operations from local sources or dispose of or recycle water used in operations, or if the price of water or water disposal increases significantly, we may be unable to produce bitumen, oil and natural gas economically, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

A substantial percentage of our properties will be undeveloped; therefore, the risk associated with our success is greater than would be the case if the majority of such properties were categorized as proved developed producing.

Because a substantial percentage of our properties will be undeveloped, we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Most of our prospects will require substantial seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage of our prospects are undeveloped. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data obtained by analyzing other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

Negative public perception regarding us and/or our industry could have an adverse effect on our operations.

Negative public perception regarding us and/or our industry resulting from, among other things, concerns raised by advocacy groups about cyclic steam stimulation and production and/or hydraulic fracturing, waste disposal, oil spills, seismic activity, climate change, explosions of natural gas transmission lines and the development and operation of pipelines and other midstream facilities may lead to increased regulatory scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. Additionally, environmental groups, landowners, local groups and other advocates may oppose our operations through organized protests, attempts to block or sabotage our operations or those of our midstream transportation providers, intervene in regulatory or administrative proceedings involving our assets or those of our midstream transportation providers, or file lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our assets and business or those of our midstream transportation providers. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens, and increased risk of litigation. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we require to conduct our operations to be withheld, delayed, or burdened by requirements that restrict our ability to profitably conduct our business.

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Recently, activists concerned about the potential effects of climate change have directed their attention towards sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in energy-related activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities.

Our development and exploratory drilling efforts and our well operations may not be profitable or achieve our targeted returns.

We have acquired unproved properties and in order to further our development efforts and expect to continue to undertake acquisitions in the future. Development and exploratory drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be discovered. We expect to develop and also acquire unproved properties and lease undeveloped acreage that we believe will enhance our growth potential and increase our results of operations over time. However, we cannot assure you that all prospects will be economically viable or that we will not abandon our investments. Additionally, we cannot assure you that   unproved property acquired by us or undeveloped acreage leased by us will be profitably developed, that wells drilled by us in prospects that we pursue will be productive or that we will recover all or any portion of our investment in such unproved property or wells.

Our estimated bitumen, oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.

Numerous uncertainties are inherent in estimating quantities of bitumen, oil, natural gas and NGLs reserves. The process of estimating bitumen, oil, natural gas and NGLs reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir, including assumptions regarding future bitumen, oil, natural gas and NGLs prices, subsurface characterization, production levels and operating and development costs. Our estimates of reserves and related projections for the Asphalt Ridge Asses as of December 31, 2024 were prepared by Chapman Hydrogen and Petroleum Ltd. Chapmen conducted a detailed review of phase 1 of the Asphalt Ridge Assets for the period covered by its reserve report using information from the basin and also information provided by us.

Over time, we may make material changes to reserve estimates taking into account the results of actual drilling, testing and production. As a result of the uncertainties, estimated quantities of bitumen, oil, natural gas and NGLs reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any significant variance in our assumptions and actual results could greatly affect our estimates of reserves, the economically recoverable quantities of bitumen, oil, natural gas and NGLs attributable to any particular group of properties, the classifications of reserves based on risk of non-recovery and estimates of future net cash flows.

A portion of our reported reserves and associated future cash flows are classified as “proved reserves,” which is defined as the estimated quantities of bitumen, oil, NGLs and natural gas that geological and engineering data demonstrate with reasonable certainty are recoverable in future years from known reservoirs under existing economic and operating conditions and that relate to specific locations for which the extraction of hydrocarbons must have commenced or we must be reasonably certain will commence within a five-year period.

The estimation process relies on interpretations of available geological, geophysical, engineering and production data. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of developmental expenditures, including more rapid production declines than previously expected and many other factors beyond our control. Further, initial production rates reported by us may not be indicative of future or long-term production rates. Production declines may be rapid and irregular when compared to a well’s initial production or initial estimates. In addition, the estimates of future net cash flows from our proved reserves and the present value of such estimates are based upon certain assumptions about future production levels, prices and costs that may not prove to be correct.

Negative revisions in the estimated quantities of proved reserves have the effect of increasing the rates of depletion on the affected properties, which decrease earnings or result in losses through higher depletion expense. These revisions, as well as revisions in the assumptions of future cash flows of these reserves, may also trigger impairment losses on certain properties, which would result in a non-cash charge to earnings.

A significant portion of our reported reserves and associated future cash flows are deemed probable and possible. Estimates of possible reserves, and the future cash flows related to such estimates, are also inherently imprecise and are more uncertain than estimates of proved reserves, respectively, and the respective future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of possible reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved reserves, and the respective future cash flows related to such estimates, and should not be summed arithmetically with estimates of proved reserves, and the respective future cash flows related to such estimates.

When producing an estimate of the amount of bitumen, oil, natural gas and NGLs that is recoverable from a particular reservoir, an estimated quantity of possible reserves is an estimate that might be achieved, but only under more favorable circumstances than are likely. Estimates of possible reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors. When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. Possible reserves may be assigned to areas of a reservoir adjacent to probable reserve where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir. Possible reserves also include incremental quantities associated with a greater percentage of recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves. Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and we believe that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

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The Standardized Measure of our estimated reserves contained in this prospectus and in the footnotes to our financial statements may not be an accurate estimate of the current fair value of our estimated reserves.

Standardized Measure is a reporting convention that provides a common basis for comparing oil and natural gas companies subject to the rules and regulations promulgated by the SEC. Standardized Measure requires the use of specific pricing as specified by the SEC, as well as prevailing operating and development costs as of the date of computation. Consequently, it may not reflect the prices ordinarily received or that will be received for bitumen, oil, natural gas or NGL production because of varying market conditions, nor may it reflect the actual costs we will incur to develop and produce from the E&P Assets. Accordingly, estimates included herein of future net cash flow may be materially different from the future net cash flows that are ultimately received. Therefore, the Standardized Measure of estimated reserves included in this prospectus should not be construed as necessarily accurate estimates of the current fair value of our proved reserves.

Risks Relating to Climate Change and Environmental, Social, and Governance Matters

The physical effects of climate change could disrupt our production and cause us to incur significant costs in preparing for or responding to those effects. An economy-wide transition to lower greenhouse gas (GHG) energy sources could have a variety of adverse effects on our operations and financial results.

Many scientists have shown that increasing concentrations of carbon dioxide, methane and other GHGs in the Earth’s atmosphere are changing global climate patterns. One consequence of climate change could be increased severity of extreme weather, such as increased hurricanes and floods. If such events were to occur, or become more frequent, our operations could be adversely affected in various ways, including through damage to our facilities or from increased costs for insurance.

Another possible consequence of climate change is increased volatility in seasonal temperatures. The market for natural gas is generally improved by periods of colder weather and impaired by periods of warmer weather, so any changes in climate could affect the market for the fuels that we produce. As a result, if there is an overall trend of warmer temperatures, it would be expected to have an adverse effect on our business.

Efforts by governments, international bodies, businesses, and consumers to reduce GHGs and otherwise mitigate the effects of climate change are ongoing. The nature of these efforts and their effects on our business are inherently unpredictable and subject to change. However, actions taken by private parties in anticipation of, or to facilitate, a transition to a lower-GHG economy will affect us as well. For example, our cost of capital may increase if lenders or other market participants decline to invest in fossil fuel-related companies for regulatory or reputational reasons. Similarly, increased demand for low-carbon or renewable energy sources from consumers could reduce the demand for, and the price of, the products we produce. Technological changes, such as developments in renewable energy and low-carbon transportation, could also adversely affect demand for our products.

Increasing attention to environmental, social, and governance (ESG) matters may impact our business.

Increasing attention to ESG matters, including those related to climate change and sustainability, increasing societal, investor and legislative pressure on companies to address ESG matters, may result in increased costs, reduced profits, increased investigations and litigation or threats thereof, negative impacts on our stock price and access to capital markets, and damage to our reputation. Increasing attention to climate change, for example, may result in demand shifts for hydrocarbon and additional governmental investigations and private litigation, or threats thereof, against the Company. In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Also, some stakeholders, including but not limited to sovereign wealth, pension, and endowment funds, have been divesting and promoting divestment of or screening out of fossil fuel equities and urging lenders to limit funding to companies engaged in the extraction of fossil fuel reserves. Unfavorable ESG ratings and investment community divestment initiatives, among other actions, may lead to negative investor sentiment toward the Company and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how we operate and lead to negative stakeholder sentiment.

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Risks Related to Management, Employees and Directors

We depend significantly upon the continued involvement of our present management.

We depend to a significant degree upon the involvement of our management, specifically, our President and Chief Executive Officer, Michael L. Peterson and our Chief Financial Officer and Secretary, Gregory L. Overholtzer. Our performance and success are dependent to a large extent on the efforts and continued employment of Mr. Peterson and Mr. Overholtzer. We do not believe that Mr. Peterson and Mr. Overholtzer could be quickly replaced with personnel of equal experience and capabilities, and their successor(s) may not be as effective. If Mr. Peterson and Mr. Overholtzer, or any of our other key personnel resign or become unable to continue in their present roles and if they are not adequately replaced, our business operations could be adversely affected.

We also expect to have an active board of directors that anticipates meeting several times throughout the year and expects to be intimately involved in our business and the determination of our operational strategies. Members of our board of directors will work closely with management to identify potential prospects, acquisitions, and areas for further development. If any of our directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, our operations may be adversely affected.

We rely on our management and if they were to not devote sufficient time to our company, our business plan could be adversely affected.

As discussed above, we are largely dependent upon the personal efforts and abilities of our existing management, including Mr. Peterson and Mr. Overholtzer, each of whom plays an active role in our operations. Mr. Peterson and Mr. Overholtzer and certain of our other executives do not work for the Company on a full-time basis. If such executive officers do not devote sufficient time towards our business, we may not be able to effectuate our business plan which would have an adverse effect on our financial conditions and results of operations.

Potential or actual conflicts of interest could arise for certain members of our management team that hold management positions with other entities, including those entities which we have entered into material agreements with.

Our officers and directors, including Michael Peterson, our Chief Executive Officer and member of our board of directors, Gregory L. Overholtzer, our Chief Financial Officer, and Frank C. Ingriselli, our Chairman, hold various other directorship and/or management positions with publicly-traded and privately-held companies, some of which are involved in the oil and gas industry, although none are directly competitive with the Company. For example, Mr. Peterson is Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO)(“INDO”); Mr. Overholtzer is the part-time Chief Financial Officer of INDO; and Mr. Ingriselli is the President of INDO. We believe those positions and the various other positions our management and board members hold require only an immaterial amount of each officers’/directors’ time and will not conflict with their roles or responsibilities with our company. If any of these companies enter into one or more transactions with our company, or if the officers’ or directors’ position with any such company requires significantly more time than currently anticipated, potential conflicts of interests could arise from the officers or directors performing services for us and these other entities.

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Additionally, Michael Peterson, the Chief Executive Officer and director of the Company, was formerly the Chief Executive Officer and director of Trio Petroleum Corp., and Frank C. Ingriselli, our Chairman, was formerly the Vice Chairman and director of Trio. Trio is party to a Leasehold Acquisition and Development Option Agreement. To date, Trio has paid $225,000 to Heavy Sweet for a 2.25% working interest in 960 acres of the Asphalt Ridge Option Leases. The expiration date of the Trio Option has been extended by Heavy Sweet to April 10, 2025 , according to Trio’s public filings.

Pursuant to the Farm-In Agreement (discussed above under “Business—Asphalt Ridge Option and Farm-In Agreement (Utah)”), the Company’s acquisition of rights in the Asphalt Ridge Leases and Asphalt Ridge Acreage are subject to the Trio Option, and should Trio elect to exercise the Trio Option, then it is anticipated that the Company and Heavy Sweet will work to satisfy Heavy Sweet’s obligations with respect to the same. Mr. Peterson’s and Mr. Ingriselli’s positions as executives and on the Board of Directors of Trio may have resulted in conflicts of interest between the Company, Mr. Peterson, Mr. Ingriselli,and Trio, including, but not limited to as a result of their fiduciary obligations to both Trio and the Company. As discussed above, neither Mr. Peterson, nor Mr. Ingriselli, are officers and directors of Trio currently.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). We expect full production (and the sale commercially of oil) to begin in April 2025. The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at the time of executing the Subscription Agreement with Trxade, served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH. Mr. Peterson resigned as a director of TRxADE HEALTH on May 30, 2024. Mr. Peterson’s position on the Board of Directors of TRxADE HEALTH may have resulted in conflicts of interest between the Company, Mr. Peterson and TRxADE HEALTH, including, but not limited to as a result of his fiduciary obligations to both TRxADE HEALTH and the Company. As discussed above, Mr. Peterson is no longer an officer or director of TRxADE HEALTH.

Moving forward, and prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to form an Audit Committee which will review any future related party transactions, if any, to determine whether such transactions are fair to the Company and its stockholders. The Audit Committee of the Board of Directors of the Company will be tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company (“Related Party Transactions”). The Audit Committee, in undertaking such review and will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

In addition, our Code of Business Conduct and Ethics (described above under “Management—Code of Ethics“), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Notwithstanding the above, such involvement by management and members of our Board in other businesses (including with INDO) may present an actual or perceived conflict of interest regarding decisions such persons make for us, or such counterparties, or with respect to the amount of time available for us. Such conflicts of interest could result in a material adverse effect on our prospects or operations, transactions and agreements, and require the conflicted officers and/or members of our Board to recuse themself from Board decisions. Such conflicts of interest could also lead to future stockholder litigation against such conflicted officers and directors and/or the Company, which could force us to expend significant resources defending and could result in material damages being required to be paid by the Company.

To the extent any conflict of interest arises between, on the one hand, us and, on the other hand, any other company with whom our officers or directors are engaged or our officers and directors themselves, such persons will resolve such conflicts of interest in their sole discretion in accordance with their then existing fiduciary, contractual, and other duties, and there can be no assurance that such conflict of interest will be resolved in our favor.

Risks Relating to Alternative Fuel Technologies and Renewable Fuels

Improvements in or new discoveries of alternative energy technologies could have a material adverse effect on our financial condition and results of operations.

Because our future operations will depend on the demand for oil and used oil, any improvement in or new discoveries of alternative energy technologies (such as wind, solar, geothermal, fuel cells and biofuels) that increase the use of alternative forms of energy and reduce the demand for oil, gas and oil and gas related products could have a material adverse impact on our business, financial condition and results of operations. We also face competition from competing energy sources, such as renewable energy sources.

Competition due to advances in renewable fuels may lessen the demand for our products and negatively impact our profitability.

Alternatives to petroleum-based products and production methods are continually under development. For example, a number of automotive, industrial, and power generation manufacturers are developing alternative clean power systems using fuel cells or clean-burning gaseous fuels that may address increasing worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns, which if successful could lower the demand for oil and gas. If these non-petroleum-based products and oil alternatives continue to expand and gain broad acceptance such that the overall demand for oil and gas is decreased, it could have an adverse effect on our operations and the value of our assets.

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Risks Relating to Government Regulations

Federal and state legislative and regulatory initiatives regarding cyclic steam stimulation and production and/or hydraulic fracturing as well as governmental reviews of such activities could increase our costs of doing business, result in additional operating restrictions or delays, limit the areas in which we can operate and reduce our natural gas production, which could adversely impact our production and business.

Cyclic steam stimulation and production and/or hydraulic fracturing are important and common practices that are used to stimulate production of natural gas and/or oil from dense subsurface rock formations. Hydraulic fracturing involves the injection of water, sand or alternative proppant and chemicals under pressure into target geological formations to fracture the surrounding rock and stimulate production. We plan to regularly use cyclic steam stimulation and production processes and may use hydraulic fracturing as part of our operations. Recently, there has been increased public concern regarding an alleged potential for hydraulic fracturing to adversely affect drinking water supplies, and proposals have been made to enact separate federal, state, and local legislation that would increase the regulatory burden imposed on hydraulic fracturing.

At present, hydraulic fracturing is regulated primarily at the state level, typically by state oil and natural gas commissions and similar agencies. Along with several other states, Louisiana (where we plan to conduct operations) has adopted laws and proposed regulations that require oil and natural gas operators to disclose chemical ingredients and water volumes used to hydraulically fracture wells, in addition to more stringent well construction and monitoring requirements. In addition, the EPA has asserted federal regulatory authority pursuant to the Safe Drinking Water Act over certain hydraulic fracturing activities involving the use of diesel fuels. In addition, local governments may also adopt ordinances within their jurisdictions regulating the time, place, and manner of drilling activities in general or hydraulic fracturing activities in particular or prohibit the performance of well drilling in general or hydraulic fracturing in particular. If new or more stringent federal, state, or local legal restrictions relating to the cyclic steam stimulation and production and/or hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

Changes in the legal and regulatory environment governing the bitumen, oil and natural gas industry, particularly changes in the current Louisiana forced pooling system, Utah unitization policies, and new federal orders restricting operations on federal lands, could have a material adverse effect on our business.

Our business is subject to various forms of government regulation, including laws, regulations and federal orders concerning the location, spacing, and permitting of the bitumen, oil and natural gas wells we drill, among other matters. In particular, the unitization regulations in Utah call for 40 acre spacing in the Asphalt Ridge Asset. Likewise, our business in the Saint Landry Parish located in south central Louisiana plans to utilize a methodology available in Louisiana known as “forced pooling,” which refers to the ability of a holder of a bitumen, oil and natural gas interest in a particular prospective drilling spacing unit to apply to the Louisiana Department of Conservation for an order forcing all other holders of bitumen, oil and natural gas interests in such area into a common pool for purposes of developing that drilling spacing unit. Changes in the legal and regulatory environment governing our industry, particularly any changes to Louisiana’s forced pooling procedures that make forced pooling more difficult to accomplish, could result in increased compliance costs and operational delays, and adversely affect our business, financial condition and results of operations.

In the event that federal, state or local restrictions or prohibitions are adopted in areas where we conduct operations, that restrict operations or otherwise impose more stringent limitations on the production and development of bitumen, oil and natural gas, we and similarly situated oil and natural exploration and production operators in the state may incur significant costs to comply with such requirements or may experience delays or curtailment in the pursuit of exploration, development, or production activities, and possibly be limited or precluded in the drilling of wells or in the amounts that we and similarly situated operates are ultimately able to produce from our reserves. Any such increased costs, delays, cessations, restrictions, or prohibitions could have a material adverse effect on our business, prospects, results of operations, financial condition, and liquidity. If new or more stringent federal, state or local legal restrictions relating to the cyclic steam stimulation and production and/or hydraulic fracturing processes are adopted in areas where we operate, we could incur potentially significant added cost to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

SEC rules could limit our ability to book additional proved undeveloped reserves (“PUDs”) in the future.

SEC rules require that, subject to limited exceptions, PUDs may only be booked if they relate to wells scheduled to be drilled within five years after the date of booking. This requirement has limited and may continue to limit our ability to book additional PUDs as we pursue our drilling program. Moreover, we may be required to write down our PUDs if we do not drill or plan on delaying those wells within the required five-year timeframe. The Chapman Reserve Report estimates that we have $23,887,000 PUDS PV-10 value, comprised of 14 wells in two seven-well pads, as of December 31, 2024.

New or amended environmental legislation or regulatory initiatives could result in increased costs, additional operating restrictions, or delays, or have other adverse effects on us.

The environmental laws and regulations to which we are subject change frequently, often to become more burdensome and/or to increase the risk that we will be subject to significant liabilities. New or amended federal, state, or local laws or implementing regulations or orders imposing new environmental obligations on, or otherwise limiting, our operations could make it more difficult and more expensive to complete bitumen, oil and natural gas wells, increase our costs of compliance and doing business, delay or prevent the development of resources (especially from formations that are not commercial without the use of cyclic steam stimulation and production and/or hydraulic fracturing processes), or alter the demand for and consumption of our products. Any such outcome could have a material and adverse impact on our cash flows and results of operations.

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Proposals are made from time to time to adopt new, or amend existing, laws and regulations to address cyclic steam stimulation and production, hydraulic fracturing, and or climate change concerns through further regulation of exploration and development activities. Please read “Business”— “Regulation of the Oil and Gas Industry” and “Regulation of Environmental and Occupational Safety and Health Matters” for a further description of the laws and regulations that affect us. We cannot predict the nature, outcome, or effect on us of future regulatory initiatives, but such initiatives could materially impact our results of operations, production, reserves, and other aspects of our business.

Proposed changes to U.S. tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations, and cash flows.

From time to time, legislative proposals are made that would, if enacted, result in the elimination of the immediate deduction for intangible drilling and development costs, the elimination of the deduction from income for domestic production activities relating to oil and gas exploration and development, the repeal of the percentage depletion allowance for oil and gas properties, and an extension of the amortization period for certain geological and geophysical expenditures. Such changes, if adopted, or other similar changes that reduce or eliminate deductions currently available with respect to oil and gas exploration and development, could adversely affect our business, financial condition, results of operations, and cash flows.

We may incur substantial costs to comply with the various federal, state, and local laws and regulations that affect our bitumen, oil and natural gas operations, including as a result of the actions of third parties.

We are affected significantly by a substantial number of governmental regulations relating to, among other things, the release or disposal of materials into the environment, health and safety, land use, and other matters. A summary of the principal environmental rules and regulations to which we are currently subject is set forth in “Business” — “Regulation of the Oil and Gas Industry” and “Regulation of Environmental and Occupational Safety and Health Matters”. Compliance with such laws and regulations often increases our cost of doing business and thereby decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, the incurrence of investigatory or remedial obligations, or the issuance of cease and desist orders.

The environmental laws and regulations to which we are subject may, among other things:

•	require us to apply for and receive a permit before drilling commences or certain associated facilities are developed;

•

restrict the types, quantities, and concentrations of substances that can be released into the environment in connection with drilling, cyclic steam stimulation, hydraulic fracturing, and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other “waters of the United States,” threatened and endangered species habitat, and other protected areas;

•	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells;

•	require us to add procedures and/or staff in order to comply with applicable laws and regulations; and

•	impose substantial liabilities for pollution resulting from our operations.

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In addition, we could face liability under applicable environmental laws and regulations as a result of the activities of previous owners of our properties or other third parties. For example, over the years, we have owned or leased numerous properties for bitumen, oil and natural gas activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including The Comprehensive Environmental Response, Compensation, and Liability Act – otherwise known as CERCLA or Superfund, and state laws, we could be held liable for the removal or remediation of previously released materials or property contamination at such locations, or at third-party locations to which we have sent waste, regardless of our fault, whether we were responsible for the release or whether the operations at the time of the release were lawful.

Compliance with, or liabilities associated with violations of or remediation obligations under, environmental laws and regulations could have a material adverse effect on our results of operations and financial condition.

Regulations could adversely affect our ability to hedge risks associated with our business and our operating results and cash flows.

Rules adopted by federal regulators establishing federal regulation of the over-the-counter (“OTC”) derivatives market and entities that participate in that market may adversely affect our ability to manage certain of our risks on a cost-effective basis. Such laws and regulations may also adversely affect our ability to execute our strategies with respect to hedging our exposure to variability in expected future cash flows attributable to the future sale of our oil and gas.

We expect that our potential future hedging activities will be subject to significant and developing regulations and regulatory oversight. However, the full impact of the various U.S. regulatory developments in connection with these activities will not be known with certainty until such derivatives market regulations are fully implemented and related market practices and structures are fully developed.

The Federal Government previously instituted a moratorium on new oil and gas leases and permits on federal onshore and offshore lands, which may have a material adverse effect on the Company and its results of operations.

On January 20, 2021, the Acting U.S. Interior Secretary, instituted a 60-day moratorium on new oil and gas leases and permits on federal onshore and offshore lands, which was subsequently extended indefinitely. In June 2021, a federal judge issued an injunction lifting the moratorium, provided that the federal government is appealing the injunction. It is currently unclear whether the moratorium will be reinstated, or whether such moratorium is the start of a change in federal policies regarding the grant of oil and gas permits on federal lands. It is currently unclear whether the moratorium will be reinstated, or whether such moratorium is the start of a change in federal policies regarding the grant of oil and gas permits on federal lands. The moratorium did not affect the Company, as the Company does not anticipate owning or operating any acreage on federal lands; however, if such prior moratorium was to become permanent, or the federal government in the future were to grant less permits on federal lands, make such permitting process more difficult, costly, or to institute more stringent rules relating to such permitting process, and if the Company desires to acquire acreage interests on federal lands in the future, it could have a material adverse effect on the value of such leases and/or our ability to undertake oil and gas operations on such leases on federal lands.

We will incur significant costs to ensure compliance with U.S. and NYSE American reporting and corporate governance requirements.

We will incur significant costs associated with our public company reporting requirements and with applicable U.S. and NYSE American corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC and NYSE American. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our Board of Directors or as executive officers.

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Future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements.

From time to time, we may be involved in lawsuits, regulatory inquiries and may be involved in governmental and other legal proceedings arising out of the ordinary course of our business. Many of these matters raise difficult and complicated factual and legal issues and are subject to uncertainties and complexities. The timing of the final resolutions to these types of matters is often uncertain. Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our results of operations and liquidity.

We may be subject in the normal course of business to judicial, administrative, or other third-party proceedings that could interrupt or limit our operations, require expensive remediation, result in adverse judgments, settlements or fines and create negative publicity.

Governmental agencies may, among other things, impose fines or penalties on us relating to the conduct of our business, attempt to revoke or deny renewal of our operating permits, franchises or licenses for violations or alleged violations of environmental laws or regulations or as a result of third-party challenges, require us to install additional pollution control equipment or require us to remediate potential environmental problems relating to any real property that we or our predecessors ever owned, leased or operated or any waste that we or our predecessors ever collected, transported, disposed of or stored. Individuals, citizens groups, trade associations or environmental activists may also bring actions against us in connection with our operations that could interrupt or limit the scope of our business. Any adverse outcome in such proceedings could harm our operations and financial results and create negative publicity, which could damage our reputation, competitive position, and stock price. We may also be required to take corrective actions, including, but not limited to, installing additional equipment, which could require us to make substantial capital expenditures. We could also be required to indemnify our employees in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against us. These could result in a material adverse effect on our prospects, business, financial condition, and our results of operations.

Risks Associated with Our Governing Documents and Delaware Law

Our Second Amended and Restated Certificate of Incorporation provides for indemnification of officers and directors at our expense, which may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

Our Second Amended and Restated Certificate of Incorporation provides for us to indemnify and hold harmless, to the fullest extent permitted by applicable law, each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan. These indemnification obligations may result in a major cost to us and hurt the interests of our stockholders because corporate resources may be expended for the benefit of officers or directors.

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We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with our activities, we will (unless in the reasonable opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares.

Our Second Amended and Restated Certificate of Incorporation contains a specific provision that limits the liability of our directors and officers for monetary damages to the Company and the Company’s stockholders and requires us, under certain circumstances, to indemnify officers, directors and employees.

The limitation of monetary liability against our directors, officers and employees under Delaware law and the existence of indemnification rights to them may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Second Amended and Restated Certificate of Incorporation contains a specific provision that limits the liability of our directors and officers for monetary damages to the Company and the Company’s stockholders. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against our directors and officers, which the Company may be unable to recoup. These provisions and resultant costs may also discourage us from bringing a lawsuit against our directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers, even though such actions, if successful, might otherwise benefit us and our stockholders.

Our board of directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our common stock and make a change of control of our company more difficult even if it might benefit our stockholders.

Our board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Shares of preferred stock may be issued by our board of directors without stockholder approval, with voting powers and such preferences and relative, participating, optional or other special rights and powers as determined by our board of directors, which may be greater than the shares of common stock currently outstanding. As a result, shares of preferred stock may be issued by our board of directors which cause the holders to have majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock stockholders and/or have other rights and preferences greater than those of our common stock stockholders including having a preference over our common stock with respect to dividends or distributions on liquidation or dissolution. To date we have designated 2,000,000 shares of Series A Convertible Preferred Stock, discussed below under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”.

Investors should keep in mind that the board of directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing stockholders. Additionally, the dilutive effect of any preferred stock which we may issue may be exacerbated given the fact that such preferred stock may have voting rights and/or other rights or preferences which could provide the preferred stockholders with substantial voting control over us subsequent to the date of this prospectus and/or give those holders the power to prevent or cause a change in control, even if that change in control might benefit our stockholders. As a result, the issuance of shares of common stock and/or preferred stock may cause the value of our securities to decrease.

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Anti-takeover provisions in our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws, as well as provisions of Delaware law, might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our securities.

Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws and Delaware law contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for our securities. These provisions may also prevent or delay attempts by our stockholders to replace or remove our management. Our corporate governance documents include provisions:

•	a classified board of directors, as a result of which our board of directors is divided into three classes, with each class serving for staggered three-year terms;

•	the removal of directors only for cause;

•	limiting those persons who may call special meetings of stockholders;

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our Board of Directors;

•	authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock; and

•	limiting the liability of, and providing indemnification to, our directors and officers.

As a Delaware corporation, we would also generally be subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders holding shares representing more than 15% of the voting power of our outstanding voting stock from engaging in certain business combinations with us; provided that our Second Amended and Restated Certificate of Incorporation provides that we are not subject to Section 203 of Delaware General Corporation Law (DGCL). Any provision of our Second Amended and Restated Certificate of Incorporation or Second Amended and Restated Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock and warrants. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

Our Second Amended and Restated Certificate of Incorporation contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.

Our Second Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation or the bylaws of the Company, each as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

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The choice of forum provision in our Second Amended and Restated Certificate of Incorporation does not waive our compliance with our obligations under the federal securities laws and the rules and regulations thereunder. Moreover, although our Second Amended and Restated Certificate of Incorporation states that unless we provide an Alternative Forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended and that the exclusive forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, while suits brought to enforce a duty or liability under the Exchange Act are subject to exclusive federal jurisdiction, both state and federal courts have jurisdiction to entertain claims under the Securities Act and a federal court may be held to be the exclusive jurisdiction to enforce a duty or liability created by the Exchange Act or by the Securities Act. Additionally, while the Delaware courts have determined that choice of forum provisions of the type included in our Second Amended and Restated Certificate of Incorporation are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in our exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit the ability of the Company’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with the Company or the Company’s directors or officers, which may discourage such lawsuits against the Company and the Company’s directors and officers. Alternatively, if a court were to find one or more of these exclusive forum provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Securities and this Offering

Certain recent initial public offerings of companies with public floats comparable to the anticipated public float of the Company have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our common stock.

In addition to the risks addressed below under the heading “— Our common stock prices may be volatile and could decline substantially following this offering,” our common stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. The trading price of our common stock following this offering is likely to be volatile, and our common stock may be subject to rapid and substantial price volatility. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock. There have been recent instances of extreme stock price run-ups followed by rapid price declines following initial public offerings, particularly among companies with relatively smaller public floats, and we expect that such instances may continue and/or increase in the future. Contributing to this risk of volatility are a number of factors. First, our common stock is likely to be more sporadically and thinly traded than that of larger, more established companies. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. The price of our shares could, for example, decline precipitously in the event that a large number of our shares are sold in the market without commensurate demand as compared to a seasoned issuer that could better absorb those sales without an adverse impact on its stock price. Second, we are a speculative investment due to our limited operating history, not being profitable, and not expecting to be profitable in the near term. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that has a relatively large public float.

Many of these factors are beyond our control and may decrease the market price of our securities. Such volatility, including any stock run-ups, may be unrelated or disproportionate to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our shares.

Furthermore, the stock market in general, and the market for companies in the oil and gas industry in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions, or changes in inflation or interest rates, may seriously affect the market price of our securities, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our securities shortly following this offering. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional shares of common stock or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common shares will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the shares they hold or may not be able to sell their shares at all. If the market price of our shares after this offering does not exceed the per share offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

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A significant number of our outstanding shares will not be subject to lock-up agreements in connection with this offering. The sale of a significant number of our shares may cause the market price of our common stock to drop significantly.

Upon completion of this offering all of our directors and executive officers and the holders of 5% percent or greater of our capital stock will have signed lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less 180 days from the date of this prospectus without the prior written consent of the underwriter. The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

However, the holders of our other shares of common stock and securities convertible or exercisable into shares of our common stock outstanding at the time of this offering, have entered into lock-up agreements in connection with this offering. As a result, a substantial number of shares of our common stock will be available for sale in the public market after the completion of this offering. The sale of a significant number of shares of our common stock in the public market or the perception that such sale may occur could significantly reduce the market price of our common stock. In addition, if a significant number of shares of our common stock were to be sold immediately after the completion of this offering, this would decrease the likelihood that the underwriters would exercise all or part of their over-allotment option and, consequently, decrease the likelihood that we will receive the additional net proceeds from such an exercise.

Based on shares of our capital stock outstanding as of the date of this prospectus, we will have 21,869,957 shares of common stock outstanding after the completion of this offering, including the 2,500,000 shares of common stock that we are selling in this offering (representing 11.4% of our outstanding shares of common stock following the offering), 733,334 shares of restricted common stock expected to be issued to our Chief Executive Officer (433,334 shares) and three of the non-employee directors (100,000 shares each) promptly following the offering (representing 3.4% of our outstanding shares of common stock following the offering). An additional approximately 7,131,309  shares of our common stock (32.6% of our outstanding shares of common stock following the offering) will be available for sale in the public market 90 days following the date of this prospectus, and an additional 33,334 shares of our common stock (0.2% of our outstanding shares of common stock following the offering) will be available for sale in the public market between 90-180 days following the date of this prospectus, in each case subject to any applicable volume limitations under federal securities laws with respect to affiliate sales. Additionally, beginning 180 days after the date of this prospectus, the remainder of the shares of our common stock will be eligible for sale in the public market, in each case subject to any applicable volume limitations under federal securities laws with respect to affiliate sales, due to the expiration of the lock-up agreements between our executive officers and the underwriters, unless the representatives of the underwriters waive the provisions of these lock-up agreements and allow these stockholders to sell their shares earlier.

In addition, as of the date of this prospectus, there were 1,000,000 shares of Series A Preferred Stock issued and outstanding, which are convertible pursuant to their terms into 1,000,000 shares of common stock of the Company; we expect to issue 733,334 shares of restricted common stock to our Chief Executive Officer (433,334 shares) and three of our non-employee directors (100,000 shares each) shortly after the date of this prospectus; and an additional 2,356,469 shares of common stock will be available for future awards under our 2022 Equity Incentive Plan following this offering and the issuance discussed above, each of which will become eligible for sale in the public market to the extent permitted by the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended.

We also intend to register all shares of common stock that we may issue under our 2022 Equity Incentive Plan shortly following the date of this prospectus. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates under Rule 144 and the lock-up agreements. For more information, see “Shares Eligible for Future Sale.”

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. We cannot predict the effect, if any, of future sales of our common stock on the value of our common stock. Sales of substantial amounts of our common stock by large stockholders, or the perception that such sales could occur, may adversely affect the market price of our common stock.

The market price for shares of our common stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

Our common stock price may be volatile and could decline substantially following this offering.

The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates, and market conditions in general could have a significant impact on the future market price of our common stock.

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Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	additions or departures of key personnel;

•	actions by stockholders;

•	Prices of, and the supply and demand for, oil, gas and NGL;

•	speculation in the press or investment community;

•	general market, economic, and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or the oil and gas industry.

Other factors unrelated to our performance that may affect the price of the Company’s securities include the following: (i) the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow the Company; (ii) lessening in trading volume and general market interest in the Company’s securities may affect an investor’s ability to trade significant numbers of the Company’s securities; (iii) the size of our public float may limit the ability of some institutions to invest in the Company’s securities; and (iv) a substantial decline in the price of the Company’s securities that persists for a significant period of time could cause the Company’s securities, if listed on an exchange, to be delisted from such exchange further reducing market liquidity. As a result of any of these factors, the market price of the Company’s securities at any given point in time may not accurately reflect our long-term value. Class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

The fact that no market currently exists for the Company’s securities may affect the pricing of the Company’s securities in the secondary market, the transparency and availability of trading prices and the liquidity of the Company’s securities. The market price of the Company’s securities is affected by many other variables which are not directly related to our success and are therefore not within our control. These include other developments that affect the market for all oil and gas sector securities, the breadth of the public market for our Company’s securities and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Company’s securities is expected to make the price of the Company’s securities volatile in the future, which may result in losses to investors.

We may not receive the additional $2.5 million due pursuant to the terms of the February 2024 Subscription.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company, in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). We expect full production (and the sale commercially of oil) to begin in April 2025. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at that time, served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH. Mr. Peterson resigned as a director of TRxADE HEALTH on May 30, 2024. Mr. Suren Ajjarapu, the Chairman and CEO of TRxADE HEALTH, purchased 16,667 shares of the Company’s common shares from the Company at $3.00 per share in December 2023. Both Mr. Peterson and Mr. Ajjarapu recused themselves on the TRxADE HEALTH board vote of investing in the Series A Preferred. Trxade paid the $2,500,000 due pursuant to Tranche 1 on March 5, 2024, and was issued the 1,000,000 shares of Series A Preferred on March 21, 2024. We may never enter full production and produce at least 100 barrels of oil and we may never receive the additional $2.5 million of funding in connection with the sale of 1,000,000 shares of Series A Preferred. To date we have produced 140 barrels of bitumen.

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The offering price per share of common stock offered under this prospectus may not accurately reflect the value of your investment.

The offering price per common stock share offered by this prospectus was negotiated between us and the underwriter. Factors considered in determining the price of our common stock include:

•	the information set forth in this prospectus and otherwise available to the underwriter;
•	the prospects for our Company and the industry in which we operate;
•	an assessment of our management;
•	our past and present financial and operating performance;
•	our prospects for future earnings;
•	financial and operating information and market valuations of publicly-traded companies engaged in activities similar to ours;
•	the prevailing conditions of United States securities markets at the time of this offering; and
•	other factors deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the common stock.

We have outstanding Series A Preferred Stock which has certain preferential rights to approve corporate transactions, and in liquidation and to dividends.

The Series A Designation requires the consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred to (i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred of the Company, (ii) adopt or authorize any new designation of any preferred stock that (x) provides any holder of common stock or preferred stock any rights upon a liquidation of the Company which are prior and superior to those of the holders of the Series A Preferred; or (y) adversely affects the rights, preferences and privileges of the Series A Preferred, (iii) effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series A Preferred, or (iv) alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares of Series A Preferred.

The Series A Designation also provides that we cannot declare, pay or set aside dividends on any share of any class of series of capital stock of the Company (other than dividends payable solely in common stock), unless the holders of the Series A Preferred first receive, or simultaneously receive, a dividend equal to the amount they would have been due, had such Series A Preferred Stock been converted into common stock immediately prior to the record date for the declaration of such dividend.

Additionally, for so long as any Series A Preferred is issued and outstanding, and until a total of $2.50 has been received for each outstanding Series A Preferred share, holders of the Series A Preferred are entitled to receive, when, as and if authorized and declared by the Board of Directors of the Company, out of any funds legally available therefor, cumulative dividends in an amount equal to 30% of the EBT of the Company for the prior calendar quarter (or such applicable portion thereof that the Series A Preferred has been outstanding) calculated quarterly in arrears on a pro rata basis to the holders of Series A Preferred, commencing with the first full calendar quarter following the date that the Series A Preferred is initially issued. The EBT Payments are payable, on or before the date that is 90 days following the end of each calendar quarter to the extent authorized and declared by the Board of Directors of the Company, out of any funds legally available therefor. As a result, assuming the Tranche 2 Series A Preferred shares are sold, each Series A Preferred share will receive 0.000015% (30% / 2,000,000 = 0.000015% per share) of the Company’s quarterly EBT. EBT means earnings before taxes as determined in accordance with GAAP, as reasonably determined by the Board of Directors on a quarterly basis. To the extent any upward or downward adjustments to a prior period’s EBT as calculated by the Company are made by the Company in subsequent accounting periods, the next EBT Payment due and payable to the holders of Series A Preferred shall be adjusted accordingly. To date, no EBT Payments have been made.

To the extent the Company is not legally able to pay any EBT Payment by the Payment Date, or such payment is not authorized and declared by the Board of Directors of the Company, the amount of such unpaid (or undeclared) EBT Payments shall remain outstanding and accrue interest at the rate of 5% per annum until paid in full.

In the event of any Liquidity Event (defined below), each holder of a share of Series A Preferred is entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Company ranking in the case of a Liquidity Event senior to the Series A Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of common stock or any other class or series of stock of the Company ranking in the case of a Liquidity Event junior to the Series A Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) together with any Accrued EBT Payments. Following the payment of the Preference Amount to holders of shares of Series A Preferred and all amounts owing to holders of each class or series of capital stock of the Company having a preference or priority over the common stock as to distributions upon the liquidation, dissolution or winding up of the Company, then the holders of shares of Series A Preferred are entitled to participate, with the holders of the common stock and with the holders of any other securities of the Company entitled to participate, pro rata, based upon the number of shares of common stock into which the shares of Series A Preferred are then convertible, as to any amounts remaining for distribution to the holders of common stock upon a Liquidity Event.

A Liquidity Event means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A Change of Control means a reorganization, consolidation or merger of the Company with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company, or the consummation of any transaction or series of related transactions, in each case which results in the Company’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Company or the entity owning all or substantially all of the assets of the Company) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile of the Company or public offerings of common stock.

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We may be prohibited from undertaking certain actions while the Series A Preferred is outstanding due to the protective provisions of the Series A Designation, as discussed above, we may not be able to legally pay dividends on the Series A Preferred Stock, and such dividends may thereafter accrue interest until paid and the occurrence of certain Liquidity Events under the Series A Designation may prohibit us from undertaking future transactions which are beneficial to stockholders or result in us having to pay a liquidation preference of up to $2.5 million (depending on the then outstanding shares of Series A Preferred), to the holders of the Series A Preferred. All of the above may result in the value of our securities decreasing, being worth less than a similarly situated company without outstanding Series A Preferred, reduce cash flows, and/or have a material adverse effect on our operating results and prospects.

Heavy Sweet owns a significant portion of our outstanding shares of common stock and as such exercises significant voting control over us, which may limit stockholders’ abilities to influence corporate matters, could delay or prevent a change in corporate control.

Heavy Sweet owns 6,088,000 shares of common stock, constituting 32.7% of the Company’s currently outstanding shares of common stock, and 28.8% of our outstanding common stock following the offering described in this prospectus. As a result, Heavy Sweet has and will continue to have, significant influence on the stockholder vote. Consequently, Heavy Sweet will have the ability to influence matters affecting our stockholders and therefore exercise significant control in determining the outcome of a number of corporate transactions or other matters, including (i) making amendments to our certificate of incorporation; (ii) election of directors; and (iv) any merger or significant corporate transactions, including with itself or other related parties. As a potential investor in the Company, you should keep in mind that even if you own shares of our common stock and wish to vote them at annual or special shareholder meetings, your shares will have little effect on the outcome of corporate decisions. The interests of Heavy Sweet may not coincide with our interests or the interests of other stockholders. In addition, this concentration of ownership might adversely affect the market price of our common stock by: (1) delaying, deferring or preventing a change of control of our Company; (2) impeding a merger, consolidation, takeover or other business combination involving our Company; or (3) discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company.

The issuance of common stock upon conversion of our outstanding Series A Preferred Stock will cause immediate and substantial dilution to existing shareholders and the sale of common stock upon conversion of our outstanding Series A Preferred Stock may depress the market price of our common stock.

As of the date of this prospectus, there are 1,000,000 outstanding shares of Series A Preferred (as discussed and with certain terms related thereto), defined below under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”, provided that upon the occurrence of certain events as described herein, we have agreed to sell another 1,000,000 shares of Series A Preferred.

Each share of Series A Preferred (and any Accrued EBT Payments) are convertible, at the option of the holder thereof, at any time into that number of shares of common stock determined (i) by multiplying the number of shares of Series A Preferred subject to conversion, by the Series A Conversion Rate divided by the Conversion Value (initially, a conversion ratio of 1-for-1), and (ii) the total Accrued EBT Payments desired to be converted divided by the Conversion Value, rounded up to the nearest whole share ((i) and (ii), the Conversion Ratios). If at any time during the first six months from the first issuance date of any shares of Series A Preferred the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Value, then, unless such transaction is an exempt issuance, simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Value shall be reduced to equal the Base Conversion Price. Notwithstanding the above, in no event will the Base Conversion Price be less than $1.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares).

Additionally, each share of Series A Preferred, and all Accrued EBT Payments are to be automatically converted into common stock on the date on which the Company has distributed an aggregate of $2.50 in EBT Payments per share of Series A Preferred Stock.

The conversion of the Series A Preferred Stock into common stock of the Company will cause significant dilution to the then holders of our common stock.

Additionally, if conversions of our outstanding Series A Preferred Stock and sales of such converted shares take place, the price of our common stock may decline. In addition, the common stock issuable upon conversion of our outstanding Series A Preferred Stock may represent overhang that may also adversely affect the market price of our common stock. Overhang occurs when there is a greater supply of a company’s stock in the market than there is demand for that stock. When this happens the price of the Company’s stock will decrease, and any additional shares which shareholders attempt to sell in the market will only further decrease the share price. If the share volume of our common stock cannot absorb converted shares sold by the holder of the Series A Preferred Stock, then the value of our common stock will likely decrease.

There is no existing market for our securities and we do not know if one will develop to provide you with adequate liquidity.

Prior to this offering, there has not been a public market for our securities. We cannot assure you that an active trading market for shares of our common stock will develop following this offering, or if it does develop, it may not be maintained. You may not be able to sell your shares of our common stock quickly or at the market price if trading in our securities is not active. The initial public offering price for the common stock offered hereby will be determined by negotiations between us and the underwriter and may not be indicative of prices that will prevail in the trading market.

Because of the speculative nature of investment risk, you may lose your entire investment.

An investment in the Company’s securities carries a high degree of risk and should be considered as a speculative investment. The Company has no history of earnings, limited cash reserves, a limited operating history, has not paid dividends and is highly unlikely to pay dividends in the immediate or near future. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the establishment of any business. An investment in the Company’s securities may result in the loss of an investor’s entire investment. Only potential investors who are experienced in high-risk investments and who can afford to lose their entire investment should consider an investment in the Company.

There is no guarantee that our common stock will be approved for listing on the NYSE American or that we will be able to comply with the NYSE American’s continued listing standards in the future.

As a condition to consummating this offering, our common stock offered in this prospectus must be listed on the NYSE American. Accordingly, we have applied to list our common stock on the NYSE American under the symbol “LEC”, and previously received conditional listing approval for such listing; however, there can be no assurance that such listing approval is still effective. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the NYSE American, we will not complete the offering. Even if our common stock is approved for listing on NYSE American, there can be no assurance any broker will be interested in trading our securities. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriter is not obligated to make a market in our securities, and even if it does make a market, it can discontinue market making at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that such market will continue.

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Furthermore, there is no guarantee that we will be able to maintain our listing on the NYSE American for any period of time. For continued listing on the NYSE American, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity ($2 million if we have reported losses from continuing operations and/or net losses in two of the prior three years; $4 million if we have reported losses from continuing operations and/or new losses in three of the last four fiscal years; and $6 million if we have losses from continuing operations and/or net losses in the last five fiscal years), a minimum market value ($1 million) and a minimum number of public shareholders (300), subject to certain exceptions. In addition to these objective standards, the NYSE American may delist the securities of any issuer if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE American’s listing requirements; if an issuer’s common stock sells at what the NYSE American considers a “low selling price ” (generally trading below $0.20 per share for an extended period of time) and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American (provided that issuers can also be delisted if any shares of the issuer trade below $0.06 per share); or if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable. Finally, NYSE American rules require us, as long as we remain a smaller reporting company, to maintain at least 50% independent directors and to have an audit committee of at least two persons, subject to controlled company exceptions.

Our stockholders’ equity may not remain above the NYSE American’s $2-6 million minimum, we may not be able to maintain independent directors, and we may not be able to maintain a stock price over $0.30 per share. Our failure to meet the continued listing standards of the NYSE American may result in our securities being delisted from the NYSE American.

The absence of such a listing may adversely affect the acceptance of our common stock as currency or the value accorded by other parties. Further, if we are delisted, we would also incur additional costs under state blue sky laws in connection with any sales of our securities. These requirements could severely limit the market liquidity of our common stock and the ability of our stockholders to sell our common stock in the secondary market. If our common stock is delisted, our common stock may be eligible to trade on an over-the-counter quotation system, such as the OTCQB Market or OTC Pink Market, where an investor may find it more difficult to sell our securities or obtain accurate quotations as to the market value of our securities. In the event our common stock is delisted from the NYSE American in the future, we may not be able to list our common stock on another national securities exchange or obtain quotation on an over-the counter quotation system.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause the value of our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

Because the price per share of our common stock being offered is higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $4.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and the as adjusted net tangible book value of the common stock of $1.42 per share as of December 31, 2024, following this offering, if you purchase common stock in this offering, you will suffer dilution of $3.08  per share in the net tangible book value of the common stock. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

Future sales of our common stock, other securities convertible into our common stock, or preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our Board of Directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our Board of Directors in its sole discretion may determine.

If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of our common stock could also depress the market price of our common stock. A total of approximately 7,131,309  shares of our common stock (32.6% of our outstanding shares of common stock following the offering) will be available for sale in the public market 90 days following the date of this prospectus, and an additional 34,334  shares of our common stock (0.2% of our outstanding shares of common stock following the offering) will be available for sale in the public market between 90-180 days following the date of this prospectus, in each case subject to any applicable volume limitations under federal securities laws with respect to affiliate sales. If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. The underwriter may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up provisions of the lock-up agreements entered into in connection with this offering are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

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We intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 733,334 shares of restricted common stock which we plan to grant under the 2022 Equity Incentive Plan shortly following the effectiveness of the registration statement of which this registration statement forms a part, and an additional 2,356,469 shares of common stock available for future awards under our 2022 Equity Incentive Plan (see “Executive and Director Compensation— 2022 Equity Incentive Plan”, below). Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates, upon issuance/award in the future, subject to the lock-up described below.

We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by large stockholders, or the perception that such sales could occur, may adversely affect the market price of our common stock.

The market price for shares of our common stock may drop significantly when such securities are sold in the public markets. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our Board of Directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

General Risk Factors

We have a short operating history in an evolving industry and, as a result, our past results may not be indicative of future operating performance.

We have a short operating history in a rapidly evolving industry that may not develop in a manner favorable to our business. Our relatively short operating history makes it difficult to assess our future performance. You should consider our business and prospects in light of the risks and difficulties we may encounter.

Our future success will depend in large part upon our ability to, among other things:

•	increase our market share;

•	increase consumer awareness of our brand and maintain our reputation;

•	anticipate and respond to macroeconomic changes;

•	successfully and cost effectively drill new wells, work-over existing wells, and obtain new assets;

•	compete effectively;

•	avoid interruptions in our business from information technology downtime, cybersecurity breaches, or labor stoppages;

•	effectively manage our growth; and

•	hire, integrate, and retain talented people at all levels of our organization.

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If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business and our operating results will be adversely affected.

Failure to adequately manage our planned aggressive growth strategy may harm our business or increase our risk of failure.

For the foreseeable future, we intend to pursue an aggressive growth strategy for the expansion of our operations. Our ability to rapidly expand our operations will depend upon many factors, including our ability to work in a regulated environment, establish and maintain strategic relationships with suppliers, and obtain adequate capital resources on acceptable terms. Any restrictions on our ability to expand may have a materially adverse effect on our business, results of operations, and financial condition. Accordingly, we may be unable to achieve our targets for growth, and our operations may not be successful or achieve anticipated operating results.

Additionally, our growth may place a significant strain on our managerial, administrative, operational, and financial resources and our infrastructure. Our future success will depend, in part, upon the ability of our senior management to manage growth effectively. This will require us to, among other things:

•	implement additional management information systems;

•	further develop our operating, administrative, legal, financial, and accounting systems and controls;

•	hire additional personnel;

•	develop additional levels of management within our company;

•	locate additional office space; and

•	maintain close coordination among our operations, legal, finance, sales and marketing, and client service and support personnel.

As a result, we may lack the resources to deploy our services on a timely and cost-effective basis. Failure to accomplish any of these requirements could have an adverse effect on future operating results.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

If we make acquisitions in the future, we could have difficulty integrating the acquired company’s assets, personnel and operations with our own. We do not anticipate that any acquisitions or mergers we may enter into in the future would result in a change of control of the Company. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired assets or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

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•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and members and customers as a result of any integration of new management personnel;

•	liability associated with acquired assets;

•	the effect of any government regulations which relate to the business acquired;

•

potential unknown liabilities associated with acquired businesses, or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition; and

•	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may apply working capital and future funding to uses that ultimately do not improve our operating results or increase the value of our securities.

In general, we have complete discretion over the use of our working capital and any new investment capital we may obtain in the future. Because of the number and variety of factors that could determine our use of funds, our ultimate expenditure of funds (and their uses) may vary substantially from our current intended operating plan for such funds. Our management has broad discretion to use any or all of our available capital reserves. Our capital could be applied in ways that do not improve our operating results or otherwise increase the value of a stockholder’s investment.

Claims, litigation, government investigations, and other proceedings may adversely affect our business and results of operations.

We may be subject to actual and threatened claims, litigation, reviews, investigations, and other proceedings, including proceedings relating to our operations or those of third parties, and other matters. Any of these types of proceedings, may have an adverse effect on us because of legal costs, disruption of our operations, diversion of management resources, negative publicity, and other factors. The outcomes of these matters are inherently unpredictable and subject to significant uncertainties. Determining legal reserves and possible losses from such matters involves judgment and may not reflect the full range of uncertainties and unpredictable outcomes. Until the final resolution of such matters, we may be exposed to losses in excess of the amount recorded, and such amounts could be material. Should any of our estimates and assumptions change or prove to have been incorrect, it could have a material effect on our business, consolidated financial position, results of operations, or cash flows. In addition, it is possible that a resolution of one or more such proceedings, including as a result of a settlement, could require us to make substantial future payments, prevent us from offering certain products or services, require us to change our business practices in a manner materially adverse to our business, requiring development of non-infringing or otherwise altered technologies, damaging our reputation, or otherwise having a material effect on our operations.

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We may incur indebtedness in the future which could reduce our financial flexibility, increase interest expense and adversely impact our operations and our costs.

As of the date of this filing we have no indebtedness. However, we may incur significant amounts of indebtedness in the future. Our level of indebtedness could affect our operations in several ways, including the following:

•	a significant portion of our cash flows is required to be used to service our indebtedness;

•	a high level of debt increases our vulnerability to general adverse economic and industry conditions;

•

covenants contained in the agreements governing our outstanding indebtedness limit our ability to borrow additional funds and provide additional security interests, dispose of assets, pay dividends and make certain investments;

•

a high level of debt may place us at a competitive disadvantage compared to our competitors that are less leveraged and, therefore, may be able to take advantage of opportunities that our indebtedness may prevent us from pursuing; and

•	debt covenants may affect our flexibility in planning for, and reacting to, changes in the economy and in our industry.

A high level of indebtedness increases the risk that we may default on our debt obligations. We may not be able to generate sufficient cash flows to pay the principal or interest on our debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. If we do not have sufficient funds and are otherwise unable to arrange financing, we may have to sell significant assets or have a portion of our assets foreclosed upon which could have a material adverse effect on our business, financial condition and results of operations.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NYSE American with which a private company is not required to comply. Complying with these laws, rules and regulations will occupy a significant amount of time of our board of directors and management and will significantly increase our costs and expenses, which we cannot estimate accurately at this time. Among other things, we must:

•

establish and maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	comply with rules and regulations promulgated by the NYSE American;

•	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

•	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

•	involve and retain to a greater degree outside counsel and accountants in the above activities;

•	maintain a comprehensive internal audit function; and

•	maintain an investor relations function.

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In addition, being a public company subject to these rules and regulations may require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

Our business could be adversely affected by security threats, including cybersecurity threats.

We face various security threats, including cybersecurity threats to gain unauthorized access to our sensitive information, to seek initiation of unauthorized fund transfers, or to render our information or systems unusable, and threats to the security of our facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing facilities, refineries, rail facilities and pipelines. The potential for such security threats subjects our operations to increased risks that could have a material adverse effect on our business, financial condition and results of operations. For example, unauthorized access to our seismic data, reserves information or other proprietary information could lead to data corruption, communication interruptions, or other disruptions to our operations.

Our implementation of various procedures and controls to monitor and mitigate such security threats and to increase security for our information, systems, facilities and infrastructure may result in increased capital and operating costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to our business and operations, as well as data corruption, reputational damage, communication interruptions or other disruptions to our operations, which, in turn, could have a material adverse effect on our business, financial position and results of operations.

The threat and impact of terrorist attacks, cyber-attacks or similar hostilities may adversely impact our operations.

We cannot assess the extent of either the threat or the potential impact of future terrorist attacks on the energy industry in general, and on us in particular, either in the short-term or in the long-term. Uncertainty surrounding such hostilities may affect our operations in unpredictable ways, including the possibility that infrastructure facilities, including pipelines and gathering systems, production facilities, processing plants and refineries, could be targets of, or indirect casualties of, an act of terror, a cyber-attack or electronic security breach, or an act of war.

We may have difficulty managing growth in our business, which could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Because of our small size, growth in accordance with our business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities, including our planned increase in oil exploration, development and production, and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the inability to recruit and retain experienced managers, geoscientists, petroleum engineers and landmen could have a material adverse effect on our business, financial condition and results of operations and our ability to execute our business plan in a timely fashion.

Failure to adequately protect critical data and technology systems could materially affect our operations.

Information technology solution failures, network disruptions and breaches of data security could disrupt our operations by causing delays or cancellation of customer orders, impeding processing of transactions and reporting financial results, resulting in the unintentional disclosure of customer, employee or our information, or damage to our reputation. There can be no assurance that a system failure or data security breach will not have a material adverse effect on our financial condition, results of operations or cash flows.

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Stockholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through the issuance of securities.

Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our common stock, preferred stock (which may be similar to or different than the Series A Preferred Stock) or warrants to purchase shares of our common stock. Our board of directors has authority, without action or vote of the stockholders, subject to the requirements of the NYSE American (which generally require stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock, subject to certain exceptions, including sales in a public offering and/or sales which are undertaken at or above the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price for the five trading days immediately preceding the signing of the binding agreement), to issue all or part of the authorized but unissued shares of common stock, preferred stock or warrants to purchase such shares of common stock. In addition, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market in the future. These actions will result in dilution of the ownership interests of existing stockholders and may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of us, because the shares may be issued to parties or entities committed to supporting existing management.

Securities analysts may not cover, or continue to cover, our common stock and this may have a negative impact on the market price of our securities.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We currently only have a few independent analysts that cover our common stock, and these analysts may discontinue coverage of our common stock at any time. Further, we may not be able to obtain additional research coverage by independent securities and industry analysts. If no independent securities or industry analysts continue coverage of us, the trading price for our common stock could be negatively impacted. If one or more of the analysts who cover us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

The Company does not insure against all potential losses, which could result in significant financial exposure.

The Company does not have commercial insurance or third-party indemnities to fully cover all operational risks or potential liability in the event of a significant incident or series of incidents causing catastrophic loss. As a result, the Company is, to a substantial extent, self-insured for such events. The Company relies on existing liquidity, financial resources and borrowing capacity to meet short-term obligations that would arise from such an event or series of events. The occurrence of a significant incident, series of events, or unforeseen liability for which the Company is self-insured, not fully insured or for which insurance recovery is significantly delayed could have a material adverse effect on the Company’s results of operations or financial condition.

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Global economic conditions could materially adversely affect our business, results of operations, financial condition and growth.

Adverse macroeconomic conditions, including inflation, slower growth or recession, new or increased tariffs, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment and currency fluctuations could materially adversely affect our operations, expenses, access to capital and the market for oil and gas. In addition, uncertainty about, or a decline in, global or regional economic conditions could have a significant impact on our expected funding sources, suppliers and partners. A downturn in the economic environment could also lead to limitations on our ability to issue new debt; reduced liquidity; and declines in the fair value of our financial instruments. These and other economic factors could materially adversely affect our business, results of operations, financial condition and growth.

We may be adversely affected by climate change or by legal, regulatory or market responses to such change.

The long-term effects of climate change are difficult to predict; however, such effects may be widespread. Impacts from climate change may include physical risks (such as rising sea levels or frequency and severity of extreme weather conditions), social and human effects (such as population dislocations or harm to health and well-being), compliance costs and transition risks (such as regulatory or technology changes) and other adverse effects. The effects of climate change could increase the cost of certain products, commodities and energy (including utilities), which in turn may impact our ability to procure goods or services required for the operation of our business. Climate change could also lead to increased costs as a result of physical damage to or destruction of our facilities, equipment and business interruption due to weather events that may be attributable to climate change. These events and impacts could materially adversely affect our business operations, financial position or results of operation.

We might be adversely impacted by changes in accounting standards.

Our consolidated financial statements are subject to the application of U.S. GAAP, which periodically is revised or reinterpreted. From time to time, we are required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board (“FASB”) and the SEC. It is possible that future accounting standards may require changes to the accounting treatment in our consolidated financial statements and may require us to make significant changes to our financial systems. Such changes might have a materially adverse impact on our financial position or results of operations.

* * * * *

For all of the foregoing reasons and others set forth herein, an investment in our securities involves a high degree of risk.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Prospectus Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this prospectus describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Except as required by U.S. federal securities law, we are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

•	business strategy;
•	future reserves;
•	technology;
•	cash flows and liquidity;
•	financial strategy, budget, projections and operating results;
•	bitumen, oil and natural gas realized prices;
•	timing and amount of future production of bitumen, oil and natural gas;
•	availability of oil field labor;
•	the amount, nature and timing of capital expenditures, including future exploration and development costs;
•	drilling of wells;
•	government regulation and taxation of the bitumen, oil and natural gas industry;
•	changes in, and interpretations and enforcement of, environmental and other laws and other political and regulatory developments, including in particular additional permit scrutiny in Louisiana;
•	exploitation projects or property acquisitions;
•	costs of exploiting and developing our properties and conducting other operations;
•

general economic conditions in the United States and around the world, including high interest rates and inflation, and the effect of regional or global health pandemics (such as, for example COVID-19);

•	political conditions in or affecting other oil-producing and natural gas-producing countries, including the current conflicts in the Middle East and involving Russia and Ukraine;
•	competition in the bitumen, oil and natural gas industry;
•	effectiveness of our risk management activities;
•	environmental liabilities;
•	counterparty credit risk;
•	developments in oil-producing and natural gas-producing countries;
•	future operating results;
•	future acquisition transactions; and
•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus in the case of forward-looking statements contained in this prospectus.

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USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our shares of common stock in this offering will be approximately $10.1 million, assuming an initial public offering price of $4.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus after deducting estimated underwriting discounts and commissions and offering expenses. Our net proceeds will increase by approximately $1.5 million if the underwriter’s over-allotment option to purchase additional shares of common stock is exercised in full (based on the same assumed offering price as described in the preceding sentence).

A $0.50 increase (decrease) in the assumed initial public offering price of $4.50 per share of common stock would increase (decrease) the net proceeds to us from this offering by approximately $1.16 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions. Similarly, each increase (decrease) of 0.25 million shares in the number of shares of common stock offered by us would increase (decrease) the net proceeds to us from this offering by approximately $1.0 million, assuming the assumed initial public offering price of $4.50 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions.

The principal purposes of this offering are to increase our capitalization and financial flexibility, to create a public market for our common stock and to facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering as follows:

Use of Proceeds	Amount	Percentage

Begin development activities of at least 6 new wells in the Asphalt Ridge Acreage that are planned to be drilled within one quarter following the closing of this offering (1)	$4,800,000	47.5%
Working Capital	$5,300,000	52.5%
Total	$10,100,000	100.0%

(1) The Company plans to use up to approximately $4.8 million of the offering proceeds at closing to develop the Asphalt Ridge Acreage and develop the Initial Development Opportunities in two wells that the Company anticipates will be drilled and completed by Valkor Oil & Gas LLC, our third party operator within the first quarter following the closing of this offering.

In the event that the underwriter exercises its over-allotment option to purchase up to an additional 375,000 shares of common stock to cover over-allotments, we may raise up to an additional $1.5 million through this offering, net of expenses, which funds we plan to use for acquisitions of additional working interests and general working capital.

We will have broad discretion over how to use the net proceeds we receive from this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We may also use a portion of the net proceeds to acquire or invest in other areas of the energy industry.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements for the next 12 months following the closing of this offering, except that we expect that we will seek to raise the funds needed to develop additional wells after drilling and completing the Initial Development Opportunities, through an RBL, which RBL may not be available on favorable terms, if at all. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. To complete exploration and development of resources we may find, if any, we will be required to raise additional capital. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, interest income earned on invested cash balances or a combination of one or more of these sources.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to finance the growth and development of our business. We do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, provisions of applicable law and other factors the board deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024, on:

•	an actual basis; and

•	on an as adjusted basis, after giving effect to the sale of 2,500,000 shares of our common stock in this offering at an assumed public offering price of $4.50 per share (the midpoint of the range set forth on the cover page of this prospectus), and our receipt of the estimated $10.1 million in net proceeds from this offering, after deducting underwriting commissions and estimated offering expenses payable by us.

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You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	December 31, 2024 (In thousands, except share and per share amounts)
	Actual	As Adjusted
Cash and cash equivalents	$278	$11,414	(1)

Shareholders’ equity:
Series A Convertible Preferred Stock $0.0001 par value, 1,000,000 and 1,000,000 shares outstanding, at December 31, 2024 , on an actual, and as adjusted basis, respectively	$—	$—
Common Stock, $0.0001 par value; 90,000,000 shares authorized; 18,603,289 and 21,836,623 shares issued and outstanding at December 31, 2024 , on an actual, and as adjusted basis, respectively	2	2
Additional paid-in capital	24,794	34,850
Accumulated deficit	(3,784)	(3,784)
Total stockholders’ equity	$21,012	$31,068
Total capitalization	$21,012	$31,068

(1) Includes the cash expected to be raised in the offering together with cash on hand as of December 31, 2024, less unpaid expenses of the offering, underwriter commissions, and expenses.

A $0.50 increase (decrease) in the assumed initial public offering price of $4.50 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) each of our as adjusted cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.2 million, and after deducting estimated underwriting discounts and commissions and estimated expenses of the offering. Similarly, each increase (decrease) of 0.25 million shares in the number of shares of common stock offered by us would increase (decrease) each of our as adjusted cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1.0 million, after deducting estimated underwriting discounts and commissions.

The number of shares of common stock to be outstanding after this offering is based on 18,603,289 shares outstanding as of December 31, 2024 and 21,836,623 shares outstanding on an as adjusted basis, including the 2,500,000 shares of common stock issuable in the offering and 733,334 shares of restricted common stock expected to be issued to our Chief Executive Officer (433,334 shares) and three of the non-employee directors (100,000 shares each) promptly following the offering, and does not give effect to:

•	375,000 shares of common stock issuable to the underwriter upon the exercise of its option to purchase up additional shares to cover over-allotments, if any;

•	the sale of any additional shares of Series A Convertible Preferred Stock, or the conversion of any Series A Preferred Stock into common stock pursuant to the terms thereof; and

•	any future awards under the Company’s 2022 Equity Incentive plan (other than as discussed above).

DILUTION

Purchasers of our common stock in this offering will experience an immediate dilution of net tangible book value per share from the initial public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

As of December 31, 2024, our net tangible book value was $21.0 million, or $1.13 per share of common stock.

Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.

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Dilution in net tangible book value per share of common stock represents the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. After giving effect to the sale of shares of common stock in this offering at an assumed offering price of $4.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting underwriting commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been $31.1 million or $1.42 per share. This represents an immediate increase in net tangible book value of $0.39 per share to our existing stockholders, and immediate dilution of $3.08 per share to new investors purchasing shares at the proposed public offering price. The following table illustrates the dilution in net tangible book value per share to new investors as of December 31, 2024:

Assumed initial public offering price per share of common stock		$4.50
Net tangible book value per common stock share as of December 31, 2024	1.13
Increase in net tangible book value per share of common stock attributable to this offering	0.29
As adjusted net tangible book per common stock share as of December 31, 2024, after this offering		$1.42
Dilution per common stock share to investors participating in this offering		$(3.08)

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $0.50 increase (decrease) in the assumed initial public offering price of $4.50 per share of common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our as adjusted net tangible book value per share after this offering by approximately $0.06 ($0.05) per share and increase (decrease) the dilution to new investors by approximately $0.44 ($0.45) per share, compared to our as adjusted book value per share, and after deducting estimated underwriting discounts and commissions. Similarly, each increase or decrease of 0.25 million shares in the number of shares of common stock offered by us would increase (decrease) our as adjusted net tangible book value by approximately $0.03 per share and decrease (increase) the dilution to new investors by approximately $0.03 per share, compared to our as adjusted book value per share, in each case assuming the assumed initial public offering price of $4.50 per share of common stock remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

If the underwriter exercises its option to purchase additional shares of common stock in full, the net tangible book value per share, as adjusted to give effect to this offering, would be approximately $147 per share, and the dilution in net tangible book value per share to investors in this offering would be $3.03 per share.

The number of shares of common stock to be outstanding after this offering is based on 18,603,289 shares outstanding as of December 31, 2024 and 21,836,623 shares outstanding on an as adjusted basis, including the 2,500,000 shares of common stock issuable in the offering and 733,334 shares of restricted common stock expected to be issued to our Chief Executive Officer (433,334 shares) and three of the non-employee directors (100,000 shares each) promptly following the offering, and does not give effect to:

•	375,000 shares of common stock issuable to the underwriter upon the exercise of its option to purchase up additional shares to cover over-allotments, if any;

•	the sale of any additional shares of Series A Convertible Preferred Stock, or the conversion of any Series A Preferred Stock into common stock pursuant to the terms thereof; and

•	any future awards under the Company’s 2022 Equity Incentive plan (other than as discussed above).

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The following table sets forth, as of the date of this prospectus, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors in this offering at an assumed initial public offering price of $4.50 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing investors before this offering	18,636,623	88.2%	$4,475,513	28.5%	$0.24
Investors purchasing shares in this offering	2,500,000	11.8%	$11,250,000	71.5%	$4.50
Total*	21,136,623	100.0%	$15,725,513	100.0%	$0.74

* Does not include 733,334 shares of common stock which the Company plans to issue to its Chief Executive Officer (433,334 shares) and three non-employee directors (100,000 shared each) shortly after the date of this prospectus as discussed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. The following discussion contains forward-looking statements regarding future events and the future results of the Company that are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the management of the Company. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed elsewhere in this prospectus, particularly under “Risk Factors,“ and in other reports we file with the SEC. See also “Cautionary Note Regarding Forward-Looking Statements.” The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as required by law. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus.

The following discussion is based upon our financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingencies.

Introduction

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is provided in addition to the accompanying financial statements and notes to assist readers in understanding our results of operations, financial condition, and cash flows. MD&A is organized as follows:

•	Going Concern and Plan of Operations.

•	Results of Operations.

•	Liquidity and Capital Resources.

•	Critical Accounting Policies and Estimates.

This information should be read in conjunction with the financial statements and related notes included in the audited financial statements beginning under “Index to Financial Statements” in this prospectus.

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See also “Glossary of Oil and Gas Industry Terms” above for information on certain of the terms used below.

Going Concern and Plan of Operations

The Company’s financial statements for the year ended December 31, 2024 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company reported a net loss of $1,403,955 for the year ended December 31, 2024 and had an accumulated deficit of $3,783,583 at December 31, 2024. For the year ended December 31, 2024, the Company had a negative cash flow from operations of $831,726.

The future success of the Company is dependent on its ability to attract additional capital and ultimately, upon its ability to develop future profitable operations including the successful development of the oil and gas leases located in Uintah County, Utah. In addition, the Company continues to experience negative cash flows from operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.  Management believes that actions presently being taken to revise the Company’s operating and financial requirements provide the opportunity for the Company to continue as a going concern.

Results of Operations

For the year ended December 31, 2024 , vs. the year ended December 31 , 2023

We have not produced any hydrocarbons or generated any oil and gas revenues to date.

For the year ended December 31, 2024, we had total operating expenses of $1,403,955, consisting of consulting fees of $750,602 representing amounts paid to operational consultants and executive officers and $243,000 of related party consulting fees paid to Mr. Peterson and Mr. Overholtzer, $347,701 of professional fees relating to the fees payable to our attorneys and auditors, mainly in connection with our initial public offering, and $62,6552 of general and administrative expenses, compared to total operating expenses of $1,948,526 for the year ended December 31, 2023, which consisted of consulting fees of $888,143, in connection with finance, legal, accounting and operational consultants, consulting fees, related party of $46,000, in connection with an operational consultant, professional fees of $241,142, in connection with legal and audit expenses, other general and administrative expenses of $33,783, and asset impairment of $739,458.

The decrease  in operating expenses of $544,571, when comparing the current period to the prior period, was primarily due to the decrease in consulting fees and asset impairment during the year ended December 31, 2023, offset by increases in related party consulting fees, professional fees and general and administration expenses.

We had a net loss of $1,040,374 for the year ended December 31, 2024, compared to a net loss of $957,185 for the year ended December 31, 2023, which net loss increased by $83,189 for the reasons discussed above.

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Liquidity and Capital Resources

As of December 31, 2024, we had $227,715 of cash on-hand, $325,509 of prepaid assets, and $20,502,900 of oil and gas properties, net, representing the value of our proved properties in Utah and $94,136 of liabilities, consisting of accounts payable.

As of December 31, 2024, we had working capital of $509,088 and a total accumulated deficit of $3,783,583.

On December 31, 2023, we had $20,172 of cash on-hand, $20,172 of total assets, and $124,229 of liabilities, consisting of $81,384 of accounts payable and $42,845 of amounts due to Mr. Peterson, as discussed in greater detail below under “Related Party Loans and Advances”.

As of December 31, 2023, we had a working capital deficit of $104,057 and a total accumulated deficit of $2,379,628.

We have mainly relied on related party loans, as well as funds raised through the sale of securities, mainly through the Series A Preferred and private placement offerings discussed below, to support our operations since inception. We have primarily used our available cash to pay operating expenses and acquire oil and gas properties.

We have experienced recurring net losses since inception. We believe that we will continue to incur substantial operating expenses in the foreseeable future until such time as we can successfully drill our planned wells and assuming we are able to extract commercial quantities of oil and gas from such drilled wells, all of which require us raising additional funding, which funding we plan to acquire through this offering (see “Use of Proceeds”). However, these efforts may prove more expensive than we anticipate, and we may not succeed in generating revenues or net income to offset these expenses. Accordingly, we may not be able to achieve profitability, and we may incur significant losses for the foreseeable future. However, following our successful Series A Preferred financing in March 2024, and pending the receipt of funds through this offering, we believe that we will be able to operate as a going concern for at least the next 12 months.

Cash Flows

	Year ended December 31, 2024	Year ended December 31, 2023
Cash provided by (used in):
Operating activities	(831,726)	(250,538)
Investing activities	(4,367,886)	(26,297)
Financing activities	5,457,155	282,845
Net increase (decrease) in cash	257,543	(43,990)

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We had $831,726 of net cash used in operating activities for the year ended December 31, 2024, consisting of $1,403,955 of net loss, $559,477 of shares issued for services in connection with our IPO and operations, and $12,752 of accounts payable . We had $250,538 of net cash used in operating activities for the year ended December 31, 2023, consisting of $1,948,526 of net loss, offset by $739,458 of asset impairment, $900,000 of shares issued for services in connection with our IPO and operations  and $58,530 of accounts payable.

We had $4,367,886 of net cash used in investing activities for the year ended December 31, 2024, consisting of the development costs of our oil and gas interests. We had $26,297 of net cash used in investing activities for the year ended December 31, 2023, consisting of the development costs of our oil and gas interests.

We had $5,457,155 of net cash provided by financing activities for the year ended December 31, 2024, consisting of $2,500,000 from the sale of 1,000,000 shares of Series A Convertible Preferred Stock and $3,000,000 from the sale of common stock , and $33,000 of funds borrowed from Mr. Peterson (which has been repaid to date), offset by $105,845 of repayment of funds owed to Mr. Peterson, our Chief Executive Officer and director. We had $232,845 of net cash provided by financing activities for the year ended December 31, 2023, consisting of $150,000 from the sale of common stock and $42,845 of funds borrowed from Mr. Peterson, all of which have now been repaid.

Related Party Loans and Advances

During March 2022, we borrowed an aggregate of $110,000 from certain then affiliates of the Company to further fund our strategy and to secure the procurement of property, pursuant to promissory notes bearing no stated interest rate and maturing upon the earlier of (i) five business days after the Company has raised an aggregate of $500,000 through third party debt and/or equity financing or (ii) May 18, 2022. We have repaid these loans in full.

On August 22, 2022, we borrowed $50,000 from Michael L. Peterson, our President, Chief Executive Officer and Director. In connection therewith we entered into a promissory note with Mr. Peterson, evidencing up to $100,000 which may be loaned to us by Mr. Peterson from time to time pursuant to the terms of the note. Interest on the amounts borrowed accrued interest at the rate of (i) 3.0% per annum. The note could be prepaid at any time without penalty. As of December 31, 2022, all of the amounts borrowed from Mr. Peterson under the note have been repaid and the note has been cancelled.

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On February 21, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, paid on behalf of the Company $27,500 in obligations owed by the Company. This amount is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On April 18, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, loaned the Company $13,000 in funds. This amount is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On August 17, 2023, the Company repaid our President, Chief Executive Officer, and Director, $15,000 of the loans he had made to the Company, leaving a loan balance of $42,500 that has been repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On February 16, 2024, Michael L. Peterson, our President, Chief Executive Officer, and Director loaned the Company $3,000 in funds.

On March 5, 2024, the Company repaid our President, Chief Executive Officer, and Director, $45,845, repaying in full all loans made by Mr. Peterson.

On August 8, 2024, Michael L. Peterson, our President, Chief Executive Officer, and Director loaned the Company $30,000 in funds.

On August 12, 2024, the Company repaid our President, Chief Executive Officer, and Director, $30,000, repaying in full all loans made by Mr. Peterson.

Private Placements

From March to May 2022, we sold an aggregate of 9,562,660 shares of restricted common stock in private transactions to 11 accredited investors, including to Frank C. Ingriselli (880,000 shares, of which 280,000 shares were subsequently gifted to a charitable organization)(our Chairman); Graham Patterson (our then Chief Financial Officer)(500,000 shares, of which 100,000 shares were subsequently transferred to Gregory L. Overholtzer, our current Chief Financial Officer and Secretary for no consideration); Louis E. Bernard, Jr. (the Managing Member of Project Operations of Saur Minerals)(1,360,000 shares, of which 680,000 were subsequently transferred to Saur Minerals, LLC and an aggregate of 633,333 shares were subsequently sold to four other unaffiliated investors); Michael L. Peterson (1,000,000 shares)(our Chief Executive Officer); Michael Schilling (1,360,000 shares, of which 265,000 shares were subsequently sold to five family members of Mr. Peterson (who are not included in Mr. Peterson’s beneficial ownership as they are all adults who live in different households) in private transactions)(the President of Land/Legal of Saur Minerals); Adrian Beeston (1,483,334 shares, of which 133,334 shares were subsequently sold to Michael L. Peterson, our Chief Executive Officer and President, 66,667 shares were subsequently sold to an entity minority owned by Mr. Beeston, and 100,000 shares were subsequently sold to an unaffiliated investor); and Naia Ventures, LLC (1,200,000 shares, of which 100,000 shares were subsequently sold to a third party around the time of the third party’s subscription for shares of the Company), for $0.00015 per share or $1,439 in aggregate.

From May to September 2022, we sold an aggregate of 789,386 shares of restricted common stock to 44 accredited investors for $1.50 per share, or $1,184,079 in aggregate. All but eight of those investors (36 in total), were also offered the right, at the same time, to subscribe for additional shares of common stock at $0.00015 per share, and an additional 12 investors were also offered the right to subscribe for shares of common stock at $0.0015 per share, and in total we sold 337,990 shares of restricted common stock to 51 accredited investors for an aggregate of $50.70.

In January 2023, we sold an aggregate of 32,001 shares of restricted common stock to four accredited investors for $3.75 per share, or $120,000 in aggregate. At or around the same time as the sales were completed, one of our founders and one of our affiliates, Louis E. Bernard, Jr. and Saur Minerals, LLC, respectively, sold the purchasers and three other accredited investors, in a separate private transaction, an aggregate of 766,671 shares of our restricted common stock (Louis E. Bernard, Jr. (133,335 shares) and Saur Minerals, LLC (633,336 shares)), for $0.30 per share.

On February 13, 2023, our then Chief Financial Officer, Graham Patterson gifted 100,000 shares of common stock to our current Chief Financial Officer, Gregory L. Overholtzer, for no consideration.

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In August 2023, we sold an aggregate of 4,000 shares of restricted common stock to Adrian Beeston, a greater than 5% shareholder of the Company, for an aggregate of $20,000 or $5.00 per share.

In November 2023, we sold 16,667 shares of restricted common stock to an accredited investor, for $3.00 per share, or $50,000 in aggregate.

At or around the same time as the sale was completed, one of greater than 5% stockholders, Naia Ventures LLC, sold the purchaser (the Sandhya Ajjarapu revocable Trust dtd 2007), in a separate private transaction, an aggregate of 100,000 shares of our restricted common stock, for $10.00.

In August 2024, we sold an aggregate of 1,090,910 shares of restricted common stock to two accredited investors (545,445 each) for $2.75 per share or $3,000,000 in aggregate.

In total, from all of the private offerings described above, we raised an aggregate of approximately $4,375,570.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially), We expect full production (and the sale commercially of oil) to begin in April 2025. The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties.

Trxade paid the $2,500,000 due pursuant to Tranche 1 on March 5, 2024, and was issued the 1,000,000 shares of Series A Preferred on March 21, 2024.

The Series A Preferred is convertible into common stock, initially on a one-for-one basis, and subject to certain anti-dilution rights which increase the number of shares of common stock issuable upon conversion thereof, either at the option of the holder thereof, or automatically upon the receipt by the holder of $2.50 per share in dividend payments. We also agreed to pay the holders of the Series A Preferred stock a quarterly dividend equal to their pro rata portion of 30% of our quarterly earnings before taxes as determined in accordance with U.S. generally accepted accounting principles. The Series A Preferred also carry a $2.50 per share liquidation preference, provided that such Series A Preferred also have the right to participate with the common stock in liquidating distributions, on an as-converted basis, after the payment of such $2.50 liquidation preference.

The Series A Preferred is described in greater detail under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”.

Need for Future Funding

As discussed above, our current capital resources, combined with the anticipated funding of the second tranche of the Series A Preferred and net proceeds from the offering, are expected to be sufficient for us to fund operations for the next 12 months and depending on the performance of our Initial Development Opportunities, through an RBL to fund the development of the Asphalt Ridge Asset, which RBL may not be available on favorable terms, if at all. Moving forward, after this offering, we also plan to enter into another reserve-based lending facility to fund future Imperial Parish Fields operations. However, that said, we may need funding in addition to the funding raised in this offering, to support our operations in the future. We may also seek to acquire additional businesses or assets in the future, which may require us to raise funding. We currently anticipate such funding, if required, being raised through the offering of debt or equity. Such additional financing, if required, may not be available on favorable terms, if at all. If debt financing is available and obtained, our interest expense may increase and we may be subject to the risk of default, depending on the terms of such financing. If equity financing is available and obtained it may result in our stockholders experiencing significant dilution. If such financing is unavailable, we may be forced to curtail our business plan, which may cause the value of our securities to decline in value.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. See “Note 2 – Summary of Significant Accounting Policies” to the audited financial statements included under “Index to Financial Statements,” below.

JOBS Act and Recent Accounting Pronouncements

The JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

We have implemented all new accounting pronouncements that are in effect and may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standard Board (“FASB”) that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company’s financial statements upon adoption.

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The Company has reviewed all recently issued but not yet effective accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or results of operations.

BUSINESS

Corporate History

We were formed as a Delaware corporation on February 7, 2022. Effective on November 18, 2022, we amended and restated our Certificate of Incorporation to authorize shares of preferred stock, provide various other customary rights to our Board of Directors, provided for a classified Board of Directors, limited the liability of our directors and officers to the fullest extent allowed pursuant to Delaware law, allowed for consents to action without a meeting to be approved by the stockholders of the Company, provided for certain mandatory forum selection provisions, allowed for our Board of Directors (as well as our stockholders) to amend, alter, change, adopt and repeal the Bylaws of the Company, opt out of Section 203 of Delaware General Corporation Law, which provides for certain rules and requirements associated with Delaware business combinations, and requiring the approval of stockholders holding no less than 66-2/3% of our outstanding voting shares to amend certain provisions of our Certificate of Incorporation relating to our classified Board of Directors.

Effective on January 24, 2023, our Board of Directors, and on January 26, 2023, stockholders holding a majority of our outstanding voting shares, approved resolutions approving and authorizing the filing of a Second Amended and Restated Certificate of Incorporation of the Company, which affected a two-for-three reverse stock split of the outstanding shares of our common stock, without any corresponding change in the number of authorized shares of common stock of the Company, and reduced our authorized shares of common stock from 490,000,000 to 90,000,000. On January 31, 2023, the Second Amended and Restated Certificate of Incorporation was filed with the Secretary of Delaware, and at the same time, the Reverse Stock Split became effective. Except as otherwise indicated and except in our financial statements and the notes thereto, all references to our common stock, share data, per share data and related information retroactively depict and reflect the Reverse Stock Split. The Reverse Stock Split combined each three shares of our outstanding common stock into two shares of common stock, without any change in the par value per share, and the Reverse Stock Split correspondingly adjusted, among other things, the number of shares of common stock available for awards under our equity compensation plans. No fractional shares were issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded up to the nearest whole share on a per stockholder basis.

Overview

The Company plans to initially focus its attention on certain oil and gas assets located in the Uinta Basin in Eastern Utah, and use anticipated cash flow from those operations to fund development of the Imperial Parish Fields (defined and discussed below). As of the date of this prospectus, we hold approximately 2,880 gross / 2,688 net acres in the Uinta Basin, Utah and hold options to purchase leases covering approximately 1,487 gross mineral acres in Imperial Parish, Louisiana. We have no revenue-generating operations as of the date of this prospectus, but we do have the cash resources on hand, and anticipate additional capital which we expect to be raised through, the expected funding of the second $2.5 million tranche of our Series A Convertible Preferred offering (which as discussed in greater detail below, is required to be funded after we produce at least 100 barrels of oil in full production, meaning that we are selling such oil commercially), to drill and complete our first two wells which if successful are expected to allow us to begin to generate revenues. As of the date of this prospectus, we have produced a total of approximately 140 barrels of bitumen, which we have not sold commercially, and as such, full production has not yet been met. We expect full production (and the sale commercially of oil) to begin in April 2025.

The first well, HSO 8-4 (API 4304757202), located in the Uinta Basin, Utah, was spudded on May 10, 2024, and drilled to a total depth of 1,020 feet. The Rimrock tar-sand pay zone was identified as being 100 feet thick, exhibiting good saturation and porosity. A 30-foot core sample was collected, and a small portion of the core was tested by heating it in water on a stove. Within minutes of boiling, the sand separated, and liquid bitumen floated to the surface. This demonstrated that the bitumen transitions to a liquid state at relatively low temperatures.

A second well, HSO 2-4 (API 430475201) , located approximately 400 yards from the HS0 8-4 well, was spudded on May 19, 2024, and drilled to a total depth of 1,390 feet. This well intersected both the Rimrock tar-sand zone (135 feet thick) and the Asphalt Ridge tar-sand zone (59 feet thick). A down-hole heater was installed, and heating of the Rimrock tar-sand zone began in mid-August 2024. Approximately 80 barrels of bitumen were successfully produced before the heater failed.

Following repairs, the heater manufacturer advised injecting approximately 1,800 barrels of water into the well to assist during the warm-up phase. Despite this, the heater failed again. The heater was pulled out of the well and sent to the manufacturer for repair and after its repair was subsequently installed in the HSO 8-4 well and failed again (see below). A new heater from the Second Manufacturer was subsequently installed in the HSO 2-4 well in September 2024 and has been functioning effectively since. Since September 2024, the Company has been extracting water mixed with bitumen and diesel oil. The water must first be pumped from the well as it absorbs the heat and does not allow the bitumen to rise to a temperature to flow freely. Some bitumen has been extracted with the water and the bitumen to water ratio has been increasing. To date, approximately 140 barrels of bitumen have been produced from the HSO 2-4 well.

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Given the production of the HSO 2-4 well and the amount of time the well has been heated, we believe that it has shown us that down-hole heat will produce bitumen in commercial quantities, and we plan to eventually transition all wells, after initial production using down-hole heaters, to long-term production through cyclic steam stimulation and production methods. In connection therewith, we have negotiated with a third-party to install and begin cyclic steam stimulation and production techniques on the HSO 2-4 well. This third-party has installed their cyclic steam stimulation and production equipment in other heavy oil fields in the United States and abroad with success, and. the third party has offered to provide their equipment on the HSO 2-4 well at minimal cost to us. We do not currently have any agreements in place with this third-party, but depending on the outcome of the initial limited trial, we may negotiate an agreement with the third-party in the future. We believe that having the opportunity at minimal equipment cost, to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, at this early stage, will provide data that we believe will be very valuable to us in devising our long-term development plan for the project. In preparation, the heater was pulled from the HSO 2-4 well and installed into the HSO 8-4 well on January 25, 2025. Down-hole steam permits are being prepared and, when filed with Utah state regulators, it is expected that in approximately six weeks approval will be received and we can begin using cyclic steam stimulation and production techniques in the HSO 2-4 well.

In October 2024, the Company installed a repaired down-hole heater in the HSO 8-4 well that had previously been used in the HSO 2-4 well before failing and being repaired by the manufacturer. However, shortly after production began, the heater failed again. A replacement heater from the Second Manufacturer has been ordered and arrived at our site in early March 2025. Due to our plan to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, on January 25, 2025, the heater from the HSO 2-4 well was pulled and installed in the HSO 8-4 well. The well began at a temperature of 57 F and is heating up to heat curve targets calculated by the Company. Once the temperature has reached approximately 250 F degrees, the Company expects to begin production. As a result, we currently expect to resume production from the HSO 8-4 well by the end of March 2025. We expect that the replacement heater will be available for use in subsequent planned wells.

Additional funding, including proceeds from this offering if successful, are expected to provide growth capital to support further operations and expansion.

Asphalt Ridge Option and Farm-In Agreement (Utah)

On November 13, 2023, the Company entered into a Leasehold Acquisition and Development Option Agreement with Heavy Sweet Oil, LLC. Pursuant to the Asphalt Ridge Option Agreement, we purchased an option to acquire up to a 30% working interest in certain leases in the Uinta Basin, a long-developed oil and gas area of eastern Utah, southwest of Vernal, Utah, totaling 960 acres. Heavy Sweet holds the right to such leases below 500 ft depth from surface and the option to participate in Heavy Sweet’s initial 960 acre drilling and production program on such Asphalt Ridge Option Leases.

The Asphalt Ridge Option had a term of nine months, through August 13, 2024. The Asphalt Ridge Option Agreement provided that additional development capital was expected to be secured by Heavy Sweet, and made available for the Company’s participation, by way of a reserve base lending facility (RBL), provided that if such RBL could not be obtained or did not cover all subsequent capital costs, Heavy Sweet agreed to fund a maximum of $5,000,000 of the first funding required for the development program, with the parties splitting any costs thereafter according to their ownership interests. The initial target was three wells, with an estimated cost of $5,000,000 for roads, pads, drilling, and above ground steam and storage facilities, and thereafter the parties anticipated working together to fund further well development based on their proportionate ownership thereof.

As consideration for agreeing to the Asphalt Ridge Option, we issued Heavy Sweet 2,688,000 shares of the Company’s restricted common stock, equal to approximately 19.9% of the Company’s then-issued and outstanding shares of common stock. The Option Shares were subject to vesting upon certain terms set forth in a Restricted Stock Agreement, and have fully-vested to date as a result of our entry into the Farm-In Agreement with Heavy Sweet as discussed below.

On November 10, 2023, as amended December 28, 2023, Heavy Sweet entered into a Leasehold Acquisition and Development Option Agreement with Trio Petroleum Corp., of which Michael Peterson, the Chief Executive Officer and director of the Company, was then the Chief Executive Officer and director, and Frank C. Ingriselli, our Chairman, was the then Vice Chairman and director. The Trio Option has similar terms as the Asphalt Ridge Option Agreement, except that it allows Trio to obtain a 20% interest in the Asphalt Ridge Option Leases, and did not require Trio to pay any equity compensation, and has been extended several times, currently having an expiration date of April 10, 2025, according to Trio’s public filings.

We and Heavy Sweet agreed that, to the extent Trio did not fully exercise the Trio Option, the Company had the right to acquire up to all 20% of the right set forth in the Trio Option from Heavy Sweet for $2,000,000 cash (or such other amount at the rate of $100,000 for each 1% which Trio had not exercised). To date, Trio has paid $225,000 to Heavy Sweet for a 2.25% working interest in 960 acres of the Asphalt Ridge Option Leases.

The exercise of the Trio Option held by Trio is contingent upon certain requirements and deliverables. Should Trio elect to exercise the Trio Option, then the Company and Heavy Sweet are expected to work together to satisfy Heavy Sweet’s obligations with respect to the same.

On March 7, 2024 the Company entered into a Farm-In Agreement with Heavy Sweet which superseded and terminated in full the Asphalt Ridge Option. According to the Farm-In Agreement, upon certain terms and conditions set forth therein, ((i) the Company agreed to farm-into and purchase from Heavy Sweet, and Heavy Sweet agreed to allow the Company to farm-in and sell to the Company, (x) an undivided Nine-Seven and Three Quarters Percent (97.75% of 8/8ths) interest (100% of 8/8ths reduced by the Indago ORRI described below) in and to approximately 960 gross and net acres under the Asphalt Ridge Leases, and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, in the adjoining acreage located in the western half of Section 23 and Sections 22, all in township range and section map T4S, R20, 6th PM, Uintah County, Utah; and (ii) subject to the Trio Option, we may explore and develop the Subject Acreage and the Asphalt Ridge Leases.

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The Asphalt Ridge Leases are also subject to an overriding royalty held by Indago Oil and Gas, Inc. equal to two percent (2%) of net revenue after all attributable expenses, actually received from all oil and gas produced and removed by means of any well drilled on the leased lands during the term of the original lease agreement, expiring on June 1, 2028.

The farm-in price payable pursuant to the terms of the Farm-In Agreement was up to 3,400,000 shares of restricted common stock of the Company, with such number of shares due at closing equal to (x) 3,400,000 shares, multiplied by (y) the total number of acres conveyed at closing, divided by (z) 2,880.

The closing of the transactions contemplated by the Farm-In Agreement were to occur upon completion of the Company’s due diligence on such Asphalt Ridge Leases and Asphalt Ridge Acreage, but no later than August 4, 2024, which date was extended by the parties on August 3, 2024 to no later than November 2, 2024, and subsequently, as discussed below, to November 15, 2024.

The Farm-In Agreement includes customary indemnification obligations, confidentiality obligations, representations and warranties and was subject to customary conditions to closing, including satisfactory due diligence by the Company, confirmation by the Company of title information relating to the Asphalt Ridge Leases and Asphalt Ridge Acreage, and determination of the number of net leasehold acres to be acquired.

The Farm-In Agreement also allows us to change our name to Heavy Sweet Oil Corp., or a similar name in our discretion, which name change Heavy Sweet is required to consent to. We have the right to either become the operator or to choose the contract operator for the development of the Asphalt Ridge Leases and Asphalt Ridge Acreage.

The Farm-In Agreement clarifies that the Asphalt Ridge Leases and Asphalt Ridge Acreage are subject to that certain Leasehold Acquisition and Development Agreement, dated November 10, 2023, as amended December 28, 2023, by and between Heavy Sweet and Trio, and as a condition to closing, Heavy Sweet was required to obtain Trio’s agreement to assign the Trio Option to the Company at closing, with the Company assuming operatorship with respect to the Asphalt Ridge Leases and Asphalt Ridge Acreage, and with the Company assuming all rights, duties and responsibilities of Heavy Sweet under the Trio Option, and with the Asphalt Ridge Leases and Asphalt Ridge Acreage remaining subject to the Trio Option in accordance with its terms, which requirements other than the assignment of the Trio Option (as discussed below) were met.  Notwithstanding the foregoing, Trio’s agreement to assign the Trio Option to the Company was not obtained on or prior to closing and the Company, in its sole discretion, waived that condition and closed without receiving the assignment of the Trio Option. Heavy Sweet retained the 17.75% working interest that is subject to the Trio Option and the Farm-In Shares will be proportionately reduced (by up to 202,687 shares), if and when, Trio exercises the option.  In the event the Trio Option expires without Trio exercising its full option to acquire all Asphalt Ridge Leases and Asphalt Ridge Acreage as contemplated under the Trio Option, the Company will have the sole and exclusive right to farm-in and will acquire such Asphalt Ridge Leases and Asphalt Ridge Acreage that is not acquired by Trio on the same terms and conditions, and at the same proportionate farm-in price, as set forth under the Farm-In Agreement and the Farm-In Shares shall be proportionately reduced accordingly as required.

As consideration for entering the Farm-In Agreement, the Company agreed to vest in full the previously issued but unvested 2,688,000 shares of restricted common stock that were to vest pursuant to the Asphalt Ridge Option Agreement, and the parties agreed that the Asphalt Ridge Option Agreement was terminated and superseded by the Farm-In Agreement.

Prior to closing, the Company exercised its right to begin development operations on the Asphalt Ridge Acreage, including, but not limited to, building roads, laying pipelines, building drilling pads, drilling wells, and otherwise improving the Asphalt Ridge Acreage at its sole cost and expense in building out the drilling pads and drilling the HSO 8-4 and HSO 8-2 wells, and is expected to be reimbursed a portion of those expenses by any future working interest owner who come into the wells, including HSO or Trio, according to their working interest held. Any hydrocarbon resources produced from those wells are owned by the Company.

On November 15, 2024, the Company and Heavy Sweet amended the Farm-In Agreement to provide that the closing would occur on November 15, 2024, which closing occurred on the same date, and on November 22, 2024 Heavy Sweet delivered all required assignments assigning an undivided Eighty Percent (80.00% of 8/8ths) interest in the Asphalt Ridge Leases (100% of 8/8ths reduced by the Trio Option exercised amount discussed above and the Indago ORRI described below, provided that in the event the Trio Option is not further exercised, the Company has the right to acquire up to an additional 17.5% interest in the Asphalt Ridge Leases) and Asphalt Ridge Acreage to the Company, and the Company issued to Heavy Sweet the full 3,400,000 shares of restricted common stock of the Company as the “Farm-In Shares” required to be issued to Heavy Sweet as full consideration for the assignment of the same to the Company, provided, however, the Farm-In Shares are subject to adjustment if the Trio Option is exercised (up to 202,687 of the shares are subject to forfeiture if the Trio Option is exercised), and all of such shares are subject to forfeiture pending Heavy Sweet’s signature and return of an operating agreement in a form satisfactory to the Company, and in the event such operating agreement was not entered into within 90 days of November 15, 2024, such shares were to be automatically cancelled; however, such operating agreement was entered into timely and such shares are no longer subject to forfeiture.

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Asphalt Ridge Asset

The initial development of the Asphalt Ridge Asset is a 280 acre section in Section 23 of township range and section map T4S R20E within the Asphalt Ridge Leases that were identified by Heavy Sweet.

Description of Properties

The location of the Initial Development Acreage is shown in the graphics below:

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The graphic below shows proposed drilling locations in the Initial Development Acreage in the Asphalt Ridge Asset:

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The Company, in consultation with Heavy Sweet, has identified a minimum 16 standard 40-acre spaced wells and 112 wells on 2.5-acre wells under a unitization agreement. Phase 1 is planned to consist of developing Section 22 and the western half of Section 23 of township range and section map T4S R20E, with development drilling, down hole heaters and/or advanced cyclic steam production techniques planned to exploit the heavy oil resources thought to reside in the Rimrock and Asphalt Ridge sandstone reservoirs.

Properties

As of the date of this prospectus, our Asphalt Ridge Asset consists of approximately 2,880 gross / 2,688 net acres in the Uinta Basin in Utah. The table below summarizes the gross and net developed and undeveloped acreage with respect to the Asphalt Ridge Asset separated by expected development phases. Our plan is to develop our acreage in twelve approximate 240 to 280 acre phases. Phase 1 covers 280 acres and has a plan for 112 gross wells with each subsequent 240 acre phase expected to have approximately 119 gross wells. All of our 2,880 acres leased in our Asphalt Ridge Asset are held by our drilling activity. We have developed 35 gross (28 net acres) through the drilling of our two initial wells, each the center well of a seven-well pad.

	As of December 31, 2024
	Developed Acres		Undeveloped Acres		Total Acres
	Gross	Net	Gross	Net	Gross	Net
Phase 1	—	—	240	192	240	192
Phases 2-4	—	—	720	576	720	576
Phases 5-12	---	---	1,920	1,920	1,920	1,920
Total	---	---	2,880	2,688	2,880	2,688

	As of December 31, 2024
	Total Acres		Acres Expiring
	Gross	Net
Phase 1	240	192	n/a - Held by drilling
Phases 2-4	720	576	n/a - Held by drilling
Phases 5-12	1,920	1,920	n/a - Held by drilling
Total	2,880	2,688	n/a - Held by drilling

Drilling Activities & Production

We drilled two wells during the last fiscal year, HSO 8-4 and HSO 2-4. As of December 31, 2024, we had two gross wells(1.6 net wells). Approximately 140 barrels of bitumen have been produced from our first two wells as we are currently in the testing period. Neither well has been put into full production. Our gross developed acreage in the Asphalt Ridge Acreage equaled 35 gross (28 net) acres representing two drilling pads each comprising 17.5 acres and seven wells to be drilled on 2.5 acre spacing, with the following property breakdown as of December 31, 2024:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Asphalt Ridge Acreage	35.0	28.0	2.0	1.6

As of December 31, 2024, we have 2,845 gross undeveloped acres and 2,276 net undeveloped acres in the Asphalt Ridge Acreage.

The Operator successfully drilled the first two wells on the Company’s the Uinta Basin asset in Utah, in May 2024, and installed a down-hole heater and began production of the HSO 2-4 well in August 2024. This heater subsequently failed and after repair the manufacturer directed the Company to inject over 1,800 barrels of water to assist the heater in its warming up stage. The heater, once again failed, and was then pulled and replaced with a heater from the Second Manufacturer which has functioned successfully. The repaired first heater was repaired again by the manufacturer and the Company installed the repaired down-hole heater and began production of the HSO 8-4 well during the month of October 2024. The heater, once again, failed.  The Company ordered a new heater from the Second Manufacturer which arrived on site early March.

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Given the production of the HSO 2-4 well and the amount of time the well has been heated, we believe that it has shown us that down-hole heat will produce bitumen in commercial quantities, and we plan to eventually transition all wells, after initial production using down-hole heaters, to long-term production through cyclic steam stimulation and production methods. In connection therewith, we have negotiated with a third-party to install and begin cyclic steam stimulation and production techniques on the HSO 2-4 well. This third-party has installed their cyclic steam stimulation and production equipment in other heavy oil fields in the United States and abroad with success. The third party has offered to provide their equipment on the HSO 2-4 well, at minimal cost us. We do not currently have any agreements in place with this third-party, but depending on the outcome of the initial limited trial, we may negotiate an agreement with the third-party in the future. We believe that having the opportunity at minimal equipment cost, to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, at this early stage, will provide data that we believe will be very valuable to us in devising our long-term development plan for the project. In preparation, the heater was pulled from the HSO 2-4 well and installed into the HSO 8-4 well on January 25, 2025. Down-hole steam stimulation and production permits are being prepared and, when filed with the Utah state regulators, it is expected that in approximately six weeks approval will be received and we can begin using cyclic steam stimulation and production techniques in the HSO 2-4 well.

In October 2024, the Company installed a repaired down-hole heater in the HSO 8-4 well that had previously been used in the HSO 2-4 well before failing and being repaired by the manufacturer. However, shortly after production began, the heater failed again. A replacement heater from the Second Manufacturer was ordered and arrived at our site in early March 2025. Due to our plan to apply cyclic steam stimulation and production techniques on the HSO 2-4 well, on January 25, 2025, the heater from HSO 2-4 was pulled and installed in HSO 8-4. The well began at a temperature of 57 F degrees and is heating up to target heat curve as calculated by the Company. Once the temperature has reached approximately 250 F degrees, the Company expects to begin production. As a result, we currently expect to resume production from the HSO 8-4 well by the end of March 2025. The Company expects that the replacement heater will be available for use in subsequent planned wells.

During the past few months of production and testing of down-hole heaters, the Company has performed multiple tests of the core rock removed as well as the oil extracted in order to confirm its completion and production strategies and test new procedures with the goal to understand and implement a production program to extract the maximum amount of oil possible from the well, in a cost-effective manner. The Company believes it has designed an appropriate production plan and the Company now plans to construct a central processing facility that will serve as a preparatory processing and truck loading facility and begin to complete the additional approximately 110 planned wells in the Initial Development Acreage. The capital costs for the development plan are expected to be funded first by cash currently held by the Company, the expected $2.5 million second tranche of the Series A Preferred offering (which as discussed in greater detail below, is required to be funded after we are in full production and produce at least 100 barrels of oil (meaning that we are selling such oil commercially), and the proceeds of this Offering. The Company believes that full development could be funded by the cash flow from the project; however, once development is proceeding, the Company may increase the speed of development by seeking to secure a reserve base lending facility (RBL), though the securing of this RBL is not guaranteed.

Resource Estimate

According to the website of the American Geological Society, the largest tar sand deposits in the world are found in Alberta (Canada) and Venezuela. However, according to Utah Geological Society (“UGS”), Utah’s measured tar sand resource is the largest in the United States ( Energy News: Taking Another Look at Utah’s Tar Sand Resources , J. Wallace Gwynn (2007) Survey Notes, v. 39 no. 1, January 2007). The UGS estimates that Utah’s tar sand deposits contain between 14 to 15 billion barrels of oil in place; however, these are just estimates and what volumes, if any, that may be economically/commercially recoverable cannot be established. Analysis of bitumen extracted from samples show that bitumen is low-sulfur and high-gravity.

While these reports and analysis are just projections, we believe they do indicate that there is a high probability of a significant addressable resource tar-sand/oil targeted structure in this area.

The following supplemental unaudited presentation of proved reserve quantities and related standardized measure of discounted future net cash flows provides estimates only and does not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, significant changes to these estimates can be expected as future information becomes available. All of the Company’s reserves are located in the United States.

Proved reserves are those estimated reserves of bitumen that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The reserve estimates set forth below were prepared by Chapman Hydrogen and Petroleum Engineers Ltd., an independent professional engineering firm, in a reserve report prepared as of December 31, 2024. The Chapman Reserve Report was prepared by Charles W. Chapman, President of Chapman, and a registered Professional Engineer in the Province of Alberta and member of the Society of Petroleum Evaluation Engineers. He has over 40 years of experience in evaluation and engineering studies relating to tar-sands and oil and gas fields in Canada and around the world. Chapmen is independent with respect to the Company.

The Chapman Reserve Report estimate of Gross Total Proved Reserves of 718 thousand stock tank barrels (“MSTB”) has been estimated for the early development of the first 280 acres of our total 2,880 contiguous acres. The proven designation was given to the initial two, seven well pads, that have one existing drilled and completed well each. Reserves have been based on volumetric reservoir parameters averaged from previous comprehensive mapping, log and core studies and a 5% recovery factor. The Chapman Reserve Report assigned a reserve designation of either probable or possible to the estimated future production of the remaining planned wells within the 280 acres. Only proven reserves are shown below in our summary table. Even though the Company’s remaining acreage is contiguous to, and contain both the Rim Rock and Asphalt Ridge Sandstone zones contained in the 280 acres covered by the Chapman Reserve Report, no other acreage was included in the Chapman Reserve Report.

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This evaluation utilized an effective date of December 31, 2024, was prepared using constant prices and costs, and conforms to Item 1202(a)(8) of Regulation S-K and other rules of the SEC. The base SEC oil price calculated for December 31, 2024 was $75.59 per barrel. As specified by the SEC, a company must use a 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period.

Full development of Phase 1 is estimated to comprise an approximate 718.0 MSTB Proven Undeveloped Reserves and 16,502 MSTB combined Probable Undeveloped and Possible Undeveloped reserves as of December 31, 2024. The entire Phase 1 estimated net cash flow to the Company, discounted at 10%, is $23.88 million for the Proven Undeveloped reserves and $199.05 million for the combined Probable and Possible Undeveloped reserves, as shown in the table below. Phase 1 consists of approximately 280 acres. The additional 2,600 gross leasehold acres held in the Asphalt Ridge Asset, though primarily adjacent and containing the same Rimrock tar-sand and the Asphalt Ridge tar-sand zones, as the Phase 1 acreage, has not been assigned any reserves in the Chapman Reserve Report.

Internal Controls.  Dr. Doug Hamilton, the Chief Geologist to our project, (a non-executive position), is the technical person primarily responsible for our internal reserves estimation process (which is based upon the best available production, engineering and geologic data) and has in excess of 30 years as a reservoir geologist conducting fully integrated geological and engineering reservoir characterization projects in conventional and unconventional reservoirs and provides oversight of the annual audit of our year end reserves by our independent third party engineers. He has a B.S. degree in Geology from the University of Sydney, Australia and a Ph.D. in Geology from the University of Sydney, Australia.

The preparation of our reserve estimates is in accordance with our prescribed procedures that include verification of input data into a reserve forecasting and economic software, as well as management review. Our reserve analysis includes, but is not limited to, the following:

·	Research of operators near our lease acreage. Review operating and technological techniques, as well as reserve projections of such wells.
·	The review of internal reserve estimates by well and by area by a qualified petroleum engineer. A variance by well to the previous year-end reserve report is used as a tool in this process.
·	SEC-compliant internal policies to determine and report proved reserves.
·	The discussion of any material reserve variances among management to ensure the best estimate of remaining reserves.

Qualifications of Third-Party Engineers .  The technical person primarily responsible for the audit of our reserves estimates at Chapman is C.W. Chapman, who meets the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Chapman is an independent firm and does not own an interest in our properties and is not employed on a contingent fee basis. Reserve estimates are imprecise and subjective and may change at any time as additional information becomes available. Furthermore, estimates of oil and gas reserves are projections based on engineering data. There are uncertainties inherent in the interpretation of this data as well as the projection of future rates of production. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. A copy of the report issued by Chapman is attached to the Registration Statement of which this prospectus forms a part as Exhibit 99.8.

Estimated Quantities of Proved Oil and Gas Reserves of Phase 1:

(M$ means thousands)		Oil (Bitumen)		Conventional Natural Gas		Cumulative Cash Flow
Reserve Category	Well Count	Gross Oil MSTB	Net Oil MTSB	Gross Gas MMscf	Net Gas MMscf	Undiscounted (M$)	PV-10(1) (M$)
Proved Undeveloped (PUD)(2)	14	718	660	—	—	$34,976	$23,887
Probable & Possible Undeveloped (3)	98	16,502	15,182	—	—	$521,915	$199,048

(1)	PV-10 is a non-GAAP financial measure for which the most directly comparable GAAP financial measure is the Standardized Measure. See the section below entitled “Non-GAAP Financial Measures”.

(2)	Consists of two seven-well drilling pads. Each pad consisting of 17.5 acres with each well at 2.5 acre spacing. The HSO 8-4 and HSO 2-4 wells are the center wells of each of the two pads.

(3)

Consists of the 98 additional wells identified in the Chapman Reserve Report as Probable and Possible Undeveloped in Phase 1 that are not including in the first two seven-well pads. The reserves are based on the Chapman Reserve Report. Estimates of probable and possible reserves, and the future cash flows related to such estimates, are inherently imprecise and are more uncertain than estimates of proved reserves, and the respective future cash flows related to such estimates, but have not been adjusted for risk due to that uncertainty. Because of such uncertainty, estimates of possible reserves, and the future cash flows related to such estimates, may not be comparable to estimates of proved and probable reserves, respectively, and the respective future cash flows related to such estimates, and should not be summed arithmetically with estimates of either proved or probable reserves, respectively, and the respective future cash flows related to such estimates. See the section entitled “Risk Factors”—“Our estimated bitumen, oil, natural gas and NGLs reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in the reserve estimates or the underlying assumptions will materially affect the quantities and present value of our reserves.”

See also “NOTE 13 – Supplemental Oil and Gas Reserve Information (Unaudited)” to the audited financial statements included herein under “Index of Financial Statements”, below, for more information on the Company’s oil and gas properties.

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Non-GAAP Financial Measures

PV-10 is a non-GAAP financial measure that is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of the Company's proved bitumen, oil, NGL and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of proved reserves to other companies. The Company uses this measure when assessing the potential return on investment related to proved bitumen, oil, NGL and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. The PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company's bitumen, oil, NGL and natural gas reserves of the property.

(in thousands)	December 31, 2024 (unaudited)
Standardized measure of discounted future net cash flows	$23,887
Less; present value of future income taxes discounted at 10%	(7,123)
PV-10 (non-GAAP)	$16,764

Drilling Plan (Utah)

The drilling program is planned to be completed using conventional drilling techniques and followed up with down hole heaters and/or conventional cyclic steam stimulation and production techniques (“Huff and Puff”)(discussed below). These are proven methods used in Utah and worldwide.

Step 1 – Huff and Puff Well Simulation

•	Original production (“O”) is multiplied by heating with steam with hot CO2 for 30 days and then soaking over approximately 2-3 weeks.

•	Warm oil with gas pressure multiplies production.

•	Peak production (“P”) can be 10 times the Original (“O”) declining over 6 months.

•	Providing an Average production (“A”) of about three times the Original (“O”).

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Step 2 – Long Term Steam & CO2 Flood

•	Production from conventional Huff and Puff typically yields approximately 15% of oil in place.(a)

•	The goal of injecting steam with CO2 is to increase total production by as much as 60% while decreasing the decline between cycles.(b)(d)

•	Plan would be to convert to injection in only center well after 6 cycles or down-hole heater and with occasional steam to hold produced oil at temperature and continual production with goal to increase total production above 75%.(c)

Sources:

a) “A Review of Steam Soak Operations in California”, Babson and Burns, January 1969.

b) “Extraction of petroleum”, Wikimedia Foundation, last modified November 4, 2023, 15:05, https://en.wikipedia.org/wiki/Extraction_of_petroleum.

c) “Huff-n-puff gas injection or gas flooding in tight oil reservoirs”, Journal of Petroleum Science and Engineering, Tang & Sheng, January 2022.

d) “Quantitative study of C02 huff-n-puff enhanced oil recovery in tight formations using online NMR technology” Science Direct, Liu, Li, Tan, Liu, Zhao, and Wang, Journal of Petroleum Science and Engineering (July 2022).

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Field Geology Description

According to the Tar-Sand Resources of the Uinta Basin, Utah, complied by Robert E. Blackett, May 1996, Asphalt Ridge is situated along the northeast edge of the Uinta Basin physiographic subprovince, with the Marginal Benches/Uinta Mountains subprovince of the Middle Rocky Mountains lying less than 10 miles to the north. Asphalt Ridge forms the southwest limit to the low-lying farm lands of Ashley Valley. The Green River, which flows southwestward through the Uinta Basin, flows through the southeast extension of Asphalt Ridge. Asphalt Ridge is a northwest-southeast trending cuesta, where Cretaceous and Tertiary formations dip to the southwest. Bitumen-saturated outcrops extend for approximately 12 miles northwest-southeast along the strike of the outcrops.

The town of Vernal, Utah is approximately 4 miles to the northeast in the Ashley Valley, where elevations range between 5,200 and 5,500 feet. Asphalt Ridge rises from 500 to 1,000 feet above Ashley Valley. The highest point on Asphalt Ridge, located near the northwest end, is approximately 6,400 feet in elevation.

Market Opportunity

The Company believes that its Asphalt Ridge Asset provides a very attractive opportunity to participate in a project that, if successful, should provide an attractive cash flow to the Company, beginning six months after successful completion of the first two wells.  The project has begun the development phase with the successful drilling of the first two wells in May 2024. The Company also believes that Utah is a good location for this type of development for many reasons, including existing paths to multiple markets, and attractive Utah State costs and development attributes, especially as compared to other national resource plays. These advantages include low state royalties, low transportation costs, access to rail, low cost of approximately $800,000 to drill and complete wells in a development program due to shallow drill depths of approximately 1,200-2,500 feet, and favorable state regulations.

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We believe that the Asphalt Ridge Asset offers attractive deployment attributes:

•	Low state royalty rate;
•	Low transportation costs;
•	Shallow wells, which result in less costly drilling expenses; and
•	Attractive stimulation costs using steam vs. fracturing processes.

Set forth below is information regarding the average well cost, well depth, state royalty rate, transportation cost and simulation cost for wells drilled in Utah’s Rimrock sandstone, North Dakota’s Bakken Formation and Texas’ Permian Basin:

State	Play	Well Cost	Average Well Depth	State Royalty Rate	Trucking/Rail Cost
Utah	Rimrock	$0.8 million	0.6-1.2k ft	8%	~$4 / bbl
North Dakota	Bakken	$5.9 million	10k-19k ft	16.7%-18.8%	~$10 / bbl
Texas	Permian	$2.6 million	9.5k ft	20%-25%	~$8 / bbl

Sources:

a) https://www.pheasantenergy.com/the-numbers-the-permian-excels/ pg. 1

b) “Midland County, TX Oil & Gas Activity - MineralAnswers.com pg 2” for Permian avg. well depth

c) “Drillnomics Analysis of the Bakken Shale– Mountrail County, ND” (https://www.drillnomics.com/drillnomics-analysis-of-the-bakken-shale-mountrail-county-nd/), pg. 1

d) REPORT ON THE FEDERAL OIL AND GAS LEASING PROGRAM U.S. Department of the Interior November 2021, pg. 8

e) Crude oil pipeline constraints: A tale of two shales - ScienceDirect , January 2023, pg. 2

f) Who Wins as Oil Price Differentials Widen in the Permian Basin_- TX transportation costs pg 1. https://finance.yahoo.com/news/wins-oil-price-differentials-widen-204854624.html

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Our Asphalt Ridge wells are expected to be drilled and completed by Valkor Oil & Gas LLC a related party to Heavy Sweet, whose principals have extensive experience in oil and gas. The Operator successfully drilled the first two wells in May 2024 and installed a down-hole heater and began heating the Rimrock tar-sand zone during the second week of August 2024. On January 25, 2025, the Company pulled the heater in anticipation of applying cyclic steam recovery processes on the well and installed the heater in the HSO 8-4 well. The Company is preparing applications for steam permits to be submitted to applicable Utah state regulators, and expects to receive those permits in or around late April 2025. The HSO 8-4 well is heating up and is expected to resume production in the HSO 8-4 well by the end of March 2025.

Planned Development Activities

We currently anticipate the following three stages of development with Stage 1 using anticipated proceeds of this offering, and Stages 2 and 3 using anticipated cash flow from our Stage 1 investment.

Stage	Description	Estimated Timing	Estimated Cost*
1	Begin development activities of at least six new wells in the Asphalt Ridge Acreage that are planned to be drilled within one quarter following the closing of this offering	April 2025 to May 2025	$4,800,000
2	Acquire an additional 27,800 of optioned acreage in the Imperial Parish Fields (discussed below)	June 2025 to July 2025	$860,000
3	Conduct 3-D seismic / pre-development activities on our Imperial Parish Fields optioned properties	August 2025 to December 2025	$1,500,000
			$7,160,000

*We anticipate funding the first stage through cash raised in this offering (See “Use of Proceeds”) and future stages from projected cash flow from operations.

As described above and discussed below, subsequent to investing in the Initial Development Opportunities, we plan to use anticipated cash flow to develop the Imperial Parish Fields asset (discussed below) by first securing rights to perform 3-D seismic imaging and develop up to approximately 30,000 acres in the Imperial Parish Fields, second to perform 3-D seismic imaging on the acreage we successfully option, and then to drill and complete wells in the most prospective areas we have optioned. Through our agreement with Saur Minerals (discussed below), we plan to acquire acreage within the Imperial Parish Fields through options that include (1) the right to perform a 3-D seismic shoot on the property; and (2) an option to purchase a mineral lease with rights to drill oil and gas wells on the property. For most options the Company has paid $12.50 to $25.00 per acre for the seismic right and has entered into an option to pay $75.00 per acre for the mineral and drilling rights for those acres the Company chooses to develop.

We believe there are three primary market channels into which we can sell our hydrocarbon products produced from the Asphalt Ridge Asset, namely 1) as heavy oil to refineries; 2) as bitumen for use in infrastructure; and 3) as bunker fuel into the marine shipping industry. Each opportunity is described below:

1. Heavy Oil to Refineries

Our primary product will be bitumen, which can be sold as heavy oil directly to oil refineries and refined by them into oil products. The purchase price for heavy oil is standard throughout the industry and is historically based on West Texas Intermediate (WTI) crude prices in the region, less transportation costs. Typical Crude Oil Refining includes several steps, namely 1) the Preparation & Separation stage (where oil and gas are separated by physical means into components); 2) the Conversion stage (which involves the enhancement of the value of these components through the production of better products); and 3) the Treatment and Blending stage (where purification and quality improvement of the final products are completed to meet environmental and market standards). In the Preparation & Separation stage the crude oil is heated to break it down into its components and then put in a distillation column and separated into components based on their boiling points. The next stage, the Conversion Stage, includes cracking, reforming and isomerization. In this stage the larger hydrocarbons are broken down into smaller, more valuable ones, then heated and pressurized and catalysts are used to upgrade the napthas into higher octane Petrol and then converted from straight-chained hydrocarbon molecules to branch-chained molecules. The typical last stage is treatment and blending. In this stage the hydrotreating process produces high quality base oils and small amounts of waste hydrocarbons. Then the different streams are blended into finished petroleum products. See the diagram below:

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Our internal testing has shown that our production is expected to consist of approximately 90% bitumen and 10% organic range diesel. Assuming that breakdown, our refining process is expected to be simple and will only consist of the typical first stage of the crude oil refining process, Preparation & Separation, to prepare the output for sale to the market. We will need to simply heat our oil to 475 F which will separate the diesel from the bitumen, which oil will be stored in separate tanks in preparation to be loaded into tanker trucks.

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Typical Crude Refining Process:

Our Expected Refining Process:

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2. Bitumen Used in Infrastructure

Though selling our expected production to refineries is an option we may consider, our business plan is to first seek to sell our product to buyers of asphalt. Bitumen is an asphalt binder and used for the construction of roads, bridges and other infrastructure projects that use asphalt. We have taken the bitumen produced in our two wells and sent it to local asphalt companies who have tested it and have indicated a preliminary desire to purchase our bitumen, once in production. In the event they buy our bitumen, we believe the only refining that we would need to do to make the bitumen acceptable to them is to heat it to 475 F in our tanks before shipping it to them. One of the asphalt companies that have tested our product is Hot Oil Transport, LLC, located in Tooele, Utah, which is located just over a 3 hour drive from our project. Given the closeness of their facility, we expect to be able to load the hot bitumen into non-heated tankers and deliver it to them by road. HOT currently has a demand for approximately 50,000 barrels (bbl) of bitumen per year and has entered into an initial off-take agreement with our operator, Valkor Oil & Gas LLC (“Valkor”), to purchase up to 1,000 tons of asphalt per week, subject to certain adjustments and conditions, which we expect will come from our future production. We anticipate that amount should be sufficient to allow us to deliver all of our expected production from our planned 112 wells in Phase 1.

Bitumen is used for asphalt in infrastructure projects and is not only tied to the global price of oil but also to the supply and demand for asphalt. Historically, bitumen trades at a premium to the price of WTI. Over the past four years the average price of bitumen has been at a 38% premium or 1.38 times the price of WTI (see the graph below).  It is based off of WTI pricing but does not follow it in lock-step but is based on the demand required. For example, in April 2022, the WTI price fell to $16.55 per barrel while bitumen was selling at $76.31 per barrel.

Source: Colorado Asphalt Pavement Association (Bitumen) and U.S. Energy Information Administration (WTI).

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The current U.S. administration under President Donald Trump has stated that they desire to increase the production of oil in the United States saying “Drill baby Drill”, to become oil independent but also to lower oil prices in order to reduce inflation and lower prices generally. The focus of the government on increasing production is positive for the industry but the desire to lower prices also creates uncertainty for oil producers. In the event prices are lowered, we will be subject to those lower oil prices, but our focus will be on infrastructure not oil price swings. We believe that government policy shifts toward infrastructure would strengthen the demand for what we plan to supply, as it would be expected to have a direct effect on the market demand and price of bitumen. Also, any tariffs on Canadian products (as of the date of this prospectus there is a 10% tariff on Canadian energy exports to the United States), if they occur and while in place, could be a benefit to us as much of the bitumen used in our region traditionally comes from Canada, and could be subject to the tariffs.

3 . Bunker Fuel Used in Marine Shipping Industry

The oil in the Asphalt Ridge tar-sands has a negligible amount of sulfur (less than 0.1% sulfur). This makes it a very good candidate for use as Bunker Fuel for marine shipping which has very strict environmental standard in regards to sulfur content requirements. We believe there is a very attractive opportunity to use our bitumen and mix it with glycerin and water through a third-party mixing process to create a Bunker Fuel for the marine shipping market. If we are successful in this process, which cannot be assured, we believe it will provide a very attractive off-take opportunity as there is great demand for non-sulfur shipping fuel, which fuel historically trades at a premium to WTI. Over the past three years, the average premium price of Bunker Fuel to WTI has averaged approximately a 67% premium or 1.67 times the price of WTI. See the graph below. Bunker fuel is quoted in Short Metric Tons which converts to barrels at a ratio of 7.3 barrels of oil per Short Metric Ton.

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The Imperial Parish Fields Asset

On March 8, 2022, the Company entered into a letter agreement with Saur Minerals LLC which is based in Lafayette, Louisiana. Saur Minerals is owned and controlled by Louis E. Bernard, Jr. and Michael L. Schilling, Jr., beneficial owners of an aggregate of less than 1% and 5.9% of the Company’s outstanding common stock as of the date of this prospectus, respectively. Pursuant to the Letter Agreement, Saur Minerals caused its affiliated entity, Two Pearl Energy LLC, to assign approximately 1,487 net acres of oil and gas leasehold interests and related assets located within St. Landry Parish, Louisiana to the Company in exchange for (a) $300,000 of cash consideration paid by the Company to Saur Minerals on March 8, 2022, (b) $100,000 cash consideration payable by the Company to Saur Minerals within five days after the closing of the acquisition, which amount has been paid in full, and (c) $200,000 of cash consideration payable by the Company to Saur Minerals within thirty days after the closing of the acquisition, which amount has been paid in full. In addition, the parties agreed that Two Pearl would reserve and retain an overriding royalty interest with respect to each Subject Lease in a percentage equal to the positive difference between the royalty interest of the lessor under each Subject Lease and 25%, if the lessor reserves a royalty less than 25%, and 2% if the lessor reserves a royalty interest equal to or greater than 25%.

As part of our diligence into the Imperial Parish Fields, the Company evaluated potential target zones and offset well results, and identified potential well locations and produced an estimate of the resource opportunity of the Imperial Parish Fields, noting that “resource” estimates are not consistent with “proved reserves” as defined by the SEC, and that we do not currently have, and may not have in the future, either proved reserves or production of oil or natural gas in commercial quantities or at all, in connection with our Louisiana assets. Based on our Resource Estimate, we believe single well economics in the area on which we hold our options would be robust in today’s commodity price environment.

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In connection with the closing of the transactions contemplated by the Letter Agreement, the Company and Saur Minerals entered into an Acquisition and Development Agreement, dated March 8, 2022, as amended June 16, 2022, pursuant to which Saur Minerals agreed to seek and pursue opportunities to acquire certain interests for the benefit of the Company and subsequently reconveyed to the Company, or directly acquire on behalf of the Company such interests, within St. Landry Parish, Louisiana, on an exclusive basis for a term of five years expiring March 8, 2027, subject to extension by the Company for three additional periods of one year each, and subject to satisfaction of certain pre-authorized economic terms, prices and conditions as set forth therein, the acquisition of which interests are to be reimbursed to Saur Minerals, or paid directly, by the Company.

In addition, in connection with the closing of the transactions contemplated by the Letter Agreement, on March 8, 2022, the Company and Saur Minerals entered into a Seismic License Agreement, pursuant to which, Saur Minerals, as licensor of certain seismic data covering the St. Landry Leases and other mineral interests or leasehold interests within the Development Area, agreed to license such seismic data, on a perpetual, irrevocable, non-exclusive, transferable, sublicensable, royalty-free and fully-paid up basis. The seismic license was granted in connection was the closing of the transactions contemplated under the Letter Agreement, Development Agreement and related transactions, with no additional consideration, royalty or license fee due or owing by the Company to Saur Minerals.

We project that seismic and lease options on an additional 27,800 targeted acres in Phase 1 will cost approximately $860,000, which is anticipated to be funded with anticipated cash flow from the development of our Asphalt Ridge Acreage (see “Use of Proceeds”). Additionally, we plan to use anticipated future cash flow of $1.5 million, when available, to prepare a 3-D seismic survey on the optioned acreage in Phase 1 to analyze three targeted zones – the Frio, Cockfield and Sparta zones. These zones have been proven in offset acreage not held by the Company by companies such as Exxon Mobil, Texaco (Chevron USA Inc.), Halbouty Reserve and Hunt Oil Company, and several smaller independents such as Lynal, Inc., Lyons Petroleum, Inc., and others. All national US Army Corp of Engineer permits are in place to shoot 3-D seismic data for our optioned property. The timeline for shooting and analyzing the 3-D data is anticipated to be six months, which we anticipate beginning immediately after acquiring the Phase 1 acreage. In tandem during the 3-D Seismic Phase, we plan to put out a request for proposal for drilling contracts with locally identified drilling contractors.

The anticipated development plan for the Imperial Parish Fields Asset to the extent deployed, is to first acquire options on the Targeted Acres, then shoot 3-D seismic, and following the interpretation of the 3-D seismic data, and assuming that such 3-D seismic data provides us with reasonable validation of the prospectivity of the acreage, we plan to exercise options we hold to acquire leaseholds we deem most prospective, sign a drilling contract, and then diligently work with our contracted drilling contractor to identify optimal locations for four initial wells. We anticipate each well will require approximately 500 acres to form a drilling unit.

Our current options include an option that allows us to lease the acreage for $75 per acre. For acreage not under option, we anticipate a total cost of $115 per acre to source and lease. Therefore, each well would incur acreage leasing costs estimated at between $37,500 to $57,500, with the total estimated acreage leasing cost for the first four wells being between $150,000 and $230,000, which funds for such drilling we anticipate raising through a reserve based lending facility subsequent to this offering, which may not be available on favorable terms, if at all. We will also need to evaluate and source offtake contracts through the Drilling Evaluation Process. We expect the drilling evaluation process to take up to an additional two months following the 3-D Seismic Phase. The goal of these wells will be to prove up all three zones (Frio, Cockfield, and Sparta). Subject to changes in the discretion of management during the Drilling Evaluation Process, we intend to drill our first four wells in the Imperial Parish Fields in the Sparta zone with each well testing the Cockfield and Frio zones. We anticipate that the drilling and completion of the first two wells will take approximately two months to complete with hydrocarbons expected to begin flowing from the initial wells after 10 weeks. The second set of wells is anticipated to take a similar time frame. We intend to use the cash flow generated from the Asphalt Ridge Acreage, if any, and a reserve based lending facility which we plan to seek to put into place following this offering, to drill the four wells and subsequent wells in our three year drilling plan in our Louisiana assets, noting that we do not currently have, and may not have in the future, either proved reserves or production of oil or natural gas in commercial quantities or at all, in connection with our Louisiana assets. Thus, we expect to have sufficient liquidity to drill further wells out of cash flow and future borrowings. Based on the well results of the first four wells, we plan to drill, subject to available financing, two additional wells each quarter with the next six wells being called the 2nd Drilling Phase. We expect these wells in the 2nd Drilling Phase to be able to be completed with more efficiency and the intention of establishing a type curve that can be replicated throughout the acreage position. We anticipate funds for our 2nd Drilling Phase to be raised through a reserve-based lending facility subsequent to this offering, which may not be available on favorable terms, if at all. Additionally, with the cash flow generated and anticipated borrowing capacity from the first and 2nd Drilling Phase, we may look at further exploration options on our acreage, including the deep and highly prospective Cretaceous formation which has been proved to produce commercial quantities of oil and gas by Freeport-McMoran Oil and Gas LLC, BP plc, and Pennington Oil Co.

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The Imperial Parish Fields have five prospective reservoirs, or zones, including the Frio, Cockfield, Sparta, upper and lower Wilcox zones. All five zones have historically produced commercial amounts of oil and gas by other operators through legacy traditional wells. We also believe, based on the results of a 3-D shoot that was made of an adjacent area, that there is a highly prospective target in the deeper Tertiary and Cretaceous zones.

The Imperial Parish Fields are on trend with numerous oil and gas fields that produce from these prospective zones. These fields from 1988 to 2010, had wildcat discoveries that have discovered over 3,891 billion cubic feet of gas that came from the 3-D seismic boom that peaked between 1995 and 1998 and covered most of South Louisiana.  Our plans to perform 3-D seismic on the Imperial Parish Fields represents one of the last non-3-D seismic acquired areas in south Louisiana. Our technical team has deep roots and broad relationships in Louisiana. We believe that these relationships provide an opportunity to acquire the necessary acreage options and successfully perform the collection of 3-D seismic data in the Imperial Parish Fields. Prior to joining the Company, members of our technical team have performed 3-D seismic shoots throughout Louisiana and specifically in fields that are adjacent to, and appear to be on strike with, the Imperial Parish Fields.

On July 25, 2022, we received the critical 3-D seismic permit from the US Army Corp of Engineers to conduct our planned 3-D seismic program on the Imperial Parish Fields. We will need to seek to obtain the necessary local permits prior to performing the 3-D seismic program, funding permitting, which funds we plan use from anticipated cash flow from our Asphalt Ridge Asset development program, if any.

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The Company plans to develop the Imperial Parish Fields after successfully producing cashflow from the Asphalt Ridge Asset, if achieved, in two phases, “Phase 1” in the northern part of the Imperial Parish Fields and “Phase 2” in the southern part, with each comprising approximately 30,000 acres. Company representatives have been meeting with the major landowners that they know and, as of the date on this prospectus, the Company has acquired seismic and development options (“Acreage Options”) on approximately 1,487 acres, primarily in Phase 1.

The Acreage Options are structured to give the Company the right to shoot the 3-D seismic and also provide the Company with a 1-year renewable option to shoot seismic and subsequently, if desired, lease the mineral rights and drill within a 4 to 5-year period, subject to the payment of certain pre-agreed cash payments and the obligation to be responsible for any damages caused by our operations. This structure allows the Company to proceed with the 3-D seismic program and then only pay the more expensive lease costs at the time desired and on the leases the Company believes the 3-D seismic shows to be most prospective. While our current options expire in June 2025, we plan to seek to renew those options prior to expiration.

Business Strategies

Our primary objective is to bring the first two wells on the Asphalt Ridge Acreage into full production and continue developing the Asphalt Ridge Asset with the proceeds of this offering. We then plan to use anticipated cash flow, if any, from that Asphalt Ridge operation, to acquire the Targeted Acres and develop our optioned acreage in the Imperial Parish Fields and potentially to acquire and develop other opportunities for oil and gas production in south central Louisiana. Our primary focus is first in Utah, and then in Louisiana, but we may also consider appropriately priced out-of-state oil and gas opportunities in the future.

The primary goal of our collective efforts is to grow the Company into a highly profitable, independent oil and gas company.

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Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources.

Our ability to acquire properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in eventually bidding or consummating transactions.

There is also competition between natural gas producers and other related and unrelated industries. Furthermore, competitive conditions may be substantially affected by energy legislation or regulation enacted by governments of the United States and other jurisdictions. It is not possible to predict the nature of any such legislation or regulation which may ultimately be adopted or its effects upon our future operations. Such laws and regulations may substantially increase the costs of capitalizing on oil and gas opportunities. Our larger competitors may be able to absorb the burden of existing, and any changes to governmental regulations more easily than we can, which would adversely affect our competitive position.

In the Imperial Parish Fields themselves, which currently is our secondary focus, we anticipate intense competition from other operators, especially if our 3-D seismic project identifies highly-prospective resources and we obtain and publicly disclose (as is our intention) an independent petroleum engineer reserves report detailing reserves in the area. Obtaining mineral leases in order to control development is an integral part of our strategy.

Our larger competitors may be able to absorb the existing and evolved laws and regulations more easily than we can, which would adversely affect our competitiveness. Our ability to acquire properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in eventually bidding or consummating transactions.

Management Team and Experience

Members of the Company’s technical team and the operators of the Asphalt Ridge Asset, Valkor Oil and Gas LLC, have significant prior experience in oil and gas operations, exploration and production, and members of the Company’s management team have extensive experience working with publicly traded oil and gas operators in the U.S. With adequate funding, the Company intends to employ this team-model strategy to help attract and retain experienced oil industry personnel to identify, acquire and efficiently exploit oil and gas opportunities initially in Utah, and secondarily, in Louisiana. Upon the beginning of development efforts in the Imperial Parish Fields, the Company intends to register in Louisiana as an oil and gas operator through the electronic submission of an Organization Report (OR1) to the Louisiana Department of Natural Resources through its online registration system, approval of which registration the Company anticipates will be promptly received as in the experience of management, such registration is largely perfunctory.

Our Growth Strategy

The Company plans to build and grow a substantial independent oil and gas company by developing and exploiting the Asphalt Ridge Asset and then the Imperial Parish Fields, and potentially by acquiring and developing other oil and gas opportunities. We believe that the development of the Asphalt Ridge Asset alone may be sufficient to grow the Company into a substantial and highly profitable, independent oil and gas company.

Regulation of the Oil and Gas Industry

All of our oil and gas operations are substantially affected by federal, state and local laws and regulations. Failure to comply with applicable laws and regulations can result in substantial penalties. The regulatory burden on the industry increases the cost of doing business and affects profitability. Historically, our compliance costs have not had a material adverse effect on our results of operations; however, we are unable to predict the future costs or impact of compliance.

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Additional proposals and proceedings that affect the bitumen, oil and natural gas industries are regularly considered by Congress, the states, the Federal Energy Regulatory Commission (the “FERC”) and the courts, and, in some states, the county level. We cannot predict when or whether any such proposals may become effective, and it is difficult to estimate the potential impact on our business from rules and regulations adopted by the federal government and states in which we operate. We do not believe that we would be affected by any such action materially differently than similarly situated competitors.

At the state level, our operations in Utah will be regulated by the Utah Division of Oil, Gas and Mining and in Louisiana will be regulated by the Louisiana Department of Natural Resources Office of Conservation.

We anticipate that the Utah Division of Oil, Gas and Mining and the Louisiana Department of Natural Resources Office of Conservation, and other federal, state and local authorities, may adopt new rules and regulations moving forward which might affect our future oil and gas operations and could make it more costly for our operations or limit our activities. We plan to monitor our operations and any new rules and regulations which may affect our operations, to ensure that we remain compliance.

Regulation Affecting Production

The production of bitumen, oil and natural gas is subject to United States federal and state laws and regulations, and orders of regulatory bodies under those laws and regulations, governing a wide variety of matters. All of the jurisdictions in which we expect to own or operate producing bitumen, oil and natural gas properties have statutory provisions regulating the exploration for and production of bitumen, oil and natural gas, including provisions related to permits for the drilling of wells, bonding requirements to drill or operate wells, the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, sourcing and disposal of water used in the drilling and completion process, and the abandonment of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in an area, and the unitization or pooling of oil or natural gas wells, as well as regulations that generally prohibit the venting or flaring of natural gas, and impose certain requirements regarding the ratability or fair apportionment of production from fields and individual wells. These laws and regulations may limit the amount of oil and gas wells we can drill. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, NGL and gas within its jurisdiction.

States do not regulate wellhead prices or engage in other similar direct regulation, but there can be no assurance that they will not do so in the future. The effect of such future regulations may be to limit the amounts of oil and gas that may be produced from our wells, negatively affect the economics of production from these wells or limit the number of locations we can drill.

The failure to comply with the rules and regulations of bitumen, oil and natural gas production and related operations can result in substantial penalties. State laws also may prohibit the venting or flaring of natural gas, which may impact rates of production of crude oil , bitumen and natural gas from our leases. Leases covering state or federal lands often include additional laws, regulations and conditions which can limit the location, timing and number of wells we can drill and impose other requirements on our operations, all of which can increase our costs. Our competitors in the bitumen, oil and natural gas industries are subject to the same regulatory requirements and restrictions that affect our operations.

Regulation Affecting Sales and Transportation of Commodities

Sales prices of gas, oil, condensate and NGL are not currently regulated and are made at market prices. Although prices of these energy commodities are currently unregulated, the United States Congress historically has been active in their regulation. We cannot predict whether new legislation to regulate oil and gas, or the prices charged for these commodities might be proposed, what proposals, if any, might actually be enacted by the United States Congress or the various state legislatures and what effect, if any, the proposals might have on our operations. Sales of bitumen, oil and natural gas may be subject to certain state and federal reporting requirements.

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The price and terms of service of transportation of the commodities, including access to pipeline transportation capacity, are subject to extensive federal and state regulation. Such regulation may affect the marketing of bitumen, oil and natural gas produced by the Company, as well as the revenues received for sales of such production. Gathering systems may be subject to state ratable take and common purchaser statutes. Ratable take statutes generally require gatherers to take, without undue discrimination, bitumen, oil and natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase, or accept for gathering, without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes may affect whether and to what extent gathering capacity is available for bitumen, oil and natural gas production, if any, of the drilling program and the cost of such capacity. Further state laws and regulations govern rates and terms of access to intrastate pipeline systems, which may similarly affect market access and cost.

The FERC regulates interstate natural gas pipeline transportation rates and service conditions. The FERC is continually proposing and implementing new rules and regulations affecting interstate transportation. The stated purpose of many of these regulatory changes is to ensure terms and conditions of interstate transportation service are not unduly discriminatory or unduly preferential, to promote competition among the various sectors of the natural gas industry and to promote market transparency. We do not believe that our drilling program will be affected by any such FERC action in a manner materially differently than other similarly situated natural gas producers.

In addition to the regulation of natural gas pipeline transportation, the FERC has additional jurisdiction over the purchase or sale of gas or the purchase or sale of transportation services subject to the FERC’s jurisdiction pursuant to the Energy Policy Act of 2005 (“EPAct 2005”). Under the EPAct 2005, it is unlawful for “any entity,” including producers such as us, that are otherwise not subject to FERC’s jurisdiction under the Natural Gas Act of 1938 (“NGA”) to use any deceptive or manipulative device or contrivance in connection with the purchase or sale of gas or the purchase or sale of transportation services subject to regulation by FERC, in contravention of rules prescribed by the FERC. The FERC’s rules implementing this provision make it unlawful, in connection with the purchase or sale of gas subject to the jurisdiction of the FERC, or the purchase or sale of transportation services subject to the jurisdiction of the FERC, for any entity, directly or indirectly, to use or employ any device, scheme or artifice to defraud; to make any untrue statement of material fact or omit to make any such statement necessary to make the statements made not misleading; or to engage in any act or practice that operates as a fraud or deceit upon any person. EPAct 2005 also gives the FERC authority to impose civil penalties for violations of the NGA and the Natural Gas Policy Act of 1978 up to $1.5 million per day, per violation. The anti-manipulation rule applies to activities of otherwise non-jurisdictional entities to the extent the activities are conducted “in connection with” gas sales, purchases or transportation subject to FERC jurisdiction, which includes the annual reporting requirements under FERC Order No. 704 (defined below).

In December 2007, the FERC issued a final rule on the annual natural gas transaction reporting requirements, as amended by subsequent orders on rehearing (“Order No. 704”). Under Order No. 704, any market participant, including a producer that engages in certain wholesale sales or purchases of gas that equal or exceed 2.2 trillion BTUs of physical natural gas in the previous calendar year, must annually report such sales and purchases to the FERC on Form No. 552 on May 1 of each year. Form No. 552 contains aggregate volumes of natural gas purchased or sold at wholesale in the prior calendar year to the extent such transactions utilize, contribute to the formation of price indices. Not all types of natural gas sales are required to be reported on Form No. 552. It is the responsibility of the reporting entity to determine which individual transactions should be reported based on the guidance of Order No. 704. Order No. 704 is intended to increase the transparency of the wholesale gas markets and to assist the FERC in monitoring those markets and in detecting market manipulation. We are not currently subject to the requirement to report on Form No. 552, as we do not yet have any sales of oil and gas, and as such our sales of bitumen, oil and natural gas do not rise to the minimum level required for reporting by Order No. 704.

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The FERC also regulates rates and terms and conditions of service on interstate transportation of liquids, including oil and NGL, under the Interstate Commerce Act, as it existed on October 1, 1977 (“ICA”). Prices received from the sale of liquids may be affected by the cost of transporting those products to market. The ICA requires that certain interstate liquids pipelines maintain a tariff on file with the FERC. The tariff sets forth the established rates as well as the rules and regulations governing the service. The ICA requires, among other things, that rates and terms and conditions of service on interstate common carrier pipelines be “just and reasonable.” Increases in liquids transportation rates may result in lower revenue and cash flows for the Company. Such pipelines must also provide jurisdictional service in a manner that is not unduly discriminatory or unduly preferential. Shippers have the power to challenge new and existing rates and terms and conditions of service before the FERC.

In addition, due to common carrier regulatory obligations of liquids pipelines, capacity must be prorated among shippers in an equitable manner in the event there are nominations in excess of capacity or new shippers. Therefore, new shippers or increased volume by existing shippers may reduce the capacity available to us. Any prolonged interruption in the operation or curtailment of available capacity of the pipelines that we rely upon for liquids transportation could have a material adverse effect on our business, financial condition, results of operations and cash flows. However, we believe that access to liquids pipeline transportation services generally will be available to us to the same extent as to our similarly situated competitors.

Rates for intrastate pipeline transportation of liquids are subject to regulation by state regulatory commissions. The basis for intrastate liquids pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate liquids pipeline rates, varies from state to state. We believe that the regulation of liquids pipeline transportation rates will not affect our operations in any way that is materially different from the effects on our similarly situated competitors.

In addition to the FERC’s regulations, we are required to observe anti-market manipulation laws with regard to our physical sales of energy commodities. In November 2009, the Federal Trade Commission (“FTC”) issued regulations pursuant to the Energy Independence and Security Act of 2007, intended to prohibit market manipulation in the petroleum industry. Violators of the regulations face civil penalties of up to $1.3 million per violation per day. In July 2010, Congress passed the Dodd-Frank Act, which incorporated an expansion of the authority of the Commodity Futures Trading Commission (“CFTC”) to prohibit market manipulation in the markets regulated by the CFTC. This authority, with respect to oil swaps and futures contracts, is similar to the anti-manipulation authority granted to the FTC with respect to oil purchases and sales. In July 2011, the CFTC issued final rules to implement their new anti-manipulation authority. The rules subject violators to a civil penalty of up to the greater of $1.1 million or triple the monetary gain to the person for each violation.

Environmental and Occupational Safety and Health Matters

Our operations are subject to stringent federal, state and local laws and regulations governing occupational safety and health aspects of our operations, the discharge of materials into the environment and environmental protection. Numerous governmental entities, including the U.S. Environmental Protection Agency (“EPA”) and analogous state agencies have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. These laws and regulations may, among other things (i) require the acquisition of permits to conduct drilling and other regulated activities; (ii) restrict the types, quantities and concentration of various substances that can be released into the environment or injected into formations in connection with bitumen, oil and natural gas drilling and production activities; (iii) limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; (iv) require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells; (v) apply specific health and safety criteria addressing worker protection; and (vi) impose substantial liabilities for pollution resulting from drilling and production operations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of corrective or remedial obligations, the occurrence of delays or restrictions in permitting or performance of projects, and the issuance of orders enjoining performance of some or all of our operations.

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These laws and regulations may also restrict the rate of bitumen, oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the bitumen, oil and natural gas industries increases the cost of doing business in the industry and consequently affects profitability. The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus any changes in environmental laws and regulations or re-interpretation of enforcement policies that result in more stringent and costly well drilling, construction, completion or water management activities, or waste handling, storage transport, disposal, or remediation requirements could have a material adverse effect on our financial position and results of operations. We may be unable to pass on such increased compliance costs to our customers. Moreover, accidental releases or spills may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third-party claims for damage to property, natural resources or persons. Continued compliance with existing requirements is not expected to materially affect us. However, there is no assurance that we will be able to remain in compliance in the future with such existing or any new laws and regulations or that such future compliance will not have a material adverse effect on our business and operating results.

The following is a summary of the more significant existing and proposed environmental and occupational safety and health laws, as amended from time to time, to which our business operations are or may be subject and for which compliance may have a material adverse impact on our capital expenditures, results of operations or financial position.

Air Emissions

Our operations are subject to the Clean Air Act (the “CAA”) and comparable state and local requirements. The CAA contains provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from our operations. The EPA and state governments continue to develop regulations to implement these requirements. We may be required to make certain capital investments in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

The EPA adopted regulations requiring the reporting of GHG emissions from specific categories of higher GHG emitting sources in the U.S., including certain crude oil and natural gas production facilities, which include certain of our operations. Information in such reporting may form the basis for further GHG regulation. Further, the EPA has continued with its comprehensive strategy for further reducing methane emissions from oil and gas operations, with a final rule being issued in June 2016 as part of the Subpart OOOOa NSPS. In November 2021, the EPA issued a proposed rule intended to reduce methane emissions from oil and gas sources. The proposed rule sought to make the existing regulations in Subpart OOOOa more stringent and create a Subpart OOOOb to expand reduction requirements for new, modified, and reconstructed oil and gas sources, including standards focusing on certain source types that have never been regulated under the CAA (including intermittent vent pneumatic controllers, associated gas, and liquids unloading facilities). In addition, the proposed rule sought to establish “Emissions Guidelines,” creating a Subpart OOOOc that would require states to develop plans to reduce methane emissions from existing sources that must be at least as effective as presumptive standards set by the EPA. In November 2022, the EPA issued a proposed rule supplementing the November 2021 proposed rule. Among other things, the November 2022 supplemental proposed rule removed an emissions monitoring exemption for small wellhead-only sites and created a new third-party monitoring program to flag large emissions events, referred to in the proposed rule as “super emitters.” The EPA announced a final rule in December 2023, which, among other things, requires the phase out of routine flaring of natural gas from new crude oil wells and routine leak monitoring at all well sites and compressor stations. Notably, EPA updated the applicability date for Subparts OOOOb and OOOOc to December 6, 2022, meaning that sources constructed prior to that date will be considered existing sources with later compliance dates under state plans. The final rule gives states, along with federal tribes that wish to regulate existing sources, two years to develop and submit their plans for reducing methane from existing sources until March 2026. The final emissions guidelines under Subpart OOOOc provide until 2029 for existing sources to comply. The final rule is subject to ongoing litigation but remains in effect.  More recently, the EPA finalized on March 8, 2024, additional final NSPS OOOO program final rules—referred to as Subparts OOOOb and OOOOc—which, became effective May 7, 2024, and are expected to have a significant impact on the upstream and midstream oil and gas sectors from an operational cost perspective. The rules impose additional methane and volatile organic compound (VOC) emissions limitations from new, modified, and reconstructed sources, and will regulate existing sources for the first time under the NSPS OOOOc program by requiring states to implement plans that meet or exceed federally established emission reduction guidelines for existing oil and natural gas facilities. Although the bulk of the 2012 and 2016 standards are currently in effect, future implementation and the ultimate scope of VOC and methane emissions for the oil and gas production, transmission, and storage industry segments are uncertain at this time and could be modified further as a result of ongoing rulemakings and expected legal challenges.  The EPA’s GHG rules could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified facilities. However, in January 2025, President Trump issued an executive order directing the heads of all federal agencies to identify and begin the processes to suspend, revise, or rescind all agency actions that are unduly burdensome on the identification, development, or use of domestic energy resources. Consequently, future implementation and enforcement of the final rule remains uncertain at this time.

More recently, the EPA finalized on March 8, 2024, additional final NSPS OOOO program final rules—referred to as Subparts OOOOb and OOOOc—which, became effective May 7, 2024, and are expected to have a significant impact on the upstream and midstream oil and gas sectors from an operational cost perspective. The rules impose additional methane and VOC emissions limitations from new, modified, and reconstructed sources, and will regulate existing sources for the first time under the NSPS OOOOc program by requiring states to implement plans that meet or exceed federally established emission reduction guidelines for existing oil and natural gas facilities. Although the bulk of the 2012 and 2016 standards are currently in effect, future implementation and the ultimate scope of VOC and methane emissions for the oil and gas production, transmission, and storage industry segments are uncertain at this time and could be modified further as a result of ongoing rulemakings and expected legal challenges. Changes in the U.S. presidential administration following the 2024 presidential election could also affect the implementation of the NSPS Subpart OOOOb and OOOOc rules.

In November 2022, the Bureau of Land Management (“BLM”) published a proposed rule that would regulate venting, flaring and leaks during oil and gas production activities on federal and Indian leases. If finalized as proposed, the rule would limit gas that may be flared royalty-free during well completions, production testing, and emergencies; establish a monthly volume limit on royalty-free flaring due to pipeline capacity constraints, midstream processing failures, or other similar events; require vapor recovery systems on oil tanks; require operators to maintain leak detection and repair (“LDAR”) programs; prohibit the use of certain natural-gas-activated pneumatic controllers and pneumatic diaphragm pumps; and require operators to submit waste minimization plans with applications for permit to drill, among other requirements.

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Compliance with these and other air pollution control, air monitoring, gas capture, and permitting requirements has the potential to delay the development of crude oil, bitumen and natural gas projects and increase our costs of development and production, which costs could be significant.

Hydraulic Fracturing

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. We plan to regularly use hydraulic fracturing as part of our operations. Hydraulic fracturing involves the injection of water, sand or alternative proppant and chemicals under pressure into targeted geological formations to fracture the surrounding rock and stimulate production. Hydraulic fracturing is typically regulated by state oil and natural gas commissions. However, several federal agencies have asserted regulatory authority over certain aspects of the process.

The federal Safe Drinking Water Act (“SDWA”) and comparable state statutes may restrict the disposal, treatment, or release of water produced or used during oil and gas development. Subsurface emplacement of fluids, primarily via disposal wells or enhanced oil recovery (“EOR”) wells, is governed by federal or state regulatory authorities that, in some cases, include the state oil and gas regulatory or the state’s environmental authority. The federal Energy Policy Act of 2005 amended the Underground Injection Control provisions of the SDWA to expressly exclude certain hydraulic fracturing from the definition of “underground injection,” but disposal of hydraulic fracturing fluids and produced water or their injection for EOR is not excluded.

Federal agencies have periodically considered additional regulation of hydraulic fracturing. The EPA has published guidance for issuing underground injection permits that would regulate hydraulic fracturing using diesel fuel. This guidance eventually could encourage other regulatory authorities to adopt permitting and other restrictions on the use of hydraulic fracturing.  In June 2016, the EPA finalized regulations that address discharges of wastewater pollutants from onshore unconventional extraction facilities to publicly-owned treatment works. The EPA also published a study of the impact of hydraulic fracturing on drinking water resources, which concluded that drinking water resources can be affected by hydraulic fracturing under specific circumstances. The results of this study could result in additional regulations, which could lead to operational burdens similar to those described above; however, the EPA has taken no further action in response to the study to date. In April 2024, the BLM finalized a rule to reduce the waste of natural gas from venting, flaring and leaks during oil and gas production activities on federal and Indian leases, which became effective in June 2024. However, numerous states challenged the rule, and litigation is ongoing in the District of North Dakota, which granted a preliminary injunction enjoining BLM from enforcing the rule in the plaintiff states in September 2024. However, in January 2025, President Trump issued an executive order directing the heads of all federal agencies to identify and begin the processes to suspend, revise, or rescind all agency actions that are unduly burdensome on the identification, development, or use of domestic energy resources. As a result, future implementation and enforcement of this rule remains uncertain at this time.

In addition, oil and natural gas exploration, development and production activities on federal lands, including American Indian lands and lands administered by the BLM, are subject to the National Environmental Policy Act (“NEPA”). The NEPA requires federal agencies, including the BLM, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. Authorizations under the NEPA also are subject to protest, appeal, or litigation, which can delay or halt projects. In July 2020, the Council on Environmental Quality (“CEQ”) revised the NEPA’s implementing regulations to make the NEPA process more efficient, effective, and timely. The rule required federal agencies to develop procedures consistent with the new rule within one year of the rule’s effective date (which was extended to two years in June 2021). These regulations are subject to ongoing litigation in several federal district courts, and in October 2021, CEQ issued a notice of proposed rulemaking to amend the NEPA regulatory changes adopted in 2020 in two phases. Phase I of the CEQ’s proposed rulemaking process was finalized in April 2022, and generally restored provisions that were in effect prior to 2020. In July 2023, CEQ issued a proposed rule for the Phase II rulemaking. The proposed Phase II rule restores certain mitigation language from the pre-2020 version of the NEPA regulations, proposes further revisions to ensure the NEPA process “provides for efficient and effective environmental reviews,” and meets environmental, environmental justice, and climate change objectives. The final rule was made effective May 1, 2024. However, at least twenty states challenged the Phase II rule in federal district court. In addition, in January 2025, President Trump issued executive orders directing (i) CEQ to provide guidance on implementing NEPA and to propose rescinding and replacing CEQ’s NEPA regulations with implementing regulations at the agency level and (ii) federal agencies to adhere to only the relevant legislated requirements for environmental reviews and to prioritize efficiency and certainty over any other objectives in such reviews. In February 2025, CEQ sent an interim final rule to the White House Office of Management and Budget that would immediately withdraw the NEPA implementing regulations. The potential impact of further changes to the NEPA regulations and statutory text therefore remains uncertain and could have an effect on our business and operations.

On January 20, 2021, the Acting U.S. Interior Secretary, instituted a 60-day moratorium on new oil and gas leases and permits on federal onshore and offshore lands, which was subsequently extended indefinitely. In June 2021, a federal judge issued an injunction lifting the moratorium, provided that the federal government is appealing the injunction. President Biden subsequently announced that his administration would resume onshore oil and gas lease sales on federal lands effective April 18, 2022.  It is currently unclear whether future moratoriums will be imposed, if any, and whether such actions herald the start of a change in federal policies regarding the grant of oil and gas permits on federal lands.

At this time, it is not possible to estimate the potential impact on our business of recent state and local actions or the enactment of additional federal or state legislation or regulations affecting hydraulic fracturing. The adoption of future federal, state, or local laws or implementing regulations imposing new environmental obligations on, or otherwise limiting, our operations could make it more difficult and more expensive to complete crude oil, bitumen and natural gas wells, increase our costs of compliance and doing business, delay or prevent the development of certain resources (including especially shale formations that are not commercial without the use of hydraulic fracturing), or alter the demand for and consumption of our future products. We cannot assure that any such outcome would not be material, and any such outcome could have a material and adverse impact on our cash flows and results of operations.

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If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, including, for example, on federal and American Indian lands, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

In the event that local or state restrictions or prohibitions are adopted in areas where we conduct operations, that impose more stringent limitations on the production and development of bitumen, oil and natural gas, including, among other things, the development of increased setback distances, we and similarly situated oil and natural exploration and production operators in the state may incur significant costs to comply with such requirements or may experience delays or curtailment in the pursuit of exploration, development, or production activities, and possibly be limited or precluded in the drilling of wells or in the amounts that we and similarly situated operates are ultimately able to produce from our reserves. Any such increased costs, delays, cessations, restrictions or prohibitions could have a material adverse effect on our business, prospects, results of operations, financial condition, and liquidity. If new or more stringent federal, state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, including, for example, on federal and American Indian lands, we could incur potentially significant added cost to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

Water Discharges

The Federal Clean Water Act (“CWA”) and comparable state laws impose restrictions and strict controls regarding the discharge of pollutants, including produced waters and other bitumen, oil and natural gas wastes, into or near navigable and other regulated waters. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. The discharge of dredge and fill material in regulated waters, including wetlands, is also prohibited, unless authorized by a permit issued by the U.S. Army Corps of Engineers (the “USACE”). Whether CWA permitting is required depends upon whether and the extent to which “Waters of the United States” (“WOTUS”) may be impacted by the planned activity—for example, construction of drilling pads, access roads, or pipelines. Rulemaking by EPA and the USACE to define WOTUS has been heavily litigated, resulting in the rule taking effect at times in some states but not others and creating definitions that are more inclusive of certain waters effective in some states and those that are less inclusive effective in other states. EPA’s and USACE’s WOTUS definition rulemaking published in the Federal Register on January 18, 2023 (the “January 2023 Rule”) incorporated “relatively permanent” and “significant nexus” standards for determining jurisdiction over adjacent wetlands and additional waters, thereby expanding the types of waters that could be considered WOTUS. However, this WOTUS definition was litigated and eventually amended on August 29, 2023, when EPA and USACE issued a final rule to conform the WOTUS definition to the U.S. Supreme Court’s May 25, 2023, decision in Sackett v. Environmental Protection Agency, which invalidated parts of the January 2023 Rule. With the August 2023 rulemaking, EPA and USACE implemented a narrower definition of WOTUS by, for example, removing “interstate wetlands”; redefining “adjacent” to mean “having a continuous surface connection”; and removing the “significant nexus” standard from the provisions regarding tributaries, adjacent wetlands, and intrastate lakes and ponds. To the extent any litigation or future amendments to the rule expand the scope of the Clean Water Act’s jurisdiction, the Company could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas or in connection with stream crossings and preparation and implementation of oil spill prevention, control, and countermeasure “SPCC”) plans.

The primary federal law related specifically to oil spill liability is the Oil Pollution Act of 1990 (“OPA”), which amends and augments the oil spill provisions of the CWA and imposes certain duties and liabilities on certain “responsible parties” related to the prevention of oil spills and damages resulting from such spills in or threatening waters of the United States or adjoining shorelines. In addition, operators of certain bitumen, oil and natural gas facilities must develop, implement and maintain facility response plans, conduct annual spill training for certain employees and provide varying degrees of financial assurance. Owners or operators of a facility, vessel or pipeline that is a source of an oil discharge or that poses a substantial threat of discharge is one type of “responsible party” who is liable. The OPA applies joint and several liability, without regard to fault, to each liable party for oil removal costs and a variety of public and private damages. Although defenses exist, they are limited. As such, a violation of the OPA has the potential to adversely affect the Company’s operations.

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SPCC regulations promulgated under the CWA and later amended by the Oil Pollution Act of 1990 require operators of certain bitumen, oil and natural gas facilities that store oil in more than threshold quantities, the release of which could reasonably be expected to reach jurisdictional waters, to develop, implement, and maintain an SPCC plan. The SPCC plan must describe oil handling operations, spill prevention practices, discharge or drainage controls, and the personnel, equipment and resources at the facility that are used to prevent oil spills from reaching navigable and other regulated waters or adjoining shorelines, and reviewed at least every five years.

Pursuant to CWA laws and regulations, the Company may also be required to obtain and maintain approvals or permits for the discharge of wastewater, including produced water, or storm water. Obtaining permits has the potential to delay the development of bitumen, oil and natural gas projects. These laws and any implementing regulations provide for administrative, civil and criminal penalties for any unauthorized discharges of oil and other substances and may impose substantial potential liability for the costs of removal, remediation and damages.

Hazardous Substances and Wastes

The Federal Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Pursuant to rules issued by the EPA, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters, and most of the other wastes associated with the exploration, development, and production of oil or natural gas, if properly handled, are currently exempt from regulation as hazardous waste under RCRA and, instead, are regulated under RCRA’s less stringent non-hazardous waste provisions, state laws or other federal laws. However, it is possible that certain bitumen, oil and natural gas drilling and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Stricter regulation of wastes generated during our operations could result in an increase in our, as well as the bitumen, oil and natural gas exploration and production industries’ costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

In December 2016, the U.S. District Court for the District of Columbia approved a consent decree between the EPA and a coalition of environmental groups. The consent decree requires the EPA to review and determine whether it will revise the RCRA regulations for exploration and production waste to treat such waste as hazardous waste. In April 2019, the EPA, pursuant to the consent decree, determined that revision of the regulations was not necessary. Information comprising the EPA’s review and decision is contained in a document entitled “Management of Exploration, Development and Production Wastes: Factors Informing a Decision on the Need for Regulatory Action”. The EPA indicated that it will continue to work with states and other organizations to identify areas for continued improvement and to address emerging issues to ensure that exploration, development and production wastes continue to be managed in a manner that is protective of human health and the environment. Environmental groups, however, expressed dissatisfaction with the EPA’s decision and will likely continue to press the issue at the federal and state levels.

The Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the Superfund law, and comparable state laws impose joint and several liability, without regard to fault or legality of conduct, on classes of persons who are considered to be responsible for the release of a hazardous substance into the environment. These persons include the current and former owners and operators of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance released at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. We expect to generate materials in the course of our operations that may be regulated as hazardous substances.

We expect to lease or operate numerous properties that have been used for bitumen, oil and natural gas exploration, production and processing for many years. Although we believe that the prior owners of our properties have utilized operating and waste disposal practices that were standard in the industry at the time, hazardous substances, wastes, or petroleum hydrocarbons may have been released on, under or from the properties owned or leased by us, or on, under or from other locations, including off-site locations, where such substances have been taken for treatment or disposal. In addition, some of our properties have been operated by third parties or by previous owners or operators whose treatment and disposal of hazardous substances, wastes, or petroleum hydrocarbons was not under our control. These properties and the substances disposed or released on, under or from them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to undertake response or corrective measures, which could include removal of previously disposed substances and wastes, cleanup of contaminated property or performance of remedial plugging or pit closure operations to prevent future contamination, the costs of which could be substantial.

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Subsurface Injections

In the course of our operations, we produce water in addition to bitumen, oil and natural gas. Water that is not recycled may be disposed of in disposal wells, which inject the produced water into non-producing subsurface formations. Underground injection operations are regulated pursuant to the Underground Injection Control (“UIC”) program established under the federal Safe Drinking Water Act (“SDWA”) and analogous state laws. The UIC program requires permits from the EPA or an analogous state agency for the construction and operation of disposal wells, establishes minimum standards for disposal well operations, and restricts the types and quantities of fluids that may be disposed. A change in UIC disposal well regulations or the inability to obtain permits for new disposal wells in the future may affect our ability to dispose of produced water and ultimately increase the cost of our operations. For example, in response to recent seismic events near belowground disposal wells used for the injection of bitumen, oil and natural gas -related wastewaters, regulators in some states, have imposed more stringent permitting and operating requirements for produced water disposal wells. Additionally, legal disputes may arise based on allegations that disposal well operations have caused damage to neighboring properties or otherwise violated state or federal rules regulating waste disposal. These developments could result in additional regulation, restriction on the use of injection wells by us or by commercial disposal well vendors whom we may use from time to time to dispose of wastewater, and increased costs of compliance, which could have a material adverse effect on our capital expenditures and operating costs, financial condition, and results of operations.

In addition, the U.S. Supreme Court’s April 2020 ruling in County of Maui, Hawaii v. Hawaii Wildlife Fund could result in increased operational costs for the Company if permits are required under the CWA for disposal of the Company’s flowback and produced water in disposal wells,  In November 2023, the EPA issued draft guidance outlining the factors that may be considered when evaluating whether discharges through groundwater may be the “functional equivalent” of a direct discharge, and thereby subject to regulation under the CWA National Pollutant Discharge Elimination System Permit Program (which permits point sources to discharge specified amounts of pollutant(s) to waters of the United States under specified conditions, and describes the types of information that should be used in determination). The EPA held a comment period for the draft guidance in November and December 2023, but to date the EPA has not finalized any guidance, with the next steps for this guidance unlcear given the January 2025 presidential transition.

Regulation of Flowlines

Pipelines, gathering systems, and terminal operations are subject to increasingly strict safety laws and regulations. Both the transportation and storage of refined products and crude oil involve a risk that hazardous liquids may be released into the environment, potentially causing harm to the public or the environment. In turn, such incidents may result in substantial expenditures for response actions, significant penalties, liability for natural resources damages, and significant business interruption. The U.S. Department of Transportation has adopted safety regulations with respect to the design, construction, operation, maintenance, inspection, and management of our pipeline and storage facilities. These regulations contain requirements for the development and implementation of pipeline integrity management programs, which include the inspection and testing of pipelines and the correction of anomalies. These regulations also require that pipeline operation and maintenance personnel meet certain qualifications and that pipeline operators develop comprehensive spill response plans.

There have been recent initiatives to strengthen and expand pipeline safety regulations and to increase penalties for violations. The Pipeline Safety, Regulatory Certainty, and Job Creation Act was signed into law in early 2012. In addition, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has issued new rules to strengthen federal pipeline safety enforcement programs. In 2015, PHMSA proposed to expand its regulations in a number of ways, including through the increased regulation of gathering lines, even in rural areas. In 2016, PHMSA increased its regulations to require crude oil sampling and reporting as an “offeror” (as defined under the PHMSA) and increased its civil penalty structure. In November 2021, PHMSA issued its final rule extending reporting requirements to all onshore gas gathering operators and applying a set of minimum safety requirements to certain onshore gas gathering pipelines with large diameters and high operating pressures.

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Global Warming and Climate Change

The EPA has published findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because such emissions are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings provide the basis for the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the CAA. In June 2010, the EPA began regulating GHG emissions from stationary sources.

In August 2022, then President Biden signed into law the Inflation Reduction Act of 2022. Among other things, the Inflation Reduction Act includes a methane emissions reduction program that amends the CAA to include a Methane Emissions and Waste Reduction Incentive Program for petroleum and natural gas systems. This program requires the EPA to impose a “waste emissions charge” on certain oil and gas sources that are already required to report under EPA’s Greenhouse Gas Reporting Program. To implement the program, in May 2024, the EPA finalized revisions to the Greenhouse Gas Reporting Program for petroleum and natural gas facilities. Among other things, the new rule expands the emissions events that are subject to reporting requirements to include “other large release events” and applies reporting requirements to certain new sources and sectors. The emissions reported under the Greenhouse Gas Reporting Program will be the basis for any payments under the Methane Emissions Reduction Program. However, petitions for reconsideration to EPA are pending and litigation in the D.C. Circuit has commenced. In November 2024, EPA finalized a rule to implement the Inflation Reduction Act’s Waste Emissions Charge. The fee imposed under the Methane Emissions and Waste Reduction Incentive Program for 2024 is $900 per ton emitted over annual methane emissions thresholds, and increases to $1,200 in 2025, and $1,500 in 2026. In January 2025, industry associations challenged the Waste Emissions Charge rule in the D.C. Circuit. The emissions fee and funding provisions of the Inflation Reduction Act could increase operating costs within the oil and gas industry and accelerate the transition away from fossil fuels, which could in turn adversely affect our business and results of operations. However, in January 2025, President Trump issued executive orders directing an immediate pause on the disbursement of funds appropriated through the Inflation Reduction Act, and also directed withdrew the United States from the Paris Agreement and all other agreements made under the United Nations Framework Convention on Climate Change. Consequently, future implementation and enforcement of these rules remains uncertain at this time.

Additionally, on March 6, 2024, the SEC issued its final rule regarding the enhancement and standardization of mandatory climate-related disclosures for investors, which requires large accelerated and accelerated filers to provide climate-related disclosures in their annual reports and registration statements beginning with annual reports for the year ending December 31, 2025 for calendar-year-end filers, and beginning with annual reports for the year ending December 31, 2027 for smaller reporting companies like ours.  The final rule requires large accelerated and accelerated filers to provide Scope 1 and Scope 2 GHG emissions disclosures and more extensive GHG-related financial statement disclosure requirements.  The most stringent disclosure and reporting provisions under the SEC’s final rule do not apply to the Company as it is a smaller reporting company, but should the Company become an accelerated filer, or should future SEC rules be issued that apply such disclosure requirements on smaller reporting companies, such rules could impose significant disclosure requirements and costs on our operations. The SEC’s Greenhouse Gas Rule is currently being challenged in litigation consolidated in the Eighth Circuit, and the SEC has stayed the effective date pending completion of that litigation. Additionally, then SEC Acting Chair Mark Uyeda, on February 11, 2025, issued a statement saying the Greenhouse Gas Rule is flawed and directed the SEC staff to notify the Court of the changed circumstances and request that the Court not schedule the case for argument to provide time for the SEC to deliberate and determine the appropriate next steps in the case. At this time the final outcome of the SEC’s Greenhouse Gas Rule is unknown.

In addition, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of carbon taxes, policies, and incentives to encourage the use of renewable energy or alternative low-carbon fuels, the development of greenhouse gas inventories, and cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs.  We do not anticipate that such fees will have material effect on our financial condition or results of operations. Congress may adopt additional significant legislation in the future to reduce emissions of GHGs.

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Regulation of methane and other GHG emissions associated with bitumen, oil and natural gas production could impose significant requirements and costs on our operations.

Endangered Species and Migratory Birds Considerations

The federal Endangered Species Act (“ESA”), and comparable state laws were established to protect endangered and threatened species. Pursuant to the ESA, if a species is listed as threatened or endangered, restrictions may be imposed on activities adversely affecting that species or that species’ habitat. Similar protections are offered to migrating birds under the Migratory Bird Treaty Act. We may conduct operations on bitumen, oil and natural gas leases in areas where certain species that are listed as threatened or endangered are known to exist, and where other species that potentially could be listed as threatened or endangered under the ESA may exist. Moreover, as a result of one or more agreements entered into by the U.S. Fish and Wildlife Service, the agency is required to make a determination on listing of numerous species as endangered or threatened under the ESA pursuant to specific timelines. The identification or designation of the lesser prairie chicken as endangered, and previously unprotected species as threatened or endangered, in areas where underlying property operations are conducted, could cause us to incur increased costs arising from species protection measures, time delays or limitations on our exploration and production activities that could have an adverse impact on our ability to develop and produce reserves.

Other

We are also subject to rules regarding worker safety and similar matters promulgated by the U.S. Occupational Safety and Health Administration (“OSHA”) and other governmental authorities. OSHA has established workplace safety standards that provide guidelines for maintaining a safe workplace in light of potential hazards, such as employee exposure to hazardous substances. To this end, OSHA adopted a new rule governing employee exposure to silica, including during hydraulic fracturing activities, in March 2016.

Democratic control of the House, Senate and White House could lead to increased regulatory oversight and increased regulation and legislation, particularly around oil and gas development on federal lands, climate impacts and taxes.

Private Lawsuits

Lawsuits have been filed against other operators in several states alleging contamination of drinking water as a result of hydraulic fracturing activities. Should private litigation be initiated against us, it could result in injunctions halting our development and production operations, thereby reducing our cashflow from operations, and incurrence of costs and expenses to defend any such litigation.

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Related Permits and Authorizations

Many environmental laws require us to obtain permits or other authorizations from state and/or federal agencies before initiating certain drilling, construction, production, operation, or other bitumen, oil and natural gas activities, and to maintain these permits and compliance with their requirements for on-going operations. These permits are generally subject to protest, appeal, or litigation, which can in certain cases delay or halt projects and cease production or operation of wells, pipelines, and other operations.

We are not able to predict the timing, scope and effect of any currently proposed or future laws or regulations regarding cyclic steam stimulation and production and/or hydraulic fracturing, but the direct and indirect costs of such laws and regulations (if enacted) could materially and adversely affect our business, financial conditions and results of operations. See further discussion in “Item 1A. Risk Factors.”

Insurance

Our oil and gas properties are subject to hazards inherent in the oil and gas industry, such as accidents, blowouts, explosions, implosions, fires and oil spills. These conditions can cause:

•	damage to or destruction of property, equipment and the environment;

•	personal injury or loss of life; and

•	suspension of operations.

Upon commencement of our exploration activities following the offering, we plan to obtain and maintain insurance coverage customary in the industry against these types of hazards. However, we may not be able to obtain or maintain adequate insurance in the future at rates we consider reasonable. In addition, our insurance may be subject to coverage limits and some policies may exclude coverage for damages resulting from environmental contamination. The occurrence of a significant event or adverse claim in excess of the insurance coverage that we maintain or that is not covered by insurance could have a material adverse effect on our financial condition and results of operations.

Title to Property

We believe that we have satisfactory title to our bitumen, oil and natural gas assets in accordance with standards generally accepted in the international oil and gas industry. Our licenses are subject to customary royalty and other interests, restrictions and encumbrances customary in the oil and gas industry that we believe do not materially interfere with the use of, or affect the carrying value of, our interests.

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Intellectual Property

We believe that our ability to preserve the confidentiality of our trade secrets, seismic data and interpretations thereof, and operate without violating the intellectual property rights of others will be important to our success. We plan to rely on a combination of patent (where applicable, provided we do not currently have any patents or pending patents), trademark, copyright, trade secret, including federal, state and common law rights in the United States and other countries, nondisclosure agreements, and other measures to protect our intellectual property. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Our business is affected by our ability to protect against misappropriation and infringement of our intellectual property and other proprietary rights.

Our intellectual property includes the content of our websites, our registered domain names, our unregistered trademarks, and certain trade secrets.

Legal Proceedings

Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceeding. In addition, we are not aware of any material legal or governmental proceedings against us or contemplated to be brought against us.

Employees

We currently utilize independent contractors for all of our human resource needs.  Following the offering, we plan to commence hiring employees, and converting a number of our current independent contractors to employees, including Michael Peterson, our Chief Executive Officer and President, and Gregory L. Overholtzer, our Chief Financial Officer and Secretary.

Properties

Oil and Gas Properties

Currently, the Company holds (x) an undivided Eighty  Percent (80.0% of 8/8ths) interest in and to approximately 960 gross and net acres under the Asphalt Ridge Leases, 100% of 8/8ths reduced by the Trio Option and the Indago ORRI, provided that in the event the Trio Option is not further exercised, the Company has the right to acquire up to an additional 17.5% interest in the Asphalt Ridge Leases, and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, located in the western half of Section 23 and Section 22, all in township range and section map T4S, R20, 6th PM, Uintah County, Utah, all subject to the Trio Option and the Indago ORRI. The Company also owns options to acquire oil and gas leases covering an aggregate of 1,487 acres with expirations ranging from 1 year to 5 years, with the right to extend most options for two years upon the payment of $12.50 to $25.00 per acre, per year.  Most options can be exercised by the Company, and the leaseholds acquired, upon payment by the Company of $75.00 per acre underlying the option.  To the extent these options are scheduled to expire prior to our performance of 3-D seismic with respect to the acreage underlying the options, we plan to renew such options until we perform our 3-D seismic shoot.  The following table details the options we currently hold and their expiration dates:

Total Optioned Acres	Year Options Expire
1,487 (Imperial Parish Fields)	2027
1,487	-

Office Space

From December 1, 2023 through July 31, 2024, the Company was headquartered at 3450 N. Triumph Blvd. Suite 102 Lehi, Utah 84043, paying a base monthly rate of approximately $56 pursuant to a workspace use agreement for use of a “hot desk” space and related office services. On April 1, 2024, the Company moved into its permanent headquarters located at 2511 Redwood Road, Suite 16, Woods Cross, Utah 84087. The Company is being provided the use of this space without charge by its operator Valkor Oil & Gas LLC.

We believe our facilities are sufficient to meet our current needs and that suitable space will be available as and when needed.

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MANAGEMENT

Set forth below is certain information regarding our directors, executive officers and director nominees as of March 19, 2025:

Name	Position	Age	Director Since
Michael L. Peterson	President, Chief Executive Officer and Director	63	May 2022
Gregory L. Overholtzer	Chief Financial Officer and Secretary	68	—
Frank C. Ingriselli	Chairman	70	May 2022
Cynthia L. Welch	Director Nominee*	52	—
Andrew J. Secrist	Director Nominee*	41	—
Jeffrey Holt	Director Nominee*	66	—

* This individual has indicated his/her assent to occupy such position on the effective date of the registration statement of which this prospectus is a part.

Business Experience

The following is a brief description of the education and business experience of our directors and executive officers.

Michael L. Peterson – President, Chief Executive Officer and Director

Mr. Peterson commenced serving as President, Chief Executive Officer and as a member of the Board of Directors of the Company in May 2022. Mr. Peterson currently spends approximately 35 hours per week on Company matters and operations, which number of weekly hours varies based on the Company’s operations, which the Company believes is adequate to provide for his management of the Company. Mr. Peterson also expects to be able to make himself more available when the Company’s operations demand more of his time. Between October 2023 and July 2024, Mr. Peterson served as President and CEO, and from July 2022 through July 2024, as a member of the Board of Directors, of Trio Petroleum Corp. (NYSE American: TPET), an oil and gas company with assets in the State of California. Since September 2021 Mr. Peterson has served as a member of the Board of Directors and as of October 2024, as audit committee chair of Ocean Biomedical, Inc., formerly Aesther Healthcare Acquisition Corp. (Nasdaq:OCEA), a former special purpose acquisition company which recently acquired a biopharmaceutical company. From September 2021 to February 2023, Mr. Peterson served on the Audit Committee (Chair), Compensation Committee and Nominating and Corporate Governance Committee of Ocean Biomedical, Inc. Mr. Peterson served as the president of Nevo Motors, Inc. from December 2020 to June 2023, which was established to commercialize a range extender generator technology for the heavy-duty electric vehicle market but is currently non-operational. Since February 2021, Mr. Peterson has served on the board of directors and as the Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO). Mr. Peterson previously served as the president of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan from June 2018 to June 2021. Mr. Peterson served as an independent member of the Board of Directors of TRxADE HEALTH, Inc. (formerly Trxade Group, Inc.) from August 2016 to May 2021 (Nasdaq:MEDS), and as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH, Inc. from January 2023 to May 2024. Mr. Peterson served as the Chief Executive Officer of PEDEVCO Corp. (NYSE American:PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the US from May 2016 to May 2018. Mr. Peterson served as Chief Financial Officer of PEDEVCO between July 2012 and May 2016, and as Executive Vice President of Pacific Energy Development (PEDEVCO’s predecessor) from July 2012 to October 2014, and as PEDEVCO’s President from October 2014 to May 2018. Mr. Peterson joined Pacific Energy Development as its Executive Vice President in September 2011, assumed the additional office of Chief Financial Officer in June 2012, and served as a member of its board of directors from July 2012 to September 2013. Mr. Peterson formerly served as Interim President and CEO (from June 2009 to December 2011) and as director (from May 2008 to December 2011) of Pacific Energy Development, as a director (from May 2006 to July 2012) of Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company (NASDAQ:AMTX), and as Chairman and Chief Executive Officer of Nevo Energy, Inc. (NEVE) (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form in December 2008 (from December 2008 to July 2012). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President. Mr. Peterson received his MBA at the Marriott School of Management and a BS in statistics/computer science from Brigham Young University.

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We believe that Mr. Peterson’s skills in managing businesses in public corporations, financial planning and strategic management are a great asset to the Company, and as such, believe that Mr. Peterson is well qualified to serve on the Board of Directors of the Company.

Gregory L. Overholtzer – Chief Financial Officer and Secretary

Mr. Overholtzer commenced serving as the Chief Financial Officer and Secretary of the Company in February 2023. Mr. Overholtzer will serve full-time and expects to spend approximately 35 to 40 hours per week in this position.  The Company believes he will be able to adequately provide for the management of duties as Chief Financial Officer of the Company (see further discussion below). Since February 2022, Mr. Overholtzer has served as part-time Chief Financial Officer of Trio Petroleum Corp. (NYSE American: TPET), an oil and gas company with assets in the State of California; however Mr. Overholtzer expects to resign from that position upon the effectiveness of the registration statement of which this prospectus forms a part. Since January 2019, Mr. Overholtzer has worked as a part-time Chief Financial Officer of Indonesia Energy Corporation Limited (NYSE American: INDO), an oil and gas company engaged in the exploration, development and production of strategic, high-growth energy projects in Indonesia. In addition, since November 2019, Mr. Overholtzer has served as a Consulting Director of Ravix Consulting Group, which provides senior level accounting and finance consulting services. Mr. Overholtzer will continue to provide services to INDO, which as a foreign filer that only files its financial statements twice each calendar year, as most of the work is done by the international team.  His review and approval duties of INDO’s financial statements are expected to only take a few hours each six month period.  He will continue to be a Consulting Director for Ravix Consulting Group, which also only requires his input and services from time to time. If either of these activities cause him, in any way, to not be able to give his full-time services to the Company, Mr. Overholtzer plans to reduce or terminate his duties in those activities. From December 2018 until November 2019, Mr. Overholtzer served as a Field Consultant at Resources Global Professionals. From January 2012 until December 2018, Mr. Overholtzer served as the Chief Financial Officer, Chief Accounting Officer and Controller of PEDEVCO Corp. (NYSE AMERICAN: PED). Mr. Overholtzer holds a Bachelors of Arts degree in Zoology and an MBA in Finance from the University of California, Berkeley.

Frank C. Ingriselli – Chairman

Mr. Ingriselli has served as the Chairman of the board of directors since May 2022. From February 2022 to October 2023, Mr. Ingriselli served as the Chief Executive Officer of Trio Petroleum Corp. (NYSE American: TPET), an oil and gas company with assets in the State of California, and Mr. Ingriselli served as a director of Trio Petroleum Corp. from February 2022 to June 2024.  Since February 2019, Mr. Ingriselli has served as the President of Indonesia Energy Corporation Limited (NYSE American: INDO), an oil and gas company engaged in the exploration, development and production of strategic, high-growth energy projects in Indonesia.  Mr. Ingriselli also served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) from September 2019 until January 2023, which entity offers geophysical services to the upstream oil and gas industry. Additionally, from February 2022 until October 2024, he served on the Board of Directors of Elephant Oil Corp, an oil and gas company with assets in Africa. From July 2012 to May 2016, Mr. Ingriselli served as Chief Executive Officer of PEDEVCO Corp. (NYSE American: PED), and from July 2012 to May 2016, he served as the President of PEDEVCO Corp. Mr. Ingriselli also served as the President, Chief Executive Officer, and Director of Pacific Energy Development since its inception in February 2011 through September 2018. Mr. Ingriselli began his career at Texaco, Inc. in 1979 and held management positions in Texaco’s Producing-Eastern Hemisphere Department, Middle East/Far East Division, and Texaco’s International Exploration Company. While at Texaco, Mr. Ingriselli negotiated a successful foreign oil development investment contract in China in 1983. In 1992, Mr. Ingriselli was named President of Texaco International Operations Inc. and over the next several years directed Texaco’s global initiatives in exploration and development. In 1996, he was appointed President and CEO of the Timan Pechora Company, a Houston, Texas headquartered company owned by affiliates of Texaco, Exxon, Amoco and Norsk Hydro, which was developing an investment in Russia. In 1998, Mr. Ingriselli returned to Texaco’s Executive Department with responsibilities for Texaco’s power and natural gas operations, merger and acquisition activities, pipeline operations and corporate development. In August 2000, Mr. Ingriselli was appointed President of Texaco Technology Ventures, which was responsible for all of Texaco’s global technology initiatives and investments. In 2001, Mr. Ingriselli retired from Texaco after its merger with Chevron, and founded Global Venture Investments LLC, which we refer to as GVEST, an energy consulting firm, for which Mr. Ingriselli continues to serve as the President and Chief Executive Officer. From February 2016 until December 2018, Mr. Ingriselli founded and served as President and Chief Executive Officer of Blackhawk Energy Ventures Inc., which we refer to as BEV, an energy consulting firm wholly-owned by him. In 2005, Mr. Ingriselli founded Pacific Asia Petroleum Inc (NYSE American: PAP) where he served as its President, Chief Executive Officer and a member of its board of directors from 2005 to July 2010 and returned as Chairman of its renamed entity, Erin Energy Corporation, from May 2017 to July 2018.

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Mr. Ingriselli currently sits on the Advisory Board of Directors of the Eurasia Foundation, a Washington D.C.-based non-profit that funds programs that build democratic and free market institutions in Central Asia.

Mr. Ingriselli graduated from Boston University in 1975 with a Bachelor of Science degree in Business Administration. He also earned a Master of Business Administration degree from New York University in both Finance and International Finance in 1977 and a Juris Doctor degree from Fordham University School of Law in 1979.

Mr. Ingriselli brings to the board of directors over 45 years of experience in the energy industry. The Board of Directors believes that Mr. Ingriselli’s experience with, and the insights he has gained from, his energy industry experience will benefit our future plans to evaluate and acquire additional oil producing properties and that they qualify him to serve as our director.

Cynthia L. Welch – Director Nominee

Cynthia L. Welch will join our Board of Directors upon effectiveness of the registration statement of which this prospectus forms a part.  Ms. Welch is a Texas licensed Professional Geoscientist with over 20 years of experience in a wide variety of depositional environments and basins.  Over her career, she has been involved in drilling over 100 horizontal and vertical wells in multiple basins as well as developing expertise in multiple areas, including reservoir characterization, petrophysics, sequence stratigraphy, and project management.  Since August 2022, Ms. Welch has served as the co-founder of Cirrus Oil & Gas, a technically driven company focused on acquiring non-operated oil and gas interests in proven resource plays. Since October 2021, Ms. Welch has served as the co-founder of Tier 1 Resource Partners III, LLC, an oil and gas company. Since November 2019, Mrs. Welch has served as the co-founder of Tier 1 Resource Partners II, LLC, an oil and gas company. Tier 1 Resource Partners is a Houston, Texas-based investment firm focusing primarily on non-operated, asset-level investments in the oil and gas sector. Since November 2016, she has served as co-Founder of Resonance Resources LLC, an oil and gas sector company which is currently inactive. From March 2012 to November 2016, Ms. Welch served as Geoscience Manager at South Texas Reservoir Alliance. From July 2006 to November 2011, Ms. Welch worked with Citation Oil & Gas, as Senior Geologist. From June 2001 to July 2006, Ms. Welch served as a Geologist with Chevron USA.

Ms. Welch received her Bachelor of Science and Master’s Degrees in Geophysics from Texas Tech University. Ms. Welch is licensed as a Professional Geologist in the State of Texas. Ms. Welch was honored in 2019 as one of Oil & Gas Investor Magazine’s 25 Influential Women in Energy. She is a member of American Association of Petroleum Geologists.

We believe Ms. Welch’s over 20 years of oil and gas experience, including being involved in the drilling of over 100 horizontal and vertical wells, as well as her background as a geologist, will be of substantial benefit to the Board of Directors.

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Andrew J. Secrist – Director Nominee

Andrew J. Secrist will join our Board of Directors upon effectiveness of the registration statement of which this prospectus forms a part. Since June 2022, Mr. Secrist has served as Managing Partner/Portfolio Manager with Firstlight Management, LP, a fundamental long/short equity hedge fund. Mr. Secrist also currently serves as an adjunct professor of finance at the University of Utah, Eccles School of Business. From April 2021 to January 2022, Mr. Secrist was engaged as a Senior Analyst with Hawk Ridge Capital Management, a hedge fund, and was a member of the investment team actively investing $2 billion of capital in a long/short equity strategy. From April 2016 to October 2018, Mr. Secrist served as Managing Partner/Portfolio Manager of Sparrow Fund Management, a fundamental long/short equity hedge fund. From December 2013 to March 2016, Mr. Secrist served as an Analyst and Portfolio Manager at Tiger Management, a hedge fund where he ran a multimillion dollar long/short equity portfolio. From July 2008 to July 2010, Mr. Secrist served as an Associate with Leonard Green & Partners, a private equity firm. From July 2006 to July 2008, Mr. Secrist was an Analyst with Goldman Sachs & Co.

Mr. Secrist received a Bachelor of Arts in Business Economics from the University of California, Los Angeles, a Master of Science degree in Financial Economics from Oxford University in Oxford, England, and a Masters of Business Administration from Stanford University’s Stanford Graduate School of Business in Stanford, California.

The Board of Directors believes that Mr. Secrist’s significant business, economic and investment management experience will make him a well-qualified member of the Board of Directors.

Jeffrey Holt – Director Nominee

Mr. Holt will join our Board of Directors upon effectiveness of the registration statement of which this prospectus forms a part. Mr. Holt is a retired investment banker, having spent 40 years with several Wall Street firms including Goldman Sachs, Morgan Stanley and the Bank of Montreal. He focused the last thirty years of his career on the Port and Goods Movement sector, advising dozens of buy and sell-side clients on container port assets and short line railroads. He led the team on the sale of Fortress Infrastructure’s Central Maine and Quebec Railroad to the Canadian Pacific. Most recently, Mr. Holt represented Rio Tinto Alcan on their sale of waterfront land in Kitimat, BC to Royal Dutch Shell for their new LNG export facility. His banking successes include financings for Disney’s California Adventure, the Seismic Retrofit for the Golden Gate Bridge, the new span of the Tacoma Narrows bridge, the expansion of the Rose Bowl, and expansions of over a dozen of the largest Container Ports in North America. He was also the lead banker for the Alameda Corridor project, an over $2 billion freight train freeway through Los Angeles, California, connecting the two largest ports in North America with the Union Pacific and Burlington Northern railroads. Mr. Holt spent seven years as the Chairman of the Utah Transportation Commission and for six of those years sat on the Executive Committee of the Transportation Research Board of the National Academies of Science, Engineering and Medicine. He retired from the Bank of Montreal where he served as Managing Director, and was responsible for North American Port and Short Line Railroad Coverage, in December 2019, a position he had held since February 2009. Prior to that Mr. Holt served in various investment banking roles with Goldman Sachs & Co. (Vice President – June 1998 to February 2009); PaineWebber Inc. (Director – August 1991 to June 1998); The First Boston Corporation (Vice President – November 1986 to August 1991); Morgan Stanley Inc. (Associate – September 1984 to November 1986); Prudential-Bache Securities Inc. (Vice President – April 1981 to September 1984); and Burros Smith & Co. (Associate – February 1980 to April 1981). Mr. Holt has ten years of experience managing quantitative analysis departments for Wall Street investment banking firms; he developed several award-winning products for the Municipal Bond industry, including the creation of the Forward Municipal Bond; and he has specific experience working with and for the Counties and government agencies in Eastern Utah, where our Utah asset is located, as part of his investment banking work and pro-bono agency work. Mr. Holt received a bachelor’s degree in finance from the University of Utah in Salt Lake City, Utah.

The Board of Directors believes that Mr. Holt's background in investment banking and his vast experience working on large scale projects, including in Utah, will make him a well-qualified member of the Board of Directors.

Terms of Office of Officers and Directors

In accordance with  NYSE American  corporate governance requirements, we are not required to hold an annual meeting in the year in which we complete our initial public offering and as such, we do not currently anticipate holding an annual meeting until fiscal 2026. The term of office of our directors will expire at the end of their class term, as discussed below, subject to re-nomination and reappointment to the board by our stockholders.

Our officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors, rather than for specific terms of office. Our Board of Directors is authorized to appoint persons to the offices set forth in our Second Amended and Restated Bylaws as it deems appropriate. Our Second Amended and Restated Bylaws provide that our officers shall include a Chief Executive Officer, a President and a Secretary and may also include a Chairperson of the Board, a Vice Chairperson of the Board, a Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of the Second Amended and Restated Bylaws.

Corporate Governance

Family Relationships amongst Directors and Officers

There are no family relationships among our directors and executive officers.

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person, including directors, pursuant to which the officer was selected to serve as an officer or director.

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Involvement in Certain Legal Proceedings

None of our executive officers or directors has been involved in any of the following events during the past ten years: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being a named subject to a pending criminal proceeding (excluding traffic violations and minor offenses); (3) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law; (5) being the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation; (ii) any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section (1a)(40) of the Commodity Exchange Act), or any equivalent exchange, association, entity, or organization that has disciplinary authority over its members or persons associated with a member.

Board Leadership Structure

Our Board of Directors has the responsibility for selecting the appropriate leadership structure for the Company. In making leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Our current leadership structure is composed of a separate Chairman of the Board of Directors and Chief Executive Officer (“CEO”). Mr. Frank C. Ingriselli, an independent member of the Board of Directors, serves as Chairman and Mr. Michael L. Peterson serves as CEO. The Board of Directors does not have a policy as to whether the Chairman should be an independent director, an affiliated director, or a member of management. Our Board of Directors believes that the Company’s current leadership structure is appropriate because it effectively allocates authority, responsibility, and oversight between management (the Company’s CEO, Mr. Peterson) and the members of our Board of Directors. It does this by giving primary responsibility for the operational leadership and strategic direction of the Company to its CEO, while enabling our Chairman to facilitate our Board of Directors’ oversight of management, promote communication between management and our Board of Directors, and support our Board of Directors’ consideration of key governance matters. The Board of Directors believes that its programs for overseeing risk, as described below, would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of structure.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight, and fostering an appropriate culture of integrity and compliance with legal responsibilities. The directors exercise direct oversight of strategic risks to the Company.

Other Directorships

No director of the Company is also a director of an issuer with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act), except for our Chief Executive Officer and Director, Mr. Michael L. Peterson, who also serves as a member of the Board of Directors of, and as audit committee chairperson of Ocean Biomedical, Inc., formerly Aesther Healthcare Acquisition Corp. (Nasdaq: OCEA), and as a member of the Board of Directors and as the Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO), and the following SPACS: Powerup Acquisition Corp (Nasdaq: PWUP), and Kernel Group Holdings (Nasdaq: KRNL).

Potential Conflicts of Interest

Our officers and directors, including Michael Peterson, our Chief Executive Officer and member of our board of directors, Gregory L. Overholtzer, our Chief Financial Officer, and Frank C. Ingriselli, our Chairman, hold various other directorship and/or management positions with publicly-traded and privately-held companies, some of which are involved in the oil and gas industry, although none are directly competitive with the Company. For example, Mr. Peterson is Chairman of the Audit Committee of Indonesia Energy Corporation Limited (NYSE American: INDO); Mr. Overholtzer is the part-time Chief Financial Officer of INDO; and Mr. Ingriselli is the President of INDO. We believe those positions and the various other positions our management and board members hold require only an immaterial amount of each officers’/directors’ time and will not conflict with their roles or responsibilities with our company. If any of these companies enter into one or more transactions with our company, or if the officers’ or directors’ position with any such company requires significantly more time than currently anticipated, potential conflicts of interests could arise from the officers or directors performing services for us and these other entities.

Additionally, Michael Peterson, the Chief Executive Officer and director of the Company, was formerly the Chief Executive Officer and director of Trio Petroleum Corp., and Frank C. Ingriselli, our Chairman, was formerly the Vice Chairman and director of Trio. Trio is party to a Leasehold Acquisition and Development Option Agreement. We and Heavy Sweet agreed that, to the extent Trio does not fully exercise the Trio Option, the Company had the right to acquire up to all 20% of the right set forth in the Trio Option (or such letter amount which Trio has not exercised), from Heavy Sweet, for $2,000,000 cash. To date, Trio has paid $225,000 to Heavy Sweet for a 2.25% working interest in 960 acres of the Asphalt Ridge Option Leases.

Pursuant to the Farm-In Agreement (discussed above under “Business—Asphalt Ridge Option and Farm-In Agreement (Utah)”), the Company’s acquisition of rights in the Asphalt Ridge Leases and Asphalt Ridge Acreage are subject to the Trio Option, and should Trio elect to exercise the Trio Option, then the Company and Heavy Sweet are expected to work to satisfy Heavy Sweet’s obligations with respect to the same. Mr. Peterson’s and Mr. Ingriselli’s positions as executives and on the Board of Directors of Trio may have resulted in conflicts of interest between the Company, Mr. Peterson, Mr. Ingriselli, and Trio, including, but not limited to as a result of their fiduciary obligations to both Trio and the Company. As discussed above, neither Mr. Peterson, nor Mr. Ingriselli, are officers and directors of Trio currently.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). As of the date of this prospectus, we have produced a total of approximately 140 barrels of bitumen, which we have not sold commercially, and as such, full production has not yet been met. We expect full production (and the sale commercially of oil) to begin in April 2025. The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at the time of executing the Subscription Agreement with Trxade, served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH. Mr. Peterson resigned as a director of TRxADE HEALTH on May 30, 2024. Mr. Peterson’s position on the Board of Directors of TRxADE HEALTH may have resulted in conflicts of interest between the Company, Mr. Peterson and TRxADE HEALTH, including, but not limited to as a result of his fiduciary obligations to both TRxADE HEALTH and the Company. As discussed above, Mr. Peterson is no longer an officer or director of TRxADE HEALTH.

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Moving forward, and prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to form an Audit Committee which will review all future related party transactions, if any, to determine whether such transactions are fair to the Company and its stockholders. The Audit Committee of the Board of Directors of the Company will be tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company. The Audit Committee, in undertaking such review and will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

In addition, our Code of Business Conduct and Ethics (described above under “Management—Code of Ethics“), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

Notwithstanding the above, such involvement by management and members of our Board in other businesses (including with INDO) may present an actual or perceived conflict of interest regarding decisions such persons make for us, or such counterparties, or with respect to the amount of time available for us. Such conflicts of interest could result in a material adverse effect on our prospects or operations, transactions and agreements, and require the conflicted officers and/or members of our Board to recuse themself from Board decisions. Such conflicts of interest could also lead to future stockholder litigation against such conflicted officers and directors and/or the Company, which could force us to expend significant resources defending and could result in material damages being required to be paid by the Company.

To the extent any conflict of interest arises between, on the one hand, us and, on the other hand, any other company with whom our officers or directors are engaged or our officers and directors themselves, such persons will resolve such conflicts of interest in their sole discretion in accordance with their then existing fiduciary, contractual, and other duties, and there can be no assurance that such conflict of interest will be resolved in our favor.

Classified Board of Directors

Our Second Amended and Restated Certificate of Incorporation provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

•	the Class One director is Frank C. Ingriselli and his term will expire at the first annual meeting of stockholders to be held after the date of this offering;

•	the Class Two director is Michael L. Peterson and his term will expire at the second annual meeting of stockholders to be held after the date of this offering; and

•	the Company does not currently have any Class Three directors whose term will expire at the third annual meeting of stockholders to be held after the date of the offering.

In accordance with NYSE American corporate governance requirements, we are not required to hold an annual meeting until the year after our initial public offering and as such, we do not currently anticipate holding an annual meeting until fiscal 2026.

Our director nominees, Cynthia L. Welch, Andrew Secrist and Jeffrey Holt, will be appointed to each of the three classes of directors above in the discretion of the Board of Directors in connection with their appointment to the Board of Directors upon effectiveness of the registration statement of which this prospectus forms a part. We currently anticipate such persons being appointed to the following director classes Cynthia L. Welch (Class Three), Andrew Secrist (Class Two) and Jeffrey Holt (Class One).

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws authorize only our board of directors to fill vacancies on our board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws— Classified Board of Directors.”

Committees of the Board

Upon effectiveness of the registration statement of which this prospectus forms a part, our Board of Directors will have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Subject to certain phase-in rules and limited exceptions, NYSE American rules and Rule 10A-3 of the Exchange Act require that the Audit Committee of a listed company be comprised solely of independent directors, and NYSE American rules require that the compensation of the chief executive officer of a listed company must be determined, or recommended to the Board for determination, either by a Compensation Committee comprised of independent directors or by a majority of the independent directors on its Board of Directors.

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Board Committee Membership

Committee membership of the Board of Directors is expected to be as follows upon the effective date of the registration statement of which this prospectus forms a part:

	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Michael L. Peterson
Frank C. Ingriselli (1)	x
Cynthia L. Welch	x	M	M	C
Andrew J. Secrist	x	C	M	M
Jeffrey Holt	x	M	C	M

(1) Chairman of Board of Directors.

C - Chairman of Committee.

M - Member.

Audit Committee

Prior to the consummation of this offering, we will establish an Audit Committee of the Board of Directors. Ms. Welch, Mr. Ingriselli and Mr. Secrist will serve as members of our Audit Committee, and Mr. Secrist will chair the Audit Committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members of the Audit Committee, all of whom must be independent. Each of Messrs. Secrist and Holt and Ms. Welch meet the independent director standard under NYSE American listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

As discussed above, the Board has determined that Mr. Secrist, is an “audit committee financial expert” (as defined in the SEC rules) because he has the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of Audit Committee functions. Mr. Secrist has acquired these attributes as a result of his accounting study in his college education, financial business experience, MBA degree and his experience and training as an adjunct professor of Finance at an accredited university.

We have adopted an Audit Committee Charter, which details the principal functions of the Audit Committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

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•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The Audit Committee also has the sole authority, at its discretion and at our expense, to retain, compensate, evaluate and terminate our independent auditors and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee.

Compensation Committee and Nominating and Corporate Governance Committee

Prior to the consummation of this offering, we will establish a Compensation Committee of the Board of Directors. Mr. Secrist, Mr. Holt, and Ms. Welch will serve as members of our Compensation Committee. Under NYSE American listing standards and applicable SEC rules, the compensation of the chief executive officer of a listed company must be determined, or recommended to the Board for determination, either by a Compensation Committee comprised of independent directors or by a majority of the independent directors on its Board of Directors, and we plan to maintain a Compensation Committee with at least three members, all of whom will be independent. Each of Messrs. Secrist and Holt and Ms. Welch are independent, and Mr. Holt will chair the Compensation Committee.

We have adopted a Compensation Committee Charter, which will detail the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

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The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominations for Directors

Upon the effectiveness of the registration statement of which this prospectus forms a part, we will establish a Nominating and Corporate Governance Committee. The members of our nominating and corporate governance will be Messrs. Secrist and Holt, and Ms. Welch. Ms. Welch will serve as chair of the Nominating and Corporate Governance Committee.

The primary purposes of our Nominating and Corporate Governance Committee is to assist the board in:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board of Directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board of Directors;

•	developing, recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The Nominating and Corporate Governance Committee is governed by a charter which we have adopted that complies with the rules of the NYSE American.

Our Nominating and Corporate Governance Committee will recommend to the Board of Directors candidates for nomination for election at the annual meeting of the stockholders. The Board of Directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders).

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board of Directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Director Independence

NYSE American listing standards require that for so long as we remain a ‘smaller reporting company’ at least 50% of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We expect that our Board of Directors will determine that Frank C. Ingriselli, Cynthia L. Welch, Jeffrey Holt, and Andrew J. Secrist are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

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In assessing director independence, the Board considers, among other matters, the nature and extent of any business relationships, including transactions conducted, between the Company and each director and between the Company and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated.

Stockholder Communications with the Board

A stockholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our Secretary, 2511 Redwood Road, Suite 16, Woods Cross, Utah 84087, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Secretary will not open the communication, but will note the date the communication was received and promptly forward the communication to the director(s) to whom it is addressed.

Policy on Equity Ownership

The Company does not have a policy on equity ownership at this time.

Policy Against Hedging

The Company recognizes that hedging against losses in Company shares may disturb the alignment between stockholders and executives that equity awards are intended to build; however, while ‘short sales’ are discouraged by the Company, the Company does not currently have a policy prohibiting such transactions. We plan to implement a policy prohibiting such transactions in the future.

Compensation Recovery and Clawback Policy

Under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), in the event of misconduct that results in a financial restatement that would have reduced a previously paid incentive amount, we can recoup those improper payments from our Chief Executive Officer and Chief Financial Officer (if any). The SEC also recently adopted rules which direct national stock exchanges to require listed companies to implement policies intended to recoup bonuses paid to executives if the company is found to have misstated its financial results.

Additionally, on December 22, 2024, the Board of Directors of the Company adopted a Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation, which replaced prior policies adopted in September 2024 and July 2024 (the “Clawback Policy”), to comply with the final clawback rules adopted by the U.S. Securities and Exchange Commission under Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (“Rule 10D-1”), and NYSE American rules and, together with Rule 10D-1, the “Final Clawback Rules”). The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive compensation from current and former officers of the Company as defined in Rule 10D-1 (“Covered Officers”) in the event the Company is required to prepare an accounting restatement as specified in the Clawback Policy. Under the Clawback Policy, the Board may recoup from the Covered Officers erroneously awarded incentive compensation received within a lookback period of the three completed fiscal years preceding the date on which the Company is required to prepare an accounting restatement. The Clawback Policy is effective as of October 2, 2023.

Code of Ethics

We have adopted a Code of Ethical Business Conduct (“Code of Ethics”) that applies to all of our directors, officers and employees. We intend to disclose any amendments to our Code of Ethics and any waivers with respect to our Code of Ethics granted to our principal executive officer, our principal financial officer, or any of our other employees performing similar functions in a Current Report on Form 8-K.

There have been no waivers granted with respect to our Code of Ethics to any such officers or employees.

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Whistleblower Protection Policy

The Company has adopted a Whistleblower Protection Policy (“Whistleblower Policy”) that applies to all of its directors, officers, employees, consultants, contractors and agents of the Company. The Whistleblower Policy has been reviewed and approved by the Board.

Board Diversity

While we do not have a formal policy on diversity, our Board of Directors considers diversity to include the skill set, background, reputation, type and length of business experience of our board members as well as a particular nominee’s contributions to that mix. Our Board of Directors believes that diversity promotes a variety of ideas, judgments and considerations to the benefit of our Company and stockholders.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation for services paid in all capacities for 2024 and 2023 to Michael L. Peterson, our President, Chief Executive Officer and Director, Graham Patterson, our former Chief Financial Officer and Secretary (collectively, the “Named Executive Officers”). We had no other executive officers from January 1, 2023 to December 31, 2024.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Michael L. Peterson	2024	—	(1)	200,000	(2)	—	(3)	—	—	200,000	(1)
CEO and President	2023	—		—		—		—	—	—

Gregory L. Overholtzer	2024	43,000		—		—		—	—	78,000
CFO and Secretary*	2023	35,000	(4)	—		—		—	—	35,000

Graham Patterson	2023	11,000	(5)	—		—		—	—	11,000	(5)
Former CFO and Secretary*

*Former CFO and Secretary from April 1, 2022, through February 21, 2023. Effective February 21, 2023, Gregory L. Overholtzer was appointed as CFO and Secretary replacing Mr. Patterson.

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Does not include perquisites and other personal benefits or property, unless the aggregate amount of such compensation is more than $10,000. No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above. No executive officer serving as a director received any compensation for services on the Board of Directors separate from the compensation paid as an executive for the periods above.

(1)	Upon the closing of this offering, Mr. Peterson is due a $60,000 bonus pursuant to the terms of Mr. Peterson’s employment agreement discussed below under “Employment Agreements”.

(2)	On August 11, 2024, the Company paid Mr. Peterson a cash bonus for services rendered in 2024 of $200,000.

(3)

Does not include the value of 433,334 restricted shares of common stock which the Company has agreed to grant to Mr. Peterson upon effectiveness of the registration statement of which this prospectus forms a part, as discussed in greater detail below under “Employment Agreements”.

(4)	Mr. Overholtzer was paid compensation of $5,000 per month for seven months of service to the Company during 2023, which was paid in April 2024.

(5)

The Company entered into an agreement effective April 1, 2022 with Graham Patterson, its then Chief Financial Officer to perform certain services that includes compensation at the rate of $5,000 per month. The agreement was terminated effective February 28, 2023.  See also the terms of Mr. Patterson’s employment agreement discussed below under “Employment Agreements”.

Outstanding Equity Awards at Fiscal Year-End

The Company: (i) did not grant any stock options to its executive officers or directors during the period from February 7, 2022 (Inception) to December 31, 2024; (ii) did not have any outstanding equity awards as of December 31, 2024; and (iii) had no options exercised by its Named Executive Officers during the period from February 7, 2022 (Inception) to December 31, 2024.

There are no outstanding options as of the date of this prospectus.

Employment Agreements

Michael L. Peterson

Effective as of April 1, 2022, we entered into an employment agreement with our Chief Executive Officer, Michael L. Peterson, which was amended and restated on January 20, 2023, to be effective as of April 1, 2022. Mr. Peterson is initially engaged as a consultant, effective April 1, 2022, through the first date the Company’s shares are publicly traded on any public exchange (the “IPO Date”). Upon the IPO Date, Mr. Peterson’s consultancy shall end and he shall become an employee of the Company, for a term ending on December 31, 2025, subject to automatic one-year renewals thereafter unless either party provides the other at least 90 days’ notice of non-renewal before the applicable renewal date. Mr. Peterson will report directly the Board and shall perform his services from Utah.

We have agreed to pay Mr. Peterson a one-time $60,000 bonus within five business days of the IPO Date, and that effective as of IPO Date, when his employment with the Company commences, the Company shall pay Mr. Peterson an annual base salary of $350,000. Mr. Peterson’s base salary may be increased from time to time in the discretion of the Board, which increases in salary need not be evidenced by amendments to the agreement. He is eligible for an annual discretionary bonus, beginning in 2022, targeted at 50% of his base salary, as determined by the Compensation Committee of the Board, based on his performance and achievement by the Company of certain financial, operating and other objectives set by the Board. Mr. Peterson is also eligible for other bonuses in the discretion of the Board or the Compensation Committee, in cash or equity. In addition, on August 11, 2024, the Company paid Mr. Peterson a cash bonus payment for services rendered in 2024 of $200,000.

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Mr. Peterson is further eligible for a grant of 433,334 restricted shares of common stock (“RS”) which will be granted within five business days of the IPO Date, and subject to his continued employment, vest over two year vesting schedule, pursuant to which 25% of the RS will vest upon the earlier of 3 months after the IPO Date or 6 months after the grant date, and the remainder shall vest in equal tranches every 6 months thereafter until either the RS is fully vested or Mr. Peterson’s Continuous Service (as defined in the 2022 Plan) terminates, whichever occurs first. Mr. Peterson also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per year. Although Mr. Peterson is employed pursuant to a term, either Mr. Peterson or the Company may terminate his Agreement earlier. We may terminate Mr. Peterson’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Mr. Peterson involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Mr. Peterson to perform any material duties under the agreement or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Mr. Peterson’s duties; (f) willful misconduct, or other willful material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; or (g) material uncured breach of any written agreement with the Company. We anticipate granting these RSs shortly after the effectiveness of the registration statement of which this registration statement forms a part, and after filing a Form S-8 Registration Statement, which will become effective immediately upon filing, to register the 3,089,803 shares of common stock available for awards under our 2022 Equity Incentive Plan.

Mr. Peterson may resign at any time with 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Peterson signs a release in a form provided by the Company, to pay Mr. Peterson, as severance, the equivalent of twelve months of Base Salary. Delaware law governs Mr. Peterson’s agreement, provided that any disputes are resolved via arbitration in Salt Lake City, Utah.

Mr. Peterson has also entered into a standard form of Non-Disclosure and Assignment Agreement as a condition of execution of the Agreement.

Graham Patterson (former agreement, now terminated)

Effective as of April 1, 2022, we entered into an employment agreement with our then Chief Financial Officer and Secretary, Graham Patterson. Mr. Patterson was initially engaged as a consultant, effective April 1, 2022, through the IPO Date. Upon the IPO Date, Mr. Patterson’s consultancy was to end and he was to become an employee of the Company, for a term ending on December 31, 2025, subject to automatic one-year renewals thereafter unless either party provided the other at least 90 days’ notice of non-renewal before the applicable renewal date. Mr. Patterson’s agreement was terminated effective February 21, 2023, in connection with his resignation as Chief Financial Officer of the Company.

We agreed to pay Mr. Patterson a consulting fee of $5,000 per month pursuant to the agreement. During the year ended December 31, 2023, the Company paid $11,000 in compensation to Mr. Patterson.

Mr. Patterson has also entered into a standard form of Non-Disclosure and Assignment Agreement as a condition of execution of the Agreement.

Gregory L. Overholtzer

Effective as of February 14, 2023, we entered into an employment agreement with Gregory L. Overholtzer, who was appointed as our Chief Financial Officer and Secretary effective February 21, 2023. Mr. Overholtzer is initially engaged as a consultant, effective February 14, 2023, through the IPO Date. Upon the IPO Date, Mr. Overholtzer’s consultancy shall end and he shall become an employee of the Company, on a month-to-month basis thereafter unless either party provides the other at least 30 days’ notice of termination. Mr. Overholtzer will report directly the Chief Executive Officer and shall perform his services from California.

We have agreed to pay Mr. Overholtzer a consulting fee of $5,000 per month, provided, however, effective as of IPO Date, when his employment with the Company commences, the Company shall pay Mr. Overholtzer at a rate of $10,000 per month. Mr. Overholtzer’s base salary may be increased from time to time in the discretion of the Board, which increases in salary need not be evidenced by amendments to the agreement. Mr. Overholtzer is also eligible for other bonuses in the discretion of the Board or the Compensation Committee, in cash or equity.

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Mr. Overholtzer may resign at any time with 30 days’ written notice.

Delaware law governs Mr. Overholtzer’s agreement, provided that any disputes are resolved via arbitration in Salt Lake City, Utah.

Mr. Overholtzer has also entered into a standard form of Non-Disclosure and Assignment Agreement as a condition of execution of the Agreement.

Compensation of Directors

Summary Director Compensation Table

The following table provides information regarding all compensation awarded to, earned by or paid to each person who served as a non-executive director of the Company during the year ended December 31, 2024. Other than as set forth in the table and described more fully below, the Company did not pay any fees, make any equity or non-equity awards, or pay any other compensation, to its non-employee directors. All compensation paid to its employee directors is set forth in the tables summarizing executive officer compensation above.

Name	Fees Earned or paid in cash		Stock Awards	Option Awards	All Other Compensation	Total

Frank C. Ingriselli	$—	(1)	—	—	—	$—

The table above does not include the amount of any expense reimbursements paid to the above directors. No directors received any Non-Equity Incentive Plan Compensation, Change in Pension Value and Nonqualified Deferred Compensation Earnings during the period presented. Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is more than $10,000.

(1) Mr. Ingriselli is not due any compensation from the Company until the closing of this offering, at which time he is due a bonus of $60,000 pursuant to the terms of Mr. Ingriselli’s employment agreement discussed below under “Consulting Agreement”.

We have not yet established a compensation policy for our non-executive members of our Board of Directors (other than our Chairman, Mr. Ingriselli, whose consulting agreement is discussed below). We anticipate paying compensation to our non-executive director(s) in the future, which may be in the form of cash or equity, or a combination of both. No specific board compensation policy has been adopted to date; however, the material terms of the non-employee director compensation program, as it is currently contemplated, are summarized below.

The non-employee director compensation program is expected to provide for annual retainer fees and/or long-term equity awards to our non-employee directors. We expect each non-employee director will receive an annual retainer of $40,000, plus an additional $10,000 for each board committee Chairman position that he or she serves on. The non-employee directors are also expected to be issued 100,000 shares of restricted common stock that will vest over 3 years.

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Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the Company’s 2022 Equity Incentive Plan (the “2022 Plan”), as described below, with increased limits in the first year such non-employee director is appointed to the Board, or in the case of any non-employee chairperson of the Board, as discussed below. Our Board of Directors or an authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2022 Plan.

Consulting Agreements

Frank C. Ingriselli Consulting Agreement

On April 1, 2022, we entered into a Consulting Agreement with Frank C. Ingriselli, our Chairman, which was amended and restated on January 20, 2023, effective as of April 1, 2022. Pursuant to the Consulting Agreement, Mr. Ingriselli agreed to provide services to the Company commensurate with such title as Chairman of the Board of Directors, as determined by the Company’s Board of Directors. Mr. Ingriselli is not due any monthly consideration during the term of the agreement, except that he is due $60,000 as a bonus within five business days of the IPO Date. The agreement remains in effect until terminated by either party with at least 10 days prior notice to the other and expires on the IPO Date.

Mr. Ingriselli also agreed to not, at any time during the term of the agreement, undertake any activities, directly or indirectly, on his or her own behalf or on behalf of any third party, which are competitive with those provided by the Company and to indemnify the Company and hold it harmless, from and against any and all claims, liabilities, and/or expenses (including, without limitation, attorneys’ fees and expenses) resulting from, arising out of, or relating to any of any breach of the representations or warranties or provisions of the agreement. The Consulting Agreement also includes customary confidentiality, work for hire and non-disclosure obligations of Mr. Ingriselli. The agreement provides that Mr. Ingriselli is prohibited from participating in any retirement, pension, disability, or other benefit plan of the Company, including any bonus, incentive or other equity compensation plan of the Company.

Key Man Insurance

We have no key man insurance on any of our executive officers, nor does the Company plan to obtain any keyman insurance on any of its executive officers.

2022 Equity Incentive Plan

On November 16, 2022, the Board of Directors and on November 18, 2022, our majority stockholders adopted the Company’s 2022 Equity Incentive Plan (the “2022 Plan”).

The 2022 Plan provides an opportunity for any employee, officer, director or consultant of the Company, subject to limitations provided by federal or state securities laws, to receive (i) incentive stock options (to eligible employees only); (ii) nonqualified stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock units; (vi) shares in performance of services; (vii) other awards of equity or equity based compensation; or (viii) any combination of the foregoing. In making such determinations, the Board may take into account the nature of the services rendered by such person, his or her present and potential contribution to the Company’s success, and such other factors as the Board in its discretion shall deem relevant.

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Shares Available Under the 2022 Plan; Evergreen Provision

Subject to adjustment in connection with the payment of a stock dividend, a stock split or subdivision or combination of the shares of common stock, or a reorganization or reclassification of the Company’s common stock, the aggregate number of shares of common stock which may be issued pursuant to awards under the 2022 Plan is the sum of (i) 2,000,000 shares, and (ii) an automatic increase on April 1st of each year for a period of nine years commencing on April 1, 2023 (the number of shares available for issuance under the 2022 Plan increased by 536,085 shares, to 2,536,085 shares on April 1, 2023 and by 553,718 shares to 3,089,803 on April 1, 2024) and ending on (and including) April 1, 2032, in an amount equal to the lesser of (A) five percent (5%) of the total shares of common stock of the Company outstanding on the last day of the immediately preceding fiscal year (the “Evergreen Measurement Date”); and (B) 666,667 shares of common stock; provided, however, that the Board may act prior to April 1st of a given year to provide that the increase for such year will be a lesser number of shares of common stock. This is also known as an “evergreen” provision. Notwithstanding the foregoing, no more than a total of 8,000,000 shares of common stock (or awards) may be issued or granted under the 2022 Plan in aggregate, and no more than 8,000,000 shares of common stock may be issued pursuant to the exercise of Incentive Stock Options.

If an award granted under the 2022 Plan entitles a holder to receive or purchase shares of our common stock, then on the date of grant of the award, the number of shares covered by the award (or to which the award relates) will be counted against the total number of shares available for granting awards under the 2022 Plan. As a result, the shares available for granting future awards under the 2022 Plan will be reduced as of the date of grant. However, certain shares that have been counted against the total number of shares authorized under the 2022 Plan in connection with awards previously granted under such 2022 Plan will again be available for awards under the 2022 Plan as follows: shares of our common stock covered by an award or to which an award relates which were not issued because the award terminated or was paid in cash or any portion thereof that was forfeited or cancelled without the delivery of shares will again be available for awards, including, but not limited to shares forfeited to pay any exercise price or tax obligation.

In addition, shares of common stock related to awards that expire, are forfeited, or cancelled or terminate for any reason without the issuance of shares shall not be treated as issued pursuant to the 2022 Plan.

The shares available for awards under the 2022 Plan will be authorized but unissued shares of our common stock or shares acquired in the open market or otherwise.

Administration

The Company is the issuer (manager) of the 2022 Plan. The 2022 Plan is administered by either (a) the entire Board of Directors of the Company, or (b) the Compensation Committee; or (b) as determined from time to time by the Board of Directors (the “Administrator”). Subject to the terms of the 2022 Plan, the Administrator may determine the recipients, the types of awards to be granted, the number of shares of our Common Stock subject to or the cash value of awards, and the terms and conditions of awards granted under the 2022 Plan, including the period of their exercisability and vesting. The Administrator also has the authority to provide for accelerated exercisability and vesting of awards. Subject to the limitations set forth below, the Administrator also determines the fair market value applicable to an award and the exercise or strike price of stock options and stock appreciation rights granted under the 2022 Plan.

The Administrator may also delegate to one or more executive officers the authority to designate employees who are not executive officers to be recipients of certain awards and the number of shares of our common stock subject to such awards. Under any such delegation, the Administrator will specify the total number of shares of our common stock that may be subject to the awards granted by such executive officer. The executive officer may not grant an award to himself or herself.

On or after the date of grant of an award under the 2022 Plan, the Administrator may (i) accelerate the date on which any such award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such award, including, without limitation, extending the period following a termination of a participant’s employment during which any such award may remain outstanding, or (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such award; provided, that the Administrator shall not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Internal Revenue Code (the “Code”).

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Eligibility

All of our employees (including our affiliates), non-employee directors and consultants are eligible to participate in the 2022 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the 2022 Plan only to our employees (including our affiliates).

No awards are issuable by the Company under the 2022 Plan (a) in connection with services associated with the offer or sale of securities in a capital-raising transaction; or (b) where the services directly or indirectly promote or maintain a market for the Company’s securities.

Limit on Non-Employee Director Compensation

The maximum number of shares subject to awards granted during a single calendar year to any non-employee director, taken together with any cash fees paid during the compensation year to the non-employee director, in respect of the director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), will not exceed $250,000, or $500,000 in the first year such non-employee director is appointed to the Board, or in the case of any non-employee chairperson of the Board, in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). Compensation will count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred.

Option Terms

Stock options may be granted by the Administrator and may be either non-qualified (non-statutory) stock options or incentive stock options. The Administrator, in its sole discretion, determines the exercise price of any options granted under the Plan which exercise price is set forth in the agreement evidencing the option, provided however that at no time can the exercise price be less than the $0.0001 par value per share of the Company’s common stock. Stock options are subject to the terms and conditions, including vesting conditions, set by the Administrator (and incentive stock options are subject to further statutory restrictions that will be set forth in the grant agreement for those options). The exercise price for all stock options granted under the 2022 Plan will be determined by the Administrator, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of the Company’s common stock on the date of grant. Further, stockholders who own greater than 10% of the Company’s voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of the Company’s common stock on the date of grant.

The term of all stock options granted under the 2022 Plan will be determined by the Administrator, but the term of an incentive stock option may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of the Company’s voting stock). Each stock option gives the grantee the right to receive a number of shares of the Company’s common stock upon exercise of the stock option and payment of the exercise price. The exercise price may be paid in cash or if approved by the Administrator, shares of the Company’s common stock. The Administrator may also permit other ways for a grantee to pay the exercise price.

Options granted under the 2022 Plan may be exercisable in cumulative increments, or “vest,” as determined by the Administrator.

Incentive stock options granted under the 2022 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Nonqualified (non-statutory stock options) granted under the 2022 Plan are not intended to qualify as incentive stock options under the Code.

The Administrator may impose limitations on the transferability of stock options granted under the 2022 Plan in its discretion. Generally, a participant may not transfer a stock option granted under the 2022 Plan other than by will or the laws of descent and distribution or, subject to approval by the Administrator, pursuant to a domestic relations order. However, the Administrator may permit transfer of a stock option in a manner that is not prohibited by applicable tax and securities laws. Options may not be transferred to a third party financial institution for value.

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Unless the terms of an optionholder’s stock option agreement, or other written agreement between us and the optionholder, provide otherwise, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws or the immediate sale of shares acquired upon exercise of the option is prohibited by our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 18 months following the date of death. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability, the optionholder may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the administrator and may include (i) cash, check, bank draft or money order; (ii) a broker-assisted cashless exercise; (iii) the tender of shares of our common stock previously owned by the optionholder; (iv) a net exercise of the option (to the extent allowed); or (v) other legal consideration approved by the administrator.

Except as explicitly provided otherwise in a participant’s stock option agreement or other written agreement with us or one of our affiliates, the term “cause” is defined in the 2022 Plan to mean any event which would qualify as cause for termination under the participant’s employment agreement with the Company, or, if there is no such employment agreement, any of the following (i) the recipient’s dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the recipient’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the recipient’s failure to perform the recipient’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the recipient by the Company; (iv) the recipient’s gross negligence, willful misconduct or insubordination with respect to the Company or any affiliate of the Company; or (v) the recipient’s material violation of any provision of any agreement(s) between the recipient and the Company relating to noncompetition, non-solicitation, nondisclosure and/or assignment of inventions.

Restricted Stock Unit Awards

Restricted stock unit (RSU) awards are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, or other written agreement between us and the recipient, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards

Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past or future services to us, or any other form of legal consideration that may be acceptable to our Board of Directors and permissible under applicable law. The administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

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Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation right agreements adopted by the administrator. The administrator determines the purchase price or strike price for a stock appreciation right, which generally will not be less than 100% of the fair market value of our common stock on the date of grant. A stock appreciation right granted under our 2022 Plan will vest at the rate specified in the stock appreciation right agreement as determined by the administrator. Stock appreciation rights may be settled in cash or shares of our common stock or in any other form of payment as determined by our Board of Directors and specified in the stock appreciation right agreement.

The administrator determines the term of stock appreciation rights granted under our 2022 Plan, up to a maximum of 10 years. If a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate upon the termination date. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards

Our 2022 Plan permits the grant of performance awards that may be settled in stock, cash, or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our common stock.

The performance goals may be based on any measure of performance selected by our Board of Directors. The performance goals may be based on company-wide performance or performance of one or more business units, divisions, affiliates, or business segments, and may be either absolute or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by our Board of Directors at the time the performance award is granted, our Board of Directors will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by us achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (x) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (xi) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles.

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Other Stock Awards

The administrator may grant other awards based in whole or in part by reference to our common stock. The administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Tax Withholding Adjustments

To the extent provided by the terms of an option or other award, or otherwise agreed to by the Administrator, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option, or award by a cash payment upon exercise, or in the discretion of the Administrator, by authorizing our company to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned shares of our common stock or by a combination of these means.

Changes to Capital Structure

In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under our 2022 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions

In the event of a corporate transaction (as defined in the 2022 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the administrator at the time of grant, any stock awards outstanding under our 2022 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction); and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award, over (ii) any per share exercise price payable by such holder, if applicable. In addition, any escrow, holdback, earn out or similar provisions in the definitive agreement for the corporate transaction may apply to such payment to the same extent and in the same manner as such provisions apply to the holders of our common stock.

Change in Control

Stock awards granted under our 2022 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2022 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

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Repricing; Cancellation and Re-Grant of Stock Options or Stock Appreciation Rights

The Administrator has the right, to effect, at any time and from time to time, subject to the consent of any participant whose award is materially impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding option or SAR; (2) the cancellation of any outstanding option or SAR and the grant in substitution therefor of (A) a new option, SAR, restricted stock award, RSU award or other award, under the 2022 Plan or another equity plan of the Company, covering the same or a different number of shares of common stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Duration; Termination of the 2022 Plan

Our Board of Directors has the authority to amend, suspend, or terminate our 2022 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of our stockholders. No incentive stock options may be granted after the tenth anniversary of the date our Board of Directors adopted our 2022 Plan. No stock awards may be granted under our 2022 Plan while it is suspended or after it is terminated.

Current Available Shares

As of the date of this prospectus an aggregate of 3,089,803 shares are available for awards under the 2022 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as discussed below or otherwise disclosed above under “Executive and Director Compensation”, which information is incorporated by reference where applicable in this “Certain Relationships and Related Transactions” section, the following sets forth a summary of all transactions since January 1, 2023, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at December 31, 2024 or 2023, and in which any officer, director, or any stockholder owning greater than five percent (5%) of our outstanding voting shares, nor any member of the above referenced individual’s immediate family, had or will have a direct or indirect material interest. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

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Related Party Transactions

Related Party Loans

On February 21, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, paid on behalf of the Company $27,500 in obligations owed by the Company. This loan is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On April 18, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, loaned the Company $13,000 in funds. This loan is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On May 9, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, paid on behalf of the Company $11,000 in obligations owed by the Company. This loan is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On June 20, 2023, Michael L. Peterson, our President, Chief Executive Officer, and Director, loaned the Company $6,000.  This loan is non-interest bearing and will be repaid to Mr. Peterson by the Company upon consummation of this offering, with funds raised in such offering.

On August 17, 2023, the Company repaid Michael L. Peterson, our President, Chief Executive Officer, and Director, $15,000 of the loans he had made to the Company, leaving a loan balance of $42,500.

On February 16, 2024, Michael L. Peterson, our President, Chief Executive Officer, and Director loaned the Company $3,000 in funds.

On March 5, 2024, the Company repaid our President, Chief Executive Officer, and Director, $45,845 repaying in full all loans made by Mr. Peterson.

On August 8, 2024, Michael L. Peterson, our President, Chief Executive Officer, and Director loaned the Company $30,000 in funds.

On August 12, 2024, the Company repaid our President, Chief Executive Officer, and Director, $30,000, repaying in full all loans made by Mr. Peterson.

Officer Bonus Payment

On August 11, 2024, the Company paid Mr. Peterson a cash bonus for services rendered in 2024 of $200,000.

Agreements with Saur Minerals

On March 8, 2022, the Company entered into a letter agreement (the “Letter Agreement”) with Saur Minerals. Pursuant to the Letter Agreement, Saur Minerals caused its affiliated entity, Two Pearl Energy LLC (“Two Pearl”), to assign approximately 4,200 net acres of oil and gas leasehold interests (the “St. Landry Leases”) and related assets located within St. Landry Parish, Louisiana to the Company in exchange for (a) $300,000 of cash consideration paid by the Company to Saur Minerals on March 8, 2022, (b) $100,000 cash consideration payable by the Company to Saur Minerals within five days after the closing of the acquisition, which amount has been paid in full, and (c) $200,000 of cash consideration payable by the Company to Saur Minerals within thirty days after the closing of the acquisition, which amount has been paid in full. In addition, the parties agreed that Two Pearl would reserve and retain an overriding royalty interest (“ORRI”) with respect to each Subject Lease in a percentage equal to the positive difference between the royalty interest of the lessor under each Subject Lease and 25%, if the lessor reserves a royalty less than 25%, and 2% if the lessor reserves a royalty interest equal to or greater than 25%. Further, the Company agreed that, for a period of six months after the closing of the acquisition, that it would use commercially reasonable efforts to seek and obtain third party equity and/or debt financing on terms and conditions reasonably satisfactory to the Company of an amount up to $1,620,000 (the “Post-Closing Financing”), which would be used to acquire up to 59,400 additional net mineral acres of leasehold interests within the Development Area (defined below); which reasonable efforts were used and acquired options giving rights to acquire an additional 6,699 net mineral acres of leasehold interests within the Development Area, bringing the Company’s total options to acquire leasehold interests to an aggregate of 10,948 but chose not to renew certain options, and instead to pursue the Asphalt Ridge Asset as the initial development target resulting in the Company currently only owning options on 1,487 acres.

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In connection with the closing of the transactions contemplated by the Letter Agreement, the Company and Saur Minerals entered into an Acquisition and Development Agreement, dated March 8, 2022, as amended June 16, 2022 (the “Development Agreement”), pursuant to which Saur Minerals agreed to seek and pursue opportunities to acquire certain interests for the benefit of the Company and subsequently reconveyed to the Company, or directly acquire on behalf of the Company such interests, within St. Landry Parish, Louisiana (the “Development Area”), on an exclusive basis for a term of five years expiring March 8, 2027, subject to extension by the Company for three additional periods of one year each, and subject to satisfaction of certain pre-authorized economic terms, prices and conditions as set forth therein, the acquisition of which interests are to be reimbursed to Saur Minerals, or paid directly, by the Company.

Employment Agreement

 As discussed above under “Executive and Director Compensation—Employment Agreement”, we have entered into employment agreements with Michael L. Peterson, our Chief Executive Officer and Director and Gregory L. Overholtzer, our Chief Financial Officer and Secretary.

Consulting Agreements

As discussed above under “Executive and Director Compensation—Consulting Agreements”, we have entered into consulting agreements with Frank C. Ingriselli, our Chairman.

Acquisition of Shares and Transfers

In January 2023, we sold an aggregate of 32,001 shares of restricted common stock to four accredited investors for $3.75 per share, or $120,000 in aggregate. At or around the same time as the sales were completed, one of our founders and one of our affiliates, Louis E. Bernard, Jr. and Saur Minerals, LLC, respectively, sold the purchasers and three other accredited investors, in a separate private transaction, an aggregate of 683,336 shares of our restricted common stock (Louis E. Bernard, Jr. (133,334 shares) and Saur Minerals, LLC (550,002 shares)), for $0.30 per share.

On February 13, 2023, our then Chief Financial Officer, Graham Patterson gifted 100,000 shares of common stock to our current Chief Financial Officer, Gregory L. Overholtzer, for no consideration.

In April 2023, Adrian Beeston, a greater than 5% stockholder of the Company, transferred 100,000 shares of common stock which he held to a third party.

In August 2023, we sold an aggregate of 4,000 shares of restricted common stock to Adrian Beeston, a greater than 5% shareholder of the Company, for an aggregate of $20,000 or $5.00 per share.

In November 2023, we sold 16,667 shares of restricted common stock to an accredited investor, for $3.00 per share, or $50,000 in aggregate. At or around the same time as the sale was completed, one of greater than 5% stockholders, Naia Ventures LLC, sold the purchaser (the Sandhya Ajjarapu revocable Trust dtd 2007), in a separate private transaction, an aggregate of 100,000 shares of our restricted common stock, for $10.

On March 25, 2024, Michael L. Shilling, a greater than 5% stockholder of the Company, sold an aggregate of 265,000 shares of the Company’s restricted common stock for $0.20 per share to (a) Chandler Bruce, the adult son-in-law of Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Chairman (53,000 shares for $10,600); (b) Clark Peterson, the adult son of Mr. Michael L. Peterson (53,000 shares for $10,600); (c) Brandt Gessel, the son-in-law of Mr. Michael L. Peterson (53,000 shares for $10,600); (d) Matthew Peterson, the adult son of Mr. Michael L. Peterson (53,000 shares for $10,600); and (e) Spencer Peterson, the adult son of Mr. Michael L. Peterson (53,000 shares for $10,600), in a private transaction, pursuant to the terms of a Stock Purchase Agreement. Such persons’ ownership are not included in Mr. Peterson’s beneficial ownership as they are all adults who live in different households.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). As of the date of this prospectus, we have produced a total of approximately 140 barrels of bitumen, which we have not sold commercially, and as such, full production has not yet been met. We expect full production (and the sale commercially of oil) to begin in April 2025. The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at the time of entering into the Subscription Agreement with Trxade, Inc., served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH.  Mr. Peterson resigned as a director of TRxADE HEALTH Inc. on May 30, 2024. Mr. Peterson’s position on the Board of Directors of TRxADE HEALTH may have resulted in conflicts of interest between the Company, Mr. Peterson and TRxADE HEALTH, including, but not limited to as a result of his fiduciary obligations to both TRxADE HEALTH and the Company.

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Trxade paid the $2,500,000 due pursuant to Tranche 1 on March 5, 2024, and was issued the 1,000,000 shares of Series A Preferred on March 21, 2024.

The Series A Preferred is convertible into common stock, initially on a one-for-one basis, and subject to certain anti-dilution rights which increase the number of shares of common stock issuable upon conversion thereof, either at the option of the holder thereof, or automatically upon the receipt by the holder of $2.50 per share in dividend payments. We also agreed to pay the holders of the Series A Preferred stock a quarterly dividend equal to their pro rata portion of 30% of our quarterly earnings before taxes as determined in accordance with U.S. generally accepted accounting principles. The Series A Preferred also carry a $2.50 per share liquidation preference, provided that such Series A Preferred also have the right to participate with the common stock in liquidating distributions, on an as-converted basis, after the payment of such $2.50 liquidation preference.

The Series A Preferred is described in greater detail under “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”.

On March 29, 2024, Henry Chamberlain, a then greater than 5% stockholder of the Company, sold 200,000 shares of our restricted common stock to a third party in a private transaction for $200,000, or $1.00 per share.

On July 22, 2024, Frank C. Ingriselli, our Chairman, gifted 280,000 shares of common stock which he then held to a charitable organization, for no consideration.

Trio Option Agreement

On or around November 10, 2023, as amended December 28, 2023, Heavy Sweet entered into a Leasehold Acquisition and Development Option Agreement with Trio Petroleum Corp., of which Michael Peterson, the Chief Executive Officer and director of the Company, was then Chief Executive Officer and director, and Frank C. Ingriselli, our Chairman, was then Vice Chairman and director. The Trio Option has similar terms as the Asphalt Ridge Option Agreement (discussed above under “Business—Asphalt Ridge Option and Farm-In Agreement (Utah)”), except that it allows Trio to obtain a 20% interest in the Asphalt Ridge Option Leases, and did not require Trio to pay any equity compensation.

We and Heavy Sweet agreed that, to the extent Trio does not fully exercise the Trio Option, the Company had the right to acquire up to all 20% of the right set forth in the Trio Option (or such letter amount which Trio has not exercised), from Heavy Sweet, for $2,000,000 cash. To date, Trio has paid $225,000 for a 2.25% working interest in 960 acres of the Asphalt Ridge Option Leases. The expiration date of the Trio Option has been extended by Heavy Sweet to February 10, 2025.

Pursuant to the Farm-In Agreement (discussed above under “Business—Asphalt Ridge Option and Farm-In Agreement (Utah)”), the Company’s acquisition of rights in the Asphalt Ridge Leases and Asphalt Ridge Acreage are subject to the Trio Option, and should Trio elect to exercise the Trio Option, then the Company and Heavy Sweet are expected to work to satisfy Heavy Sweet’s obligations with respect to the same. Mr. Peterson’s and Mr. Ingriselli’s positions as executives and on the Board of Directors of Trio may have resulted in conflicts of interest between the Company, Mr. Peterson, Mr. Ingriselli and Trio, including, but not limited to as a result of their fiduciary obligations to both Trio and the Company.

Farm-In Shares

On November 22, 2024, we issued 3,400,000 shares of restricted common stock of the Company (the “Farm-In Shares”) to Heavy Sweet (a greater than 5% stockholder of the Company) upon closing of the Farm-In Agreement, dated March 7, 2024, as amended to date, as consideration for the assignment of (x) an undivided Eighty Percent (80.00% of 8/8ths reduced by the Trio Option and the Indago ORRI , provided that in the event the Trio Option is not further exercised, the Company has the right to acquire up to an additional 17.5% interest in the Asphalt Ridge Leases ) interest in and to approximately 960 gross and net acres under the Asphalt Ridge Leases, and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, located in the western half of Section 23 and Section 22 all in township range and section map T4S, R20, 6th PM, Uintah County, Utah, all subject to the Trio Option and the Indago ORRI.  The Farm-In Shares were subject to vesting and forfeiture in the event Heavy Sweet did not enter into an operating agreement with the Company within 90 days of November 15, 2024; however, such operating agreement was entered into timely and such shares are no longer subject to forfeiture.  Upon the execution of the Trio Option by Trio or its expiration, the Farm-In Shares will be adjusted accordingly, with up to 202,687 shares of such shares cancelled.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval, or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. However, all of the transactions described above were approved and ratified by our directors. In connection with the approval of the transactions described above, our directors took into account various factors, including his fiduciary duty to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

Moving forward, and prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to form an Audit Committee which will review related party transactions to determine whether such transactions are fair to the Company and its stockholders. The Audit Committee of the Board of Directors of the Company will be tasked with reviewing and approving any issues relating to conflicts of interests and all related party transactions of the Company (“Related Party Transactions”). The Audit Committee, in undertaking such review and will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining whether to approve a Related Party Transaction: (1) the fairness of the terms for the Company (including fairness from a financial point of view); (2) the materiality of the transaction; (3) bids / terms for such transaction from unrelated parties; (4) the structure of the transaction; (5) the policies, rules and regulations of the U.S. federal and state securities laws; (6) the policies of the Committee; and (7) interests of each related party in the transaction.

The Audit Committee will only approve a Related Party Transaction if the Audit Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Audit Committee are deemed a related party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

In addition, our Code of Business Conduct and Ethics (described above under “Management—Code of Ethics“), which is applicable to all of our employees, officers and directors, requires that all employees, officers and directors avoid any conflict, or the appearance of a conflict, between an individual’s personal interests and our interests.

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CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

On May 7, 2024, the Company engaged Bush & Associates CPA LLC (“Bush”), as its independent registered accounting firm to replace BF Borgers CPA PC’s (“BF Borgers”). The decision to change independent registered public accounting firms was made by the Board of Directors of the Company.

During the years ended December 31, 2023 and December 31, 2022, and the subsequent period through the engagement of Bush, the Company did not consult with Bush with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Bush that Bush concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Effective May 3, 2024, the Company dismissed BF Borgers as its independent registered public accounting firm, which dismissal was approved by the Board of Directors of the Company.

BF Borgers’ audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.

BF Borgers’ audit opinion on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2023 and December 31, 2022 did contain a modification indicating that the Company’s historical operating losses raise substantial doubt about its ability to continue as a going concern.

During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date of the dismissal of BF Borgers, there were no disagreements, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and BF Borgers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BF Borgers’ satisfaction, would have caused BF Borgers to make reference to such disagreements in its audit reports. During the fiscal years ended December 31, 2023 and 2022, and the subsequent interim period through the date BF Borgers was dismissed, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The SEC has advised that, in lieu of obtaining a letter from BF Borgers stating whether or not it agrees with the statements herein, the Company may indicate that BF Borgers is not currently permitted to appear or practice before the SEC for reasons described in the SEC’s Order Instituting Public Administrative and Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933, Sections 4C and 21C of the Securities Exchange Act of 1934 and Rule 102(e) of the Commission’s Rules of Practice, Making Findings, and Imposing Remedial Sanctions and a Cease-and-Desist Order, dated May 3, 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series A Convertible Preferred Stock, as of March 19, 2025 (the “Date of Determination”) by (i) each Named Executive Officer, as such term is defined above under “Executive and Director Compensation”, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of our common stock, and (iv) all of our executive officers and directors as a group. Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock and Series A Convertible Preferred Stock listed as owned by such person.

The column titled “Beneficial Ownership- Common Stock Percent Prior to Offering” is based on a total of 18,636,623 shares of our common stock and 1,000,000 shares of our Series A Convertible Preferred Stock outstanding as of the Date of Determination, and does not include any of the voting rights of the Series A Preferred Stock, which vote in aggregate 1,000,000 shares of common stock. The column titled “Beneficial Ownership- Common Stock Percent After Offering” is based on 21,869,957 shares of our common stock and 1,000,000 shares of our Series A Convertible Preferred Stock to be outstanding after this offering, which gives further effect to the issuance of 2,500,000 shares of common stock in this offering, and the issuance of 733,334 restricted stock shares to the Company’s Chief Executive Officer (433,334 shares) and three of the Company’s non-executive directors (100,000 shares), as discussed under “Equity Compensation Plan Information”, below, and assumes no exercise of the underwriter’s option to purchase additional shares to cover overallotments, and does not include any of the voting rights of the Series A Preferred Stock, which vote in aggregate 1,000,000 shares of common stock .

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. These rules generally provide that shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of the Date of Determination, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

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To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, as of the Date of Determination, (a) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws; and (b) no person owns more than 5% of our common stock. Unless otherwise indicated, the address for each of the officers or directors listed in the table below is 2511 Redwood Road, Suite 16, Woods Cross, Utah 84087.

		Number of Common Stock		Beneficial Ownership
Class of Stock	Name of Beneficial Owner	Shares Beneficially Owned		Common Stock Percent Prior to Offering	Common Stock Percent After Offering
	Directors, Executive Officers, and Director Nominees
Common Stock	Michael L. Peterson	1,301,646		7.0%	7.9	%(1)
Common Stock	Gregory L. Overholtzer	100,000		* %	*	%(2)
Common Stock	Frank C. Ingriselli	600,000		3.2%	2.7%
Common Stock	Cynthia L. Welch	—		—	*	%(2)
Common Stock	Andrew J. Secrist	—		—	*	%(2)
Common Stock	Jeffrey Holt	—		—	*	%(2)
	All executive officers, directors and director nominees, as a group (five persons)	2,001,646		10.7%	12.5	%(1)(2)

	5% Stockholders
Common Stock	Heavy Sweet Oil, LLC (3)	6,088,000	(4)	32.7%	27.8%
Common Stock	Michael Schilling (5)	1,095,000		5.9%	5.0%
Common Stock	Adrian Beeston (6)	1,183,334		6.4%	5.4%
Common Stock	Naia Ventures, LLC (7)	1,100,000		5.9%	5.0%
Common Stock	Trxade, Inc. (8)	1,000,000	(9)	5.1%	4.4%

Series A Convertible Preferred Stock	Trxade, Inc. (8)	1,000	(10)	100%	100%

* Less than 1%.

(1) Includes 433,334 restricted stock shares which we plan to grant to Mr. Peterson, promptly following, the effectiveness of the registration statement of which this registration statement forms a part, as discussed in greater detail under “Executive and Director Compensation—Employment Agreements—Michael L. Peterson”, and also includes for purposes of the percentage ownership, an aggregate of 300,000 restricted stock shares which we plan to grant to three of our non-executive members of the Board of Directors (each director other than Mr. Ingriselli), promptly following, the effectiveness of the registration statement of which this registration statement forms a part (100,000 shares each). Following the offering, and the issuance of the 433,334 restricted stock shares to Mr. Peterson, he will own 1,734,980 shares of common stock.

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(2) Includes 100,000 restricted stock shares which we plan to grant to each non-executive member of the Board of Directors, promptly following, the effectiveness of the registration statement of which this registration statement forms a part, as discussed in greater detail under “Equity Compensation Plan Information”, below, and also includes for purposes of the percentage ownership, the 433,334 restricted stock shares we plan to issue to Mr. Peterson (see footnote (1)). Following the offering, each of Ms. Welch, Mr. Secrist and Mr. Holt will hold 100,000 shares of common stock.As a result of the above, following the offering, our officers and directors will collectively hold 2,734,980 shares of common stock, representing 13.3% of our then outstanding shares of common stock.

(3) The shares of common stock held by Heavy Sweet Oil, LLC, are beneficially owned by Steven Byle, its Chairman. Address 1090 Center Dr., Park City, Utah 84098.

(4) Includes 3,400,000 shares of restricted common stock of the Company issued to Heavy Sweet pursuant to the Farm-In Agreement. Such shares will be proportionately reduced (with up to 202,687 shares cancelled), if and when Trio exercises the Trio Option.

(5) Address: 110 Linda Lee, Lafayette, Louisiana 70506. Mr. Schilling is the President of Land/Legal of Saur Minerals, our affiliate, provided that Mr. Schilling is not deemed to beneficially own the shares of common stock held by Saur Minerals.

(6) Address: Calle Major, Palma, Calvia, Spain 07196.

(7) Shares held by Naia Ventures, LLC are beneficially owned by Arlene Mosshart, its 100% managing member. Address: 6435 Zumirez Drive #13, Malibu, California 90265.

(8) Trxade, Inc. is beneficially owned by Suren Ajjarapu, its Chief Executive Officer. Address: 2420 Brunello Trace, Lutz, Florida 33558.

(9) Represents shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock (see Footnote 10).

(10) The 1,000,000 shares of Series A Convertible Preferred Stock are convertible into 1,000,000 shares of our Common Stock. See “Description of Capital Stock—Preferred Stock—Series A Convertible Preferred Stock”.

Change of Control

The Company is not aware of any arrangements which may at a subsequent date result in a change of control of the Company.

Equity Compensation Plan Information

On November 16, 2022, the Board of Directors and on November 18, 2022, our majority stockholders approved the Company’s 2022 Equity Incentive Plan, which is discussed under “Executive and Director Compensation— 2022 Equity Incentive Plan”. There are not currently any awards outstanding under the 2022 Equity Compensation Plan.

Promptly following the effectiveness of the registration statement of which this registration statement forms a part, we plan to file a Form S-8 Registration Statement, which will become effective immediately upon filing, to register the 3,089,803 shares of common stock available for awards under our 2022 Equity Incentive Plan, and thereafter we plan to award Mr. Michael L. Peterson, the Chief Executive Officer, President and Director of the Company, an aggregate of 433,334 restricted stock shares, as discussed in greater detail above under “Executive and Director Compensation—Employment Agreements” and each of our non-executive directors other than Mr. Ingriselli, a total of 100,000 shares of restricted common stock (300,000 in aggregate), which will vest over three years.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Lafayette Energy Corp Certificate of Incorporation, as amended and Second Amended and Restated Bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and the applicable provisions of the Delaware General Corporation Law.

Authorized Capitalization

The total number of authorized shares of our common stock is 90,000,000 shares, $0.0001 par value per share. The total number of “blank check” authorized shares of our preferred stock is 10,000,000 shares, $0.0001 par value per share. We currently have 2,000,000 shares of designated Series A Convertible Preferred Stock, of which 1,000,000 shares are outstanding and 1,000,000 shares are reserved for issuance upon the closing of Tranche 2 of the Subscription, discussed in greater detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business—Liquidity and Capital Resources—Private Placements”.

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Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present (i.e., 33 and 1/3% of the voting stock), an action on a matter is approved if it receives the affirmative vote of the holders of a majority of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

No Preemptive, Conversion, or Redemption Rights. Holders of our outstanding common stock have no preemptive, conversion, or redemption rights. Shares of our common stock are not assessable. To the extent that additional shares of our common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. We have applied to list our common stock on the NYSE American under the symbol “LEC”. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the NYSE American, we will not complete the offering.

Preferred Stock

Our Board of Directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of preferred stock other than the Series A Preferred Stock.

Series A Convertible Preferred Stock

                On March 21, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A Designation”), with the Secretary of State of Delaware. The Series A Designation designated 2,000,000 shares of Series A Preferred, with the following rights and preferences:

Voting Rights. Each outstanding share of Series A Preferred votes, together with the common stock, on all stockholder matters, such number of voting shares equal to the total number of shares of common stock as such share of Series A Preferred may be converted into as of the record date for such vote, provided that any fractional voting shares are to be rounded to the nearest whole share.

The Series A Designation also requires the consent of the holders of at least a majority of the then issued and outstanding shares of Series A Preferred to (i) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred of the Company, (ii) adopt or authorize any new designation of any preferred stock that (x) provides any holder of common stock or preferred stock any rights upon a liquidation of the Company which are prior and superior to those of the holders of the Series A Preferred; or (y) adversely affects the rights, preferences and privileges of the Series A Preferred, (iii) effect an exchange, or create a right of exchange, cancel, or create a right to cancel, of all or any part of the shares of another class of shares into shares of Series A Preferred, or (iv) alter or change the rights, preferences or privileges of the shares of Series A Preferred so as to affect adversely the shares of Series A Preferred.

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Dividend Rights. We agreed to not declare, pay or set aside dividends on any share of any class of series of capital stock of the Company (other than dividends payable solely in common stock), unless the holders of the Series A Preferred first receive, or simultaneously receive, a dividend equal to the amount they would have been due, had such Series A Preferred Stock been converted into common stock immediately prior to the record date for the declaration of such dividend.

Additionally, for so long as any Series A Preferred is issued and outstanding, and until a total of $2.50 has been received for each outstanding Series A Preferred share, holders of the Series A Preferred are entitled to receive, when, as and if authorized and declared by the Board of Directors of the Company, out of any funds legally available therefor, cumulative dividends in an amount equal to 30% of the EBT (as defined below) of the Company for the prior calendar quarter (or such applicable portion thereof that the Series A Preferred has been outstanding) calculated quarterly in arrears on a pro rata basis to the holders of Series A Preferred, commencing with the first full calendar quarter following the date that the Series A Preferred is initially issued (each, an “EBT Payment,” and collectively, the “EBT Payments”). The EBT Payments are payable, on or before the date that is 90 days following the end of each calendar quarter (each a “Payment Date”) to the extent authorized and declared by the Board of Directors of the Company, out of any funds legally available therefor. As a result, assuming the Tranche 2 Series A Preferred shares are sold, each Series A Preferred share will receive 0.000015% (30% / 2,000,000 = 0.000015% per share) of the Company’s quarterly EBT. “EBT” means earnings before taxes as determined in accordance with U.S. generally accepted accounting principles (“GAAP”), as reasonably determined by the Board of Directors on a quarterly basis. To the extent any upward or downward adjustments to a prior period’s EBT as calculated by the Company are made by the Company in subsequent accounting periods, the next EBT Payment due and payable to the holders of Series A Preferred shall be adjusted accordingly. No EBT payments have been made to date.

To the extent the Company is not legally able to pay any EBT Payment by the Payment Date, or such payment is not authorized and declared by the Board of Directors of the Company, the amount of such unpaid (or undeclared) EBT Payments shall remain outstanding and accrue interest at the rate of 5% per annum until paid in full (“Accrued EBT Payments”).

Liquidation Preference. In the event of any Liquidity Event (defined below), each holder of a share of Series A Preferred is entitled to receive, subject to the prior preferences and other rights of any class or series of stock of the Company ranking in the case of a Liquidity Event senior to the Series A Preferred, but prior and in preference to any distribution of any of the assets or surplus funds of the Company to holders of common stock or any other class or series of stock of the Company ranking in the case of a Liquidity Event junior to the Series A Preferred, as to the distribution of assets upon any Liquidity Event, by reason of their ownership of such stock, an amount equal to $2.50 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) together with any Accrued EBT Payments (the “Preference Amount”). Following the payment of the Preference Amount to holders of shares of Series A Preferred and all amounts owing to holders of each class or series of capital stock of the Company having a preference or priority over the common stock as to distributions upon the liquidation, dissolution or winding up of the Company, then the holders of shares of Series A Preferred are entitled to participate, with the holders of the common stock and with the holders of any other securities of the Company entitled to participate, pro rata, based upon the number of shares of common stock into which the shares of Series A Preferred are then convertible, as to any amounts remaining for distribution to the holders of common stock upon a Liquidity Event.

A “Liquidity Event” means (i) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a “Liquidation”) or (ii) any sale, merger, consolidation, reorganization or other transaction which results in a Change of Control. A “Change of Control” means a reorganization, consolidation or merger of the Company with or into any other corporation or corporations (other than a wholly-owned subsidiary), or the sale, transfer, liquidation or other disposition of all or substantially all of the assets of the Company, or the consummation of any transaction or series of related transactions, in each case which results in the Company’s stockholders immediately prior to such transaction or series of related transactions, holding less than fifty percent (50%) of the voting power of the entity surviving or continuing (including the Company or the entity owning all or substantially all of the assets of the Company) following such transaction or series of related transactions; provided a Change of Control shall not apply to a merger effected solely for the purposes of changing the domicile of the Company or public offerings of common stock.

Conversion Rights. Each share of Series A Preferred (and any Accrued EBT Payments) are convertible, at the option of the holder thereof (an “Optional Conversion”), at any time into that number of shares of common stock determined (i) by multiplying the number of shares of Series A Preferred subject to conversion, by the Series A Conversion Rate (defined below) divided by the Conversion Value (defined below)(initially, a conversion ratio of 1-for-1), and (ii) the total Accrued EBT Payments desired to be converted divided by the Conversion Value, rounded up to the nearest whole share ((i) and (ii), the “Conversion Ratios”).

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Additionally, each share of Series A Preferred, and all Accrued EBT Payments are to be automatically converted into common stock on the Trigger Date (defined below) pursuant to the Conversion Ratios. “Trigger Date” means the date on which the Company has distributed an aggregate of $2.50 in EBT Payments per share of Series A Preferred Stock.

The “Series A Conversion Rate” means $2.50 and “Conversion Value” initially means $2.50, each subject to equitable adjustment in the event of stock splits. However, if at any time during the first six months from the first issuance date of any shares of Series A Preferred the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Value (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”), then, unless such transaction is an Exempt Issuance, simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Value shall be reduced to equal the Base Conversion Price. Notwithstanding the above, in no event will the Base Conversion Price be less than $1.00 (as adjusted for any stock dividends, combinations or splits with respect to such shares).

“Exempt Issuance” means the issuance of (i) shares of common stock or options to employees, officers, consultants or directors of the Company pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (ii) securities upon the exercise or exchange of or conversion of any shares of Series A Preferred or any securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding on the date of first issuance of shares of Series A Preferred, provided that such securities have not been amended since such date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities, and (iii) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided, that any such issuance shall only be to a person (or to the equity holders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Redemption Rights. None.

Transfer Agent, Registrar and Warrant Agent

Our transfer agent, registrar and warrant agent is VStock Transfer, LLC, 18 Lafayette Place, Woodmere, New York 11598. Their phone number is (212) 828-8436.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

The provisions of our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Authorized but Unissued Shares of Common Stock. Shares of our authorized and unissued common stock are available for future issuances without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Authorized but Unissued Shares of Preferred Stock. Under our Second Amended and Restated Certificate of Incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

Classified Board of Directors. In accordance with the terms of our Second Amended Certificate of Incorporation, our Board of Directors is divided into three classes, Class I, Class II, and Class III, with members of each class serving staggered three-year terms. Under our Second Amended and Restated Certificate of Incorporation, our Board of Directors consists of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one or more than fifteen. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our Second Amended and Restated Certificate of Incorporation provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, or removal. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

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Removal of Directors. Our Second Amended and Restated Bylaws provide that directors may be removed only for cause and upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

Special Meetings of Stockholders. Our Second Amended and Restated Bylaws provide that a special meeting of stockholders may be called only by (i) the Chief Executive Officer or President of the Company; (ii) an officer of the Company other than the Chief Executive Officer or President pursuant to a resolution adopted by a majority of the directors then in office, or (iii) the Chairperson of the Board (if any).

Stockholder Advance Notice Procedure. Our Second Amended and Restated Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Second Amended and Restated Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (x) not less than 90 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

Action by Written Consent. Any action required or permitted to be taken by our common stockholders may be affected by written consent of the stockholders having not less than the minimum percentage of the vote required by DGCL for the proposed corporate action.

Vacancies on the Board of Directors. Our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and unless otherwise required by law or resolution of our board of directors, vacancies on the board of directors arising through death, resignation, retirement, disqualification or removal, an increase in the number of directors or otherwise may be filled by a majority of the directors then in office, though less than a quorum.

Amendment to Second Amended and Restated Bylaws by Stockholders. Subject to certain limitations preventing amendments which decrease or diminish indemnification rights provided for in our Second Amended and Restated Bylaws, our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that any amendment to such Second Amended and Restated Bylaws undertaken solely by our stockholders requires the affirmative vote of at least  sixty-six and two-third percent (66 2/3%) of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon.

Supermajority Approval Required For Certain Amendments to the Second Amended and Restated Certificate of Incorporation. Our Second Amended and Restated Certificate of Incorporation provides that in addition to any vote of the holders of any class or series of the stock of the Company required by law or by the Certificate of Incorporation, as amended, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of the Second Amended and Restated Certificate of Incorporation (a) dealing with the supermajority amendment requirement; or (b) relating to the number of the directors of the Company, the Classes of directors, the terms of office of directors, vacancies on the Board of Directors and the removal of directors.

Forum selection clause. Our Second Amended and Restated Certificate of Incorporation provides that unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), the certificate of incorporation or the bylaws of the Company, each as amended, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

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The preceding provisions would not however apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act, and an investor cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Notwithstanding the above, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Second Amended and Restated Certificate of Incorporation provides that unless the Company gives an Alternative Forum Consent, the U.S. federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and that the exclusive forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. However, there is uncertainty as to whether a court would enforce such a provision. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our Second Amended and Restated Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees. If a court were to find either exclusive-forum provision in our vigorously assert the validity and enforceability to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business. See “Risk Factors— Risks Associated with Our Governing Documents and Delaware Law—Our Second Amended and Restated Certificate of Incorporation contain exclusive forum provisions that may discourage lawsuits against us and our directors and officers.”

Anti-Takeover Effects Under Section 203 of Delaware General Corporation Law

Section 203 of Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

■	before such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

■

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or an exchange offer; or

■

on or after such date, the business combination is approved by our Board of Directors and authorized at an annual or a special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock that is not owned by the interested stockholder.

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In general, Section 203 defines “business combination” to include the following:

■

any merger or consolidation involving the corporation or any direct or indirect majority owned subsidiary of the corporation and the interested stockholder or any other corporation, partnership, unincorporated association, or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the transaction is not excepted as described above;

■	any sale, transfer, pledge, or other disposition (in one transaction or a series) of 10% or more of the assets of the corporation involving the interested stockholder;

■	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

■	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or a person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us will not be limited by Section 203 of Delaware law.

Warrants and Options

As of the date of this prospectus we have no outstanding warrants or options.

Limitations on Liability and Indemnification of Officers and Directors

Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

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Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

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(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other — subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or a bylaw shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or the bylaws (as amended and restated) after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

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In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that no director (or such other person or persons, if any, who exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors) or officer (including the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, if any, and each person other than the above which is or was identified in the Company’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the Company at any time during the course of conduct alleged in the action or proceeding to be wrongful) shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director or officer, as applicable, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or unless he or she violated his or her duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends (as to directors only), unlawful stock purchases or unlawful redemptions (as to directors only), or derived improper personal benefit from his or her action as a director or officer. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, as applicable, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care. This also does not limit the liability of an officer in any action by or in the right of the corporation. Additionally, this provision in our Certificate of Incorporation does not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors and officers to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

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The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our bylaws (as amended and restated), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by our Certificate of Incorporation.

Our Second Amended and Restated Bylaws (“Bylaws”) include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Listing

We have applied to list our common stock on the NYSE American under the symbol “LEC”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Prior to this offering, there has been no active market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices prevailing from time to time.

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Upon completion of this offering, assuming an offering size of shares of common stock and an initial public offering price equal to $4.50 (the midpoint of the estimated price range set forth on the cover of this prospectus), and the issuance of 733,334 shares of restricted common stock to the Chief Executive Officer (433,334 shares) and three non-employee directors (100,000 shares) of the Company as discussed in greater detail under “Security Ownership of Certain Beneficial Owners and Management—Equity Compensation Plan Information”, we will have outstanding an aggregate of 21,869,957 shares of common stock. Of these outstanding shares of common stock, the 2,500,000 shares of common stock sold in this offering will be freely transferable without restriction or registration under the Securities Act, except for any shares purchased by any of our existing “affiliates,” as that term is defined in Rule 144 under the Securities Act and 733,334 shares will be issued under the 2022 Equity Incentive Plan, which is planned to be registered on a Form S-8 Registration Statement shortly after this registration statement is declared effective by the SEC, subject to the terms of lock-ups entered into with the holders thereof. The remaining 18,636,623 shares of common stock are “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 of the Securities Act, as described below. As a result of the contractual 180-day lock-up period described below and the provisions of Rules 144 and 701, these shares (together with the 733,224 shares issued under the 2022 Equity Incentive Plan) will be available for sale in the public market as follows:

Number of Shares	Date
2,500,000	On the date of this prospectus.
7,131,309	At 90 days from the date of this prospectus.(1)
33,334	Between 90 days and 180 days after the date of this prospectus.(2)
12,205,314	At or after 180 days from the date of this prospectus.(3)

(1) Based on a presumed sale pursuant to the exemption from registration provided by Rule 144 of the Securities Act (“Rule 144”).

(2) Depending on the Rule 144 holding period of certain shares of restricted common stock issued in November 2024 and February 2025.

(3)

 This 180 day period corresponds to the end of the lock-up period described below under “

Underwriting.”

Includes the issuance of 733,334 shares of restricted common stock to the Chief Executive Officer (433,334 shares) and three non-employee directors (100,000 shares) of the Company as discussed in greater detail under “Security Ownership of Certain Beneficial Owners and Management—Equity Compensation Plan Information”.

Rule 144

In general, under Rule 144, beginning 90 days after this offering, a person, or persons whose shares are aggregated, other than any affiliate of ours, who owns shares that were purchased from us or any affiliate of ours at least six months previously, is entitled to sell such shares as long as current public information about us is available. In addition, our affiliates who own shares that were purchased from us or any affiliate of ours at least six months previously are entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of our then-outstanding shares of common stock, which will equal approximately 218,670 shares immediately after this offering, and (2) the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice of the sale on Form 144, or, if no such notice is required, the date of the receipt of the order to execute the sale. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions, notice requirements in specified circumstances and the availability of current public information about us.

Furthermore, under Rule 144, a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least one year previously, would be entitled to sell shares under Rule 144 without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements described above.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirement or other restrictions contained in Rule 144.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus.

None of our outstanding shares of common stock were issued in consideration for compensation.

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Stock Options and Warrants; Stock Plan

As of the date of this prospectus we have no outstanding warrants or options.

Promptly following the effectiveness of the registration statement of which this registration statement forms a part, we plan to file a Form S-8 Registration Statement, which will become effective immediately upon filing, to register the 3,089,803 shares of common stock available for awards under our 2022 Equity Incentive Plan (see “Executive and Director Compensation— 2022 Equity Incentive Plan“, above), and thereafter we plan to award Mr. Michael L. Peterson, the Chief Executive Officer, President and Director of the Company an aggregate of 433,334 restricted stock shares, as discussed in greater detail above under “Executive and Director Compensation—Employment Agreements” and each of our non-executive directors other than Mr. Ingriselli, a total of 100,000 shares of restricted common stock (300,000 in aggregate), which will vest over three years. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates, upon issuance/award in the future, subject to the lock-up described below.

Lock-Up Agreements

Upon completion of this offering all of our directors and executive officers and the holders of 5% percent or greater of our capital stock will have signed lock-up agreements that prevent them from selling any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, subject to certain exceptions, for a period of not less 180 days from the date of this prospectus without the prior written consent of the underwriter. The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the period. When determining whether or not to release shares from the lock-up agreements, the underwriter will consider, among other factors, the stockholder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with ThinkEquity LLC (the “underwriter”), with respect to the securities being sold in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, at the public offering price per share less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock set forth opposite its name in the following table.

Underwriter	Number of Shares
ThinkEquity LLC

Total

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The shares of common stock sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of common stock sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. The underwriter has advised us that it does not intend to make sales to discretionary accounts. The underwriting agreement will provide that the obligations of the underwriter to pay for and accept delivery of the shares of common stock are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriter to purchase the shares of common stock is conditioned upon the Company receiving approval to list the shares of common stock for trading on the NYSE American.

The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock offered by this prospectus if any of the shares are purchased.

Over-Allotment Option

If the underwriter sells more shares of common stock than the total number set forth in the table above, we have granted to the underwriter an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase up to 375,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, constituting 15% of the total number of shares of common stock to be offered in this offering (excluding shares subject to this option). The underwriter may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis. Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of this offering. If this option is exercised in full, the total proceeds to us will be $             , before deduction of underwriting discounts and estimated offering expenses.

Discounts and Commissions; Expenses

The following table summarizes the public offering price and the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise in full and non-exercise of the over-allotment option that we have granted to the underwriter):

	Per Share		Total
	Without Over- Allotment	With Over- Allotment	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$	$
Underwriting discount payable by us (7.5%)(1)	$	$	$	$
Non-accountable expense payable by us	$	$	$	$
Proceeds, before expenses, to us	$	$	$	$

(1) Does not include (i) the warrant to purchase a number of shares of common stock equal to 5% of the number of shares sold in the offering, or (ii) amounts representing reimbursement of certain out-of-pocket expenses, each as described below.

158

We have agreed to pay the underwriter a non-accountable expense allowance equal to 0.5 % of the total gross proceeds of the Offering. We have also agreed to pay all expenses relating to the offering, including: (a) all filing fees and communication expenses relating to the registration of the shares to be sold in the offering (including the over-allotment shares) with the Commission; (b) all filing fees and expenses associated with the review of the offering by FINRA; (c) all fees and expenses relating to the listing of such shares on the NYSE American, including any fees charged by The Depository Trust Company (DTC) for new securities; (d) all fees, expenses and disbursements relating to background checks of the Company’s officers, directors and entities in an amount not to exceed $15,000 in the aggregate; (e) all fees, expenses and disbursements relating to the registration or qualification of such shares under the “blue sky” securities laws of such states, if applicable, and other jurisdictions as ThinkEquity may reasonably designate; (f) all fees, expenses and disbursements relating to the registration, qualification or exemption of such Shares under the securities laws of such foreign jurisdictions as ThinkEquity may reasonably designate; (g) the costs of all mailing and printing of the underwriting documents (including, without limitation, the Underwriting Agreement, any Blue Sky Surveys and, if appropriate, any Agreement Among Underwriters, Selected Dealers’ Agreement, Underwriters’ Questionnaire and Power of Attorney), registration statements, prospectuses and all amendments, supplements and exhibits thereto and as many preliminary and final prospectuses as ThinkEquity may reasonably deem necessary; (h) the costs and expenses of a public relations firm; (i) the costs of preparing, printing and delivering certificates representing the shares; (j) fees and expenses of the transfer agent for the common stock; (k) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to ThinkEquity; (l) the costs associated with post-closing advertising the offering in the national editions of the Wall Street Journal and New York Times; (m) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which the Company or its designee will provide within a reasonable time after the closing in such quantities as ThinkEquity may reasonably request, in an amount not to exceed $3,000; (n) the fees and expenses of the Company’s accountants; (o) the fees and expenses of the Company’s legal counsel and other agents and representatives;(p) the fees and expenses of the underwriter’s legal counsel not to exceed $125,000; (q) the $29,500 cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering;(r) $10,000 for data services and communications expenses; (s) up to $10,000 of ThinkEquity’s actual accountable “road show” expenses; and (t) up to $30,000 of ThinkEquity’s market making and trading, and clearing firm settlement expenses for the offering, all subject to a $125,000 expense cap. Any advance payments made to the underwriter will be returned to us to the extent any portion of the advance is not actually incurred, in accordance with FINRA Rule 5110(g)(4)(A).

Discretionary Accounts

The underwriter does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Underwriter’s Warrants

We have agreed to issue to the underwriter (or its designed affiliates) warrants (the “Underwriter’s Warrants”) to purchase shares of Common Stock equal to total of 5% of the shares of the common stock sold in this offering. The Underwriter’s Warrants will be exercisable at any time and from time to time, in whole or in part, during the four-year six (6) month period commencing on the date that is six months from the commencement of the sales of the offering under the registration statement, subject to resale restrictions under applicable securities laws and regulations. The Underwriter’s Warrants will be exercisable at a price equal to $[____________], 125% of the public offering price per share of common stock in connection with this offering. The Underwriter’s Warrants shall not be redeemable. The Company has registered the shares of common stock underlying the Underwriter’s Warrants under the Securities Act in this offering. The Underwriter’s Warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days following the commencement of sales under the registration statement of which this prospectus forms a part, except that they may be assigned, in whole or in part, to any officer or partner of the underwriter. The Underwriter’s Warrants provide for cashless exercise in the event an effective registration statement for the shares of Common Stock issuable upon exercise of the Underwriter’s Warrants is not available. Furthermore, the Underwriter’s Warrants have piggyback registration rights with a duration of five years from the commencement of sales of the public offering in compliance with FINRA Rule 5110(g)(8)(D).

The registration statement, of which this prospectus is a part, also registers for sale the 143,750 shares of common stock underlying the Underwriter’s Warrants that we intend to issue to the Underwriter in connection with this offering (which represents the maximum number of shares underlying such warrants issuable to the representative of the underwriters in the event the underwriter’s over-allotment option is exercised).

Right of First Refusal

For the period of twelve (12) months from after the closing of the offering, we have granted the underwriter a right of first refusal to act as the sole book-runner, sole underwriter or sole placement agent or financial advisor, with respect to any public equity offering (including through an at-the-market facility) and public equity-linked securities using an underwriter or a placement agent.

Tail Financing

ThinkEquity shall be entitled to a cash fee and warrants (“Tail Fee”) similar to that payable in connection with the offering, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors who (i) ThinkEquity had directly introduced to the Company as evidenced in writing (electronic mail acceptable), (ii) invested in the Offering, and (iii) met with the Company via telephone, video conferencing, or a physical meeting during the engagement period (each, a “Tail Investor”), if such Tail Financing is consummated at any time within the 8-month period following the closing (the “Tail Period”).

159

Determination of Offering Price

Before this offering, there has been no public market for our common stock. Accordingly, the public offering price will be negotiated between us and the underwriter. Among the factors to be considered in these negotiations are:

•	the information set forth in this prospectus and otherwise available to the underwriter;
•	the prospects for our Company and the industry in which we operate;
•	an assessment of our management;
•	our past and present financial and operating performance;
•	our prospects for future earnings;
•	financial and operating information and market valuations of publicly traded companies engaged in activities similar to ours;
•	the prevailing conditions of United States securities markets at the time of this offering; and
•	other factors deemed relevant.

Neither we nor the underwriter can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Lock-Up Agreements

Our executive officers, directors, employees and stockholders holding at least 5% of the outstanding shares of Common Stock have agreed not to, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of one hundred eighty (180) days from the closing date of the offering.

Additionally, without the prior written consent of the underwriter, the Company has agreed, for a period of one hundred eighty (180) days from the closing date of the offering, that it will not (a) offer, sell, contact to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company; (c) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (d) enter into any swap or other arrangement that transfers to another, in whole or part, any of the economic consequences of ownership of capital stock of the company. The above restrictions shall not apply to (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; (ii) securities issued or issuable upon exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into common stock issued and outstanding on the date of the offering, or in connection therewith, provided that such securities have not been amended since the date of the closing, to increase the number of such securities or to decrease the exercise price, exchange price, or conversion price of such securities; and (iii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities.

160

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriter may agree to allocate a number of shares to underwriter and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

We have applied to list our common stock on the NYSE American under the symbol “LEC”. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the common stock on the NYSE American, we will not complete the offering.

Stabilization

In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

•

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

•

Over-allotment transactions involve sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriter may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

•

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriter sells more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be affected on the NYSE American, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

161

Passive Market Making

In connection with this offering, underwriter, and selling group members may engage in passive market making transactions in our securities on the NYSE American in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships

From time to time, the underwriter and/or its affiliates may in the future provide, various investment banking and other financial services for us for which services it may in the future receive, customary fees.

Except for the services provided in connection with this offering, the underwriter has not provided any investment banking or other financial to us.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by The Loev Law Firm, PC, Bellaire, Texas. David M. Loev, the Managing Partner, President and sole owner of The Loev Law Firm, PC, beneficially owns less than 2% of the outstanding shares of our common stock prior to this offering. Certain legal matters in connection with this offering will be passed upon for the underwriter by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The financial statements of Lafayette Energy Corp for the years ended December 31, 2024 and 2023, included in this prospectus and the registration statement have been audited by Bush & Associates CPA LLC, Henderson, Nevada independent registered public accounting firm, as stated in their report dated March 19, 2025, has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Chapman Hydrogen and Petroleum Engineers Ltd., Houston, Texas, an independent third-party engineering firm, carried out a reserve analysis of the first 280 acres of our total 2,880 contiguous acres Asphalt Ridge Acreage, which is documented in the report attached hereto and entitled, Reserve and Economic Valuation Bitumen Property, Asphalt Ridge, Uinta Basin, Utah, USA, dated February 18, 2025.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. 333-276319) under the Securities Act, with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at https://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC. If you do not have internet access, requests for copies of such documents should be directed to Michael L. Peterson, the Company’s Chief Executive Officer, at Lafayette Energy Corp, 2511 Redwood Road, Suite 16, Woods Cross, Utah 84087.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of the SEC referred to above.

We maintain a corporate website at www.LafayetteEnergyCorp.com (currently under construction). Information contained in, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations.

162

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Lafayette Energy Corp.

OPINION ON THE FINANCIAL STATEMENTS

We have audited the accompanying balance sheet of Lafayette Energy Corp. (the “Company”) as of December 31, 2024, the related statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

SUBSTANTIAL DOUBT ABOUT THE COMPANY'S ABILITY TO CONTINUE AS GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As disclosed in Note 3 of the financial statements, the Company has suffered substantial net losses and negative cash flows from operations in recent years and is dependent on debt and equity financing to fund its operations, all of which raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans regarding these matters are disclosed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS FOR OPINION

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2024.

Henderson, Nevada

March 19, 2025

PCAOB ID Number 6797

F-2

Lafayette Energy Corp
Balance Sheets

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$277,715	$20,172
Prepaid expense	325,509	-
Total current assets	603,224	20,172

Property
Oil and gas properties, net - unproved	20,502,900	-

Total assets	$21,106,124	$20,172

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$94,136	$81,384
Due to related party	-	42,845

Total liabilities	94,136	124,229

Commitments and Contingencies		-

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred shares, $0.0001 par value, 10,000,000 shares authorized; 1,000,000 and 0 shares issued and outstanding at December 31, 2024 and 2023, respectively (liquidation preference $2,500,000)	100	-
Common shares, $0.0001 par value, 90,000,000 shares authorized; 18,603,289 and 13,762,379 shares issued at December 31, 2024 and 2023, respectively 18,603,289 and 11,074,379 shares outstanding at December 31, 2024 and 2023, respectively	1,860	1,107
Additional paid in capital	24,793,611	2,274,464
Accumulated deficit	(3,783,583)	(2,379,628)
Total stockholders' equity (deficit)	21,011,988	(104,057)

Total liabilities and stockholders' equity	$21,106,124	$20,172

The accompanying notes are an integral part of these financial statements.

F-3

Lafayette Energy Corp
Statements of Operations

	Year Ended December 31,
	2024	2023
Operating expenses:
Consulting fees	$750,602	$888,143
Consulting fees, related party	243,000	46,000
Asset impairment	-	739,458
Professional fees	347,701	241,142
General and administrative expenses - other	62,652	33,783
Total operating expenses	1,403,955	1,948,526

(Loss) before income taxes	(1,403,955)	(1,948,526)

Income taxes	-	-

Net (loss)	$(1,403,955)	$(1,948,526)

Net (loss) per common share

Basic and diluted	$(0.10)	$(0.18)

Weighted average number of common shares	14,208,556	10,793,730

The accompanying notes are an integral part of these financial statements.

F-4

Lafayette Energy Corp
Statement of Changes in Stockholders Equity

	Preferred Shares		Common Shares		Additional		Total
	$0.0001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
BALANCES, December 31, 2022	-	$-	10,721,711	$1,072	$1,184,499	$(431,102)	$754,469
Sale of shares for cash	-	-	52,668	5	189,995	-	190,000
Shares issued for services	-	-	300,000	30	899,970	-	900,000
Net (loss)	-	-	-	-	-	(1,948,526)	(1,948,526)
BALANCES, December 31, 2023	-	-	11,074,379	1,107	2,274,464	(2,379,628)	(104,057)
Sale of common shares for cash			1,090,910	109	2,999,891	-	3,000,000
Sale of preferred shares for cash	1,000,000	100			2,499,900	-	2,500,000
Shares issued for services	-	-	350,000	35	949,965	-	950,000
Shares issued for property	-	-	6,088,000	609	16,069,391	-	16,070,000
Net (loss)	-	-	-	-	-	(1,403,955)	(1,403,955)
BALANCES, December 31, 2024	1,000,000	$100	18,603,289	$1,860	$24,793,611	$(3,783,583)	$21,011,988

The accompanying notes are an integral part of these financial statements.

F-5

Lafayette Energy Corp
Statements of Cash Flows

	Year Ended December 31,
	2024	2023
OPERATING ACTIVITIES
Net (loss)	$(1,403,955)	$(1,948,526)
Adjustments to reconcile net (loss) to net cash flows used in operating activities:
Asset impairment	-	739,458
Shares issued for services	559,477	900,000
Changes in:
Accounts payable	12,752	58,530

Net cash (used in) operating activities	(831,726)	(250,538)

INVESTING ACTIVITIES
Purchase of oil and gas properties	(4,367,886)	(26,297)

FINANCING ACTIVITIES
Sale of preferred shares	2,500,000	-
Sale of common shares	3,000,000	190,000
Loans from related party, net of repayment	(42,845)	42,845
Net cash provided by financing activities	5,457,155	232,845

NET CHANGE IN CASH	257,543	(43,990)

CASH, Beginning	20,172	64,162

CASH, Ending	$277,715	$20,172

Interest paid	$-	$-

Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F-6

Lafayette Energy Corp

Notes to Financial Statements

Note 1 – Organization and History

Nature of Operations and Organization

Lafayette Energy Corp (the “Company”) is an oil and gas exploration and development company that was incorporated in Delaware on February 7, 2022.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company, from time to time during the periods covered by these financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Property

The Company follows the full cost method of accounting for oil and natural gas operations. Under this method all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves. The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. As properties become evaluated, the related costs transfer to proved oil and natural gas properties using full cost accounting. None of the capitalized costs in the amount of $20,502,900 were part of the amortization base at December 31, 2024, nor did the Company expense any capitalized costs for the years ended December 31, 2024 and 2023. The Company has only unproved oil and natural gas properties at December 31, 2024 as its properties are still in the exploration and development phase.

The Company performs at least an annual “ceiling test” calculation to test its oil and gas properties for possible impairment. The primary components impacting this calculation are commodity prices, reserve quantities added and produced, overall exploration and development costs, depletion expense, and tax effects. If the net capitalized cost of the Company’s oil and gas properties subject to amortization (the carrying value) exceeds the ceiling limitation, the excess would be charged to expense. The ceiling limitation is equal to the sum of the present value discounted at 10% of estimated future net cash flows from proved reserves, the cost of properties not being amortized, the lower of cost or estimated fair value of unproved properties included in the costs being amortized, and all related tax effects.

F-7

Lafayette Energy Corp

Notes to Financial Statements

Other Comprehensive Loss

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

Income Taxes

The Company uses the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the accounting bases and the tax bases of the Company’s assets and liabilities. The deferred tax assets and liabilities are computed using enacted tax rates in effect for the year in which the temporary differences are expected to reverse.

The Company's deferred income taxes include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax assets will not be realized.

The Company has adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the consolidated financial statements and applies to all income tax positions. Each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the consolidated financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2024, there were no uncertain tax positions that required accrual.

(Loss) Per Share

(Loss) per share requires presentation of both basic and diluted (loss) per common share. Common share equivalents, if used, would consist of any options, warrants and contingent shares, and would not be included in the weighted average calculation since their effect would be anti-dilutive due to the net (loss). At December 31, 2024, the Company has no outstanding options, warrants or contingent shares.

Recent Accounting Pronouncements

The Company has reviewed all recently issued but not yet effective accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or results of operations.

Off-Balance Sheet Arrangements

As part of its ongoing business, the Company has not participated in transactions that generate relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities (SPEs), which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. For the period February 7, 2022 through December 31, 2024, the Company has not been involved in any unconsolidated SPE transactions.

Subsequent Events

The Company evaluates events and transactions after the balance sheet date but before the financial statements are issued.

F-8

Lafayette Energy Corp

Notes to Financial Statements

Note 3 – Going Concern and Management Plans

The financial statements for the year ended December 31, 2024 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.  The Company reported a net loss of $1,403,955 for the year ended December 31, 2024 and an accumulated deficit of $3,783,583 at December 31, 2024. For the year ended December 31, 2024, the Company had a negative cash flow from operations of $831,726.

Management Plans to Alleviate Concerns

Imminent Oil and Gas Production

The Company has drilled and completed 2 wells as of the issuance of these financial statements and these wells are experiencing oil production; and the Company’s operator is anticipating these wells to be in full production during the first quarter of 2025.

Financing

The remaining 1,000,000 shares of Series A Preferred will be sold by the Company to the subscriber for $2,500,000 in cash within 10 days of the Company notifying the subscriber, to the subscriber’s satisfaction, that the Company has successfully drilled the first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). Due to the status of the Company’s initial two wells, the Company anticipates an infusion of $2,500,000 in capital during the first quarter of 2025. See Note 7 – Stockholders’ Equity – Series A Preferred.

Proved Oil and Gas Reserves

An independent oil and gas engineering company’s report of the Company’s oil and gas reserves reported proved oil and gas reserves at December 31, 2024 of $23,887,000. The Company is planning the development of certain of its proved oil and reserves and the drilling and completion of additional wells during the year 2025.

Management’s Conclusion

Based on the actions outlined above, the Company believes it has taken sufficient steps to address the identified uncertainties and is reasonably confident in its ability to continue as a going concern for the foreseeable future.

Note 4 – Right and Farm-In Agreement

On March 7, 2024 (the “Execution Date”), the Company issued 2,688,000 shares of its restricted common stock valued at $6,720,000 or $2.50 per share to Heavy Sweet Oil LLC (“HSO”) (the option agreement dated November 13, 2023 previously entered into by the Company and HSO had no further force or effect) in exchange for the Company to have the Right to review and then decide during a 240 day period from the Execution Date whether to: (i) farm-into and purchase from HSO: (a) an undivided 97.75% interest in certain oil and gas leasehold interests totaling approximately 960 net acres, and (b) an undivided 100% interest in certain oil and gas leasehold interests totaling approximately 1,920 net acres; and (ii) the Company may explore and develop these acreages (“Net Leasehold Acres”). Effective November 15, 2024, the Company elected to acquire the undivided interests in the 2,880 net acres of certain oil and gas leasehold interests from HSO in exchange for 3,400,000 shares of its common stock. See Note 7 – Stockholders’ Equity – Common Shares.

Note 5 – Fair Value Measurements

The Company applies the authoritative guidance applicable to all financial assets and liabilities required to be measured and reported on a fair value basis, as well as to non-financial assets and liabilities measured at fair value on a non-recurring basis, including impairments of long-lived assets. The fair value of an asset or liability is the amount that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Observable inputs are inputs that market participants would use in valuing the asset or liability based on market data obtained from sources independent of the Company. Unobservable input are inputs that reflect the Company’s assumptions of what market participants would use in valuing the asset or liability based on the information available in the circumstances.

F-9

Lafayette Energy Corp

Notes to Financial Statements

Financial and non-financial assets and liabilities are classified within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. The Company’s policy is to recognize transfers in and out of the fair value hierarchy as of the end of the reporting period in which the event or change in circumstances caused the transfer. The Company has consistently applied the valuation techniques discussed below in all periods presented. The hierarchy is organized into three levels based on the reliability of the inputs as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities; or

Level 2: Quoted prices in active markets for similar assets and liabilities and inputs, quoted prices for identical or similar assets or liabilities in markets that are not active and model-derived valuations whose inputs or significant value drivers are observable; or

Level 3: Unobservable pricing inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The following table presents the Company’s non-financial assets and liabilities that were measured at fair value on a non-recurring basis at December 31, 2024 by level within the fair value hierarchy:

Description	Level 1	Level 2	Level 3	Total
Assets
Oil and gas properties, net - unproven	$-	$-	$16,070,000	$16,070,000

At December 31, 2024, the calculated value of the ceiling limitation exceeded the carrying value of the Company’s oil and gas properties subject to the test, and no impairment was necessary.

During the year ended December 31, 2023, the Company reviewed its lease options for the likelihood of them being extended and as a result recorded an impairment in the amount of $739,458.

Capitalized costs	$739,458
Impairment	(739,458)
$-

Note 6 – Significant Acquisition

During the year ended December 31, 2024, the Company acquired working interests in various oil and gas leasehold interests in exchange for 6,088,000 shares of the Company’s common stock valued at $16,070,000. See Note 7 – Stockholders’ Equity - Common Shares.

The following table presents the allocation of the consideration given to the assets acquired and liabilities assumed, based on their fair values at the date of acquisition:

Consideration Given
Shares of common stock	$16,070,000

Total purchase price	$16,070,000

Allocation of Consideration Given
Oil and gas properties, net - unproved	$16,070,000

Net assets acquired	16,070,000

F-10

Lafayette Energy Corp

Notes to Financial Statements

Note 7 – Stockholders’ Equity

Preferred Shares

The Company is authorized to issue 10,000,000 shares of $0.0001 par value preferred stock of which includes 2,000,000 designated shares of $0.0001 par value Series A Convertible Preferred Stock (“Series A Preferred”).

Series A Preferred

At December 31, 2024 and 2023, there are a total of 1,000,000 and 0 shares of Series A Preferred issued and outstanding, respectively and such shares held by holders shall, among others, have the following features:

For as long as any Series A Preferred is issued and outstanding, each holder shall be entitled to receive cumulative payments in an amount equal to thirty percent (30%) of the earnings before taxes based upon generally accepted accounting principles (“EBT”) for the prior three-month period (“quarter”) commencing with the first full quarter following the first full calendar year following the date that the Series A Preferred were initially issued (“EBT Payment”). Each EBT Payment is due on or before ninety days (90) days after the end of such quarter and any payment not made to the holder by the Company shall bear interest at the rate of five percent (5%) per annum on the unpaid EBT Payment until paid in full. There are no EBT Payments accrued at December 31, 2024.

Each share of Series A Preferred (and any accrued EBT Payments) may be convertible, at the option of the holder, at any time into the number of fully-paid, nonassessable shares of common stock determined (i) by multiplying the number of shares of Series A Preferred subject to conversion, by the Series A Conversion Rate (defined below) divided by the Conversion Value, and (ii) the total accrued EBT Payments desired to be converted divided by the Conversion Value calculated as of the date of the notice of conversion. The Conversion Rate in effect at any time with respect to shares of Series A Preferred is the quotient obtained by dividing $2.50 by the Conversion Value (the “Series A Conversion Rate”). The Conversion Value with respect to the shares of Series A Preferred is initially $2.50, subject to adjustments. There are no adjustments at December 31, 2024.

The Series A Preferred are subject to the following mandatory conversion provisions: Upon the Trigger Date, all outstanding shares of Series A Preferred (and any accrued EBT Payments) shall be converted automatically into the number of shares of common stock into which (a) such shares of Series A Preferred are then convertible, subject to adjustments (no adjustments at December 31, 2024), and (b) all accrued EBT Payments shall be convertible into such number of shares of common stock as equals the accrued EBT Payments due, divided by the then Conversion Value. “Trigger Date” means the date on which the Company has distributed an aggregate of $2.50 in EBT Payments per share held by the holders of Series A Preferred. For example, if 1,000,000 shares of Series A Preferred have previously been converted into common stock by the holder, leaving 1,000,000 shares of Series A Preferred outstanding, a Trigger Date would occur when an aggregate of $2,500,000 has been distributed to the 1,000,000 shares of Series A Preferred still outstanding (1,000,000 shares x $2.50 = $2,500,000). At December 31, 2024, there has been no Trigger Date.

F-11

Lafayette Energy Corp

Notes to Financial Statements

Have voting rights and powers like those holders of shares of common stock equal to the number of shares of common stock into which shares of Series A Preferred could be converted on the record date for the vote which is being taken.

Be entitled to a dividend.

A liquidation preference of the Company senior to all other securities of the Company.

As part of the subscription agreement offered by the Company totaling 2,000,000 shares of its Series A Preferred for

$5,000,000 (the “Subscription Agreement”), the Company on February 29, 2024, sold 1,000,000 shares of such Subscription Agreement for $2,500,000 in cash or at $2.50 per share of Series A Preferred. The remaining 1,000,000 shares of Series A Preferred will be sold by the Company to the subscriber for $2,500,000 in cash within 10 days of the Company notifying the subscriber, to the subscriber’s satisfaction, that the Company has successfully drilled the first oil and gas well and produced at least 100 barrels of oil.

Common Shares

The Company is authorized to issue 90,000,000 shares of $0.0001 par value common stock. At December 31, 2024 and 2023, there were a total of 18,603,289 and 13,762,379 shares of common stock issued with 18,603,289 and 11,074,379 outstanding, respectively. Effective January 26, 2023, the Company changed the number of its authorized shares of common stock from 490,000,000 to 90,000,000 shares and effected a three-for-two stock split of its common stock of record. These financial statements reflect such changes to its authorized shares of common stock and shares issued and outstanding at and for the year ended December 31, 2024 and 2023 because of the stock split.

Effective November 15, 2024, the Company issued 3,400,000 shares of its common stock to HSO in exchange for undivided interests in 2,880 net acres of certain oil and gas leasehold interests. See Note 11 – Related Party Transactions – Trio Option Agreement and Farm-In shares.

On August 9, 2024, the Company sold 1,090,910 shares of its common stock at $2.75 per share for $3,000,000 in cash.

On August 8, 2024, the Company issued 300,000 shares of its common stock to consultants and pursuant to ASC 718 Compensation - Non stock compensation valued the shares at $825,000 in exchange for services of which $434,4771 was expensed, $65,014 was capitalized as part of unproved properties and $325,509 was recorded as prepaids. These shares of common stock will vest totally between February 2025 and March 2026.

On March 7, 2024, the Company issued 2,688,000 shares of its common stock to HSO and pursuant to ASC 845 Non- Monetary Transactions valued the shares at $6,720,000 or $2.50 per share in exchange for the Right to review and then decide whether to purchase certain oil and gas leasehold interests. See Note 4 – Right and Farm-In Agreement.

During January, 2024, the Company issued 50,000 shares of its common stock to a consultant for services valued at $125,000 of which such amount was expensed.

During the year ended December 31, 2023, the Company issued 300,000 shares of its common stock to consultants for services valued at $900,000 of which such amount was expensed.

During the year ended December 31, 2023, the Company sold 52,668 shares of its common stock to investors for $190,000 in cash.

F-12

Lafayette Energy Corp

Notes to Financial Statements

Note 8 – Income Taxes

The effective income tax rate for the year ended December 31, 2024 and 2023 differs from the U.S. Federal statutory rate due to the following:

	December 31,
	2024	2023
Federal statutory income tax rate	$295,000	$409,000
State income taxes, net of federal benefit	49,000	71,000
Permanent items
Change in valuation allowance	(344,000)	(480,000)
Long-term deferred tax assets:	$-	$-
Net operating loss carryforwards	$931,000	$587,000
Long-term deferred tax liabilities:
Valuation allowance	(931,000)	(587,000)
Net long-term deferred tax assets	$-	$-

Note 9 – Equity Based Payments

The Company accounts for equity-based payment accruals under authoritative guidance as set forth in the Topics of the ASC. The guidance requires all equity-based payments to employees and non-employees, including grants of employee and non-employee stock options and warrants, to be recognized in the financial statements based at their fair values.

2022 Equity Incentive Plan

Effective November 18, 2022, the Company adopted its 2022 Equity Incentive Plan (the “2022 Plan”). Under the 2022 Plan, the Board of Directors may grant various forms of awards to purchase common stock to employees, director and consultants who provide services to the Company or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase price, conditions and other terms of each award are determined by the Board of Directors subject to certain statutory requirements. A total of 2,000,000 shares of the Company’s common stock were initially subject to the 2022 Plan with annual adjustments to the total number of shares, with such shares totaling 3,089,803 at December 31, 2024; subject to a maximum of no more than 8,000,000 shares of the Company’s common stock that may be granted under the 2022 Plan. During the year ended December 31, 2024 and 2023, the Company granted no awards under the 2022 Plan.

The Company’s CEO is eligible for a grant of 433,334 restricted shares of common stock (“RS”) which will be granted within five business days of the IPO Date (defined below in Note 10), and subject to his continued employment, vest over two year vesting schedule, pursuant to which 25% of the RS will vest upon the earlier of three months after the IPO Date or six months after the grant date, and the remainder shall vest in equal tranches every six months thereafter until either the RS is fully vested or Mr. Peterson’s continuous service (as defined in the 2022 Plan) terminates, whichever occurs first. The Company anticipates granting these RSs shortly after the effectiveness of its Registration Statement filed with the SEC in the first quarter of 2025.

Note 10 – Commitments and Contingencies

Agreements

Chief Executive Officer

Effective as of April 1, 2022, the Company entered into an employment agreement with its Chief Executive Officer, Michael L. Peterson (“CEO”), which was amended and restated on January 20, 2023, to be effective as of April 1, 2022. Mr. Peterson is initially engaged as a consultant, effective April 1, 2022, through the first date the Company’s shares are publicly traded on any public exchange (the “IPO Date”). Upon the IPO Date, Mr. Peterson’s consultancy shall end and he shall become an employee of the Company, for a term ending on December 31, 2025, subject to automatic one-year renewals thereafter unless either party provides the other at least 90 days’ notice of non-renewal before the applicable renewal date. Mr. Peterson will report directly the Board of Directors (“Board”) and shall perform his services from the State of Utah. Although Mr. Peterson is employed pursuant to a term, either Mr. Peterson or the Company may terminate his agreement earlier.

F-13

Lafayette Energy Corp

Notes to Financial Statements

The Company has agreed to pay Mr. Peterson a one-time $60,000 bonus within five business days of the IPO Date, and that effective as of IPO Date, when his employment with the Company commences, the Company shall pay Mr. Peterson an annual base salary of $350,000. Mr. Peterson’s base salary may be increased from time to time in the discretion of the Board, which increases in salary need not be evidenced by amendments to the agreement. He is eligible for an annual discretionary bonus, beginning in 2022, targeted at 50% of his base salary, as determined by the Compensation Committee of the Board, based on his performance and achievement by the Company of certain financial, operating, and other objectives set by the Board. Mr. Peterson is also eligible for other bonuses in the discretion of the Company, in cash or equity. In addition, during the year ended December 31, 2024, the Company paid Mr. Peterson a cash bonus payment for services rendered in 2024 of $200,000.

Chief Financial Officer

The Company entered into an employment agreement effective April 1, 2022 with its then Chief Financial Officer, Graham Patterson to perform certain services that includes compensation at the rate of $5,000 per month (effective October 2022 the compensation is at the rate of $5,500 per month). This agreement was terminated effective February 28, 2023. During the year ended December 31, 2024 and 2023, the Company paid $0 and $11,000, respectively in consulting fees.

Subsequently, effective February 14, 2023, the Company entered into an employment agreement with Gregory L. Overholtzer, who was appointed as the Company’s Chief Financial Officer and Secretary effective February 21, 2023. Mr. Overholtzer is initially engaged as a consultant, effective February 14, 2023, through the IPO Date. Upon the IPO Date, Mr. Overholtzer’s consultancy shall end and he shall become an employee of the Company, on a month-to- month basis thereafter unless either party provides the other at least 30 days’ notice of termination. Mr. Overholtzer will report directly the Chief Executive Officer and shall perform his services from the State of California.

The Company has agreed to pay Mr. Overholtzer a consulting fee of $5,000 per month, provided, however, effective as of IPO Date, when his employment with the Company commences, the Company shall pay Mr. Overholtzer at a rate of $10,000 per month. Mr. Overholtzer’s base salary may be increased from time to time in the discretion of the Board, which increases in salary need not be evidenced by amendments to the agreement. Mr. Overholtzer is also eligible for other bonuses in the discretion of the Company, in cash or equity. During the year ended December 31, 2024 and 2023, Mr. Overholtzer earned $43,000 and $35,000, respectively in consulting fees.

Legal Services

The Company entered into a month-to-month agreement effective April 18, 2022 with its in-house legal counsel to perform certain legal services that includes compensation at the rate of $5,000 per month based upon a rate of 15 hours per month of services whereby the compensation shall increase to $10,000 per month based upon a rate of 30 hours per month of services. During the year ended December 31, 2024 and 2023, the Company paid $50,000 and $45,000, respectively in professional fees.

Frank C. Ingriselli, Chairman of the Board

On April 1, 2022, the Company entered into a consulting agreement with Frank C. Ingriselli, its Chairman, which was amended and restated on January 20, 2023, effective as of April 1, 2022. Pursuant to the agreement, Mr. Ingriselli agreed to provide services to the Company commensurate with such title as Chairman of the Board of Directors, as determined by the Company’s Board. Mr. Ingriselli is not due any monthly consideration during the term of the agreement, except that he is due $60,000 as a bonus within five business days of the IPO Date. The agreement remains in effect until terminated by either party with at least 10 days prior notice to the other and expires on the IPO Date.

F-14

Lafayette Energy Corp

Notes to Financial Statements

Note 11 – Related Party Transactions

Consulting Fees.

During the year ended December 31, 2024 and 2023, the Company incurred consulting fees with its chief financial officers in the amount of $43,000 and $46,000, respectively.

During the year ended December 31, 2024 and 2023, the Company incurred consulting fees with its President in the amount of $200,000 and $0, respectively.

Due to Related Party

During the year ended December 31, 2024, the Company’s President loaned and was repaid by the Company the following: cash funds of $3,000, less a repayment in cash by the Company of $45,845, and at December 31, 2024, this loan activity during the year ended December 31, 2024 and 2023 is paid in full by the Company.

During the year ended December 31, 2023, the Company’s President loaned and was repaid by the Company the following: (i) loaned the Company cash funds of $19,000, less a repayment in cash by the Company of $15,000, and

(ii) paid on behalf of the Company $38,845 of obligations incurred by the Company. At December 31, 2023, the Company owed the President $42,845.

Sale of Series A Preferred Shares

On February 29, 2024, the Company entered into a subscription agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS) (“Subscriber”), pursuant to which the Company agreed to sell the Subscriber 2,000,000 shares of its Series A Preferred in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying the Subscriber that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while the Company has produced over 100 barrels of oil, it is not yet in full production at December 31, 2024, meaning that the Company is selling such oil commercially). The Company’s CEO and Director, at the time of entering into the subscription agreement with the Subscriber, served as an independent member of the Board of Directors of the Subscriber’s parent of which he subsequently resigned on May 30, 2024. Mr. Peterson’s position on the Board of Directors of the Subscriber’s parent may have resulted in conflicts of interest. See Note 7 – Stockholders’ Equity – Preferred Shares.

Trio Option Agreement

On or around November 10, 2023, as amended December 28, 2023, HSO entered into a leasehold acquisition and development option agreement with Trio Petroleum Corp. (“Trio”), of which Michael Peterson, the Chief Executive Officer, and Director of the Company, was then Chief Executive Officer and Director of Trio, and Frank C. Ingriselli, the Company’s Chairman, was then Vice Chairman and Director of Trio (the “Trio Option”). The Trio Option allows Trio to obtain a 20% interest in the Asphalt Ridge Leases, and did not require Trio to pay any equity compensation. The Company and HSO agreed that, to the extent Trio does not fully exercise the Trio Option, the Company has the right to acquire up to all 20% of the right set forth in the Trio Option (or such amount which Trio has not exercised), from HSO, for $2,000,000 cash. To date, Trio has paid $225,000 for a 2.25% working interest in 960 acres of the Asphalt Ridge Leases. The expiration date of the Trio Option has been extended by HSO to April 10, 2025. Mr. Peterson’s and Mr. Ingriselli’s positions as executives and on the Board of Directors of Trio may have resulted in conflicts of interest between the Company, Mr. Peterson, Mr. Ingriselli and Trio, including, but not limited to, and due their fiduciary obligations, to both Trio and the Company.

F-15

Lafayette Energy Corp

Notes to Financial Statements

Farm-In Shares

On November 22, 2024 and effective November 15, 2024, the Company issued 3,400,000 shares of its common stock (the “Farm-In Shares”) to HSO (a greater than 5% stockholder of the Company) upon closing of the Farm-In Agreement, dated March 7, 2024, as amended to date, in consideration for the assignment of (i) an undivided Ninety- Seven and Three Quarters Percent (97.75% of 8/8ths reduced by the Trio Option and a separate overriding royalty interest held by a third party) interest in and to approximately 960 gross and net acres under the Asphalt Ridge Leases, and (ii) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, located in the western half of Section 23 and Section 22 all in township range and section map T4S, R20, 6th PM, Uintah County, Utah, all subject to the Trio Option and the Indago ORRI. Upon the execution of the Trio Option by Trio or its expiration, the Farm-In Shares will be adjusted accordingly, with up to 226,666 of such shares cancelled. See Note 7 – Stockholders’ Equity – Common Shares.

Note 12 – Subsequent Events

In February 2025, the Company sold an aggregate of 33,334 shares of restricted common stock to one accredited investor for $3.00 per share or $100,000 in aggregate.

F-16

Lafayette Energy Corp

Notes to Financial Statements

NOTE 13 – Supplemental Oil and Gas Reserve Information (Unaudited)

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir considered as proved includes all of the following: (a) the area identified by drilling and limited by fluid contacts, if any, and (b) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establish a lower contact with reasonable certainty.

Reserves that can be produced economically through application of improved recovery techniques (including but not limited to, fluid injection) are included in the proved classification when both of the following occur: (a) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir of an analogous reservoir, or other evidence of reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and (b) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic productivity from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved developed oil and gas reserves are proved reserves that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the costs of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserve estimate if the extraction is by means not involving a well.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

F-17

Lafayette Energy Corp

Notes to Financial Statements

“Prepared” reserves are those quantities of reserves which were prepared by an independent petroleum consultant. “Audited” reserves are those quantities of revenues which were estimated by the Company’s employees and audited by an independent petroleum consultant. An audit is an examination of a company’s proved oil and gas reserves and net cash flow by an independent petroleum consultant that is conducted for the purpose of expressing an opinion as to whether such estimates, in aggregate, are reasonable and have been determined using methods and procedures widely accepted within the industry and in accordance with SEC rules.

Estimates of the Company’s crude oil and natural gas reserves and present values at December 31, 2024 were prepared by Chapman Hydrogen and Petroleum Engineer Ltd., independent reserve engineers.

Estimated Quantities of Proved Oil and Gas Reserves

Estimated quantities of proved crude oil and natural gas reserves at December 31, 2024 and changes in the reserves during the periods are shown below (in thousands). These reserve estimates have been prepared in compliance with Securities and Exchange Commission regulations using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month for each month.

Oil
(MBbls)

Estimated proved reserves at January 1, 2024	-
Purchase of proved reserves	660

Estimated proved reserves at December 31, 2024	660

Proved developed reserves:
December 31, 2024	-

Proved undeveloped reserves:
December 31, 2024	660

Base pricing, after adjustments for contractual
differentials:	$/bbl WTI spot
December 31, 2024	$75.59

Standardized Measure of Discounted Future Net Cash Flows

Information with respect to the standardized measure of discounted future net cash flows relating to proved reserves is summarized below. The price used to estimate the reserves is held constant over the life of the reserve. Future production and development costs are derived based on current costs assuming continuation of existing economic conditions.

F-18

Lafayette Energy Corp

Notes to Financial Statements

The discounted future net cash flows related to proved oil and gas reserves at December 31, 2024 (in thousands):

Future cash inflows	$49,904
Less future costs:
Production	$7,248
Development	$7,680
Income taxes	$8,744
Future net cash flows	$26,232
10% discount factor	$(9,468)
Standardized measure of discounted future net cash flows	$16,764
Estimated future development costs	$7,680

Changes in Discounted Future Net Cash Flows

The following summarizes the principal sources of change in the standardized measure of discounted future net cash flows during the year ended December 31, 2024 (in thousands):

Beginning of the period	$-
Purchase of proved reserves	$16,764
Changes in prices	-
Extension and discoveries	-
Sales of oil and natural gas produced during the period, net of production costs	-
End of period	$16,764

F-19

2,500,000 Shares of Common Stock

Lafayette Energy Corp

PRELIMINARY PROSPECTUS

ThinkEquity

   , 2025

Through and including             , 2025 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses to be incurred in connection with the issuance and distribution of the securities of Lafayette Energy Corp (the “Registrant”) which are registered under this Registration Statement on Form S-1 (this “Registration Statement”), other than underwriting discounts and commissions. All amounts are estimates except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

The following expenses will be borne solely by the Registrant:

	Amount to be Paid
SEC Registration fee	$2,338
Financial Industry Regulatory Authority, Inc. filing fee	8,149	*
Exchange Listing fees	145,000
Printing and engraving expenses	5,500	*
Underwriter expenses	56,250
Legal fees and expenses	325,000	*
Accounting fees and expenses	100,000	*
Transfer Agent’s fees	5,000	*
Miscellaneous fees and expenses	3,250	*
Total	$650,487	*

* Estimates.

Item 14. Indemnification of Directors and Officers.

Our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

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(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other — subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the Certificate of Incorporation or a bylaw shall not be eliminated or impaired by an amendment to the Certificate of Incorporation or the bylaws (as amended and restated) after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

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(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

In accordance with Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that no director (or such other person or persons, if any, who exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors) or officer (including the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer, if any, and each person other than the above which is or was identified in the Company’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the Company at any time during the course of conduct alleged in the action or proceeding to be wrongful) shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of his or her fiduciary duty as a director or officer, as applicable, except to the extent such limitation on or exemption from liability is not permitted under the DGCL or unless he or she violated his or her duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends (as to directors only), unlawful stock purchases or unlawful redemptions (as to directors only), or derived improper personal benefit from his or her action as a director or officer. The effect of this provision of our Certificate of Incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, as applicable, including breaches resulting from negligent or grossly negligent behavior, except as restricted by Section 102(b) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care. This also does not limit the liability of an officer in any action by or in the right of the corporation. Additionally, this provision in our Certificate of Incorporation does not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when such provision became effective.

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If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Certificate of Incorporation, the liability of our directors and officers to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Certificate of Incorporation limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Certificate of Incorporation also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Certificate of Incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by our Certificate of Incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Certificate of Incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Certificate of Incorporation may have or hereafter acquire under law, our Certificate of Incorporation, our bylaws (as amended and restated), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Certificate of Incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Certificate of Incorporation will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Certificate of Incorporation.

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Our Second Amended and Restated Bylaws (“Bylaws”) include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our Certificate of Incorporation. In addition, our Bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act.

From March to May 2022, we sold an aggregate of 9,562,660 shares of restricted common stock in private transactions to 11 accredited investors, including to Frank C. Ingriselli (880,000 shares, of which 280,000 shares were subsequently gifted to a charitable organization)(our Chairman); Graham Patterson (500,000 shares, of which 100,000 shares were subsequently transferred to Gregory L. Overholtzer, our Chief Financial Officer and Secretary for no consideration); Louis E. Bernard, Jr. (the Managing Member of Project Operations of Saur Minerals)(1,360,000 shares, of which 680,000 were subsequently transferred to Saur Minerals, LLC, and an aggregate of 633,333 shares were subsequently sold to four other unaffiliated investors); Michael L. Peterson (1,000,000 shares)(our Chief Executive Officer); Michael Schilling (1,360,000 shares, of which 265,000 shares were subsequently sold to five family members of Mr. Peterson (who are not included in Mr. Peterson’s beneficial ownership as they are all adults who live in different households) in private transactions)(the President of Land/Legal of Saur Minerals); Adrian Beeston (1,483,334 shares, of which 133,334 shares were subsequently sold to Michael L. Peterson, our Chief Executive Officer and President, and 66,667 shares were subsequently sold to an entity minority owned by Mr. Beeston, and 100,000 shares were subsequently sold to an unaffiliated investor); and Naia Ventures, LLC (1,200,000 shares, of which 100,000 shares were subsequently sold to a third party around the time of the third party’s subscription for shares of the Company), for $0.00015 per share or $1,439 in aggregate.

From May to September 2022, we sold an aggregate of 789,386 shares of restricted common stock to 44 accredited investors for $1.50 per share, or $1,184,079 in aggregate. All but eight of those investors (36 in total), were also offered the right, at the same time, to subscribe for additional shares of common stock at $0.00015 per share, and an additional 12 investors were also offered the right to subscribe for shares of common stock at $0.0015 per share, and in total we sold 337,990 shares of restricted common stock to 51 accredited investors for an aggregate of $50.70.

In January 2023, we sold an aggregate of 32,001 shares of restricted common stock to four accredited investors for $3.75 per share, or $120,000 in aggregate. At or around the same time as the sales were completed, one of our founders and one of our affiliates, Louis E. Bernard, Jr. and Saur Minerals, LLC, respectively, sold the purchasers and three other accredited investors, in a separate private transaction, an aggregate of 683,336 shares of our restricted common stock (Louis E. Bernard, Jr. (133,334 shares) and Saur Minerals, LLC (550,002 shares)), for $0.30 per share.

II-5

In August 2023, we sold an aggregate of 4,000 shares of restricted common stock to Adrian Beeston, a greater than 5% shareholder of the Company, for an aggregate of $20,000 or $5.00 per share.

In November 2023, we issued 100,000 shares of restricted common stock to The Loev Law Firm, PC, which entity is passing upon the validity of the common stock covered by the prospectus which forms a part of this registration statement, in consideration for services rendered.

In November 2023, we issued 100,000 shares of restricted common stock to Jon D. Tingey, in consideration for stock market, economic, and general investment advisory services.

In November 2023, we sold 16,667 shares of restricted common stock to an accredited investor, for $3.00 per share, or $50,000 in aggregate. At or around the same time as the sale was completed, one of greater than 5% stockholders, Naia Ventures LLC, sold the purchaser (the Sandhya Ajjarapu revocable Trust dtd 2007), in a separate private transaction, an aggregate of 100,000 shares of our restricted common stock, for $10.

On November 13, 2023, the Company entered into a Leasehold Acquisition and Development Option Agreement with Heavy Sweet. Pursuant to the Asphalt Ridge Option Agreement, we purchased an option to acquire up to a 30% working interest in certain leases in the Uinta Basin, a long-developed oil and gas area of eastern Utah, southwest of Vernal, Utah, totaling 960 acres. As consideration for agreeing to the Asphalt Ridge Option, we issued Heavy Sweet 2,688,000 shares of the Company’s restricted common stock, equal to approximately 19.9% of the Company’s then-issued and outstanding shares of common stock, which were originally subject to vesting and forfeiture.

On January 30, 2024, the Company entered into a Consulting Agreement with David DesLauriers, pursuant to which Mr. DesLauriers agreed to provide such heavy oil and minerals advisory services to the Company as the Company may from time to time request for the six month term of the agreement (which may be terminated by either party at any time with written notice), in consideration for 50,000 shares of restricted common stock.

On February 29, 2024, the Company entered into a Subscription Agreement with Trxade, Inc., which is a wholly-owned subsidiary of TRxADE HEALTH Inc. (Nasdaq:MEDS), pursuant to which we agreed to sell Trxade 2,000,000 shares of a newly designated series of Series A Convertible Preferred Stock of the Company (the “Series A Preferred”), in two tranches, with (a) 1,000,000 shares of Series A Preferred being sold for $2,500,000 on March 5, 2024, and (b) 1,000,000 shares of Series A Preferred being sold for an additional $2,500,000, within 10 days of the Company notifying Trxade by letter or email, that the Company has successfully drilled its first oil and gas well and produced at least 100 barrels of oil in full production (while we have produced over 100 barrels of oil, we are not yet in full production, meaning that we are selling such oil commercially). As of the date of this Registration Statement, we have produced a total of approximately 140 barrels of bitumen, which we have not sold commercially, and as such, full production has not yet been met. We expect full production (and the sale commercially of oil) to begin in April 2025.  The Subscription contains standard and customary representations and warranties of the parties, indemnification obligations of the parties. Mr. Michael L. Peterson, the Company’s Chief Executive Officer and Director, at the time the Company entered into a Subscription Agreement with Trxade, Inc., served as an independent member of the Board of Directors, and as Chairman of the Audit Committee and member of the Compensation Committee and Nominating and Corporate Governance Committee of TRxADE HEALTH. Mr. Peterson resigned as a director of TRxADE HEALTH Inc. on May 30, 2024.

Trxade paid the $2,500,000 due pursuant to Tranche 1 on March 5, 2024, and was issued the 1,000,000 shares of Series A Preferred on March 21, 2024.

The Series A Preferred is convertible into common stock, initially on a one-for-one basis, and subject to certain anti-dilution rights which increase the number of shares of common stock issuable upon conversion thereof, either at the option of the holder thereof, or automatically upon the receipt by the holder of $2.50 per share in dividend payments. We also agreed to pay the holders of the Series A Preferred stock a quarterly dividend equal to their pro rata portion of 30% of our quarterly earnings before taxes as determined in accordance with U.S. generally accepted accounting principles. The Series A Preferred also carry a $2.50 per share liquidation preference, provided that such Series A Preferred also have the right to participate with the common stock in liquidating distributions, on an as-converted basis, after the payment of such $2.50 liquidation preference.

On March 7, 2024 the Company entered into a Farm-In Agreement with Heavy Sweet which superseded and terminated in full the Asphalt Ridge Option. According to the Farm-In Agreement, upon certain terms and conditions set forth therein, (i) the Company agreed to farm-into and purchase from Heavy Sweet, and Heavy Sweet agreed to allow the Company to farm-in and sell to the Company, (x) an undivided Nine-Seven and Three Quarters Percent (97.75% of 8/8ths) interest (100% of 8/8ths reduced by the Indago ORRI described below) in and to approximately 960 gross and net acres under the Asphalt Ridge Leases, and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, in the adjoining acreage located in the western half of Section 23 and Sections 22, all in township range and section map T4S, R20, 6th PM, Uintah County, Utah; and (ii) subject to the Trio Option, we may explore and develop the Subject Acreage and the Asphalt Ridge Leases.

The farm-in price payable pursuant to the terms of the Farm-In Agreement was up to 3,400,000 shares of restricted common stock of the Company, with such number of shares due at closing equal to (x) 3,400,000 shares, multiplied by (y) the total number of acres conveyed at closing, divided by (z) 2,880.

In August 2024, we sold an aggregate of 1,090,910 shares of restricted common stock to two accredited investors (545,445 each) for $2.75 per share or $3,000,000 in aggregate (the “August 2024 Private Offering”).

In August 2024, we issued an aggregate of 300,000 shares of restricted common stock to four consultants and advisors in exchange for services provided and to be provided in the future, which shares are subject to time-based vesting.

On November 22, 2024 we issued 3,400,000 shares of restricted common stock of the Company (the “Farm-In Shares”) to Heavy Sweet upon closing of the Farm-In Agreement, dated March 7, 2024, as amended to date, as consideration for the assignment of (x) an undivided Eighty Percent (80.00% of 8/8ths) interest in the Asphalt Ridge Leases (100% of 8/8ths reduced by the Trio Option exercised amount discussed above and the Indago ORRI described below, provided that in the event the Trio Option is not further exercised, the Company has the right to acquire up to an additional 17.5% interest in the Asphalt Ridge Leases), and (y) an undivided One Hundred Percent (100.00% of 8/8ths) interest in and to approximately 1,920 gross and net acres, located in the western half of Section 23 and Section 22 all in township range and section map T4S, R20, 6th PM, Uintah County, Utah, all subject to the Trio Option and the Indago ORRI.  The Farm-In Shares are subject to forfeiture, and in the event such operating agreement is not entered into within 90 days of November 15, 2024, such shares are to be automatically cancelled.

In February 2025, we sold an aggregate of 33,334 shares of restricted common stock to one accredited investor for $3.00 per share or $100,000 in aggregate.

 * * * * * * *

The use of proceeds associated with the above listed sales of unregistered securities for cash was for general working capital purposes.

The issuances and grants described above were exempt from (and in connection with the Farm-In Option and Tranche 2 of the Series A Preferred Stock, are expected to be exempt from) registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act, since the foregoing issuances and grants did not (will not) involve a public offering, the recipients took (will take) the securities for investment and not resale, we took (will take) take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act; and/or (c) were officers or directors of the Company. The securities are (will be) subject to transfer restrictions, and the certificates evidencing the securities contain (will contain) an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom. The securities were not (will not be) registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: Exhibits Pursuant to Item 601 of Regulation S-K:

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement
3.1€	Certificate of Incorporation of Lafayette Energy Corp, filed with the Secretary of State of Delaware on February 7, 2022
3.2€	Second Amended and Restated Certificate of Incorporation of Lafayette Energy Corp, filed with the Secretary of State of Delaware on January 31, 2023
3.3€	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Lafayette Energy Corp, filed with the Secretary of State of Delaware on March 21, 2024
3.4€	Second Amended and Restated Bylaws of Lafayette Energy Corp
4.1*	Form of Underwriter’s Warrant
4.2€	Form of Common Stock Certificate
5.1€	Opinion and consent of The Loev Law Firm, PC re: the legality of the securities being registered
10.1€	Form of Subscription Agreement (2022-2024 Private Placements)
10.2€£	Letter Agreement Re Transfer of Assets and Related Matters dated March 8, 2022, by and between Lafayette Energy Corp and Saur Minerals, LLC
10.3€	First Amendment to Letter Agreement Re Transfer of Assets and Related Matters dated March 8, 2022, by and between Lafayette Energy Corp and Saur Minerals, LLC dated June 16, 2022
10.4€	Second Amendment to Letter Agreement Re Transfer of Assets and Related Matters dated March 8, 2022, by and between Lafayette Energy Corp and Saur Minerals, LLC dated August 31, 2022
10.5€£	Acquisition and Development Agreement dated March 8, 2022, by and between Lafayette Energy Corp and Saur Minerals, LLC
10.6€	Seismic License Agreement dated March 8, 2022, by and between Lafayette Energy Corp and Saur Minerals, LLC
10.7€#	Amended and Restated Executive Employment Agreement dated January 20, 2023, and effective April 1, 2022, by and between Lafayette Energy Corp and Michael L. Peterson
10.8€#	Executive Employment Agreement dated February 14, 2023, by and between Lafayette Energy Corp and Gregory L. Overholtzer
10.9€#	$100,000 Promissory Note dated August 22, 2022, by Lafayette Energy Corp, as borrower and Michael L. Peterson, as lender
10.10€#	Amended and Restated Consulting Agreement dated January 20, 2023 and effective April 1, 2022, by and between Lafayette Energy Corp and Frank Ingriselli
10.11€#	Consulting Agreement dated April 1, 2022, by and between Lafayette Energy Corp and ASD Ltd
10.12€#	Amended and Restated Lafayette Energy Corp 2022 Equity Incentive Plan
10.13€£	3-D Seismic Acquisition and Development Option Agreement dated December 20, 2022, by and between Lafayette Energy Corp and Cruciform Properties LLC
10.14€	First Amendment to 3-D Seismic Acquisition and Development Agreement dated March 23, 2023, by and between Lafayette Energy Corp and Cruciform Properties LLC
10.15€	Second Amendment to 3-D Seismic Acquisition and Development Agreement dated May 15, 2023, by and between Lafayette Energy Corp and Cruciform Properties LLC
10.16€£	Leasehold Acquisition and Development Option Agreement dated November 13, 2023, by and between Heavy Sweet Oil LLC and Lafayette Energy Corp
10.17€	Restricted Stock Agreement dated November 13, 2023, between Lafayette Energy Corp. and Heavy Sweet Oil LLC
10.18€#	Subscription Agreement dated February 29, 2024, by and between Lafayette Energy Corp and Trxade, Inc., relating to the purchase of shares of Series A Convertible Preferred Stock
10.19£#€	Farm-In Agreement dated March 7, 2024, by and between Lafayette Energy Corp, as buyer, and Heavy Sweet Oil LLC, as seller
10.20€	Amendment Letter to Farm-In Agreement dated August 3, 2024, by and between Lafayette Energy Corp, as buyer, and Heavy Sweet Oil LLC, as seller
10.21€	Amendment Letter No. 2 to Farm-In Agreement dated November 15, 2024, by and between Lafayette Energy Corp, as buyer, and Heavy Sweet Oil LLC, as seller
10.22€	Restricted Stock Purchase Agreement dated November 15, 2024, between Lafayette Energy Corp. and Heavy Sweet Oil LLC
14.1€	Code of Business Conduct and Ethics
23.1*	Consent of Bush & Associates CPA LLC
23.2 €	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)
23.3*	Consent of Chapman Hydrogen and Petroleum Engineering Ltd.
24.1€	Power of Attorney (included on the signature page to Amendment No. 4 to this Registration Statement)
99.1€	Audit Committee Charter
99.2€	Compensation Committee Charter
99.3€	Nominating and Corporate Governance Committee Charter
99.4€	Consent of Cynthia L. Welch
99.5€	Consent of Andrew Secrist
99.6€	Consent of Jeffrey Holt
99.7€	Lafayette Energy Corp, Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation
99.8*

Chapman Hydrogen and Petroleum Engineering Ltd. Reserve and Economic Valuation Bitumen Property, Asphalt Ridge, Uinta Basin, Utah, USA (SEC Version), December 31, 2024 (January 1, 2025), dated February 18, 2025

107*	Filing Fee Table

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* Filed herewith.

** To be filed by amendment.

€ Previously filed.

# Indicates management contract or compensatory plan or arrangement.

≠ Certain information has been redacted pursuant to Item 601(a)(6) of Regulation S-K, as the disclosure of such information would constitute a clearly unwarranted invasion of personal privacy.

£ Certain schedules, exhibits, annexes, and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that Lafayette Energy Corp may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

(b) Financial Statement Schedule.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(7) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woods Cross, Utah, on the 19th  day of March 2025.

LAFAYETTE ENERGY CORP

By:	/s/ Michael L. Peterson
Name:	Michael L. Peterson
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Michael L. Peterson	President, Chief Executive Officer and Director	March 19, 2025
Michael L. Peterson	(Principal Executive Officer)

/s/ Gregory L. Overholtzer	Chief Financial Officer and Secretary	March 19, 2025
Gregory L. Overholtzer	(Principal Financial and Accounting Officer)

/s/ Frank C. Ingriselli	Chairman	March 19, 2025
Frank C. Ingriselli

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